Form 10-K405, Exhibit 13
period 2001-12-31
NEFFS BANCORP INC
filed 2002-04-01
CIK 797838

                                   EXHIBIT 13
                               NEFFS BANCORP, INC
                               2001 ANNUAL REPORT

                                    DIRECTORS
                               OF THE CORPORATION
                                    AND BANK

             Herman P. Snyder                   Robert B. Heintzelman

             John J. Remaley                    Robert L. Wagner

             Elmer H. Handwerk                  John F. Simock

                           OFFICERS OF THE CORPORATION

                                 John J. Remaley
                                    President

                   Herman P. Snyder           Elmer H. Handwerk
                    Vice President           Secretary/Treasurer

                              OFFICERS OF THE BANK

                                Herman P. Snyder
                              Chairman of the Board

                   John J. Remaley          Kevin A. Schmidt
                      President         Executive Vice President and
                                          Chief Executive Officer



              Elmer H. Handwerk               Duane J. Costenbader
                Vice President        Cashier and Chief Operations Officer

                                 Carol L. Jones
                              Assistant Cashier and
                               Operations Officer

March 8, 2002

Dear Shareholder:

The uncertainty of those frightful days of the year two thousand and one kept the staff and management of your corporation grasping for answers to questions unfamiliar to even the most experienced persons. Continual new events exposed our people to heightened levels, and demanded peak performance from each of them. Our constant testing for the unexpected proved to be invaluable, for our year ended incident-free.

The impact of the spiraling economy, coupled with worldwide uneasiness made the goals more difficult to achieve, and our forecasts further off-target. Things that were previously "routine" became obstacles requiring further study and attention.

But in spite of the uncertainty, the spiraling economy, and the worldwide uneasiness, your corporation continued on its path of excellence, achieving significant growth and profitability. Soundness was not compromised in meeting the challenges necessitated to reach new corporate highs. Total assets now exceed $156,448,000, with net income at $2,514,209. The value of your investment continues to grow, with the book value of each share now at $155.26.

The combined expertise of the members of the board of directors was again exemplified in the leadership each of them provided. The board addressed one of the continuing concerns involving the corporation's clientele and their utilization of the bank's facilities. With the addition of two lanes of customer drive-thru service, that unit was expanded to meet the increasing use of the auto banking facilities. The project, completed in November, has significantly reduced the time our customers wait in line for service.

The hard work of the directors, the management and the staff has combined to make the year an outstanding one. Collectively, the effort achieved great results; individually, the entire team learned from the many challenges they faced. Their dedication exemplifies the true value of all involved. But the accomplishments would have been greatly diminished, had it not been for the trust and confidence of you, the shareholder.

Cordially yours,
JOHN J. REMALEY
President

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
Neffs Bancorp, Inc. and Subsidiary
Neffs, Pennsylvania

      We have audited the accompanying consolidated statements of financial condition of Neffs Bancorp, Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated financial statements of Neffs Bancorp, Inc. and subsidiary for the year ended December 31, 1999 were audited by other auditors whose report, dated January 7, 2000, expressed an unqualified opinion on those statements.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Neffs Bancorp, Inc. and subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Beard Miller Company LLP
-----------------------------
    Beard Miller Company LLP


Pittsburgh, Pennsylvania
January 10, 2002

NEFFS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                     ASSETS

                                                                                       DECEMBER 31,
                                                                            ---------------------------------
                                                                                2001                 2000
                                                                            ------------         ------------
Cash and due from banks                                                     $  2,908,718         $  2,162,655
Interest bearing deposits with banks                                              44,758               48,988
Federal funds sold                                                             2,076,000               46,000
Securities available for sale                                                  5,432,726            3,218,424
Securities held to maturity, market value 2001 $69,593,475;
    2000 $63,449,954                                                          70,221,117           64,811,089

Loans                                                                         72,615,778           70,009,809
Allowance for loan losses                                                       (445,419)            (439,983)
                                                                            ------------         ------------

    Net Loans                                                                 72,170,359           69,569,826
                                                                            ------------         ------------

Premises and equipment, net                                                    2,319,314            2,103,743
Other assets                                                                   1,275,837            1,454,494
                                                                            ------------         ------------

   TOTAL ASSETS                                                             $156,448,829         $143,415,219
                                                                            ============         ============
                      LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
    Deposits:
         Non-interest bearing                                               $ 11,592,841         $ 12,236,587
         Interest bearing                                                    113,339,425          101,484,636
                                                                            ------------         ------------

    Total Deposits                                                           124,932,266          113,721,223
Other liabilities                                                              1,018,976            1,033,932
                                                                            ------------         ------------

    TOTAL LIABILITIES                                                        125,951,242          114,755,155
                                                                            ------------         ------------
Stockholders' equity:
    Common stock, $1 par value; authorized 2,500,000 shares;
         issued 200,000 shares; outstanding 2001 196,431 shares;
         2000 197,084 shares                                                     200,000              200,000
    Additional paid-in capital                                                   608,605              608,605
    Retained earnings                                                         30,404,437           28,322,376
    Accumulated other comprehensive income (loss), net of
         deferred taxes 2001 $(51,657); 2000 $8,719                             (100,274)              16,925
    Treasury stock, at cost 2001 3,569 shares; 2000 2,916 shares                (615,181)            (487,842)
                                                                            ------------         ------------

    TOTAL STOCKHOLDERS' EQUITY                                                30,497,587           28,660,064
                                                                            ------------         ------------

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                              $156,448,829         $143,415,219
                                                                            ============         ============


See notes to consolidated financial statements.

NEFFS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME

                                                                         YEARS ENDED DECEMBER 31,
                                                               ----------------------------------------
                                                                   2001           2000          1999
                                                               ------------    ----------   -----------
INTEREST INCOME
     Interest and fees on loans                                $  5,813,187    $5,479,582   $ 5,105,769
     Interest and dividends on investments:
         Taxable                                                  3,042,542     3,134,199     3,010,294
         Exempt from federal income taxes                         1,121,563     1,074,958     1,068,910
     Interest on federal funds sold                                  98,476        12,740       131,511
                                                               ------------    ----------   -----------

         TOTAL INTEREST INCOME                                   10,075,768     9,701,479     9,316,484
                                                               ------------    ----------   -----------
INTEREST EXPENSE
     Interest on deposits                                         5,094,616     4,668,857     4,583,732
     Interest on short-term borrowings                                3,213        47,167         3,073
                                                               ------------    ----------   -----------
         TOTAL INTEREST EXPENSE                                   5,097,829     4,716,024     4,586,805
                                                               ------------    ----------   -----------

         NET INTEREST INCOME                                      4,977,939     4,985,455     4,729,679

PROVISION FOR LOAN LOSSES                                            37,000            --            --
                                                               ------------    ----------   -----------
         NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES      4,940,939     4,985,455     4,729,679
                                                               ------------    ----------   -----------
OTHER INCOME
     Service charges on deposit accounts                            161,913       156,960       152,025
     Other service charges and fees                                  73,308        87,984        89,854
     Gain on sale of foreclosed real estate                           7,334            --        21,957
     Other income                                                    22,024        56,346       178,354
     Net security gains                                               5,152            --            --
                                                               ------------    ----------   -----------

         TOTAL OTHER INCOME                                         269,731       301,290       442,190
                                                               ------------    ----------   -----------
OTHER EXPENSES
     Salaries and employee benefits                                 931,058       868,569       803,671
     Occupancy                                                      112,337       101,265        99,012
     Furniture and equipment                                        126,246       143,936       176,168
     Pennsylvania shares tax                                        260,846       239,151       216,927
     Other operating                                                560,275       431,839       401,448
                                                               ------------    ----------   -----------

         TOTAL OTHER EXPENSES                                     1,990,762     1,784,760     1,697,226
                                                               ------------    ----------   -----------

         INCOME BEFORE INCOME TAXES                               3,219,908     3,501,985     3,474,643
                                                               ------------    ----------   -----------
INCOME TAX (BENEFIT) EXPENSE:
     Current                                                        731,214       834,932       852,869
     Deferred                                                       (25,515)        8,177        (9,730)
                                                               ------------    ----------   -----------

                                                                    705,699       843,109       843,139
                                                               ------------    ----------   -----------

         NET INCOME                                            $  2,514,209    $2,658,876   $ 2,631,504
                                                               ============    ==========   ===========

EARNINGS PER SHARE, BASIC AND DILUTED                          $      12.80    $    13.43   $     13.25
                                                               ============    ==========   ===========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                          196,474       197,940       198,563
                                                               ============    ==========   ===========

See notes to consolidated financial statements.

NEFFS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                           ACCUMULATED
                                                              ADDITIONAL                      OTHER                        TOTAL
                                                   COMMON      PAID-IN        RETAINED    COMPREHENSIVE   TREASURY     STOCKHOLDERS'
                                                   STOCK       CAPITAL        EARNINGS    INCOME (LOSS)     STOCK         EQUITY
                                                 ----------   ----------    ------------  -------------   ---------    ------------
BALANCE - DECEMBER 31, 1998 ..................   $  200,000    $526,862     $ 23,845,619    $ 112,580     $(147,022)   $ 24,538,039
                                                                                                                       ------------
Comprehensive income:
    Net income ...............................           --          --        2,631,504           --            --       2,631,504
    Change in unrealized net losses on
      securities available for sale ..........           --          --               --     (118,520)           --        (118,520)
                                                                                                                       ------------
    TOTAL COMPREHENSIVE INCOME ...............                                                                            2,512,984
                                                                                                                       ------------
    Cash dividends declared on common
      stock, $2.00 per share .................           --          --         (397,231)          --            --        (397,231)
    Sale of treasury stock ...................           --      81,743               --           --        57,603         139,346
                                                 ----------    --------     ------------    ---------     ---------    ------------
BALANCE - DECEMBER 31, 1999 ..................      200,000     608,605       26,079,892       (5,940)      (89,419)     26,793,138
                                                                                                                       ------------
Comprehensive income:
    Net income ...............................           --          --        2,658,876           --            --       2,658,876
    Change in unrealized net gains on
      securities available for sale ..........           --          --               --       22,865            --          22,865
                                                                                                                       ------------
    TOTAL COMPREHENSIVE INCOME ...............                                                                            2,681,741
                                                                                                                       ------------
    Cash dividends declared on common
      stock, $2.10 per share .................           --          --         (416,392)          --            --        (416,392)
    Purchase of treasury stock ...............           --          --               --           --      (398,423)       (398,423)
                                                 ----------    --------     ------------    ---------     ---------    ------------
BALANCE - DECEMBER 31, 2000 ..................      200,000     608,605       28,322,376       16,925      (487,842)     28,660,064
                                                                                                                       ------------
Comprehensive income:
    Net income ...............................           --          --        2,514,209           --            --       2,514,209
    Change in unrealized net losses on
      securities available for sale ..........           --          --               --     (117,199)           --        (117,199)
                                                                                                                       ------------
    TOTAL COMPREHENSIVE LOSS .................                                                                            2,397,010
                                                                                                                       ------------
    Cash dividends declared on common
      stock, $2.20 per share .................           --          --         (432,148)          --            --        (432,148)
    Purchase of treasury stock ...............           --          --               --           --      (127,339)       (127,339)
                                                 ----------    --------     ------------    ---------     ---------    ------------
BALANCE - DECEMBER 31, 2001 ..................   $  200,000    $608,605     $ 30,404,437    $(100,274)    $(615,181)   $ 30,497,587
                                                 ==========    ========     ============    =========     =========    ============

See notes to consolidated financial statements.

NEFFS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                             YEARS ENDED DECEMBER 31,
                                                                   -------------------------------------------
                                                                      2001            2000            1999
                                                                   ------------    -----------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                    $  2,514,209    $ 2,658,876    $  2,631,504
     Adjustments to reconcile net income to net cash provided by operating activities:
            Depreciation                                                106,833        134,400         167,839
            Provision for loan losses                                    37,000             --              --
            Gain on sale of foreclosed real estate                       (7,334)            --         (21,957)
            Net accretion of securities                                (430,522)      (314,556)       (267,651)
            Net security gains                                           (5,152)            --              --
            Deferred income tax (benefit) expense                       (25,515)         8,177          (9,730)
            (Increase) decrease in assets:
               Accrued interest receivable                              186,387        (54,535)        (79,816)
               Other assets                                             (10,825)       (14,640)         (5,230)
            Increase (decrease) in liabilities:
               Accrued interest payable                                 (26,532)       117,582         (18,080)
               Income taxes                                              (7,928)       (47,327)         60,969
               Other liabilities                                         11,576         (3,032)         24,612
                                                                   ------------    -----------    ------------
              NET CASH PROVIDED BY OPERATING ACTIVITIES               2,342,197      2,484,945       2,482,460
                                                                   ------------    -----------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES
     Increase (decrease) in interest bearing deposits with banks          4,230         10,899         (31,763)
     Net (increase) decrease in federal funds sold                   (2,030,000)       (46,000)      6,010,000
     Purchases of securities available for sale                      (3,582,756)       (30,500)         (5,000)
     Purchases of securities held to maturity                       (33,356,701)    (3,051,789)    (17,552,129)
     Proceeds from maturities and principal repayments of
         securities available for sale                                1,190,879        147,278       1,805,135
     Proceeds from maturities/calls of securities held to
         maturity                                                    28,382,347      3,332,683       8,519,931
     Net increase in loans                                           (2,637,533)    (5,988,491)     (4,159,286)
     Proceeds from sale of foreclosed real estate                       104,248         39,358         138,784
     Purchases of premises and equipment                               (322,404)      (287,318)        (42,739)
                                                                   ------------    -----------    ------------
              NET CASH USED IN INVESTING ACTIVITIES                 (12,247,690)    (5,873,880)     (5,317,067)
                                                                   ------------    -----------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase in deposits                                        11,211,043      4,507,404       2,094,943
     Increase (decrease) in short-term borrowings                            --       (435,000)        435,000
     Dividends paid                                                    (432,148)      (416,392)       (397,231)
     Purchases of treasury stock                                       (127,339)      (398,423)             --
     Sales of treasury stock                                                 --             --         139,346
                                                                   ------------    -----------    ------------
              NET CASH PROVIDED BY FINANCING ACTIVITIES              10,651,556      3,257,589       2,272,058
                                                                   ------------    -----------    ------------
              NET INCREASE (DECREASE) IN CASH AND CASH
                  EQUIVALENTS                                           746,063       (131,346)       (562,549)
CASH AND CASH EQUIVALENTS - BEGINNING                                 2,162,655      2,294,001       2,856,550
                                                                   ------------    -----------    ------------
CASH AND CASH EQUIVALENTS - ENDING                                 $  2,908,718    $ 2,162,655    $  2,294,001
                                                                   ============    ===========    ============
SUPPLEMENTARY CASH FLOWS INFORMATION
     Interest paid                                                 $  5,124,361    $ 4,598,442    $  4,604,885
                                                                   ============    ===========    ============
     Income taxes paid                                             $    734,717    $   891,632    $    677,200
                                                                   ============    ===========    ============

See notes to consolidated financial statements.

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

      The accompanying consolidated financial statements include the accounts of Neffs Bancorp, Inc. (the "Corporation") and its wholly-owned subsidiary, The Neffs National Bank (the "Bank"). All material intercompany transactions have been eliminated.

NATURE OF OPERATIONS

      The Bank operates from one location in Lehigh County, Pennsylvania. The primary source of revenue is providing residential mortgages, consumer loans and commercial loans to customers located within the Lehigh Valley.

ESTIMATES

      In preparing financial statements in conformity with generally accepted accounting principles ("GAAP"), management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and income and expenses during the reporting period. Actual results could differ from those estimates.

SECURITIES

      Debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as "securities held to maturity" and are reported at amortized cost. Debt and equity securities not classified as held to maturity securities are classified as "securities available for sale" and are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity. Premiums and discounts are recognized as interest income using the interest method over the terms of the securities.

      Net gain or loss on the sale of securities is determined using the specific identification method.

LOANS

      Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances. Interest income is accrued on the unpaid principal balance.

      The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FORECLOSED REAL ESTATE

      Foreclosed real estate is comprised of property acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure and loans classified as in-substance foreclosure. A loan is classified as in-substance foreclosure when the Bank has taken possession of the collateral regardless of whether formal foreclosure proceedings take place.

      Foreclosed assets initially are recorded at fair value, net of estimated selling costs, at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of cost or fair value minus estimated costs to sell. Revenues and expenses from operations and changes in the valuation allowance are included in other expenses.

ALLOWANCE FOR LOAN LOSSES

      The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

      The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management's periodic evaluation of the adequacy of the allowance is based on the Corporation's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans.

      A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent.

      Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual residential and consumer loans for impairment disclosures.

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PREMISES AND EQUIPMENT

      Premises and equipment are carried at cost less accumulated depreciation and amortization. For financial statement reporting and income tax purposes, depreciation is computed both on the straight-line and accelerated methods over the estimated useful lives of the premises and equipment. Charges for maintenance and repairs are expensed as incurred.

ADVERTISING COSTS

      The Corporation follows the policy of charging the costs of advertising to expense as incurred. Total advertising expense for the years ended December 31, 2001, 2000 and 1999 was $26,000, $19,000 and $23,000,
      respectively.

INCOME TAXES

      Certain income and expense items are accounted for in different years for financial reporting purposes than for income tax purposes. Deferred taxes are provided to recognize these temporary differences. The principal items involved are discount accretion on securities, provision for loan losses and alternative minimum tax ("AMT") credits. Income tax expense is not proportionate to earnings before taxes, principally because income from obligations of states and political subdivisions is nontaxable.

EARNINGS PER SHARE

      Earnings per share data is based on the weighted average shares of common stock outstanding during each year. The Corporation currently maintains a simple capital structure, thus there are no dilutive effects on earnings per share.

EMPLOYEE BENEFIT PLAN

      The Bank has a non-contributory defined contribution pension plan covering all employees having at least one year of service. Contribution amounts are determined annually by the Corporation and are charged to current operating expense. The expense amounted to $59,105, $57,742 and $56,838 for 2001, 2000 and 1999, respectively.

COMPREHENSIVE INCOME

      Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

CASH AND CASH EQUIVALENTS

      For purposes of reporting cash flows, the Corporation has defined cash and cash equivalents as cash on hand and amounts due from banks.

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENTLY ISSUED ACCOUNTING STANDARDS

      In June of 2001, the Financial Accounting Standards Board issued Statement No. 141, "Business Combinations," and Statement No. 142, "Goodwill and Other Intangible Assets."

      Statement No. 141 requires all business combinations to be accounted for using the purchase method of accounting as use of the pooling-of-interests method is prohibited. In addition, this Statement requires that negative goodwill that exists after the basis of certain acquired assets is reduced to zero should be recognized as an extraordinary gain. The provisions of this Statement apply to all business combinations initiated after June 30, 2001.

      Statement No. 142 prescribes that goodwill associated with a business combination and intangible assets with an indefinite useful life should not be amortized but should be tested for impairment at least annually. The Statement requires intangibles that are separable from goodwill and that have a determinable useful life to be amortized over the determinable useful life. The provisions of this Statement will become effective for the Corporation in January of 2002. Upon adoption of this Statement, goodwill and other intangible assets arising from acquisitions completed before July 1, 2001 should be accounted for in accordance with the provisions of this Statement. At December 31, 2001, the Corporation had no goodwill or intangible assets on its balance sheet.

      In July of 2001, the Financial Accounting Standards Board issued Statement No. 143, "Accounting for Asset Retirement Obligations," which addresses the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. This Statement will become effective for the Corporation on January 1, 2003.

      In August of 2001, the Financial Accounting Standards Board issued Statement No. 144, "Accounting for the Impairment of or Disposal of Long-Lived Assets." This Statement supersedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions for the Disposal of a Segment of a Business." This Statement also amends ARB No. 51, "Consolidated Financial Statements." The provisions of this Statement will be effective for the Corporation on January 1, 2002.

      Adoption of these statements is not expected to have a material impact on the Corporation's financial condition or results of operations.

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - CASH AND DUE FROM BANKS

Regulations of the Board of Governors of the Federal Reserve System impose uniform reserve requirements on all depository institutions with transaction accounts (checking accounts, NOW accounts, etc.). Reserves are maintained in the form of vault cash or a non-interest bearing balance held with the Federal Reserve Bank. The Bank also, from time to time, maintains deposits with the Federal Reserve Bank and other banks for various services such as check clearing. The reserve requirement at December 31, 2001 and 2000 was $347,000 and $375,000, respectively.

NOTE 3 - SECURITIES

The amortized cost and fair values of securities are as follows:

                                                                       DECEMBER 31, 2001
                                             -----------------------------------------------------------------------
                                                                   GROSS               GROSS
                                              AMORTIZED          UNREALIZED          UNREALIZED             FAIR
                                                COST               GAINS               LOSSES               VALUE
                                             ----------          ----------          ----------           ----------
AVAILABLE FOR SALE SECURITIES:
     U.S. Treasury securities                $  998,871           $ 18,629           $       --           $1,017,500
     Mortgage-backed securities               4,062,486              3,365              173,925            3,891,926
     Equity securities                          523,300                 --                   --              523,300
                                             ----------           --------           ----------           ----------
                                             $5,584,657           $ 21,994           $  173,925           $5,432,726
                                             ==========           ========           ==========           ==========

                                                                       DECEMBER 31, 2000
                                             -----------------------------------------------------------------------
                                                                   GROSS               GROSS
                                              AMORTIZED          UNREALIZED          UNREALIZED             FAIR
                                                COST               GAINS               LOSSES               VALUE
                                             ----------          ----------          ----------           ----------
AVAILABLE FOR SALE SECURITIES:
     U.S. Treasury securities                $1,997,449           $ 31,926           $       --           $2,029,375
     Mortgage-backed securities                 676,131                 --                6,282              669,849
     Equity securities                          519,200                 --                   --              519,200
                                             ----------           --------           ----------           ----------
                                             $3,192,780           $ 31,926           $    6,282           $3,218,424
                                             ==========           ========           ==========           ==========

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES (CONTINUED)

                                                                         DECEMBER 31, 2001
                                              ------------------------------------------------------------------------
                                                                    GROSS                GROSS
                                                AMORTIZED         UNREALIZED           UNREALIZED             FAIR
                                                  COST              GAINS                LOSSES               VALUE
                                              -----------         ----------          -----------          -----------
HELD TO MATURITY SECURITIES:
     Obligations of U.S. government
         agencies                             $17,807,401         $  175,884          $   219,406          $17,763,879
     Obligations of states and political
         subdivisions                          30,803,805            234,184              490,358           30,547,631
     Other securities                          11,936,092            135,744              384,037           11,687,799
     Mortgage-backed securities                 9,673,819             29,464              109,117            9,594,166
                                              -----------         ----------          -----------          -----------
                                              $70,221,117         $  575,276          $ 1,202,918          $69,593,475
                                              ===========         ==========          ===========          ===========

                                                                         DECEMBER 31, 2000
                                              ------------------------------------------------------------------------
                                                                    GROSS                GROSS
                                                AMORTIZED         UNREALIZED           UNREALIZED             FAIR
                                                  COST              GAINS                LOSSES               VALUE
                                              -----------         ----------          -----------          -----------
HELD TO MATURITY SECURITIES:
     Obligations of U.S. government
         agencies                             $29,337,900         $   44,071          $   601,578          $28,780,393
     Obligations of states and political
         subdivisions                          22,040,170            175,897              233,527           21,982,540
     Other securities                          11,647,982             26,821              771,834           10,902,969
     Mortgage-backed securities                 1,785,037             11,993               12,978            1,784,052
                                              -----------         ----------          -----------          -----------
                                              $64,811,089         $  258,782          $ 1,619,917          $63,449,954
                                              ===========         ==========          ===========          ===========

Included in equity securities are nonmarketable equity securities of the Federal Reserve Bank, Atlantic Central Bankers Bank and Federal Home Loan Bank in the amount of $523,300 and $519,200, respectively, at December 31, 2001 and 2000. These equity securities are carried at cost.

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES (CONTINUED)

The amortized cost and fair values of securities at December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                              AVAILABLE FOR SALE SECURITIES          HELD TO MATURITY SECURITIES
                                             -------------------------------       --------------------------------
                                              AMORTIZED              FAIR           AMORTIZED              FAIR
                                                COST                VALUE             COST                 VALUE
                                             ----------          -----------       -----------          -----------
Due in one year or less                      $  498,871          $   514,140       $ 2,473,832          $ 2,523,195
Due after one year through five years           500,000              503,360         6,524,639            6,709,318
Due after five years through ten years               --                   --        12,468,688           12,600,703
Due after ten years                                  --                   --        39,080,139           38,166,093
                                             ----------          -----------       -----------          -----------
                                                998,871            1,017,500        60,547,298           59,999,309
Mortgage-backed securities                    4,062,486            3,891,926         9,673,819            9,594,166
Equity securities                               523,300              523,300                --                   --
                                             ----------          -----------       -----------          -----------
                                             $5,584,657          $ 5,432,726       $70,221,117          $69,593,475
                                             ==========          ===========       ===========          ===========

Gross gains of $5,152, $-0- and $-0- were realized on calls of securities during 2001, 2000 and 1999, respectively. There were no gross realized losses during 2001, 2000 and 1999.

The changes in net unrealized holding gain (loss) on securities available for sale that has been included in other comprehensive income (loss) for the years ended December 31, 2001, 2000 and 1999 are as follows:

                                                                   2001                 2000                1999
                                                                ---------             -------            ---------
      Gross change in unrealized gains (losses)
           on securities available for sale                     ($172,423)            $34,644            ($179,576)
      Reclassification adjustment for gains
           realized in income                                      (5,152)                 --                   --
                                                                ---------             -------            ---------
           Net unrealized gains (losses)                         (177,575)             34,644             (179,576)
      Deferred taxes                                              (60,376)             11,779              (61,056)
                                                                ---------             -------            ---------
             NET CHANCE IN UNREALIZED GAINS
                 (LOSSES) ON SECURITIES
                 AVAILABLE FOR SALE                             ($117,199)            $22,865            ($118,520)
                                                                =========             =======            =========

Securities with amortized cost and fair values of approximately $3,500,000 and $3,596,888 at December 31, 2001, and $3,247,185 and $3,273,955 at December 31,
2000, were pledged to secure public deposits and for other purposes required or permitted by law.

The Corporation did not hold any derivative financial instruments such as futures, forwards, swap or option contracts at December 31, 2001 and 2000. Also included in the investment portfolio are mortgage-backed securities which are subject to prepayment risk as a result of interest rate fluctuations.

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS

The composition of the Corporation's loan portfolio at December 31, 2001 and 2000 is as follows:

                                                           2001             2000
                                                       -----------      -----------
      Commercial                                       $ 4,578,762      $ 5,968,725
      Commercial real estate                            10,280,965        7,378,405
      Residential real estate                           39,490,618       34,709,573
      Real estate construction                           1,095,303        3,689,695
      Home equity                                       10,882,134       12,078,243
      Other consumer                                     6,287,996        6,185,168
                                                       -----------      -----------
             TOTAL LOANS OUTSTANDING                   $72,615,778      $70,009,809
                                                       ===========      ===========

The Corporation grants commercial loans, residential mortgages and consumer loans to customers located within the Lehigh Valley. Although the Corporation has a diversified portfolio, exposure to credit loss can be adversely impacted by downturns in local economic and employment conditions.

NOTE 5 - ALLOWANCE FOR LOAN LOSSES

Transactions in the allowance for loan losses are summarized as follows:

                                                            2001          2000          1999
                                                         ---------     ---------     ---------
      Balance, January 1                                 $ 439,983     $ 461,342     $ 471,395
                                                         ---------     ---------     ---------
           Provisions for loan losses                       37,000            --            --
           Recoveries on loans previously charged off        5,207         4,156         1,081
           Loans charged off                               (36,771)      (25,515)      (11,134)
                                                         ---------     ---------     ---------
                                                             5,436       (21,359)      (10,053)
                                                         ---------     ---------     ---------
      Balance, December 31                               $ 445,419     $ 439,983     $ 461,342
                                                         =========     =========     =========

Impairment of loans having recorded investments of $464,802 and $-0- at December 31, 2001 and 2000, respectively, has been recognized in conformity with FAS 114 as amended by FAS 118. The average recorded investment in impaired loans during 2001, 2000 and 1999 was $598,693, $101,597 and $432,159, respectively. The total allowance for loan losses related to these loans was $-0- at December 31, 2001 and 2000. Interest income on impaired loans of $42,212, $17,980 and $14,866 was recognized for cash payments received in 2001, 2000 and 1999, respectively.

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - PREMISES AND EQUIPMENT

The depreciation provision charged to operating expense amounted to $106,833, $134,400 and $167,839 in 2001, 2000 and 1999, respectively. The following summarizes premises and equipment at December 31, 2001 and 2000:

                                               2001            2000
                                           -----------     -----------
      Premises                             $ 2,535,245     $ 2,221,297
      Construction in progress                      --          14,371
      Furniture, fixtures and equipment      1,300,662       1,277,835
                                           -----------     -----------
                                             3,835,907       3,513,503
      Accumulated depreciation              (1,755,094)     (1,648,261)
                                           -----------     -----------
                                             2,080,813       1,865,242
      Land                                     238,501         238,501
                                           -----------     -----------
                                           $ 2,319,314     $ 2,103,743
                                           ===========     ===========

NOTE 7 - INTEREST BEARING DEPOSITS

Interest bearing deposits include certificates of deposit issued in denominations of $100,000 or greater which amounted to $13,088,271 and $15,226,607 at December 31, 2001 and 2000, respectively. Interest expense related to certificates of $100,000 or greater was $1,015,000, $636,243 and $879,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

Interest bearing deposits at December 31, 2001 and 2000 are further detailed as follows:

                                                  2001            2000
                                              ------------    ------------
      Savings accounts                        $ 34,834,664    $ 27,448,540
      NOW accounts                               8,235,931       7,873,397
      Certificates and other time deposits      70,268,830      66,162,699
                                              ------------    ------------
                                              $113,339,425    $101,484,636
                                              ============    ============

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - INTEREST BEARING DEPOSITS (CONTINUED)

Included in time deposits at December 31, 2001 were certificates of deposit with the following scheduled maturities:

                  2002                                         $28,253,454
                  2003                                          19,697,751
                  2004                                           4,378,606
                  2005                                          10,690,727
                  2006                                           7,248,292
                                                               -----------
                                                               $70,268,830
                                                               ===========

NOTE 8 - BORROWINGS

The Bank has a line of credit commitment available from the Atlantic Central Bankers Bank for borrowings up to $4,000,000 in federal funds. Borrowings on this line are repaid on a daily basis. There were no borrowings under this line of credit as of December 31, 2001 and 2000.

The Bank's maximum borrowing capacity with the Federal Home Loan Bank was $55,864,000. There were no borrowings outstanding at December 31, 2001 and 2000. Advances from the Federal Home Loan Bank are secured by qualifying assets of the Bank.

NOTE 9 - INCOME TAXES

The components of the net deferred tax asset at December 31, 2001 and 2000 are as follows:

                                                                  2001          2000
                                                                --------      --------
      Unrealized losses on securities available for sale        $ 51,657      $     --
      Allowance for loan losses                                  100,298        98,450
      Accrued benefits                                            10,681         8,302
                                                                --------      --------
             TOTAL DEFERRED TAX ASSETS                           162,636       106,752
                                                                --------      --------
      Securities accretion                                        36,929        58,217
      Unrealized gains on securities available for sale               --         8,719
                                                                --------      --------
             TOTAL DEFERRED TAX LIABILITIES                       36,929        66,936
                                                                --------      --------
             NET DEFERRED TAX ASSET                             $125,707      $ 39,816
                                                                ========      ========

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - INCOME TAXES (CONTINUED)

The total tax provision for financial reporting purposes differs from the amount computed by applying the statutory income tax rate to income before income taxes. The differences at December 31, 2001, 2000 and 1999 are as follows:

                                                 2001            2000            1999
                                             -----------     -----------     -----------
      Tax at statutory rate                  $ 1,094,769     $ 1,190,223     $ 1,181,379
      Increase (decrease) resulting from:
           Nontaxable interest income           (453,400)       (402,143)       (393,478)
           Other                                  64,330          55,029          55,238
                                             -----------     -----------     -----------
                                             $   705,699     $   843,109     $   843,139
                                             ===========     ===========     ===========

NOTE 10 - RELATED PARTY TRANSACTIONS

Some of the Corporation's or the Bank's directors, principal officers, principal shareholders and their related interests had transactions with the Bank in the ordinary course of business during 2001. All loans and loans commitments were made on substantially the same terms, including collateral and interest rates, as those prevailing at the time for comparable transactions. In the opinion of management, these transactions do not involve more than normal risk of collectibility or present other unfavorable features. It is anticipated that further such extensions of credit will be made in the future.

The aggregate amount of credit extended to these directors and principal officers was $714,538 and $840,874 at December 31, 2001 and 2000, respectively.

The following is an analysis of loans to these parties during 2001:

      Balances, January 1, 2001                         $ 840,874
           Advances                                       138,563
           Repayments                                    (264,899)
                                                        ---------
      Balances, December 31, 2001                       $ 714,538
                                                        =========

NOTE 11 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of these instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED)

The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit written is represented by the contract or notional amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The following table identifies the contract or notional amount of those instruments at December 31, 2001 and 2000:

                                                                          2001          2000
                                                                       ----------    ----------
      Financial instruments whose contract amounts represent credit risk:
           Commitments to grant loans                                  $1,885,663    $4,278,513
           Unfunded commitments under lines of credit                   1,265,012       917,330
           Letters of credit                                              194,791       640,557
                                                                       ----------    ----------
                                                                       $3,345,466    $5,836,400
                                                                       ==========    ==========

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

Letters of credit written are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

NOTE 12 - CONTINGENCIES AND COMMITMENTS

There are no material legal proceedings to which the Corporation or the Bank are a party, except proceedings which arise in the normal course of business and, in the opinion of management, will not have a material effect on the consolidated financial position of the Corporation and the Bank.

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - DIVIDEND RESTRICTIONS

The amount of funds available to a parent from its subsidiary bank is limited for all national banks by restrictions imposed by the Comptroller of the Currency. At December 31, 2001, dividends were restricted not to exceed $5,949,000. These restrictions have not had, and are not expected to have, a significant impact on the Corporation's ability to meet its cash obligations.

NOTE 14 - CAPITAL REQUIREMENTS

The Corporation and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weighting and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the tables below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I Capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2001, the most recent notification from the regulatory agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - CAPITAL REQUIREMENTS (CONTINUED)

The Corporation and Bank's actual capital ratios as of December 31, 2001 and 2000, and the maximum ratios required for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions are as follows:

                                                                                            FOR CAPITAL ADEQUACY
                                                       ACTUAL                                    PURPOSES
                                                 ----------------  -----------------------------------------------------------------
                                                 AMOUNT     RATIO                AMOUNT                             RATIO
                                                 ------     -----  --------------------------------   ------------------------------
                                                                                      (DOLLAR AMOUNTS IN THOUSANDS)
AS OF DECEMBER 31, 2001:
     Total capital (to risk-weighted
     assets):
         Neffs Bancorp, Inc.                     $31,043   37.6%   $(Greater Than Or Equal To)6,613   (Greater Than Or Equal To)8.0%
         The Neffs National Bank                  30,770   37.3     (Greater Than Or Equal To)6,594   (Greater Than Or Equal To)8.0
     Tier 1 capital (to risk-weighted assets):
         Neffs Bancorp, Inc.                      30,598   37.0     (Greater Than Or Equal To)3,306   (Greater Than Or Equal To)4.0
         The Neffs National Bank                  30,325   36.8     (Greater Than Or Equal To)3,297   (Greater Than Or Equal To)4.0
     Tier 1 capital (to average assets):
         Neffs Bancorp, Inc.                      30,598   20.1     (Greater Than Or Equal To)6,085   (Greater Than Or Equal To)4.0
         The Neffs National Bank                  30,325   19.9     (Greater Than Or Equal To)6,085   (Greater Than Or Equal To)4.0

AS OF DECEMBER 31, 2000: Total capital
         (to risk-weighted assets):
         Neffs Bancorp, Inc.                     $29,083   34.8%   $(Greater Than Or Equal To)6,683   (Greater Than Or Equal To)8.0%
         The Neffs National Bank                  28,844   34.5     (Greater Than Or Equal To)6,683   (Greater Than Or Equal To)8.0
     Tier 1 capital (to risk-weighted assets):
         Neffs Bancorp, Inc.                      28,643   34.3     (Greater Than Or Equal To)3,342   (Greater Than Or Equal To)4.0
         The Neffs National Bank                  28,404   34.0     (Greater Than Or Equal To)3,342   (Greater Than Or Equal To)4.0
     Tier 1 capital (to average assets):
         Neffs Bancorp, Inc.                      28,643   20.5     (Greater Than Or Equal To)5,587   (Greater Than Or Equal To)4.0
         The Neffs National Bank                  28,404   20.3     (Greater Than Or Equal To)5,587   (Greater Than Or Equal To)4.0

                                                                                   TO BE WELL
                                                                                CAPITALIZED UNDER
                                                                                PROMPT CORRECTIVE
                                                                                ACTION PROVISIONS
                                                    -------------------------------------------------------------------------
                                                                   AMOUNT                                RATIO
                                                    --------------------------------         --------------------------------
                                                                          (DOLLAR AMOUNTS IN THOUSANDS)
AS OF DECEMBER 31, 2001:
    Total capital (to risk-weighted
    assets):
        Neffs Bancorp, Inc.                                                            N/A
        The Neffs National Bank                     $(Greater than Or Equal To)8,243         (Greater than Or Equal To)10.0%
    Tier 1 capital (to risk-weighted assets):
        Neffs Bancorp, Inc.                                                            N/A
        The Neffs National Bank                      (Greater than Or Equal To)4,946         (Greater than Or Equal To) 6.0
    Tier 1 capital (to average assets):
        Neffs Bancorp, Inc.                                                            N/A
        The Neffs National Bank                      (Greater than Or Equal To)7,606         (Greater than Or Equal To) 5.0
AS OF DECEMBER 31, 2000:
        Total capital(to risk-weighted assets):
        Neffs Bancorp, Inc.                                                            N/A
        The Neffs National Bank                     $(Greater than Or Equal To)8,354         (Greater than Or Equal To)10.0%
    Tier 1 capital (to risk-weighted assets):
        Neffs Bancorp, Inc.                                                            N/A
        The Neffs National Bank                      (Greater than Or Equal To)5,012         (Greater than Or Equal To) 6.0
    Tier 1 capital (to average assets):
        Neffs Bancorp, Inc.                                                            N/A
        The Neffs National Bank                      (Greater than Or Equal To)6,984         (Greater than Or Equal To) 5.0

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Below are various estimated fair values at December 31, 2001 and 2000, as required by Statement of Financial Accounting Standards No. 107 ("FAS 107"). Such information, which pertains to the Corporation's financial instruments, is based on the requirements set forth in FAS 107 and does not purport to represent the aggregate net fair value of the Corporation. It is the Corporation's general practice and intent to hold its financial instruments to maturity, except for certain securities designated as securities available for sale, and not to engage in trading activities. Many of the financial instruments lack an available trading market, as characterized by a willing buyer and seller engaging in an exchange transaction. Therefore, the Corporation had to use significant estimations and present value calculations to prepare this disclosure.

Changes in the assumptions or methodologies used to estimate fair values may materially affect the estimated amounts. Further, the fair value estimates are based on various assumptions, methodologies and subjective considerations, which vary widely among different financial institutions and which are subject to change.

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The following methods and assumptions were used by the Corporation in estimating financial instrument fair values:

CASH AND DUE FROM BANKS, INTEREST-BEARING DEPOSITS WITH BANKS AND FEDERAL FUNDS SOLD

      The balance sheet carrying amounts for cash and due from banks interest-bearing deposits with banks and federal funds sold approximate the estimated fair values of such assets.

SECURITIES

      Fair values for securities held to maturity and securities available for sale are based on quoted market prices, if available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying value of nonmarketable equity securities, such as Federal Reserve Bank stock, Atlantic Central Bankers Bank stock and Federal Home Loan Bank stock, is considered a reasonable estimate of fair value.

LOANS RECEIVABLE

      Fair values of variable rate loans subject to frequent repricing and which entail no significant credit risk are based on the carrying values. The estimated fair values of other loans are estimated by discounting the future cash flows using interest rates currently offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest is considered a reasonable estimate of fair value.

DEPOSIT LIABILITIES

      For deposits which are payable on demand, the carrying value is a reasonable estimate of fair value. The carrying amounts of variable rate time deposit accounts and certificates of deposit approximate their fair values at the report date. Fair values of fixed rate time deposits are estimated by discounting the future cash flows using interest rates currently being offered and a schedule of aggregate expected maturities. The carrying amount of accrued interest approximates its fair value.

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

OFF-BALANCE SHEET INSTRUMENTS

      The fair value of commitments to extend credit and for outstanding letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account market interest rates, the remaining terms and present credit worthiness of the counterparties.

                                                  DECEMBER 31, 2001              DECEMBER 31, 2000
                                            ----------------------------    ----------------------------
                                                              ESTIMATED                       ESTIMATED
                                              CARRYING        FAIR            CARRYING          FAIR
                                               AMOUNT         VALUE            AMOUNT           VALUE
                                            ------------    ------------    ------------    ------------
Financial assets:
     Cash and short-term
         investments                        $  5,029,476    $  5,029,476    $  2,257,643    $  2,257,643
     Securities available for sale             5,432,726       5,432,726       3,218,424       3,218,424
     Securities held to maturity              70,221,117      69,593,475      64,811,089      63,449,954
     Loan, net of allowance                   72,170,359      74,721,275      69,569,826      70,474,770
     Accrued interest receivable               1,079,353       1,079,353       1,265,740       1,265,740

Financial liabilities:
     Deposits                                124,932,266     127,620,412     113,721,223     113,592,296
     Accrued interest payable                    963,820         963,820         990,352         990,352

Off-balance sheet financial instruments:
     Commitments to extend credit                     --              --              --              --

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - CONDENSED FINANCIAL INFORMATION OF NEFFS BANCORP, INC. (PARENT ONLY)

BALANCE SHEETS

                                                              DECEMBER 31,
                                                      -------------------------
                                                          2001          2000
                                                      -----------   -----------
         ASSETS
Cash                                                  $       261   $        --
Investment in subsidiary                               30,221,504    28,421,234
Premises and equipment                                    232,907       236,770
Other assets                                               42,915         5,427
                                                      -----------   -----------
                                                      $30,497,587   $28,663,431
                                                      ===========   ===========
     LIABILITIES AND STOCKHOLDERS' EQUITY
Liability, accounts payable                           $        --   $     3,367
Stockholders' equity                                   30,497,587    28,660,064
                                                      -----------   -----------
                                                      $30,497,587   $28,663,431
                                                      ===========   ===========

STATEMENTS OF INCOME

                                                               YEARS ENDED DECEMBER 31,
                                                        --------------------------------------
                                                            2001          2000         1999
                                                        ----------    ----------    ----------
      Dividends from subsidiary                         $  669,149    $  880,662    $  397,231
      Expenses                                             109,709        14,295         7,679
                                                        ----------    ----------    ----------
                                                           559,440       866,367       389,552
      Applicable tax benefit                                37,300         4,373         2,611
                                                        ----------    ----------    ----------
                                                           596,740       870,740       392,163
      Equity in undistributed earnings of subsidiary     1,917,469     1,788,136     2,239,341
                                                        ----------    ----------    ----------
             NET INCOME                                 $2,514,209    $2,658,876    $2,631,504
                                                        ==========    ==========    ==========

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - CONDENSED FINANCIAL INFORMATION OF NEFFS BANCORP, INC. (PARENT ONLY) (CONTINUED)

STATEMENTS OF CASH FLOWS

                                                             YEARS ENDED DECEMBER 31,
                                                   -----------------------------------------
                                                       2001           2000           1999
                                                   -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                    $ 2,514,209    $ 2,658,876    $ 2,631,504
     Adjustments to reconcile net income to
         net cash provided by operating
         activities:
         Depreciation                                    6,383             --             --
         Equity in undistributed earnings of
              subsidiary                            (1,917,469)    (1,788,136)    (2,239,341)
         (Increase) decrease in other assets           (37,488)         4,197         (2,611)
         Increase (decrease) in accounts payable        (3,367)         3,367             --
                                                   -----------    -----------    -----------
       NET CASH PROVIDED BY OPERATING ACTIVITIES       562,268        878,304        389,552
                                                   -----------    -----------    -----------
CASH FLOWS USED IN INVESTING ACTIVITIES
     Purchases of premises and equipment                (2,520)      (231,770)        (5,000)
                                                   -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
     Dividends paid                                   (432,148)      (416,392)      (397,231)
     Purchase of treasury stock                       (127,339)      (398,423)            --
     Sale of treasury stock                                 --             --        139,346
                                                   -----------    -----------    -----------
       NET CASH USED IN FINANCIAL ACTIVITIES          (559,487)      (814,815)      (257,885)
                                                   -----------    -----------    -----------
       INCREASE (DECREASE) IN CASH                         261       (168,281)       126,667
Cash:
     Beginning                                              --        168,281         41,614
                                                   -----------    -----------    -----------
     Ending                                        $       261    $        --    $   168,281
                                                   ===========    ===========    ===========

                       NEFFS BANCORP, INC. AND SUBSIDIARY
                       SELECTED FINANCIAL DATA (Unaudited)

The following financial information is not covered by the auditor's report and must be read in conjunction with the consolidated financial statements and related notes along with Management's Discussion and Analysis of Financial Condition and Result of Operation.

                                                                         31-Dec
(IN THOUSANDS EXCEPT PER SHARE DATA)                     2001        2000        1999        1998        1997
------------------------------------                   --------    --------    --------    --------    --------
Interest Income
   Interest and fees on loans                          $  5,813    $  5,479    $  5,106    $  5,010    $  4,911
   Interest and dividends on securities                   4,165       4,209       4,079       3,727       3,578
   Interest on federal funds sold                            98          13         132         194          94
                                                       --------    --------    --------    --------    --------
Total interest income                                    10,076       9,701       9,317       8,931       8,583
Interest Expense                                             --          --          --          --          --
   Deposits                                               5,095       4,669       4,584       4,566       4,344
   Short-term borrowings                                      3          47           3          --           1
                                                       --------    --------    --------    --------    --------
Total interest expense                                    5,098       4,716       4,587       4,566       4,345
                                                       --------    --------    --------    --------    --------
Net interest income                                       4,978       4,985       4,730       4,365       4,238
Provision for loan losses                                    37          --          --          --          --
                                                       --------    --------    --------    --------    --------
Net interest income after provision
   for loan losses                                        4,941       4,985       4,730       4,365       4,238
Other operating income                                      270         301         442         361         240
Other operating expenses                                  1,991       1,784       1,697       1,701       1,550
                                                       --------    --------    --------    --------    --------
Income before taxes                                       3,220       3,502       3,475       3,025       2,928
Applicable income taxes                                     706         843         843         717         620
                                                       --------    --------    --------    --------    --------
Net income                                             $  2,514    $  2,659    $  2,632    $  2,308    $  2,308
                                                       ========    ========    ========    ========    ========
Per Share Data
   Net income                                          $  12.80    $  13.43    $  13.26    $  11.64    $  11.66
   Dividends declared                                  $   2.20    $   2.10    $   2.00    $   1.10    $   1.65
   Average shares outstanding                           196,474     197,940     198,563     198,303     198,303

At End of Period
   Total assets                                        $156,449    $143,415    $137,397    $132,581    $123,673
   Securities                                            75,654      68,029      68,078      60,758      54,866
   Loans, net of unearned income                         72,616      70,010      64,179      60,147      60,492
   Allowance for loan losses                                445         440         461         471         479
   Deposits                                             124,932     113,721     109,214     107,119     100,340
   Shareholders'  Equity                                 30,498      28,660      26,793      24,538      22,441

Key Ratios
   Return on average assets                                1.70%       1.90%       1.94%       1.81%       1.90%
   Return on average equity                                8.49%       9.54%      10.18%       9.74%      10.65%
   Net loans to deposit ratio                             57.77%      61.18%      58.34%      55.71%      59.80%
   Dividend payout ratio (dividends declared
      divided by net income)                              17.19%      15.63%      15.09%       9.45%      14.15%
   Equity to asset ratio  (average equity divided by
      average total assets)                               20.06%      19.96%      19.03%      18.56%      17.85%

                       NEFFS BANCORP, INC. AND SUBSIDIARY
                 QUARTERLY SUMMARY OF FINANCIAL DATA (UNAUDITED)

                                                    Three Months Ended
2001                                  March 31   June 30   September 30   December 31
----                                  --------   -------   ------------   -----------
Interest income                       $  2,490   $ 2,548   $      2,541   $     2,497
Interest expense                         1,268     1,278          1,290         1,262
                                      --------   -------   ------------   -----------
      Net interest income                1,222     1,270          1,251         1,235

Provision for loan losses                   --        --             --            37
Other expenses, net of other income        394       434            453           440
                                      --------   -------   ------------   -----------
      Income before income taxes           828       836            798           758

Income tax expense                         189       189            176           152
                                      --------   -------   ------------   -----------
      Net income                      $    639   $   647   $        622   $       606
                                      ========   =======   ============   ===========
Earnings per share:
   Basic                              $   3.25   $  3.29   $       3.17   $      3.09
                                      ========   =======   ============   ===========
   Diluted                            $   3.25   $  3.29   $       3.17   $      3.09
                                      ========   =======   ============   ===========


                        NEFFS BANCORP,INC. AND SUBSIDIARY
                 QUARTERLY SUMMARY OF FINANCIAL DATA (UNAUDITED)

                                                    Three Months Ended
2000                                  March 31   June 30   September 30   December 31
----                                  --------   -------   ------------   -----------
Interest income                       $  2,412   $ 2,408   $      2,423   $     2,458
Interest expense                         1,149     1,139          1,190         1,238
                                      --------   -------   ------------   -----------
      Net interest income                1,263     1,269          1,233         1,220

Provision for loan losses                   --        --             --            --
Other expenses, net of other income        332       400            396           355
                                      --------   -------   ------------   -----------
      Income before income taxes           931       869            837           865

Income tax expense                         229       206            202           206
                                      --------   -------   ------------   -----------
      Net income                      $    702   $   663   $        635   $       659
                                      ========   =======   ============   ===========
Earnings per share:
   Basic                              $   3.53   $  3.33   $       3.20   $      3.37
                                      ========   =======   ============   ===========
   Diluted                            $   3.53   $  3.33   $       3.20   $      3.37
                                      ========   =======   ============   ===========

                       NEFFS BANCORP, INC. AND SUBSIDIARY
                      COMMON STOCK INFORMATION (UNAUDITED)

The company's common stock is currently quoted on the National Quotations Bureau's Electronic Quotation Service ("Pink Sheets") under the trading symbol NEFB. The company's common stock is traded over-the-counter from time to time, primarily in the company's geographic service area, through several local market makers.

The following table sets forth the high and low bid quotations for the company's common stock as reported for each quarterly period of the 2001 and 2000 fiscal years. This information is based on monthly reports from F. J. Morrissey & Company, Inc. There may have been other bids or transactions not known to the company. The quotations reflect inter-dealer prices, do not include retail mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions.

                                              Cash Dividend
      2001                 HIGH      LOW        Per Share
      ----                 ----      ---        ---------
      First Quarter      $ 216.00  $ 186.00      $
      Second Quarter       210.00    188.00         1.00
      Third Quarter        200.00    192.00
      Fourth Quarter       200.00    186.00         1.00

                                              Cash Dividend
      2001                 HIGH      LOW        Per Share
      ----                 ----      ---        ---------
      First Quarter      $ 196.00  $ 195.00      $
      Second Quarter       196.00    196.00         1.00
      Third Quarter        194.00    180.00
      Fourth Quarter       193.00    180.00         1.10

                       NEFFS BANCORP, INC. AND SUBSIDIARY

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999

      The following is management's discussion and analysis of the significant changes in the results of operations, capital resources and liquidity presented with the accompanying consolidated financial statements for Neffs Bancorp, Inc. (the "corporation") and its wholly owned subsidiary The Neffs National Bank (the "bank"). The consolidated financial condition and results of operations consist almost entirely of the bank's financial condition and results of operations. This discussion should be read in conjunction with the financial tables, financial statements and notes to financial statements appearing elsewhere in this report. Current performance does not guarantee, assure or may not be indicative of similar performance in the future.

      We have made forward-looking statements in this document and in documents that we incorporated by reference that are subject to risk and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of the corporation and the bank. When we use words such as "believes", "expects", "anticipates" or other similar expressions, we are making forward-looking statements.

      Stockholders should note that many factors, some of which are discussed elsewhere in this document and in the documents that we incorporate by reference, could affect the future financial results of the bank and could cause those results to differ materially from those expressed in our forward-looking statements contained or incorporated by reference in this document. These factors include the following:

      -operating, legal and regulatory risks,

      -economic, political and competitive forces affecting our banking business, and

      -the risk that our analysis of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

         The corporation undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this report. Readers should carefully review the risk factors described in other documents that the corporation files periodically with the Federal Reserve Bank.

OVERVIEW

      The corporation's assets increased by 9.08% to $156,448,829 at December 31, 2001 from $143,415,219 at December 31, 2000. During the same periods, loans receivable increased $2,600,533, or 3.73% to $72,170,359 from 69,569,826, while deposits increased $11,211,043 or 9.86% to $124,932,266 from 113,721,223. In
2001, the corporation recorded net income of $2,514,209 a decrease of 5.44% as compared with $2,658,876 in 2000.

RESULTS OF OPERATIONS

NET INTEREST INCOME AND NET INTEREST MARGIN

      The single largest component of the corporation's primary operating income is net interest income. It is the amount by which interest earned on interest earning assets exceeds the interest paid on interest bearing liabilities. The change in interest income from year to year may be due to changes in interest rates, changes in volumes on interest earning assets and liabilities as well as changes in the mix of such assets and liabilities. The corporation's primary interest earning assets are loans to businesses and individuals with a secondary source of income earned from the investment securities portfolio. Interest bearing liabilities consist primarily of time deposits, NOW deposits, and savings deposits. Generally, changes in net interest income are measured by net interest rate spread and net interest margin. Net interest rate spread is equal to the difference between the average rate earned on interest- earning assets and the average rate incurred on interest-bearing liabilities. Net interest margin represents the difference between interest income (including net loan fees earned) and interest expense calculated as a percentage of average earning assets.

2001 COMPARED TO 2000

      Total interest income increased by $374,289, or 3.86% to $10,075,768 for the year ended December 31, 2001 from $9,701,479 for the year ended December 31, 2000. This increase is the result of continued loan growth loan and temporary investments in federal funds.

      Total interest expense increased by $381,805, or 8.10%, to $5,097,829 in 2001 from $4,716,024 in 2000. The bank continued to offer very competitive deposit account interest rates resulting in strong growth in both savings accounts and certificates of deposit.

      Net interest income decreased by $7,516 or .15% to $4,977,939 in 2001 from $4,985,455 in 2000. Even as interest rates were generally on the decline during 2001, the corporation's net interest rate spread decreased to 2.26% in 2001 from 2.50% in 2000, as decreased earning asset yields out paced the decrease to funding costs. Net interest margin decreased from 3.70% in 2000 to 3.50% in 2001. This decrease was due mainly to the decrease in net interest income and the increase in average earning assets.

2000 COMPARED TO 1999

      Interest income increased by $384,995 or 4.13%, to $9,701,479 for 2000 from $9,316,484 for 1999. This increase was primarily the result of strong demand for loans, mostly consumer mortgage loans.

      Interest expense for 2000 was $4,716,024 compared to $4,586,805 in 1999. This increase of $129,219, or 2.82% was the result of the rising rate environment during 2000 that contributed to the increase in the cost of funds.

      Net interest income for 2000 was $4,985,455, an increase of $255,776 or 5.41%, from $4,729,679 in 1999. Even though interest rates were generally on the rise during 2000, the corporation's net interest rate spread decreased to 2.50% in 2000 from 2.52% in 1999, as increased funding costs slightly outpaced improvement in earning asset yields. However, the decline in net interest margin was slightly offset by higher levels of noninterest bearing deposits.

      TABLE 1 presents a summary of the bank's average balances; rates, interest income and expense, the interest rate spread and the net interest margin for the years ended December 31, 2001, 2000, and 1999.

                                     TABLE 1
             AVERAGE BALANCES, RATES AND INTEREST INCOME AND EXPENSE

Year Ended December 31,                          2001                            2000                            1999
                                     ------------------------------  ------------------------------   -----------------------------
(DOLLARS IN THOUSANDS)               Average                         Average                          Average
                                     Balance   Interest  Yield/Rate  Balance   Interest  Yield/Rate   Balance  Interest  Yield/Rate
                                     -------   --------  ----------  -------   --------  ----------   -------  --------  ----------
Interest-earning assets:
   Loans receivable(1)               $ 71,928   $ 5,813     8.08%    $ 66,870  $ 5,480     8.20%      $ 62,036   $ 5,106    8.23%
   Investment securities:
      Taxable                          43,516     3,043     6.99%      45,586    3,134     6.87%        44,048     3,010    6.83%
      Non-taxable(4)                   23,552     1,122     4.76%      22,171    1,075     4.85%        21,812     1,069    4.90%
   Other interest-earning assets        3,350        98     2.93%         234       13     5.56%         2,774       132    4.76%
                                     --------   -------     ----     --------  -------     ----       --------   -------    ----
   Total interest-earning assets     $142,346   $10,076     7.08%    $134,861  $ 9,702     7.19%      $130,670   $ 9,317    7.13%
                                                -------     ----               -------     ----                  -------    ----
Noninterest-earning assets              5,229                           4,812                            5,231
                                     --------                        --------                         --------
   Total assets                      $147,575                        $139,673                         $135,901
                                     ========                        ========                         ========
Interest-bearing liabilities:
   NOW                               $  6,975   $   149     2.14%    $  6,952  $   146     2.10%      $  6,508   $   139    2.14%
   Savings                             29,386       916     3.12%      27,776      866     3.12%        26,813       796    2.97%
   Certificates of deposit             69,353     4,030     5.81%      65,087    3,657     5.62%        66,079     3,649    5.52%
Short term borrowings                      37         3     8.11%         760       47     6.18%            76         3    3.95%
                                     --------   -------     ----     --------  -------     ----       --------   -------    ----
   Total interest-bearing
        liabilities                  $105,751   $ 5,098     4.82%    $100,575  $ 4,716     4.69%      $ 99,476   $ 4,587    4.61%
                                                -------                        -------                           -------    ----
Noninterest bearing liabilities:
   Demand deposits                     11,453                          10,302                            9,660
   Other liabilities                      764                             912                              906
Shareholder's Equity                   29,607                          27,884                           25,859
                                     --------                        --------                         --------
   Total Liabilities and
        Shareholder's Equity         $147,575                        $139,673                         $135,901
                                     ========                        ========                         ========
Net interest income/spread(2)                   $ 4,978     2.26%              $ 4,986     2.50%                 $ 4,730    2.52%
                                                -------     ----               -------     ----                  -------    ----
Net interest margin                                         3.50%                          3.70%                            3.62%
                                                            ----                           ----                             ----

----------
(1)   Average balances include non-accrual loans.
(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest bearing liabilities.
(3) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.
(4)   There have been no tax equivalent adjustments made to yields.

TABLE 2 illustrates the impact and interaction of rate and volume changes for the periods indicated:

                                     TABLE 2
                   RATE VOLUME ANALYSIS OF NET INTEREST INCOME
                        FOR THE YEAR ENDED, DECEMBER 31,

                                                        2001 VS 2000                                  2000 VS 1999
                                                        ------------                                  ------------
(DOLLARS IN THOUSANDS)                                Increase/Decrease                            Increase/Decrease
----------------------                                -----------------                            -----------------
                                           Volume      Rate     Rate/Volume    Total    Volume      Rate    Rate/Volume    Total
                                           ------      ----     -----------    -----    ------      ----    -----------    -----
Interest income:
   Loans receivable                        $ 415     $ (76)        $ (6)       $ 333     $ 398     $ (22)       $ (2)      $ 374
   Investment Securities:
      Taxable                               (143)       54           (2)         (91)      105        18           1         124
      Non-taxable                             67       (19)          (1)          47        18       (11)         (1)          6
   Other interest-earning assets             173        (6)         (82)          85      (121)       22         (20)       (119)
                                           -----     -----         ----        -----     -----     -----        ----       -----
   Total interest-earning assets           $ 512     $ (47)        $(91)       $ 374     $ 400     $   7        $(22)      $ 385

Interest expense:
   NOW/Money market                        $  --     $   3         $ --        $   3     $   9     $  (2)       $ --       $   7
   Savings                                    50                                  50        29        39           1          69
   Certificates of deposits                  240       125            8          373       (55)       64          (1)          8
   Other liabilities                         (45)       15          (14)         (44)       27         2          15          44
                                           -----     -----         ----        -----     -----     -----        ----       -----
     Total interest-bearing liabilities    $ 246     $ 142         $ (6)       $ 382     $  10     $ 102        $ 15       $ 128
                                           =====     =====         ====        =====     =====     =====        ====       =====
Net change in net interest income          $ 266     $(189)        $(85)       $  (8)    $ 390     $ (95)       $(37)      $ 257

PROVISION FOR LOAN LOSSES

      Although the corporation maintains sound credit practices, loan deterioration may occur resulting in the eventual charge off of the loans as losses. The provision for loan losses and the allowance for loan losses are based upon management's ongoing assessment of the bank's credit exposure and consideration of other relevant factors. The allowance for loan losses is a valuation that is available to absorb potential yet undetermined future losses. The provision for loan losses is the amount charged against the bank's earnings. Its appropriateness and adequacy are determined based upon several factors including:

      - a continuing review of delinquent, classified and non-accrual loans, large loans and overall portfolio quality,

      - analytical review of loan charge-off experience, delinquency rates and other relevant historical and peer statistical ratios,

      - management's judgment with respect to the nature of the portfolio, concentrations of credit, regulatory recommendations and current and projected economic and business conditions and their impact on the existing portfolio, and

      - regular examinations and review of the portfolio by regulatory authorities.

      The allowance is allocated to specific loan categories based upon management's classification of loans under the corporation's internal loan grading system and to pools of other loans that are not individually analyzed. Management makes allocations to specific loans based on the present value of expected future cash flows or the fair value of the underlying collateral for impaired loans and to other classified loans based on various credit risk factors. These factors include collateral values, the financial condition of the borrower and industry and current economic trends.

      Allocations to commercial loan pools are developed by internal risk rating and are based on management's judgment concerning historical loss trends and other relevant factors. Installment and residential mortgage loan allocations are made at a portfolio level based on historical loss experience adjusted for portfolio activity and current conditions. Estimated credit losses are based on the average annual rate of net charge-offs experienced over the previous two or three years on similar loans, adjusted for current condition and trends. While allocations are made to specific loans and pools of loans, the allowance is available for all loan losses.

      The provision for loan losses was $37,000 for 2001 and there was no provision for 2000 and 1999.

      The allowance for loan losses represented .61% of total loans receivable at December 31, 2001 as compared with .63% and .72% at December 31, 2000 and 1999, respectively. Management regularly assesses the appropriateness and adequacy of the loan loss reserve in relation to credit exposure associated with individual borrowers, overall trends in the loan portfolio and other relevant factors, and believes the reserve is reasonable and adequate for each of the periods presented. The corporation has no credit exposure to foreign countries or foreign borrowers.

      TABLE 3 sets forth the period-end loans receivable balances and summarizes the corporation's loan loss experience for the periods presented, as well as certain ratios related to net charge-offs and the allowance for loan losses as a percent of the total loan portfolio.

                                     TABLE 3
                         SUMMARY OF LOAN LOSS EXPERIENCE

                                                      Year Ended December 31,
      (DOLLARS IN THOUSANDS)                       2001         2000         1999
                                                   ----         ----         ----
      Period-end Loans                          $ 72,616     $ 70,010     $ 64,179
                                                ========     ========     ========
      Average Loans                             $ 71,928     $ 66,870     $ 62,036
                                                ========     ========     ========
      Allowance for Loan Losses:
      Beginning Balance                         $    440     $    461     $    471
         Charge offs:  Consumer loans                (37)         (25)         (11)
         Recoveries:  Consumer loans                   5            4            1
         Provision for loan losses                    37           --           --
                                                --------     --------     --------
      Ending Balance                            $    445     $    440     $    461
                                                ========     ========     ========
      Ratios:
         Net charge-offs to average loans           0.04%        0.03%        0.02%
         Provision for loan losses to average
         loans                                      0.05%        0.00%        0.00%
         Allowance for loan losses to period
         end loans                                  0.61%        0.63%        0.72%

NON-INTEREST INCOME

2001 COMPARED TO 2000

      Non-interest income consists primarily of service charges. Non-interest income for 2001 decreased $31,559 or 10.47%, to $269,731 from $301,290 in 2000.
The decrease was primarily attributable to a decline in the fees generated through the sale of loan-related life and disability insurance. In addition, 2000 sundry income was higher due to a refund that was received following the conversion of the bank's employee life insurance benefit plan.

2000 COMPARED TO 1999

      Non-interest income decreased $140,900 or 31.86%, to $301,290 from $442,190 for 1999. Non-interest income for 1999 included the recovery of a previously written-down security, totaling $141,807.

NON-INTEREST EXPENSE

      Salary expense and employee benefits represent the largest component, or 46.77% of non-interest expenses. Non-interest expenses also include an array of other expenses such as:

      -     occupancy and equipment expenses
      -     stationery, printing and bank supplies
      -     advertising
      - outside service providers, relating to data processing and ATM services
      -     professional fees for legal, accounting, and consulting services
      - cost associated with the due diligence process of extending and maintaining loans and the collection process.
      -     bank shares tax and FDIC assessment and
      - other types of expenses incurred as part of the normal course of operation of the bank.

2001 COMPARED TO 2000

      Non-interest expenses for 2001 were $1,990,762, representing an increase of $206,002, or 11.54%, compared to $1,784,760 for 2000.

      Salary expenses and related employee benefits increased by $62,489, or 7.19%, to $931,058 for 2001 from $868,569 for 2000. This increase was due to the hiring of additional personnel; normal salary increases paid to employees and increased premium costs associated with group medical insurance. At December 31, 2001, there were 27 full-time equivalent employees as compared to 26 at December 31, 2000.

      Occupancy and equipment expenses decreased by $6,618 or 2.70%, to $238,583 for 2001 from $245,201 for 2000. This decrease was mainly due to a minimum of equipment purchases and a decrease in depreciation expense.

      Other expenses increased $128,436, or 29.74%, to $560,275 in 2001 from $431,839 in 2000. This increase in other expenses is primarily attributed to regulatory compliance expense incurred during 2001 of $90,320.

2000 COMPARED TO 1999

      During 2000, non-interest expenses increased by $87,534, or 5.16%, to $1,784,760 for 2000 from $1,697,226 for 1999.

      Salary expenses and related employee benefits increased by $64,898, or 8.08% to $868,569 for 2000 from $803,671 for 1999. This increase is primarily attributable to the addition of bank personnel that was needed to support the corporation's growth along with normal salary and benefit adjustments. At December 31, 2000 there were 26 full-time equivalent employees as compared to 24 at December 31, 1999.

      Occupancy and equipment expenses decreased by $29,979, or 10.89%, to $245,201 for 2000 from $275,180 in 1999. Furniture and equipment expenses showed a consistent decline over the period. In addition, declines in occupancy and equipment expense were attributable to certain assets being fully depreciated and new equipment purchases being kept to a minimum during 2000.

      Other operating expenses increased by $30,391 or 7.57%, to $431,839 in 2000 from $401,448 in 1999.

INCOME TAXES

      Income tax expense was $705,699 for 2001 as compared to $843,109 for 2000 and $843,139 for 1999. The 16.30% decrease in tax expense incurred in 2001 as compared to 2000 was the result of a reduction in net income and an increase in tax-free loans and securities.

NET INCOME

2001 COMPARED TO 2000

      Net income for 2001 was $ 2,514,209, a decrease of $144,667 or 5.44%, from $2,658,876 for 2000. The decrease in year 2001 net income was the result of a $7,516 decrease in net interest income, an increase in the provision for loan loss of $37,000, a decrease of $31,559 in other income, an increase of $206,002 in other expense and a decrease in income tax expense of $137,410.

Basic and diluted earnings per share for 2001 were $12.80 and for 2000 were $13.43.

2000 COMPARED TO 1999

      Net income increased to $2,658,876 for 2000 from $2,631,504 for 1999. This increase of $27,372, or 1.04% was the result of an increase of $256,000 in net interest income, a decrease of $141,000 in other income and an increase of $88,000 in other expense. Basic and diluted earning per share for 2000 was $13.43 and for 1999 was $13.25.

FINANCIAL CONDITION

SECURITIES

      The corporation's securities portfolio is composed of investments that not only provide interest income, including tax-exempt income, but also provide a source of liquidity. The portfolio allows management to better respond to the bank's interest sensitivity position, to diversify the earning asset portfolio and provide collateral for public fund deposits and cash management/repurchase agreements. Established policies are in place that address various aspects in managing the portfolio, including but not limited to, concentrations, liquidity, credit quality, interest rate sensitivity and regulatory guidelines.

      Although the bank generally intends to hold its securities portfolio until maturity, a portion of the portfolio is classified as available-for-sale. Securities in the held to maturity category are accounted for at amortized cost. Available-for-sale securities are accounted for at fair value with unrealized gains or losses, net of income taxes, reported as a separate component of stockholders' equity. The bank invests in securities for the yield they produce and not to profit from trading. The bank holds no trading securities in its portfolio.

      The securities portfolio at December 31, 2001 totaled $75,653,843 as compared to $68,029,513 at December 31, 2000, an increase of $7,624,330, or 11.21%. Securities available-for-sale increased to $5,432,726 at December 31, 2001 compared to $3,218,424 at December 31, 2000, whereas securities held to maturity increased to $70,221,117 at December 31, 2001, from $64,811,089 at December 31, 2000. Other than the U.S. Government and its agencies, the bank holds no other securities of a single issuer whose aggregate carrying value exceeds 10% of stockholders equity.

      The carrying value of the available-for-sale securities portfolio as of December 31, 2001 includes net unrealized losses of $151,931 (reflected as accumulated other comprehensive loss of $100,274 in stockholders' equity, net of deferred income taxes of ($51,657)) compared to net unrealized gains of $25,644 ($16,925 net of taxes of $8,719) as of December 31, 2000.

      TABLE 4 illustrates the composition of the securities portfolio for the periods presented.

                                     TABLE 4
                                   SECURITIES

                                                        December 31,
      (DOLLARS IN THOUSANDS)                           2001      2000
                                                     -------   -------
      Held to maturity securities:
         U.S. Government agencies and corporations   $17,807   $29,338
         State and political subdivisions             30,804    22,040
         Mortgage-backed securities                    9,674     1,785
         Other                                        11,936    11,648

      Available-for-sale securities:
         Mortgage backed securities                    3,892       670
         US Treasury                                   1,018     2,029
         Equity                                          523       519
                                                     -------   -------
            Total securities                         $75,654   $68,029
                                                     =======   =======

TABLE 5 presents the maturities and average weighted yields of the securities portfolio as of December 31, 2001.

                                     TABLE 5
              MATURITIES AND WEIGHTED AVERAGE YIELDS OF SECURITIES

(DOLLARS IN THOUSANDS)                                     After one but within     After five but within
                                       Within one year          five years              fifteen years       After fifteen years

                                      Amount      Yield     Amount        Yield      Amount        Yield     Amount       Yield
                                      ------      -----    -------        -----     --------       -----    --------      -----
U.S. Government agencies
   and corporations                   $  514      6.75%    $   998        5.75%     $ 11,005       6.76%    $  6,308      6.73%
State & political subdivisions(1)      1,264      8.35%      3,165        8.58%       21,565       7.32%       4,810      7.68%
Mortgage-backed securities                 -      0.00%          2        8.00%          242       6.01%      13,322      6.42%
Other securities                       1,210      7.03%      2,358        6.42%        6,718       6.72%       1,650      6.78%
                                      ------      ----     -------        ----      --------       ----     --------      ----
      Total Debt Securities           $2,988      7.55%    $ 6,523        7.37%     $ 39,530       7.05%    $ 26,090      6.91%
                                      ======      ====     =======        ====      ========       ====     ========      ====

(1) Yields on tax-exempt debt securities have been computed on a fully tax-equivalent basis.

LOANS

      The loan portfolio comprises the major component of the corporation's earning assets. Net loans receivable increased $2,600,533, or 3.74% to $72,170,359 as of December 31, 2001 from $69,569,826 as of December 31, 2000.
Net loans receivable represent 46.13% of total assets and 57.77% of total deposits as December 31, 2001 as compared to 48.51% and 61.18%, respectively, at December 31, 2000. All of the corporation's loans are to domestic borrowers.

      Loan concentrations are considered to exist when the total amount of loans to any one or a multiple number of borrowers engaged in similar activities or have similar economic characteristics exceeds 10% of loans outstanding in any one category. At December 31, 2001, real estate loans amounted to $ 59,274,601 or 82.13% of total loans, and commercial and industrial loans amounted to $3,134,948, or 4.34% of total loans. Although such loans were not made to one specific borrower or industry, it is important to note that the quality of these loans is affected by the region's economy and real estate market. Management does not believe such a concentration poses a problem to the bank at this time.

      Other than as described herein, management does not believe there are any trends, events, or uncertainties which are reasonably expected to have a material adverse impact on future results of operations, liquidity, or capital resources.

TABLE 6 presents the composition of the total loan portfolio for the periods presented.

                                     TABLE 6
                             TOTAL LOANS OUTSTANDING

                                                              December 31,
                                                     2001                       2000
                                                     ----                       ----
      (DOLLARS IN THOUSANDS)                 Amount         %            Amount        %
                                            --------      ------        --------     ------
      Commercial                            $  4,579        6.31%       $  5,969       8.03%
      Commercial real estate                  10,281       14.16%          7,378      11.04%
      Residential real estate                 39,491       54.38%         34,710      49.58%
      Real estate construction                 1,095        1.51%          3,690       5.27%
      Home equity                             10,882       14.99%         12,078      17.25%
      Other consumer                           6,288        8.66%          6,185       8.83%
                                            --------      ------        --------     ------
            Total Loans Outstanding         $ 72,616      100.00%       $ 70,010     100.00%
                                            ========      ======        ========     ======

TABLE 7 summarizes the loan maturities and interest sensitivity for a segment of the loan portfolio.

                                     TABLE 7
          LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES
                        COMMERCIAL AND CONSTRUCTION LOANS
                                December 31, 2001

                                             1 year       1 year thru      After 5
      (DOLLARS IN THOUSANDS)                 or less        5 years         years        Total
      Maturity of loans receivable:
         Commercial                          $ 1,198        $10,228        $ 3,432      $14,858
         Real estate-construction                 --          1,095             --      $ 1,095
                                             -------        -------        -------      -------
            Total                            $ 1,198        $11,323        $ 3,432      $15,953
                                             =======        =======        =======      =======

                                                         1 year thru      After 5
                                                            5 years        years
                                                         -----------      -------
         Fixed interest rates                               $ 3,267       $ 3,432
         Floating or adjustable interest rates                8,056            --
                                                            -------       -------
             Total                                          $11,323       $ 3,432
                                                            =======       =======

CREDIT RISK AND LOAN QUALITY

      The corporation continues to strive to minimize credit risk. The corporation's written lending policy requires underwriting, loan documentation and credit analysis standard to be met prior to the approval and funding of any loan. In accordance with that policy, internal loan review monitors the loan portfolio on an ongoing basis. The loan committee then prepares an analysis each quarter of the allowance for loan losses, which is then submitted to the Board of Directors for its assessment as to the adequacy of the allowance. The allowance for loan losses is an accumulation of expense that has been charged against past and present earnings in anticipation of potential losses in the loan portfolio.

      The lending policy is executed through the tiered assignment of loan limit authorities (secured and unsecured), to individual officers of the bank, the Loan Committee and the Board of Directors. Although the corporation maintains sound credit policies, certain loans may deteriorate for a variety of reasons. The corporation's policy is to place all loans on a non-accrual status upon becoming 90 days delinquent in their payments, unless there is a documented, reasonable expectation of the collection of the delinquent amount. Loans are reviewed monthly as to their delinquency status, and on a quarterly basis through review and preparation of a troubled loans report, which is presented to the Board of Directors.

      Total non-performing loans (comprised of non-accruing loans and loans past due for more than 90 days) as of December 31, 2001 were $ 369,000 as compared to $267,000 as of December 31, 1999. Total nonperforming loans as a percentage of total loans were .51% at December 31, 2001 as compared to .38% at December 31, 2000. While there was no foreclosed real estate as of December 31, 2001, this totaled $97,000 as of December 31, 2000. Lenders continue to work with customers to minimize losses associated with non-accrual and delinquent accounts. In addition, management is not aware of any material potential loan problems that have not been disclosed herein.

      TABLE 8 presents detailed information about the corporation's non-performing loans and non-performing assets for the period presented.

                          TABLE 8
                   ASSET QUALITY RATIOS

                                                                                      31-Dec
      (DOLLARS IN THOUSANDS)                                   2001        2000        1999
                                                              ------      ------      ------
      Non-accruing loans                                      $  298      $    4      $  136
      Accruing loans past due 90 days or more                     71         263         337
                                                              ------      ------      ------
         Total nonperforming loans                            $  369      $  267      $  473
      Other real estate                                           --          97          --
                                                              ------      ------      ------
         Total nonperforming assets                           $  369      $  364      $  473
                                                              ======      ======      ======
      Non-accrual loans:
         Interest income that would have been recorded on
            non-accrual loans                                     17          --          12
         Interest income for above loans included in net
            income for the period                                  7           2          --
      Ratios:
         Nonperforming loans to total loans                     0.51%       0.38%       0.74%
         Allowance for loan losses to nonperforming loans     120.60%     164.79%      97.46%
         Nonperforming assets to total assets                   0.24%       0.25%       0.34%
         Commitments to lend additional funds to
            nonperforming loan customers                          --          --          --
         Restructured loans                                       --          --          --

OTHER ASSETS

      Other assets decreased $178,657, or 12.28% to $1,275,837 as of December 31, 2001 from $1,454,494 as December 31, 2000 due to declines in interest receivables on loans and securities.

DEPOSITS

      Deposits are the major source of the corporation's funds for lending and other investment purposes. Total deposits at December 31, 2001 were $124,932,266, an increase of $11,211,043, or 9.86%, over total deposits of $113,721,223 as of December 31, 2000. The corporation experienced the following increases/(decreases) for the year 2001 as compared to 2000.

      Non-interest bearing demand deposits                          (5.26%)
      Interest-bearing demand deposits                               4.60%
      Savings Deposits                                              26.91%
      Time Deposits                                                  6.21%

      Table 9 sets forth the average balance of the corporation's deposits and the average rates paid on those deposits for the years ended December 2001, 2000, and 1999. All deposits are domestic deposits.

                                     TABLE 9
                    AVERAGE DEPOSITS BY MAJOR CLASSIFICATION

                                                  Year Ended December 31
                                               2001                      2000
                                               ----                      ----
      (DOLLARS IN THOUSANDS)           Average      Average      Average      Average
                                        Amount        Rate        Amount       Rate
                                        ------        ----        ------       ----
      Interest bearing:
         NOW/Money Market                 6,975        2.14%        6,952       2.10%
         Savings deposits                29,386        3.12%       27,776       3.12%
         Time deposits                   69,353        5.81%       65,087       5.62%
      Non-interest bearing:
         Demand deposits                 11,453        0.00%       10,302       0.00%
                                      ---------        ----     ---------       ----
             Total                    $ 117,167        4.35%    $ 110,117       4.24%
                                      =========                 =========

      TABLE 10 displays the maturities and amounts of time certificates and other time deposits issued in denominations of $100,000 or more at December 31, 2001.

                                    TABLE 10
                               DEPOSIT MATURITIES

                                             Time
      (DOLLARS IN THOUSANDS)             Certificates
                                         ------------
      Three months or less                 $ 1,948
      Over three months
         but within six months               3,146
      Over six months
         but within twelve months            3,863
      Over twelve months                     8,531
                                           -------
            Total                          $17,488
                                           =======

FEDERAL FUNDS PURCHASED

      The corporation has a $4,000,000 federal fund line of credit with its main correspondent bank, Atlantic Central Banker's Bank. The corporation had no federal funds purchased under this line at December 31, 2001 and 2000, respectively. As of December 31, 1999 federal funds purchased was $435,000.

LIQUIDITY

      Liquidity represents the corporation's ability to efficiently manage cash flows at reasonable rates to support possible commitments to borrowers or the demands of depositors. Liquidity is essential to compensate for fluctuations in the balance sheet and provide funds for growth and normal operating expenditures. Liquidity needs may be met by converting assets into cash or obtaining sources of additional funding.

      Sources of asset liquidity are provided through cash, amounts due from banks, interest-bearing deposits with banks and federal funds sold, which totaled $5,029,476 at December 31, 2001 as compared to $2,257,643 at December 31, 2000. Additional liquidity sources include principal payments on securities in the bank's securities portfolio and cash flow from its amortizing loan portfolio. Selling securities available-for-sale, selling loans or raising additional capital may be used to meet longer-term liquidity needs. At December 31, 2001, available-for-sale securities totaling $5,432,726 were available for liquidity purposes as compared with $3,218,424 at December 31, 2000.

      Liability liquidity sources include attracting deposits at competitive rates. Core deposits at December 31, 2001 totaled $95,851,154 as compared to $86,258,029 at December 31, 2000. The corporation has established a federal fund line of credit and other credit facilities with the FHLB, which are reliable sources for short-and long-term funds.

      Management is not aware of any demands, trends, commitments, or events that would result in the bank's inability to meet anticipated or unexpected needs.

STOCKHOLDER'S EQUITY AND CAPITAL REQUIREMENTS/RATIOS

      The net effect of the activity in stockholders' equity resulted in an increase of $1,837,523 in total stockholders' equity to $30,497,587 at December 31, 2001 from $28,660,064 at December 31, 2000. Stockholders' equity increased in 2001 as a result of retained earnings of $2,082,061 net of unrealized loss on securities and purchases of treasury stock totaling $559,487. At December 31, 2001, the bank had $100,274 in net unrealized losses on available-for-sale securities, as compared with $16,925 in net unrealized gains at December 31, 2000. Unrealized losses in 2001 of $ 117,199 were due mainly to decreased market value of mortgage-backed securities. FAS 115 requires banks to report securities classified as "available-for-sale" at fair value, with unrealized gains or losses, net of deferred income taxes, reported as a separate component of stockholders' equity. The FAS 115 adjustment is not included in the corporation's calculation of regulatory capital ratios.

      The corporation places a significant emphasis on maintaining a strong capital base. The goals for capital planning are to build a strong capital base to allow for future growth, to support risks inherent in the banking industry, to retain earnings to meet regulatory requirements and to provide an adequate return to stockholders.

      Current capital guidelines issued by federal regulatory authorities require the bank to meet minimum risk-based capital ratios in an effort to make regulatory capital more responsive to the risk exposure related to the bank's on and off-balance sheet items.

      Risk-based capital provides the basis for which all banks are evaluated in terms of capital adequacy. Risk-based capital guidelines redefine the components of capital, categorize assets into risk classes and include certain off-balance sheet items in the calculation of capital requirements. The components of risk-based capital are segregated as Tier I and Tier II capital. Tier I capital is composed of total stockholder's equity reduced by goodwill and other intangible assets. Tier II capital is comprised of the allowance for loan losses and any qualifying debt obligations. Risk-based capital standards require all banks to have Tier I capital of at least 4% and total capital (including Tier I capital) of at least 8% of risk-weighted assets.

      The bank is also subject to leverage capital requirements. This requirement compares capital (using the definition of Tier I capital) to average balance sheet assets and is intended to supplement the risk-based capital ratio in measuring capital adequacy. The guidelines set a minimum leverage ratio of 3% for institutions that are highly rated in terms of safety and soundness, and which are not experiencing or anticipating any significant growth. Other institutions are expected to maintain capital levels of at least 1% or 2% above the minimum. As of December 31, 2001, the bank has a Tier I leverage ratio of 20.1%.

TABLE 11 provides a comparison of the bank's risk-based capital ratios and leverage ratios.

                                    TABLE 11
                                 CAPITAL RATIOS

                                                                            December 31,    December 31,
      (DOLLARS IN THOUSANDS)                                                   2001            2000
                                                                             --------        --------
      Tier 1, common stockholder's equity                                    $ 30,325        $ 28,404
      Tier II, allowable portion of allowance for loan losses                     445             440
                                                                             --------        --------
            Total capital                                                    $ 30,770        $ 28,844
                                                                             ========        ========
      Tier I risk-based capital ratio                                          36.80%          34.00%
      Tier II risk-based capital ratio                                         37.30%          34.50%

      At December 31, 2001 and 2000 the bank exceeded the minimum regulatory capital requirements to be considered a "well capitalized" financial institution under applicable federal regulations.

      Banking laws and regulations limit the amount of dividends that may be paid without prior approval of the bank's regulatory agency. At December 31, 2001, dividends were restricted not to exceed $5,949,000. These restrictions have not had, and are not expected to have, a significant impact on the Corporation's ability to meet its cash obligations.

EFFECTS OF INFLATION

      The majority of assets and liabilities of the corporation are monetary in nature, and therefore, differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. The precise impact of inflation upon the bank is difficult to measure. Inflation may affect the borrowing needs of consumers, thereby impacting the growth rate of the corporation's assets. Inflation may also affect the general level of interest rates, which can have a direct bearing on the corporation.

      Management believes the most significant impact on the financial results is the corporation's ability and timing to react to changes in interest rates. On an ongoing basis, management attempts to maintain an essentially balanced position between interest sensitive assets and liabilities, where such balancing is dependent on whether there is a rising or falling interest rate environment.

INTEREST RATE SENSITIVITY AND MARKET RISK

      In the normal course of conducting business activities, the corporation is exposed to market risk, principally interest rate risk. Interest rate risk arises from market driven fluctuations in interest rates that may affect cash flows, income, expenses and the values of financial instruments. The Asset/Liability Committee manages interest rate risk.

      The operations of the corporation do not expose it to foreign currency exchange or commodity price risks. Also, the corporation does not utilize interest rate swaps, caps or other hedging transactions. The corporation does not own any trading assets.

      The principal objective of the corporation's asset/liability management activities is to provide consistently higher levels of net interest income while maintaining acceptable levels of interest rate and liquidity risk and facilitating the funding needs of the corporation. The corporation utilizes an interest rate sensitivity model as the primary quantitative tool in measuring the amount of interest rate risk that is present. The traditional maturity "gap" analysis, which reflects the volume difference between interest rate sensitive assets and liabilities during a given time period, is reviewed quarterly by management and the Asset/Liability Committee (ALCO) of the Board. A positive gap occurs when the amount of interest sensitive assets exceeds interest sensitive liabilities. This position would contribute positively to net income in a rising rate environment. Conversely, if the balance sheet has more interest sensitive liabilities maturing/repricing than interest sensitive assets, the balance sheet is liability sensitive or negatively gapped. This position would contribute positively to net income in a falling rate environment. Management continues to monitor sensitivity in order to avoid overexposure to changing interest rates, while maintaining adequate capital and liquidity levels. Adjustments to the mix of assets and liabilities are made periodically in an effort to give the bank dependable and steady growth in net interest income regardless of the behavior of interest rates in general.

      Another method used by management to review its interest sensitivity position is through "simulation". In simulation, the bank projects the future net interest streams in light of the current gap position. Various interest rate scenarios are used to measure levels of interest income associated with potential changes in our operating environment. Management cannot measure levels of interest income associated with potential changes in the bank's operating environment. Nor can it predict the direction of interest rates or how the mix of assets and liabilities will change. The use of this information will help formulate strategies to minimize the unfavorable effect on net interest income caused by interest rate changes.

      A simple rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates. In the event of a change in interest rates, prepayments and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. Because of the uncertainties, the corporation utilizes more than one measurement tool in assessing interest rate sensitivity and market risk.

      As of December 31, 2001, the corporation was more positively gapped than December 31, 2000 in terms of its "One Year" gap position. A positive gap position reflects the volume of interest rate sensitive assets to be greater than the volume of interest rate sensitive liabilities. In consideration of interest rates increasing, it is preferable to be in a positively gapped position since there are more interest rate sensitive assets that are either maturing or whose interest rates will be repricing upward, quicker than the maturity/repricing of the interest rate sensitive liabilities. This will enhance the corporation's bottom line by improving the corporation's net interest spread since it is expected that interest income will increase faster than interest expense.

      The corporation's overall sensitivity to interest rate risk is low due to its non-complex balance sheet. The corporation has the ability to expedite several strategies to manage interest rate risk, which include but are not limited to selling of residential and consumer mortgages, increasing/decreasing deposits via interest rate changes, borrowing from the Federal Home Loan Bank of Pittsburgh, and buying/selling security investments.

TABLE 12 presents the gap position for the bank at December 31, 2001. This schedule summarizes how many fixed rate assets and liabilities will pay down over

                                    TABLE 12
                          INTEREST RATE SENSITIVITY GAP

                                                   Maturity/Repricing Intervals
                                     -------------------------------------------------------
                                        1-3       3-12        1-3          3-5       Over 5      Total
(DOLLARS IN THOUSANDS)                Months     Months      Years        Years       Years
                                     -------    -------    --------     --------     -------    --------
Federal funds sold                   $ 2,076    $    --    $     --     $     --     $    --    $  2,076
Int. bearing deposits in the bank         45         --          --           --          --          45
                                                                                                      --
U.S.government securities              9,139      2,321       4,468        1,110      44,526      61,564
MBS & CMO's                              403      1,219         599          703      10,642      13,566
                                     -------    -------    --------     --------     -------    --------
Total Interest Earning Securities      9,542      3,540       5,067        1,813      55,168      75,130
                                                                                                      --
Total Loans                           27,237     19,035      17,187        3,692       5,405      72,556
                                     -------    -------    --------     --------     -------    --------
Total interest bearing assets         38,973     22,635      22,254        5,505      60,573     149,940
                                     -------    --------     --------     -------    --------
                                                                                                      --
NOW accounts                           2,224         --       6,012           --          --       8,236
Savings                               11,496         --      23,339           --          --      34,835
                                     -------    -------    --------     --------     -------    --------
Total savings deposits                13,720         --      29,351           --          --      43,071
                                                                                                      --
CDs(Less Than)$100,000                 7,949     15,240      20,214        9,408          --      52,811
CDs(Greater Than)$100,000              1,948      3,146       3,863        8,531          --      17,488
                                     -------    -------    --------     --------     -------    --------
Total time deposits                    9,897     18,386      24,077       17,939          --      70,299
                                                                                                      --
Total Int. Bearing Liabilities        23,617     18,386      53,428       17,939          --     113,370
                                                                                                      --
Rate-Sensitive Gap                    15,356      4,249     (31,174)     (12,434)     60,573      36,570
Cumulative Gap                        15,356     19,605     (11,569)     (24,003)     36,570

the periods of time defined in the table.

REGULATORY ACTIVITY

      From time to time, various types of federal and state legislation have been proposed that could result in additional regulation of, and restrictions on, the business of the corporation. It cannot be predicted whether such legislation will be adopted or, if adopted, how such legislation would affect the business of the corporation. As a consequence of the extensive regulation of commercial banking activities in the United States, the bank's business is particularly susceptible to being affected by federal regulation and regulations that may increase the cost of doing business. Except as specifically described above, management believes that the effect of the provisions of the aforementioned legislation on the liquidity, capital resources, and the results of operations of the bank will be immaterial. Management is not aware of any other current specific recommendations by regulatory authorities or proposed of operations, although the general cost of compliance with numerous and multiple federal and state laws and regulations does have, and in the future may have a negative impact on the corporation's results of operations.

      Further, the business of the corporation is also affected by the state of the financial services industry in general. As a result of legal and industry changes, management predicts that the industry will continue to experience a certain amount of consolidations and mergers. Management believes that such consolidations and mergers may enhance its competitive position as a community bank.