Form 10-K, Exhibit 13
period 2002-12-31
NEFFS BANCORP INC
filed 2003-03-31
CIK 797838

EXHIBIT 13   NEFFS BANCORP, INC   ANNUAL REPORT

                                    DIRECTORS
                               OF THE CORPORATION
                                    AND BANK

         JOHN J. REMALEY                                    JOHN F. SIMOCK

            HERMAN P. SNYDER                                ROBERT L. WAGNER

                             ROBERT B. HEINTZELMAN

                           OFFICERS OF THE CORPORATION

                                 JOHN J. REMALEY
                                    President

                  HERMAN P. SNYDER                          ROBERT L. WAGNER
                Vice President                          Secretary/Treasurer

                              OFFICERS OF THE BANK

                                HERMAN P. SNYDER
                              Chairman of the Board

                  JOHN J. REMALEY                           KEVIN A. SCHMIDT
                 President                         Executive Vice President and
                                                       Chief Executive Officer

                  ROBERT L. WAGNER                          DUANE J. COSTENBADER
                  Vice President                            Cashier and
                                                        Chief Operations Officer

                                 CAROL L. JONES
                              Assistant Cashier and
                               Operations Officer

March 7, 2003

Dear Shareholder:

         If uncertainty became the by-word during the year just ended, then the year was appropriately identified. Uncertainty not only impacted the business world, but indeed, included almost every facet of our lives. The spiraling economy proved to be the determining cause and effect on almost every decision we were required to make. On many businesses and their leadership, the scars of their decisions are and will be evident for a long time.

         Your investment in Neffs Bancorp, Inc., the parent organization of The Neffs National Bank, continued on its secure pace offering exceptional growth and stability in spite of those uncertain times. As the bank approached its eightieth year of continuous operation, the long planning process of some time ago offered satisfying results, evidenced by the details in the financial statements.

         The board of directors, bank management, and the staff are dedicated to the premise of a growth-oriented, safe and sound operation, providing the many services demanded by its patrons in a secure environment. Employing a conservative family atmosphere as the basis continues to be a successful element in the process.

         The investment and involvement of the shareholder, patron, board member, management and staff are appreciated, although at times, not recognized. Therefore, the year during which the bank attains its significant achievement of eighty years is dedicated to all who have worked so hard to make your corporation the success it is today.

Cordially yours,

John J. Remaley
President

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
Neffs Bancorp, Inc. and Subsidiary
Neffs, Pennsylvania

         We have audited the accompanying consolidated statements of financial condition of Neffs Bancorp, Inc. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Neffs Bancorp, Inc. and subsidiary as of December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

Pittsburgh, Pennsylvania
January 10, 2003

NEFFS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                     ASSETS

                                                                                              DECEMBER 31,
                                                                                    ---------------------------------
                                                                                        2002                2001
                                                                                    -------------      --------------
                                                                                    (IN THOUSANDS, EXCEPT SHARE DATA)
 Cash and due from banks                                                            $       2,732      $        2,909
 Interest bearing deposits with banks                                                          18                  45
 Federal funds sold                                                                        10,475               2,076
 Securities available for sale                                                             10,044               5,433
 Securities held to maturity, fair value 2002 $85,914; 2001 $69,593                        84,353              70,221
 Loans                                                                                     69,598              72,615
 Allowance for loan losses                                                                   (564)               (445)
                                                                                    -------------      --------------

     Net Loans                                                                             69,034              72,170
 Premises and equipment, net                                                                2,396               2,319
 Other assets                                                                               1,241               1,276
                                                                                    -------------      --------------

    TOTAL ASSETS                                                                    $     180,293      $      156,449
                                                                                    =============      ==============

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
    Deposits:
         Non-interest bearing                                                       $      11,934      $       11,593
         Interest bearing                                                                 134,601             113,339
                                                                                    -------------      --------------

    Total Deposits                                                                        146,535             124,932

Other liabilities                                                                             933               1,019
                                                                                    -------------      --------------

    TOTAL LIABILITIES                                                                     147,468             125,951
                                                                                    -------------      --------------

Stockholders' equity:
    Common stock, $1 par value; authorized 2,500,000 shares;
         issued 200,000 shares; outstanding 196,431 shares                                    200                 200
    Paid-in capital                                                                           609                 609
    Retained earnings                                                                      32,610              30,404
    Accumulated other comprehensive income (loss)                                              21                (100)
    Treasury stock, at cost 3,569 shares                                                     (615)               (615)
                                                                                    -------------      --------------

    TOTAL STOCKHOLDERS' EQUITY                                                             32,825              30,498
                                                                                    -------------      --------------

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                      $     180,293      $      156,449
                                                                                    =============      ==============

See notes to consolidated financial statements.

NEFFS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

                                                                                   YEARS ENDED DECEMBER 31,
                                                                  ---------------------------------------------------------
                                                                       2002                  2001                 2000
                                                                  ---------------      ---------------      ---------------
                                                                        (Dollars in Thousands, Except per Share Data)
INTEREST INCOME
     Interest and fees on loans                                   $         5,470      $         5,813      $         5,480
     Interest and dividends on investments:
         Taxable                                                            2,990                3,043                3,134
         Exempt from federal income taxes                                   1,709                1,122                1,075
     Interest on federal funds sold                                           133                   98                   13
                                                                  ---------------      ---------------      ---------------

         TOTAL INTEREST INCOME                                             10,302               10,076                9,702
                                                                  ---------------      ---------------      ---------------

INTEREST EXPENSE
     Interest on deposits                                                   4,977                5,095                4,669
     Interest on short-term borrowings                                          -                    3                   47
                                                                  ---------------      ---------------      ---------------

         TOTAL INTEREST EXPENSE                                             4,977                5,098                4,716
                                                                  ---------------      ---------------      ---------------

         NET INTEREST INCOME                                                5,325                4,978                4,986

PROVISION FOR LOAN LOSSES                                                     170                   37                    -
                                                                  ---------------      ---------------      ---------------

         NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                5,155                4,941                4,986
                                                                  ---------------      ---------------      ---------------

OTHER INCOME
     Service charges on deposit accounts                                      177                  162                  157
     Other service charges and fees                                            66                   73                   88
     Gain on sale of foreclosed real estate                                     -                    7                    -
     Other income                                                              43                   22                   56
     Net security gains                                                         1                    5                    -
                                                                  ---------------      ---------------      ---------------

         TOTAL OTHER INCOME                                                   287                  269                  301
                                                                  ---------------      ---------------      ---------------

OTHER EXPENSES
     Salaries and employee benefits                                         1,003                  931                  869
     Occupancy                                                                119                  112                  101
     Furniture and equipment                                                  120                  126                  144
     Pennsylvania shares tax                                                  283                  261                  239
     Other operating                                                          461                  560                  432
                                                                  ---------------      ---------------      ---------------

         TOTAL OTHER EXPENSES                                               1,986                1,990                1,785
                                                                  ---------------      ---------------      ---------------

         INCOME BEFORE INCOME TAXES                                         3,456                3,220                3,502
                                                                  ---------------      ---------------      ---------------

INCOME TAX (BENEFIT) EXPENSE
     Current                                                                  689                  731                  835
     Deferred                                                                 (48)                 (25)                   8
                                                                  ---------------      ---------------      ---------------

                                                                              641                  706                  843
                                                                  ---------------      ---------------      ---------------

         NET INCOME                                               $         2,815      $         2,514      $         2,659
                                                                  ===============      ===============      ===============

EARNINGS PER SHARE, BASIC                                         $         14.33      $         12.80      $         13.43
                                                                  ===============      ===============      ===============

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                                196,431              196,474              197,940
                                                                  ===============      ===============      ===============

See notes to consolidated financial statements.

NEFFS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31 2002, 2001 AND 2000

                                                                                        ACCUMULATED
                                                                                           OTHER                       TOTAL
                                                  COMMON       PAID-IN     RETAINED    COMPREHENSIVE     TREASURY   STOCKHOLDERS'
                                                  STOCK        CAPITAL     EARNINGS    INCOME (LOSS)      STOCK        EQUITY
                                                  ------       -------     --------    -------------     --------   -------------
                                                                                  (IN THOUSANDS)
BALANCE - DECEMBER 31, 1999
                                                  $  200       $   609     $ 26,079       $   (6)        $    (89)     $   26,793
                                                                                                                    -------------
Comprehensive income:
    Net income                                         -             -        2,659            -                -           2,659
    Change in unrealized net gains (losses) on
       securities available for sale                   -             -            -           23                -              23
                                                                                                                    -------------

    TOTAL COMPREHENSIVE INCOME                                                                                              2,682
                                                                                                                    -------------

    Cash dividends declared on common
       stock, $2.10 per share                          -             -         (416)           -                -            (416)
    Purchase of treasury stock                         -             -            -            -             (399)           (399)
                                                  ------       -------     --------       ------         --------   -------------

BALANCE - DECEMBER 31, 2000                          200           609       28,322           17             (488)         28,660
                                                                                                                    -------------
Comprehensive income:
    Net income                                         -             -        2,514            -                -           2,514
    Change in unrealized net gains (losses) on
       securities available for sale                   -             -            -         (117)               -            (117)
                                                                                                                    -------------

    TOTAL COMPREHENSIVE LOSS                                                                                                2,397
                                                                                                                    -------------

    Cash dividends declared on common
       stock, $2.20 per share                          -             -         (432)           -                -            (432)
    Purchase of treasury stock                         -             -            -            -             (127)           (127)
                                                  ------       -------     --------       ------         --------   -------------

BALANCE - DECEMBER 31, 2001                          200           609       30,404         (100)            (615)         30,498
                                                                                                                    -------------
Comprehensive income:
    Net income                                         -             -        2,815            -                -           2,815
    Change in unrealized net gains (losses) on
       securities available for sale                   -             -            -          121                -             121
                                                                                                                    -------------

    TOTAL COMPREHENSIVE INCOME                                                                                              2,936
                                                                                                                    -------------

    Cash dividends declared on common
       stock, $3.10 per share                          -             -         (609)           -                -            (609)
                                                  ------       -------     --------       ------         --------   -------------

BALANCE - DECEMBER 31, 2002                       $  200       $   609     $ 32,610       $   21         $   (615)     $   32,825
                                                  ======       =======     ========       ======         ========   =============

See notes to consolidated financial statements.

NEFFS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                         YEARS ENDED DECEMBER 31,
                                                                        ----------------------------------------------------
                                                                           2002                 2001                 2000
                                                                        ---------             ---------            ---------
                                                                                           (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                         $   2,815             $   2,514            $   2,659
     Adjustments to reconcile net income to net cash provided by operating activities:
            Depreciation                                                      111                   107                  134
            Provision for loan losses                                         170                    37                    -
            Gain on sale of foreclosed real estate                              -                    (7)                   -
            Net accretion of securities                                      (447)                 (431)                (315)
            Net security gains                                                 (1)                   (5)                   -
            Deferred income tax (benefit) expense                             (48)                  (25)                   8
            (Increase) decrease in assets:
               Accrued interest receivable                                     18                   186                  (54)
               Other assets                                                     2                   (11)                 (15)
            Increase (decrease) in liabilities:
               Accrued interest payable                                       (71)                  (27)                 118
               Other liabilities                                              (15)                    4                  (50)
                                                                        ---------             ---------            ---------

              NET CASH PROVIDED BY OPERATING ACTIVITIES                     2,534                 2,342                2,485
                                                                        ---------             ---------            ---------

CASH FLOWS FROM INVESTING ACTIVITIES
     Decrease in interest bearing deposits with banks                          27                     4                   11
     Net increase in federal funds sold                                    (8,399)               (2,030)                 (46)
     Purchases of securities available for sale                            (7,881)               (3,583)                 (31)
     Purchases of securities held to maturity                             (41,852)              (33,357)              (3,052)
     Proceeds from maturities and principal repayments of
         securities available for sale                                      3,453                 1,191                  147
     Proceeds from maturities/calls of securities held to
         maturity                                                          28,169                28,382                3,333
     Net (increase) decrease in loans                                       2,966                (2,637)              (5,988)
     Proceeds from sale of foreclosed real estate                               -                   104                   39
     Purchases of premises and equipment                                     (188)                 (322)                (287)
                                                                        ---------             ---------            ---------

              NET CASH USED IN INVESTING ACTIVITIES                       (23,705)              (12,248)              (5,874)
                                                                        ---------             ---------            ---------

CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase in deposits                                              21,603                11,211                4,508
     Decrease in short-term borrowings                                          -                     -                 (435)
     Dividends paid                                                          (609)                 (432)                (416)
     Purchases of treasury stock                                                -                  (127)                (399)
                                                                        ---------             ---------            ---------

              NET CASH PROVIDED BY FINANCING ACTIVITIES                    20,994                10,652                3,258
                                                                        ---------             ---------            ---------

              NET INCREASE (DECREASE) IN CASH AND CASH
                  EQUIVALENTS                                                (177)                  746                 (131)

CASH AND CASH EQUIVALENTS - BEGINNING                                       2,909                 2,163                2,294
                                                                        ---------             ---------            ---------

CASH AND CASH EQUIVALENTS - ENDING                                      $   2,732             $   2,909            $   2,163
                                                                        =========             =========            =========

SUPPLEMENTARY CASH FLOWS INFORMATION
     Interest paid                                                      $   5,048             $   5,124            $   4,598
                                                                        =========             =========            =========

     Income taxes paid                                                  $     687             $     735            $     892
                                                                        =========             =========            =========

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

ESTIMATES

     In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and income and expenses during the reporting period. Actual results could differ from those estimates.

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

     Federal law requires a member institution of the Federal Home Loan Bank system to hold stock of its district Federal Home Loan Bank according to a predetermined formula. The stock is carried at cost.

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

ADVERTISING COSTS

     The Corporation follows the policy of charging the costs of advertising to expense as incurred. Total advertising expense for the years ended December 31, 2002, 2001 and 2000 was $19,000, $26,000 and $19,000, respectively.

INCOME TAXES

     Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The Corporation files a consolidated federal income tax return.

EARNINGS PER SHARE

     Earnings per share is based on the weighted average shares of common stock outstanding during each year. The Corporation currently maintains a simple capital structure, thus there are no dilutive effects on earnings per share.

EMPLOYEE BENEFIT PLAN

     The Bank has a non-contributory defined contribution pension plan covering all employees having at least one year of service. Contribution amounts are determined annually by the Corporation and are charged to current operating expense. The expense amounted to $61,000, $59,000 and $58,000 for 2002, 2001 and 2000, respectively.

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

NEFFS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENTLY ISSUED ACCOUNTING STANDARDS

     In July 2002, the Financial Accounting Standards Board issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which nullifies EITF Issue 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This Statement delays recognition of these costs until liabilities are incurred, rather than at the date of commitment to the plan, and requires fair value measurement. It does not impact the recognition of liabilities incurred in connection with a business combination or the disposal of long-lived assets. The provisions of this Statement are effective for exit or disposal activities initiated after December 31, 2002 and are not expected to have a significant impact on the Corporation's financial condition or results of operations.

     In October 2002, the Financial Accounting Standards Board issued Statement No. 147, "Acquisitions of Certain Financial Institutions." This Statement provides guidance on accounting for the acquisition of a financial institution, including the acquisition of part of a financial institution. The Statement defines criteria for determining whether the acquired financial institution meets the conditions for a "business combination." If the acquisition meets the conditions of a "business combination," the specialized accounting guidance under Statement No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions" will not apply after September 30, 2002 and the amount of any unidentifiable intangible asset will be reclassified to goodwill upon adoption of Statement No. 147. The transition provisions were effective on October 1, 2002 and did not have any impact on the Corporation's financial condition or results of operations.

NOTE 2 - CASH AND DUE FROM BANKS

Regulations of the Board of Governors of the Federal Reserve System impose uniform reserve requirements on all depository institutions with transaction accounts (checking accounts, NOW accounts, etc.). Reserves are maintained in the form of vault cash or a non-interest bearing balance held with the Federal Reserve Bank. The Bank also, from time to time, maintains deposits with the Federal Reserve Bank and other banks for various services such as check clearing. The reserve requirement at December 31, 2002 and 2001 was $379,000 and $347,000, respectively.

NEFFS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES

The amortized cost and fair values of securities are as follows:

                                                                              DECEMBER 31, 2002
                                                     -----------------------------------------------------------------
                                                                           GROSS              GROSS
                                                     AMORTIZED          UNREALIZED         UNREALIZED          FAIR
                                                        COST               GAINS             LOSSES            VALUE
                                                     ---------          ----------         ----------         --------
                                                                                (IN THOUSANDS)
AVAILABLE FOR SALE SECURITIES:
     Mortgage-backed securities                      $   9,614            $   90             $  58            $  9,646
     Equity securities                                     398                 -                 -                 398
                                                     ---------          ----------         ----------         --------

                                                     $  10,012            $   90             $  58            $ 10,044
                                                     =========          ==========         ==========         ========

                                                                              DECEMBER 31, 2001
                                                     -----------------------------------------------------------------
     U.S. Treasury securities                        $   1,000            $   18             $   -            $  1,018
     Mortgage-backed securities                          4,063                 3               174               3,892
     Equity securities                                     523                 -                 -                 523
                                                     ---------          ----------         ----------         --------

                                                     $   5,586            $   21             $ 174            $  5,433
                                                     =========          ==========         ==========         ========

NEFFS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES (CONTINUED)

                                                                              DECEMBER 31, 2002
                                                     -----------------------------------------------------------------
                                                                           GROSS              GROSS
                                                     AMORTIZED          UNREALIZED         UNREALIZED           FAIR
                                                        COST               GAINS             LOSSES            VALUE
                                                     ---------          ----------         ----------         --------
                                                                               (IN THOUSANDS)
HELD TO MATURITY SECURITIES:
     Obligations of U.S. government
         agencies                                    $  21,033            $  210            $   25            $ 21,218
     Obligations of states and political
         subdivisions                                   43,323             1,460               110              44,673
     Other securities                                    6,320                86               313               6,093
     Mortgage-backed securities                         13,677               260                 7              13,930
                                                     ---------          ----------         ----------         --------

                                                     $  84,353            $2,016            $  455            $ 85,914
                                                     =========          ==========         ==========         ========

                                                                              DECEMBER 31, 2001
                                                     -----------------------------------------------------------------
     Obligations of U.S. government
         agencies                                    $  17,807            $  176            $  220            $ 17,763
     Obligations of states and political
         subdivisions                                   30,804               234               490              30,548
     Other securities                                   11,936               136               384              11,688
     Mortgage-backed securities                          9,674                29               109               9,594
                                                     ---------          ----------         ----------         --------

                                                     $  70,221            $  575            $1,203            $ 69,593
                                                     =========          ==========         ==========         ========

Included in equity securities are restricted equity securities of the Federal Reserve Bank, Atlantic Central Bankers Bank and Federal Home Loan Bank. These equity securities are carried at cost.

NEFFS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES (CONTINUED)

The amortized cost and fair values of securities at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                          AVAILABLE FOR SALE                     HELD TO MATURITY
                                                     -----------------------------         ---------------------------
                                                     AMORTIZED             FAIR             AMORTIZED          FAIR
                                                        COST               VALUE              COST             VALUE
                                                     ---------          ----------         ----------        ---------
                                                                              (IN THOUSANDS)
Due in one year or less                              $       -          $        -         $    2,874        $   2,921
Due after one year through five years                        -                   -              4,893            4,991
Due after five years through ten years                       -                   -             22,250           22,775
Due after ten years                                          -                   -             40,659           41,297
                                                     ---------          ----------         ----------        ---------

                                                             -                   -             70,676           71,984
Mortgage-backed securities                               9,614               9,646             13,677           13,930
Equity securities                                          398                 398                  -                -
                                                     ---------          ----------         ----------        ---------

                                                     $  10,012          $   10,044         $   84,353        $  85,914
                                                     =========          ==========         ==========        =========

Gross gains of $1,000, $5,000 and $-0- were realized on calls of securities during 2002, 2001 and 2000, respectively. There were no gross realized losses during 2002, 2001 and 2000.

The changes in net unrealized holding gains (losses) on securities available for sale that has been included in other comprehensive income (loss) for the years ended December 31, 2002, 2001 and 2000 are as follows:

                                                             2002                 2001                  2000
                                                             ----                 -----                 ----
                                                                             (IN THOUSANDS)
Gross change in unrealized gains (losses) on
     securities available for sale                           $185                 $(172)                $ 35
Reclassification adjustment for gains realized in
     income                                                    (1)                   (5)                   -
                                                             ----                 -----                 ----

       NET UNREALIZED GAINS (LOSSES)                          184                  (177)                  35

Deferred taxes                                                 63                   (60)                  12
                                                             ----                 -----                 ----

       NET CHANGE IN UNREALIZED GAINS (LOSSES) ON
           SECURITIES AVAILABLE FOR SALE                     $121                 $(117)                $ 23
                                                             ====                 =====                 ====

Securities with an amortized cost and fair value of approximately $4,500,000 and $3,108,000 at December 31, 2002 and $3,500,000 and $3,597,000 at December 31,
2001 were pledged to secure public deposits and for other purposes required or permitted by law.

NEFFS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS

The composition of the Corporation's loan portfolio at December 31, 2002 and 2001 is as follows:

                                                                          2002                 2001
                                                                     ---------------      ---------------
                                                                               (IN THOUSANDS)
Commercial                                                           $         3,490      $         4,579
Commercial real estate                                                        11,300               10,281
Residential real estate                                                       35,046               39,490
Real estate construction                                                         657                1,095
Home equity                                                                   12,493               10,882
Other consumer                                                                 6,612                6,288
                                                                     ---------------      ---------------

       TOTAL LOANS                                                   $        69,598      $        72,615
                                                                     ===============      ===============

The Corporation grants commercial loans, residential mortgages and consumer loans to customers located within the Lehigh Valley. Although the Corporation has a diversified portfolio, exposure to credit loss can be adversely impacted by downturns in local economic and employment conditions.

Loans on which the accrual of interest has been discontinued amounted to $227,000 and $298,000 at December 31, 2002 and 2001, respectively. Loan balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, amounted to $203,000 and $71,000 at December 31, 2002 and 2001, respectively. Interest income recognized on loans past due 90 days or more amounted to $-0-, $7,000 and $2,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

NOTE 5 - ALLOWANCE FOR LOAN LOSSES

Transactions in the allowance for loan losses are summarized as follows:

                                                             2002               2001             2000
                                                          ------------      ------------     ------------
                                                                          (IN THOUSANDS)
Balance, beginning                                        $        445      $        440     $        461
     Provisions for loan losses                                    170                37                -
     Recoveries on loans previously charged off                      6                 5                4
     Loans charged off                                             (57)              (37)             (25)
                                                          ------------      ------------     ------------

Balance, ending                                           $        564      $        445     $        440
                                                          ============      ============     ============

There were no impaired loans as of December 31, 2002. At December 31, 2001, impaired loans totaled $465,000. The average recorded investment in impaired loans during 2002 and 2001 was $116,000 and $599,000, respectively. The total allowance for loan losses related to these loans was $-0- at December 31, 2001. Interest income on impaired loans of $14,000 and $42,000 was recognized for cash payments received in 2002 and 2001, respectively.

NEFFS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - PREMISES AND EQUIPMENT

The following summarizes premises and equipment at December 31, 2002 and 2001:

                                                                           2002                 2001
                                                                      ---------------      ---------------
                                                                                (IN THOUSANDS)
Premises                                                              $         2,593      $         2,535
Furniture, fixtures and equipment                                               1,431                1,301
                                                                      ---------------      ---------------

                                                                                4,024                3,836
Accumulated depreciation                                                       (1,866)              (1,755)
                                                                      ---------------      ---------------

                                                                                2,158                2,081
Land                                                                              238                  238
                                                                      ---------------      ---------------

                                                                      $         2,396      $         2,319
                                                                      ===============      ===============

NOTE 7 - INTEREST BEARING DEPOSITS

Interest bearing deposits include certificates of deposit issued in denominations of $100,000 or greater which amounted to $19,358,000 and $13,088,000 at December 31, 2002 and 2001, respectively. Interest expense related to certificates of $100,000 or greater was $1,014,000, $1,015,000 and $636,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

Interest bearing deposits at December 31, 2002 and 2001 are further detailed as follows:

                                                                          2002                 2001
                                                                      --------------      ---------------
                                                                               (IN THOUSANDS)
Savings accounts                                                      $       53,331      $        34,834
NOW accounts                                                                   8,190                8,236
Certificates and other time deposits                                          73,080               70,269
                                                                      --------------      ---------------

                                                                      $      134,601      $       113,339
                                                                      ==============      ===============

Time deposits at December 31, 2002, had the following scheduled maturities (in thousands):

2003                                                                       $   34,132
2004                                                                           11,888
2005                                                                           12,248
2006                                                                            7,147
2007                                                                            7,665
                                                                           ----------
                                                                           $   73,080
                                                                           ==========

NEFFS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - BORROWINGS

The Bank has a line of credit commitment available from the Atlantic Central Bankers Bank for borrowings up to $4,000,000 in federal funds. Borrowings on this line are repaid on a daily basis. There were no borrowings under this line of credit as of December 31, 2002 and 2001.

The Bank's maximum borrowing capacity with the Federal Home Loan Bank was $73,386,000. There were no borrowings outstanding at December 31, 2002 and 2001. Advances from the Federal Home Loan Bank are secured by qualifying assets of the Bank.

NOTE 9 - INCOME TAXES

The components of the net deferred tax asset at December 31, 2002 and 2001 are as follows:

                                                                                2002             2001
                                                                            ------------     ------------
                                                                                   (IN THOUSANDS)
Unrealized losses on securities available for sale                          $          -     $         52
Allowance for loan losses                                                            141              100
Accrued benefits                                                                       9               11
                                                                            ------------     ------------

       TOTAL DEFERRED TAX ASSETS                                                     150              163
                                                                            ------------     ------------

Securities accretion                                                                  16               37
Unrealized gains on securities available for sale                                     11                -
Depreciation                                                                          12                -
                                                                            ------------     ------------

       TOTAL DEFERRED TAX LIABILITIES                                                 39               37
                                                                            ------------     ------------

       NET DEFERRED TAX ASSET                                               $        111     $        126
                                                                            ============     ============

The income tax provision for financial reporting purposes differs from the amount computed by applying the statutory income tax rate to income before income taxes. The differences for the years ended December 31, 2002, 2001 and 2000 are as follows:

                                                    2002                  2001                 2000
                                               ----------------      ---------------      ---------------
                                                                     (IN THOUSANDS)
Tax at statutory rate                          $          1,175      $         1,095      $         1,190
Increase (decrease) resulting from:
     Nontaxable interest income                            (613)                (453)                (402)
     Other                                                   79                   64                   55
                                               ----------------      ---------------      ---------------

                                               $            641      $           706      $           843
                                               ================      ===============      ===============

NEFFS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - RELATED PARTY TRANSACTIONS

Some of the Corporation's or the Bank's directors, principal officers, principal shareholders and their related interests had transactions with the Bank in the ordinary course of business. All loans and loan commitments were made on substantially the same terms, including collateral and interest rates, as those prevailing at the time for comparable transactions. In the opinion of management, these transactions do not involve more than normal risk of collectibility or present other unfavorable features. It is anticipated that further such extensions of credit will be made in the future.

The following is an analysis of loans to these parties during 2002 (in thousands):

Balances, January 1, 2002                                            $             715
     Advances                                                                      253
     Repayments                                                                   (179)
                                                                     -----------------

Balances, December 31, 2002                                          $             789
                                                                     =================

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

The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit written is represented by the contract or notional amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The following table identifies the contract or notional amount of those instruments at December 31, 2002 and 2001:

                                                                          2002                 2001
                                                                     ---------------      ---------------
                                                                               (IN THOUSANDS)
Commitments to grant loans                                           $         2,159      $         1,886
Unfunded commitments under lines of credit                                     1,319                1,265
Letters of credit                                                                298                  195
                                                                     ---------------      ---------------

                                                                     $         3,776      $         3,346
                                                                     ===============      ===============

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

NOTE 13 - DIVIDEND RESTRICTIONS

The amount of funds available to a parent from its subsidiary bank is limited for all national banks by restrictions imposed by the Comptroller of the Currency. At December 31, 2002, dividends were restricted not to exceed $5,862,000. These restrictions have not had, and are not expected to have, a significant impact on the Corporation's ability to meet its cash obligations.

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

Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the tables below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 Capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2002, the most recent notification from the regulatory agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

NEFFS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - CAPITAL REQUIREMENTS (CONTINUED)

The Corporation and Bank's actual capital ratios as of December 31, 2002 and 2001, and the maximum ratios required for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions are as follows:

                                                                                    FOR CAPITAL ADEQUACY
                                                       ACTUAL                             PURPOSES
                                                 ------------------       ----------------------------------------
                                                 AMOUNT       RATIO             AMOUNT                  RATIO
                                                 -------      -----             ------                  -----
                                                                         (DOLLARS IN THOUSANDS)
AS OF DECEMBER 31, 2002:
     Total capital (to risk-weighted
       assets):
         Neffs Bancorp, Inc.                     $33,368      40.9%       $> than = to 6,530       > than = to 8.0%
         The Neffs National Bank                  33,042      40.6         > than = to 6,509       > than = to 8.0
     Tier 1 capital (to risk-weighted assets):
         Neffs Bancorp, Inc.                      32,804      40.2         > than = to 3,265       > than = to 4.0
         The Neffs National Bank                  32,478      39.9         > than = to 3,255       > than = to 4.0
     Tier 1 capital (to average assets):
         Neffs Bancorp, Inc.                      32,804      18.5         > than = to 7,098       > than = to 4.0
         The Neffs National Bank                  32,478      18.3         > than = to 7,098       > than = to 4.0

AS OF DECEMBER 31, 2001:
     Total capital (to risk-weighted
       assets):
         Neffs Bancorp, Inc.                     $31,043      37.6%       $> than = to 6,613       > than = to 8.0%
         The Neffs National Bank                  30,770      37.3         > than = to 6,594       > than = to 8.0
     Tier 1 capital (to risk-weighted assets):
         Neffs Bancorp, Inc.                      30,598      37.0         > than = to 3,306       > than = to 4.0
         The Neffs National Bank                  30,325      36.8         > than = to 3,297       > than = to 4.0
     Tier 1 capital (to average assets):
         Neffs Bancorp, Inc.                      30,598      20.1         > than = to 6,085       > than = to 4.0
         The Neffs National Bank                  30,325      19.9         > than = to 6,085       > than = to 4.0

                                                         TO BE WELL CAPITALIZED
                                                              UNDER PROMPT
                                                           CORRECTIVE ACTION
                                                               PROVISIONS
                                                 ---------------------------------------
                                                       AMOUNT                 RATIO
                                                       ------                 -----
AS OF DECEMBER 31, 2002:
     Total capital (to risk-weighted
       assets):
         Neffs Bancorp, Inc.                            N/A
         The Neffs National Bank                 $> than = to 8,136     > than = to 10.0%
     Tier 1 capital (to risk-weighted assets):
         Neffs Bancorp, Inc.                             N/A
         The Neffs National Bank                  > than = to 4,882     > than = to  6.0
     Tier 1 capital (to average assets):
         Neffs Bancorp, Inc.                             N/A
         The Neffs National Bank                  > than = to 8,873     > than = to  5.0

AS OF DECEMBER 31, 2001:
     Total capital (to risk-weighted
       assets):
         Neffs Bancorp, Inc.                            N/A
         The Neffs National Bank                 $> than = to 8,243      > than = to 10.0%
     Tier 1 capital (to risk-weighted assets):
         Neffs Bancorp, Inc.                             N/A
         The Neffs National Bank                  > than = to 4,946     > than = to  6.0
     Tier 1 capital (to average assets):
         Neffs Bancorp, Inc.                             N/A
         The Neffs National Bank                  > than = to 7,606     > than = to  5.0

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Below are various estimated fair values at December 31, 2002 and 2001, as required by Statement of Financial Accounting Standards No. 107 ("FAS 107"). Such information, which pertains to the Corporation's financial instruments, is based on the requirements set forth in FAS 107 and does not purport to represent the aggregate net fair value of the Corporation. It is the Corporation's general practice and intent to hold its financial instruments to maturity, except for certain securities designated as securities available for sale, and not to engage in trading activities. Many of the financial instruments lack an available trading market, as characterized by a willing buyer and seller engaging in an exchange transaction. Therefore, the Corporation had to use significant estimations and present value calculations to prepare this disclosure.

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

SECURITIES

     Fair values for securities held to maturity and securities available for sale are based on quoted market prices, if available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying amount of restricted equity securities, such as Federal Reserve Bank stock, Atlantic Central Bankers Bank stock and Federal Home Loan Bank stock, is considered a reasonable estimate of fair value.

LOANS RECEIVABLE

     Fair values of variable rate loans subject to frequent repricing and which entail no significant credit risk are based on the carrying amounts. The estimated fair values of other loans are estimated by discounting the future cash flows using interest rates currently offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest is considered a reasonable estimate of fair value.

DEPOSIT LIABILITIES

For deposits which are payable on demand, the carrying amount is a reasonable estimate of fair value. The carrying amounts of variable rate time deposit accounts and certificates of deposit approximate their fair values at the report date. Fair values of fixed rate time deposits are estimated by discounting the future cash flows using interest rates currently being offered and a schedule of aggregate expected maturities. The carrying amount of accrued interest approximates its fair value.

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

                                                            2002                                      2001
                                                -----------------------------             -----------------------------
                                                                    ESTIMATED                                 ESTIMATED
                                                CARRYING               FAIR               CARRYING               FAIR
                                                 AMOUNT               VALUE                AMOUNT               VALUE
                                                --------            ---------             --------            ---------
                                                                             (IN THOUSANDS)
Financial assets:
     Cash and short-term
         investments                            $ 13,225            $  13,225             $  5,030            $   5,030
     Securities available for sale                10,044               10,044                5,433                5,433
     Securities held to maturity                  84,353               85,914               70,221               69,593
     Loans, net                                   69,034               73,288               72,170               74,721
     Accrued interest receivable                  1,062                 1,062                1,079                1,079

Financial liabilities:
     Deposits                                    146,535              149,034              124,932              127,620
     Accrued interest payable                        893                  893                  964                  964

Off-balance sheet financial
     instruments:
     Commitments to extend credit
         and letters of credit                         -                    -                    -                    -

NEFFS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - CONDENSED FINANCIAL INFORMATION OF NEFFS BANCORP, INC. (PARENT ONLY)

BALANCE SHEETS

                                                                                         DECEMBER 31,
                                                                              ------------------------------------
                                                                                   2002                 2001
                                                                              ---------------      ---------------
                                                                                        (IN THOUSANDS)
         ASSETS
Cash                                                                          $             1      $             -
Investment in subsidiary                                                               32,499               30,222
Premises and equipment                                                                    265                  233
Other assets                                                                               61                   43
                                                                              ---------------      ---------------

                                                                              $        32,826      $        30,498
                                                                              ===============      ===============

     LIABILITIES AND STOCKHOLDERS' EQUITY

Liability, accounts payable                                                   $             1      $             -
Stockholders' equity                                                                   32,825               30,498
                                                                              ---------------      ---------------

                                                                              $        32,826      $        30,498
                                                                              ===============      ===============

STATEMENTS OF INCOME

                                                                        YEARS ENDED DECEMBER 31,
                                                        ----------------------------------------------------------
                                                             2002                  2001                 2000
                                                        ----------------      ---------------      ---------------
                                                                             (IN THOUSANDS)
Dividends from subsidiary                               $            695      $           669      $           881
Rental income                                                          8                    -                    -
Expenses                                                              62                  110                   14
                                                        ----------------      ---------------      ---------------

                                                                     641                  559                  867

Applicable income tax benefit                                         18                   37                    4
                                                        ----------------      ---------------      ---------------

                                                                     659                   596                 871

Equity in undistributed earnings of subsidiary                     2,156                 1,918               1,788
                                                        ----------------      ---------------      ---------------

       NET INCOME                                       $          2,815      $         2,514      $         2,659
                                                        ================      ===============      ===============

NEFFS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - CONDENSED FINANCIAL INFORMATION OF NEFFS BANCORP, INC. (PARENT ONLY) (CONTINUED)

STATEMENTS OF CASH FLOWS

                                                                         YEARS ENDED DECEMBER 31,
                                                        ----------------------------------------------------------
                                                             2002                  2001                 2000
                                                        ---------------       ---------------      ---------------
                                                                              (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                         $         2,815       $         2,514      $         2,659
     Adjustments to reconcile net income to
         net cash provided by operating
         activities:
         Depreciation                                                 7                     6                    -
         Equity in undistributed earnings of
              subsidiary                                         (2,156)               (1,918)              (1,788)
         (Increase) decrease in other assets                        (18)                  (37)                   4
         Increase (decrease) in accounts payable                      1                    (3)                   3
                                                        ---------------       ---------------      ---------------

       NET CASH PROVIDED BY OPERATING ACTIVITIES                    649                   562                  878
                                                        ---------------       ---------------      ---------------

CASH FLOWS USED IN INVESTING ACTIVITIES
     Purchases of premises and equipment                            (39)                   (3)                (231)
                                                        ---------------       ---------------      ---------------

CASH FLOWS FROM FINANCING ACTIVITIES
     Dividends paid                                                (609)                 (432)                (416)
     Purchase of treasury stock                                       -                  (127)                (399)
                                                        ---------------       ---------------      ---------------

       NET CASH USED IN FINANCIAL ACTIVITIES                       (609)                 (559)                (815)
                                                        ---------------       ---------------      ---------------

       NET INCREASE (DECREASE) IN CASH                                1                     -                 (168)

CASH - BEGINNING                                                      -                     -                  168
                                                        ---------------       ---------------      ---------------

CASH - ENDING                                           $             1       $             -      $             -
                                                        ===============       ===============      ===============

NEFFS BANCORP, INC AND SUBSIDIARY

SELECTED FINANCIAL DATA

                       NEFFS BANCORP, INC. AND SUBSIDIARY
                             SELECTED FINANCIAL DATA

The following financial information is not covered by the auditor's report and must be read in conjunction with the consolidated financial statements and related notes along with Management's Discussion and Analysis of Financial Condition and Results of Operations.

                                                                              December 31,
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)         2002            2001           2000           1999             1998
--------------------------------------------------------------------------------------------------------------------------
Interest Income
   Interest and fees on loans                      $   5,470      $   5,813       $   5,480      $   5,106       $   5,010
   Interest and dividends on securities                4,699          4,165           4,209          4,079           3,727
   Interest on federal funds sold                        133             98              13            132             194
--------------------------------------------------------------------------------------------------------------------------
Total interest income                                 10,302         10,076           9,702          9,317           8,931
Interest Expense
   Deposits                                            4,977          5,095           4,669          4,584           4,566
   Short-term borrowings                                   -              3              47              3               -
--------------------------------------------------------------------------------------------------------------------------
Total interest expense                                 4,977          5,098           4,716          4,587           4,566
--------------------------------------------------------------------------------------------------------------------------
Net interest income                                    5,325          4,978           4,986          4,730           4,365
Provision for loan losses                                170             37               -              -               -
--------------------------------------------------------------------------------------------------------------------------
Net interest income after provision
   for loan losses                                     5,155          4,941           4,986          4,730           4,365
Other operating income                                   287            269             301            442             361
Other operating expenses                               1,986          1,990           1,785          1,697           1,701
--------------------------------------------------------------------------------------------------------------------------
Income before income taxes                             3,456          3,220           3,502          3,475           3,025
Applicable income taxes                                  641            706             843            843             717
--------------------------------------------------------------------------------------------------------------------------
Net income                                         $   2,815      $   2,514       $   2,659      $   2,632       $   2,308
                                                   =======================================================================

Per Share Data
   Net income                                      $   14.33      $   12.80       $   13.43      $   13.26       $   11.64
   Dividends declared                              $    3.10      $    2.20       $    2.10      $    2.00       $    1.10
   Average shares outstanding                        196,431        196,474         197,940        198,563         198,303

At End of Period
   Total assets                                    $ 180,293      $ 156,449       $ 143,415      $ 137,397       $ 132,581
   Securities                                         94,397         75,654          68,029         68,078          60,758
   Loans, net of unearned income                      69,598         72,615          70,010         64,179          60,147
   Allowance for loan losses                             564            445             440            461             471
   Deposits                                          146,535        124,932         113,721        109,214         107,119
   Stockholders' Equity                               32,825         30,498          28,660         26,793          24,538

Key Ratios
   Return on average assets                             1.70%          1.70%           1.90%          1.94%           1.81%
   Return on average equity                             8.85%          8.49%           9.54%         10.18%           9.74%
   Net loans to deposit ratio                          47.11%         57.77%          61.18%         58.34%          55.71%
   Dividend payout ratio (dividends declared
      divided by net income)                           21.63%         17.19%          15.63%         15.09%           9.45%
   Equity to asset ratio (average equity divided
       by average total assets)                        18.05%         20.06%          19.96%         19.03%          18.56%

NEFFS BANCORP, INC AND SUBSIDIARY

QUARTERLY SUMMARY OF FINANCIAL DATA (UNAUDITED)

                                      2002

                                                              Three Months Ended
                                               March 31  June 30    September 30     December 31
------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Interest income                                $ 2,523   $ 2,602      $  2,605         $ 2,572
Interest expense                                 1,216     1,244         1,277           1,240
                                               -----------------------------------------------
      Net interest income                        1,307     1,358         1,328           1,332

Provision for loan losses                           20        45            45              60
Other income                                        69        66            71              81
Other expenses                                     478       527           489             492
                                               -----------------------------------------------
      Income before income taxes                   809       786           794             780

Income tax expense                                 167       153           167             154
                                               -----------------------------------------------
      Net income                               $   642   $   633      $    627         $   626
                                               ===============================================

Earnings per share:
   Basic                                       $  3.62   $  3.56      $   3.55         $  3.60
                                               ===============================================

                                      2001

                                                              Three Months Ended
                                               March 31  June 30    September 30     December 31
------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income                                $ 2,490   $ 2,548      $  2,541         $ 2,497
Interest expense                                 1,268     1,278         1,290           1,262
                                               -----------------------------------------------
      Net interest income                        1,222     1,270         1,251           1,235

Provision for loan losses                            -         -             -              37
Other income                                        63        70            65              71
Other expenses                                     457       504           518             511
                                               -----------------------------------------------
      Income before income taxes                   765       766           733             687

Income tax expense                                 189       189           176             152
                                               -----------------------------------------------

      Net income                               $   576   $   577      $    557         $   535
                                               ===============================================

Earnings per share:
   Basic                                       $  3.25   $  3.29      $   3.17         $  3.09
                                               ===============================================

NEFFS BANCORP, INC AND SUBSIDIARY

COMMON STOCK INFORMATION

The company's common stock is currently quoted on the National Quotations Bureau's Electronic Quotation Service ("Pink Sheets") under the trading symbol NEFB. The company's common stock is traded over-the-counter from time to time, primarily in the company's geographic service area, through several local market makers.

The following table sets forth the high and low bid quotations for the company's common stock as reported for each quarterly period of the 2002 and 2001 fiscal years. This information is based on monthly reports from F. J. Morrissey & Company, Inc. There may have been other bids or transactions not known to the company. The quotations reflect inter-dealer prices, do not include retail mark-ups, markdowns or commissions, and may not necessarily represent actual transactions.

                            COMMON STOCK INFORMATION

                                                                  Cash Dividends
     2002                     HIGH                LOW                Per Share
     ----                     ----                ---                ---------
First Quarter              $    226.00         $   182.00            $     -

Second Quarter                  205.00             188.00               1.10

Third Quarter                   205.00             192.00                  -

Fourth Quarter                  205.00             192.00               2.00

                                                                  Cash Dividends
     2002                     HIGH                LOW                Per Share
     ----                     ----                ---                ---------
First Quarter              $    216.00         $   186.00            $     -

Second Quarter                  210.00             188.00               1.10

Third Quarter                   200.00             192.00                  -

Fourth Quarter                  205.00             186.00               1.10

NEFFS BANCORP, INC. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

           MANAGEMENT'S DICUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000

         The following is management's discussion and analysis of the significant changes in the results of operations, capital resources and liquidity presented with the accompanying consolidated financial statements for Neffs Bancorp, Inc. (the "Corporation") and its wholly owned subsidiary The Neffs National Bank (the "Bank"). The consolidated financial condition and results of operations consist almost entirely of the Bank's financial condition and results of operations. This discussion should be read in conjunction with the financial tables, consolidated financial statements and notes to consolidated financial statements appearing elsewhere in this report. Current performance does not guarantee, assure or may not be indicative of similar performance in the future.

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

         The Corporation undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this report. Readers should carefully review the risk factors described in other documents that the Corporation files periodically with the Securities and Exchange Commission.

CRITICAL ACCOUNTING POLICIES

       Disclosure of the Corporation's significant accounting policies is included in Note 1 of the 2002 Annual Report. Certain of these policies are particularly sensitive requiring significant judgments, estimates and assumptions to be made by management. The allowance for loan losses is the critical accounting policy that requires significant management judgement.

       Management, in determining the allowance for loan losses, makes significant estimates. Consideration is given to a variety of factors in establishing this estimate. In estimating the allowance for loan losses, management considers current economic conditions, diversification of the loan portfolio, delinquency statistics, results of internal loan reviews, borrowers' perceived financial and managerial strengths, the adequacy of the underlying collateral, if collateral dependent, or present value of future cash flows and other relevant factors.

OVERVIEW

         The Corporation's assets increased by 15.24% to $180,293 at December 31, 2002 from $156,449 at December 31, 2001. During the same period, net loans receivable decreased $3,136, or 4.35% to $69,034 from $72,170, while deposits increased $21,603 or 17.29% to $146,535 from 124,932. In 2002, the Corporation recorded net income of $2,815 an increase of 11.97% as compared with $2,514 in 2001.

NEFFS BANCORP, INC. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

RESULTS OF OPERATIONS

NET INTEREST INCOME AND NET INTEREST MARGIN

         The single largest component of the Corporation's primary operating income is net interest income. It is the amount by which interest earned on interest earning assets exceeds the interest paid on interest bearing liabilities. The change in interest income from year to year may be due to changes in interest rates, changes in volumes on interest earning assets and liabilities as well as changes in the mix of such assets and liabilities. The Corporation's primary interest earning assets are loans to businesses and individuals with a secondary source of income earned from the investment securities portfolio. Interest bearing liabilities consist primarily of time deposits, NOW deposits, and savings deposits. Generally, changes in net interest income are measured by net interest rate spread and net interest margin. Net interest rate spread is equal to the difference between the average rate earned on interest earning assets and the average rate incurred on interest bearing liabilities. Net interest margin represents the difference between interest income (including net loan fees earned) and interest expense calculated as a percentage of average earning assets.

2002 COMPARED TO 2001

         Total interest income increased by $226 or 2.24% to $10,302 for the year ended December 31, 2002 from $10,076 for the year ended December 31, 2001. This increase is the result of strong growth in the investment portfolio.

         Total interest expense decreased by $121 or 2.37%, to $4,977 in 2002 from $5,098 in 2001. This decrease was the result of the declining rate environment during 2002.

         Net interest income increased by $347 or 6.97% to $5,325 in 2002 from $4,978 in 2001. Even as interest rates were declining during 2002, the Corporation's net interest rate spread increased to 2.33% in 2002 from 2.26% in 2001, as decreased funding costs out paced the decrease of earning asset yields. Net interest margin decreased from 3.50% in 2001 to 3.28% in 2002. This decrease was due mainly to a slower increase in net interest income compared to the growth of average earning assets. Although the average earning assets increased by 14% over 2001, the net interest income only increased by 7% over 2001.

2001 COMPARED TO 2000

         Interest income increased by $374 or 3.85%, to $10,076 for 2001 from $9,702 for 2000. This increase was primarily the result of strong growth in the investment portfolio.

         Total interest expense increased by $382, or 8.10%, to $5,098 in 2001 from $4,716 in 2000. The Bank continued to offer very competitive deposit account interest rates resulting in strong growth in both savings accounts and certificates of deposit.

         Net interest income decreased by $8 or .16% to $4,978 in 2001 from $4,986 in 2000. Even as interest rates were generally on the decline during 2001, the Corporation's net interest rate spread decreased to 2.26% in 2001 from 2.50% in 2000, as decreased earning asset yields outpaced the decrease in funding costs. Net interest margin decreased from 3.70% in 2000 to 3.50% in 2001. This decrease was due mainly to the decrease in net interest income and the increase in average earning assets.

NEFFS BANCORP, INC. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

         TABLE 1 presents a summary of the Bank's average balances; rates, interest income and expense, the interest rate spread and the net interest margin for the years ended December 31, 2002, 2001, and 2000.

                                     TABLE 1
             AVERAGE BALANCES, RATES AND INTEREST INCOME AND EXPENSE

       Year Ended December 31,                   2002                        2001                      2000
-----------------------------------------------------------------------------------------------------------------------
                                       Average             Yield  Average             Yield   Average             Yield
       (DOLLARS IN THOUSANDS)          Balance   Interest  Rate   Balance   Interest   Rate   Balance   Interest   Rat
-----------------------------------------------------------------------------------------------------------------------
Interest earning assets:
   Loans receivable(1)                 $ 71,337  $  5,470  7.67%  $ 71,928  $  5,813  8.08%   $ 66,870  $  5,480   8.20%
   Investment securities:
      Taxable                            46,817     2,990  6.32%    43,516     3,043  6.99%     45,586     3,134   6.87%
      Non-taxable(4)                     36,212     1,709  4.74%    23,552     1,122  4.76%     22,171     1,075   4.85%
   Other interest earning assets          8,070       133  1.96%     3,350        98  2.93%        234        13   5.56%
                                       --------------------------------------------------------------------------------
   Total interest earning assets       $162,436  $ 10,302  6.34%  $142,346  $ 10,076  7.08%   $134,861  $  9,702   7.19%
Noninterest earning assets                5,713  --------------      5,229  --------------       4,812  ---------------
                                       --------                   --------                    --------
   Total assets                        $168,149                   $147,575                    $139,673
                                       ========                   ========                    ========

Interest bearing liabilities:
   NOW                                 $  7,798  $    100  1.28%  $  6,975  $    149  2.14%   $  6,952  $    146   2.10%
   Savings                               44,108     1,245  2.82%    29,386       916  3.12%     27,776       866   3.12%
   Certificates of deposit               72,182     3,632  5.03%    69,353     4,030  5.81%     65,087     3,657   5.62%
Short term borrowings                         -         -  0.00%        37         3  8.11%        760        47   6.18%
                                       --------------------------------------------------------------------------------
   Total interest bearing liabilities  $124,088  $  4,977  4.01%  $105,751  $  5,098  4.82%   $100,575  $  4,716   4.69%
                                                 --------                   --------                    --------
Noninterest bearing liabilities:
   Demand deposits                       11,831                     11,453                      10,302
   Other liabilities                        405                        764                         912
Stockholders' Equity                     31,825                     29,607                      27,884
                                       --------                   --------                    --------
   Total Liabilities and
          Stockholders' Equity         $168,149                   $147,575                    $139,673
                                       ========                   ========                    ========
Net interest income/spread(2)                    $  5,325  2.33%            $  4,978  2.26%             $  4,986   2.50%
                                                 ---------------            ---------------             ---------------
Net interest margin                                        3.28%                      3.50%                        3.70%

(1)  Average balances include non-accrual loans.

(2) Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabiities.

(3) Net yield on interest earning assets represents net interest income as a percentage of average interest earning assets.

(4)  There have been no tax equivalent adjustments made to yields.

NEFFS BANCORP, INC. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

TABLE 2 attributes increases and decreases in components of net interest income either to changes in average volume or to changes in average rates for interest earning assets and interest bearing liabilities. Numerous and simultaneous balance and rate changes occur during the year. The amount of change that is not due solely to volume or rate is allocated proportionally to each.

                                    TABLE 2
                   RATE VOLUME ANALYSIS OF NET INTEREST INCOME
                        FOR THE YEAR ENDED, DECEMBER 31,

                                             2002/2001 Increase (Decrease)           2001/2000 Increase (Decrease)
                                          -----------------------------------     -----------------------------------
                                                   Due to Change in                         Due to Change in
(DOLLARS IN THOUSANDS)                    Volume         Rate           Net       Volume          Rate           Net
----------------------                    ------   ----------------    ------     ------    ----------------    -----
Interest income:
   Loans receivable                       $  (48)       $ (295)        $ (343)    $  410          $ (77)        $ 333
   Investment Securities:
      Taxable                                222          (275)           (53)      (145)            54           (91)
      Non-taxable                            597           (10)           587         66            (19)           47
   Other interest-earning assets              92           (57)            35         93             (2)           85
                                          ------        ------         ------     ------          -----         -----
   Total interest-earning assets          $  863        $ (637)        $  226     $  512          $ (47)        $ 374

Interest expense:
   NOW/Money market                       $   16        $  (65)        $  (49)    $    -          $   3         $   3
   Savings                                   423           (94)           329         50              -            50
   Certificates of deposits                  159          (557)          (398)       245            128           373
   Other liabilities                          (1)           (2)            (3)       (56)            12           (44)
                                          ------        ------         ------     ------          -----         -----
      Total interest-bearing liabilities  $  597        $ (718)        $ (121)    $  246          $ 142         $ 382
                                          ======        ======         ======     ======          =====         =====

Net change in net interest income         $  266        $   81         $  347     $  266          $(189)        $  (8)

PROVISION FOR LOAN LOSSES

         Although the Corporation maintains sound credit practices, loan deterioration may occur resulting in the eventual charge off of the loans as losses. The provision for loan losses and the allowance for loan losses are based upon management's ongoing assessment of the Bank's credit exposure and consideration of other relevant factors. The allowance for loan losses is a valuation that is available to absorb potential yet undetermined future charge offs. The provision for loan losses is the amount charged against the Bank's earnings. Its appropriateness and adequacy are determined based upon several factors including:

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

NEFFS BANCORP, INC. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

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

         The provision for loan losses was $170 for 2002, $37 for 2001 and there was no provision for 2000. The provision for loan losses was increased in 2002 due to historical loan experience and unfavorable economic conditions and projections.

         The allowance for loan losses represented .81% of total loans receivable at December 31, 2002 as compared with .61% and .64% at December 31, 2001 and 2000, respectively. Management regularly assesses the appropriateness and adequacy of the allowance for loan losses in relation to credit exposure associated with individual borrowers, overall trends in the loan portfolio and other relevant factors, and believes the allowance is reasonable and adequate for each of the periods presented. The Corporation has no credit exposure to foreign countries or foreign borrowers.

NEFFS BANCORP, INC. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

TABLE 3 summarizes the Bank's loan loss experience for each of the five years ended December 31.

                                                                   Years Ended December 31
                                                  ---------------------------------------------------------
(DOLLARS IN THOUSANDS)                              2002        2001        2000         1999        1998
                                                  ---------------------------------------------------------
Average Loans Outstanding                         $ 71,337    $ 71,928    $ 66,870     $ 62,036    $ 60,260
                                                  =========================================================

Allowance for Loan Loss at January 1              $    445    $    440    $    461     $    471    $    479
Losses charged to allowance
     Commercial                                         27           7          13            -           -
     Real estate                                         -           6           -            -           -
     Consumer                                           30          24          12           11          12
                                                  ---------------------------------------------------------
                                                        57          37          25           11          12
                                                  ---------------------------------------------------------
Recoveries credited to allowance
     Commercial                                          -           -           -            -           -
     Real estate                                         -           -           -            -           -
     Consumer                                            6           5           4            1           4
                                                  ---------------------------------------------------------
                                                         6           5           4            1           4
                                                  ---------------------------------------------------------
Net charge-offs                                         51          32          21           10           8

Provision for loan losses                              170          37           -            -           -
                                                  ---------------------------------------------------------
Allowance for loan losses at December 31          $    564    $    445    $    440     $    461    $    471
                                                  =========================================================

Ratio of net charge-offs to average loans
   outstanding                                        0.07%       0.04%       0.03%        0.02%       0.01%

               The amount charged to operations and the related balance in the allowance for loan losses is based upon periodic evaluations of the loan portfolio by management. These evaluations consider several factors including, but not limited to, general economic conditions, loan portfolio composition, prior loan loss experience and management's estimate of potential losses.

               Management maintains an allowance for loan losses that it considers adequate based on the evaluation process that is performs on a quarterly basis. As part of this process, management considers it appropriate to maintain a portion of the allowance that is based on credit quality trends, loan volume, current economic trends and other uncertainties. This portion of the allowance for loan losses is reflected as the unallocated portion in the table below that indicates the distribution of the allowance as of the end of each of the last five years.

                       2002                    2001                    2000                    1999                     1998
                 -----------------       -----------------       -----------------       -----------------       -----------------
                 Amount  % of Loan       Amount  % of Loan       Amount  % of Loan       Amount  % of Loan       Amount  % of Loan
                 -----------------       -----------------       -----------------       -----------------       -----------------
Commercial       $ 108      21.25%       $  92      20.47%       $  70      19.07%       $  64      19.50%       $  60      19.88%
Real estate        235      69.25%         262      70.87%         257      72.10%         234      73.07%         223      72.96%
Consumer           126       9.50%          83       8.66%          86       8.83%          57       7.43%          47       7.16%
Unallocated         95          -            8          -           27          -          106          -          141          -
                 ----------------        ----------------        ----------------        ----------------        ----------------

   Total         $ 564     100.00%       $ 445     100.00%       $ 440     100.00%       $ 461     100.00%       $ 471     100.00%
                 ================        ================        ================        ================        ================

NEFFS BANCORP, INC. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NON-INTEREST INCOME

2002 COMPARED TO 2001

         Non-interest income consists primarily of service charges. Non-interest income for 2002 increased $18 or 6.69%, to $287 from $269 in 2001. The increase was primarily attributable to service charges and fees associated with servicing a higher volume of deposit accounts, rental income, and increased income generated through safe deposit box rentals and Mastercard/Visa commissions.

2001 COMPARED TO 2000

         Non-interest income for 2001 decreased $32 or 10.63%, to $269 from $301 in 2000. The decrease was primarily attributable to a decline in the fees generated through the sale of loan-related life and disability insurance. In addition, 2000 other income was higher due to a refund that was received following the conversion of the Bank's employee life insurance benefit plan.

NON-INTEREST EXPENSE

         Salary expense and employee benefits represent the largest component, or 50.50% of non-interest expenses. Non-interest expenses also include an array of other expenses such as:

     -   occupancy and equipment expenses,

     -   stationery, printing and Bank supplies,

     -   advertising,

     - outside service providers, relating to data processing and ATM services,

     -   professional fees for legal, accounting, and consulting services,

     - cost associated with the due diligence process of extending and maintaining loans and the collection process,

     -   Bank shares tax and FDIC assessment, and

     - other types of expenses incurred as part of the normal course of operation of the Bank.

2002 COMPARED TO 2001

         Non-interest expenses for 2002 were $1,986, representing a decrease of $4, or .20%, compared to $1,990 for 2001.

         Salary expenses and related employee benefits increased by $72, or 7.73%, to $1,003 for 2002 from $931 for 2001. This increase was due to the hiring of additional personnel; normal salary increases paid to employees and increased premium costs associated with group medical insurance. At December 31, 2002, there were 28 full-time equivalent employees as compared to 27 at December 31, 2001.

         Occupancy and equipment expenses remained relatively the same for 2002 as compared to 2001.

         Other expenses decreased $99 or 17.68%, to $461 in 2002 from $560 in 2001. The major components of this decrease consist of fees associated with initial Securities and Exchange Commission filings which occurred in 2001. Due to the loss of two directors, expenses for director's fees have declined. The decreases in ATM transaction fees were offset by increasing fees charged to non-Bank customers, which lowered the ATM transaction fees.

NEFFS BANCORP, INC. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

2001 COMPARED TO 2000

         Non-interest expenses for 2001 were $1,990, representing an increase of $205, or 11.48%, compared to $1,785 for 2000.

         Salary expenses and related employee benefits increased by $62, or 7.13%, to $931 for 2001 from $869 for 2000. This increase was due to the hiring of additional personnel; normal salary increases paid to employees and increased premium costs associated with group medical insurance. At December 31, 2001, there were 27 full-time equivalent employees as compared to 26 at December 31, 2000.

         Occupancy and equipment expenses decreased by $7 or 2.86%, to $238 for 2001 from $245 for 2000. This decrease was mainly due to a minimum of equipment purchases and a decrease in depreciation expense.

         Other expenses increased $128, or 29.63%, to $560 in 2001 from $432 in 2000. This increase in other expenses is primarily attributed to fees associated with initial Securities and Exchange Commission filings which occurred in 2001 of $90.

INCOME TAXES

         Income tax expense was $641 for 2002 as compared to $706 for 2001 and $843 for 2000. The 9.21% decrease in tax expense incurred in 2002 as compared to 2001 and a decrease of 16.3% in 2001 as compared to 2000 were the result of an increase in income from tax-free loans and securities.

NET INCOME

2002 COMPARED TO 2001

         Net income for 2002 was $ 2,815, an increase of $301 or 11.97%, from $2,514 for 2001. The increase in year 2002 net income was the result of a $347 increase in net interest income, an increase in the provision for loan losses of $133, an increase of $18 in other income, a decrease of $4 in other expense and a decrease in income tax expense of $65.

Basic earnings per share for 2002 were $14.33 and for 2001 were $12.80.

2001 COMPARED TO 2000

         Net income for 2001 was $ 2,514, a decrease of $145 or 5.45%, from $2,659 for 2000. The decrease in year 2001 net income was the result of a $7 decrease in net interest income, an increase in the provision for loan losses of $37, a decrease of $32 in other income, an increase of $205 in other expense and a decrease in income tax expense of $137.

Basic earnings per share for 2001 were $12.80 and for 2000 were $13.43.

NEFFS BANCORP, INC. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

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

         The securities portfolio at December 31, 2002 totaled $94,397 as compared to $75,654 at December 31, 2001, an increase of $18,743, or 24.77%. Securities available-for-sale increased to $10,044 at December 31, 2002 compared to $5,433 at December 31, 2001, whereas securities held to maturity increased to $84,353 at December 31, 2002, from $70,221 at December 31, 2001. Other than the U.S. Government and its agencies, the Bank holds no other securities of a single issuer whose aggregate carrying value exceeds 10% of stockholders' equity.

         The carrying value of the available-for-sale securities portfolio as of December 31, 2002 includes net unrealized gains of $32 (reflected as accumulated other comprehensive income of $21 in stockholders' equity, net of deferred income taxes of $11) compared to net unrealized losses of $152 (reflected as accumulated other comprehensive loss of $100 in stockholders' equity, net of deferred income taxes of $52) as of December 31, 2001.

         TABLE 4 illustrates the composition of the securities portfolio for the periods presented.

                                     TABLE 4
                                   SECURITIES

                                                                     December 31,
(DOLLARS IN THOUSANDS)                                       2002        2001        2000
                                                           --------------------------------
Held to maturity securities:
   U.S. Government agencies and corporations               $ 21,033    $ 17,807    $ 29,338
   State and political subdivisions                          43,323      30,804      22,040
   Mortgage-backed                                           13,677       9,674       1,785
   Other                                                      6,320      11,936      11,648

Available-for-sale securities:
   Mortgage-backed                                            9,646       3,892         670
   U.S. Treasury                                                  -       1,018       2,029
   Equity                                                       398         523         519
                                                           --------------------------------
      Total securities                                     $ 94,397    $ 75,654    $ 68,029
                                                           ================================

NEFFS BANCORP, INC. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

TABLE 5 presents the maturities and average weighted yields of the securities portfolio as of December 31, 2002.

                                     TABLE 5
              MATURITIES AND WEIGHTED AVERAGE YIELDS OF SECURITIES

                                                                After one but     After five but within
(DOLLARS IN THOUSANDS)                     Within one year    within five years         ten years         After ten years
                                           -------------------------------------------------------------------------------
                                           Amount    Yield    Amount      Yield   Amount          Yield   Amount     Yield
Available for sale:
      Mortgage-backed securities           $    -    0.00%    $    -      0.00%   $   135         6.03%   $ 9,909    6.05%

Held to maturity:
     U.S. government agencies               1,000    5.75%     2,500      3.00%     8,500         4.33%     9,033    5.38%
     State and political subdivisions(1)      450    8.34%     1,793      8.13%    12,004         6.85%    29,076    7.10%
     Mortgage-backed securities                 -    0.00%         1      8.00%         -         0.00%    13,676    6.36%
     Other securities                       1,424    6.42%       600      6.35%     1,746         6.60%     2,550    6.83%
                                           ------------------------------------------------------------------------------
                                            2,874              4,894               22,250                  54,335
                                           ------             ------              -------                 -------

                     Total                 $2,874             $4,894              $22,385                 $64,244
                                           ======             ======              =======                 =======

(1) Yields on tax-exempt debt securities have been computed on a fully tax-equivalent basis.

LOANS

         The loan portfolio comprises the major component of the Corporation's earning assets. Net loans receivable decreased $3,136, or 4.35% to $ 69,034 as of December 31, 2002 from $72,170 as of December 31, 2001. Net loans receivable represent 38.29% of total assets and 47.11% of total deposits as December 31, 2002 as compared to 46.13% and 57.77%, respectively, at December 31, 2001. All of the Corporation's loans are to domestic borrowers.

         Loan concentrations are considered to exist when the total amount of loans to any one or a multiple number of borrowers engaged in similar activities or have similar economic characteristics exceeds 10% of loans outstanding in any one category. At December 31, 2002, real estate loans amounted to $ 59,496 or 85.49% of total loans, and commercial and industrial loans amounted to $3,490, or 5.01% of total loans. Although such loans were not made to one specific borrower or industry, it is important to note that the quality of these loans is affected by the region's economy and real estate market. Management does not believe such a concentration poses a problem to the Bank at this time.

         Other than as described herein, management does not believe there are any trends, events, or uncertainties which are reasonably expected to have a material adverse impact on future results of operations, liquidity, or capital resources.

NEFFS BANCORP, INC. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

         TABLE 6 presents the composition of the total loan portfolio for the periods presented.

                                     TABLE 6
                             TOTAL LOANS OUTSTANDING

                                                                      December 31,
                                                                (Dollars in thousands)
                                    2002                2001               2000                1999                 1998
                             Amount   %of total  Amount   %of total  Amount   %of total  Amount   %of total  Amount   %of total
                             --------------------------------------------------------------------------------------------------
Commercial                   $ 3,490     5.01%   $ 4,579     6.31%   $ 5,969     8.53%   $ 5,321     8.29%   $ 5,028     8.36%
Commercial real estate        11,300    16.24%    10,281    14.16%     7,378    10.54%     7,192    11.21%   $ 6,928    11.52%
Residential real estate       35,046    50.35%    39,490    54.37%    34,710    49.58%    35,456    55.25%   $34,025    56.57%
Real estate construction         657     0.94%     1,095     1.51%     3,690     5.27%       772     1.20%   $   310     0.51%
Home equity                   12,493    17.96%    10,882    14.99%    12,078    17.25%    10,666    16.62%   $ 9,552    15.88%
Other consumer                 6,612     9.50%     6,288     8.66%     6,185     8.83%     4,772     7.43%   $ 4,304     7.16%
                             ------------------------------------------------------------------------------------------------
    Total Loans Outstanding  $69,598   100.00%   $72,615   100.00%   $70,010   100.00%   $64,179   100.00%   $60,147   100.00%
                             ================================================================================================

TABLE 7 summarizes the loan maturities and interest sensitivity for a segment of the loan portfolio.

                                     TABLE 7
          LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES
                        COMMERCIAL AND CONSTRUCTION LOANS
                                December 31, 2002

(DOLLARS IN THOUSANDS)
                                                                      1 year thru 5
                                                 1 year or less           years          After 5 years        Total
Maturity of loans receivable:
   Commercial and commercial real estate            $  7,503             $ 6,137            $ 1,150         $ 14,790
   Real estate-construction                                -                 657                  -         $    657
                                                 -------------------------------------------------------------------
      Total                                         $  7,503             $ 6,794            $ 1,150         $ 15,447
                                                 ===================================================================

                                                           1 year thru 5
                                                                 years      After 5 years
                                                           ------------------------------
Fixed interest rates                                          $ 2,932          $  1,150
Floating or adjustable interest rates                           3,862                 -
                                                           ============================
    Total                                                     $ 6,794          $  1,150
                                                           ============================

NEFFS BANCORP, INC. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

CREDIT RISK AND LOAN QUALITY

         The Corporation continues to strive to minimize credit risk. The Corporation's written lending policy requires underwriting, loan documentation and credit analysis standards to be met prior to the approval and funding of any loan. In accordance with that policy, internal loan review monitors the loan portfolio on an ongoing basis. The loan committee then prepares an analysis each quarter of the allowance for loan losses, which is then submitted to the Board of Directors for its assessment as to the adequacy of the allowance.

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

         Total non-performing loans (comprised of non-accruing loans and loans past due for more than 90 days) as of December 31, 2002 were $ 430 as compared to $369 as of December 31, 2001. Total nonperforming loans as a percentage of total loans were .62% at December 31, 2002 as compared to .51% at December 31, 2001. There was no foreclosed real estate at December 31, 2002, or December 31, 2001. Lenders continue to work with customers to minimize losses associated with non-accrual and delinquent accounts. In addition, management is not aware of any material potential loan problems that have not been disclosed herein.

NEFFS BANCORP, INC. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

         TABLE 8 presents detailed information about the Corporation's non-performing loans and non-performing assets for the period presented.

                                                                                      December 31,
                                                                --------------------------------------------------------
(DOLLARS IN THOUSANDS)                                            2002       2001        2000        1999         1998
                                                                --------------------------------------------------------
Non-accruing loans                                              $   227    $    298    $      4     $   136      $   260
Accruing loans past due 90 days or more                             203          71         263         337           56
Restructured loans                                                    -           -           -           -            -
                                                                --------------------------------------------------------
   Total nonperforming loans                                    $   430    $    369       $ 267     $   473      $   316
Foreclosed real estate                                                -           -          97           -            -
                                                                --------------------------------------------------------
   Total nonperforming assets                                   $   430    $    369       $ 364     $   473      $   316
                                                                ========================================================
Non-accrual loans:
   Interest income that would have been recorded on
      non-accrual loans                                              17          17           -          12           19

   Interest income for above loans included in net
      income for the period                                           -           7           2           -            -

Ratios:
   Nonperforming loans to total loans                              0.62%       0.51%       0.38%       0.74%        0.53%
   Allowance for loan losses to nonperforming loans              131.16%     120.60%     164.79%      97.46%      149.05%
   Nonperforming assets to total assets                            0.24%       0.24%       0.25%       0.34%        0.24%

   Commitments to lend additional funds to
      nonperforming loan customers                                    -           -           -           -            -

DEPOSITS

         Deposits are the major source of the Corporation's funds for lending and other investment purposes. Total deposits at December 31, 2002 were $146,535, an increase of $21,603, or 17.29%, over total deposits of $124,932 as of December 31, 2001. The Corporation experienced the following increases/(decreases) for the year 2002 as compared to 2001.

Non-interest bearing demand deposits                 2.94%
Interest-bearing demand deposits                    (0.56%)
Savings Deposits                                    53.10%
Time Deposits                                        4.00%

         The increase in savings deposits is due to favorable rates offered on these accounts as compared to the recent returns on NOW deposit investments in the marketplace.

NEFFS BANCORP, INC. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

         TABLE 9 displays the maturities and amounts of time certificates and other time deposits issued in denominations of $100 or more at December 31, 2002.

                                     TABLE 9
                               DEPOSIT MATURITIES

                                                                Time
(DOLLARS IN THOUSANDS)                                      Certificates
                                                            ------------
Three months or less                                          $  2,079
Over three months
   but within six months                                         1,245
Over six months
   but within twelve months                                      2,365
Over twelve months                                              13,669
                                                            ----------
      Total                                                   $ 19,358
                                                            ==========

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

         Sources of asset liquidity are provided through cash, amounts due from Banks, interest-bearing deposits with Banks and federal funds sold, which totaled $13,225 at December 31, 2002 as compared to $5,030 at December 31, 2001. Additional liquidity sources include principal payments on securities in the Bank's securities portfolio and cash flow from its amortizing loan portfolio. Selling securities available-for-sale, selling loans or raising additional capital may be used to meet longer-term liquidity needs. At December 31, 2002, available-for-sale securities totaling $10,044 were available for liquidity purposes as compared with $5,433 at December 31, 2001.

         Liability liquidity sources include attracting deposits at competitive rates. Core deposits at December 31, 2002 totaled $111,366 as compared to $95,851 at December 31, 2001. The Corporation has a $4 million federal fund line of credit with its main correspondent bank, Atlantic Central Bankers Bank. The Corporation had no federal funds purchased under this line at December 31, 2002 and 2001. The Corporation also has established a federal fund line of credit and other credit facilities with the Federal Home Loan Bank, which are reliable sources for short and long-term funds.

         Management is not aware of any demands, trends, commitments, or events that would result in the Bank's inability to meet anticipated or unexpected needs.

NEFFS BANCORP, INC. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

STOCKHOLDERS' EQUITY AND CAPITAL REQUIREMENTS/RATIOS

         The net effect of the activity in stockholders' equity resulted in an increase of $2,327 in total stockholders' equity to $32,825 at December 31, 2002 from $30,498 at December 31, 2001. Stockholders' equity increased in 2002 as a result of retained earnings of $2,206 plus an increase in accumulated other comprehensive income of $121. At December 31, 2002, the Bank had $21 in net unrealized gains on available-for-sale securities, as compared with $100 in net unrealized losses at December 31, 2001. Unrealized gains in 2002 of $ 121 were due mainly to increased market value of mortgage-backed securities. FAS 115 requires Banks to report securities classified as "available-for-sale" at fair value, with unrealized gains or losses, net of deferred income taxes, reported as a separate component of stockholders' equity. The FAS 115 adjustment is not included in the Corporation's calculation of regulatory capital ratios.

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

         Risk-based capital provides the basis for which all Banks are evaluated in terms of capital adequacy. Risk-based capital guidelines redefine the components of capital, categorize assets into risk classes and include certain off-balance sheet items in the calculation of capital requirements. The components of risk-based capital are segregated as Tier I and Tier II capital. Tier I capital is composed of total stockholders' equity reduced by goodwill and other intangible assets. Tier II capital is comprised of the allowance for loan losses and any qualifying debt obligations. Risk-based capital standards require all Banks to have Tier I capital of at least 4% and total capital (including Tier I capital) of at least 8% of risk-weighted assets.

         The Bank is also subject to leverage capital requirements. This requirement compares capital (using the definition of Tier I capital) to average balance sheet assets and is intended to supplement the risk-based capital ratio in measuring capital adequacy. The guidelines set a minimum leverage ratio of 3% for institutions that are highly rated in terms of safety and soundness, and which are not experiencing or anticipating any significant growth. Other institutions are expected to maintain capital levels of at least 1% or 2% above the minimum. As of December 31, 2002, the Bank has a Tier I leverage ratio of 18.3%.

         TABLE 10 provides a comparison of the Bank's risk-based capital ratios and leverage ratios.

                                          TABLE 10
                                       CAPITAL RATIOS

                                                              December 31,      December 31,
(DOLLARS IN THOUSANDS)                                            2002              2001
                                                              ------------------------------
Tier I, common stockholders' equity                           $   32,485        $   30,325
Tier II, allowable portion of allowance for loan losses              564               445
                                                              ----------------------------
      Total capital                                           $   33,049        $   30,770
                                                              ============================

Tier I risk-based capital ratio                                    39.93%            36.80%
Tier II risk-based capital ratio                                   40.62%            37.30%

NEFFS BANCORP, INC. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

         At December 31, 2002 and 2001, the Bank exceeded the minimum regulatory capital requirements to be considered a "well capitalized" financial institution under applicable federal regulations.

         Banking laws and regulations limit the amount of dividends that may be paid without prior approval of the Bank's regulatory agency. At December 31, 2002, dividends were restricted not to exceed $5,862. These restrictions have not had, and are not expected to have, a significant impact on the Corporation's ability to meet its cash obligations.

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

NEFFS BANCORP, INC. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

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

         As of December 31, 2002, the Corporation was more positively gapped than December 31, 2001 in terms of its "One Year" gap position. A positive gap position reflects the volume of interest rate sensitive assets to be greater than the volume of interest rate sensitive liabilities. In consideration of interest rates increasing, it is preferable to be in a positively gapped position since there are more interest rate sensitive assets that are either maturing or whose interest rates will be repricing upward, quicker than the maturity/repricing of the interest rate sensitive liabilities. This will enhance the Corporation's bottom line by improving the Corporation's net interest spread since it is expected that interest income will increase faster than interest expense.

         The Corporation's overall sensitivity to interest rate risk is low due to its non-complex balance sheet. The Corporation has the ability to expedite several strategies to manage interest rate risk, which include but are not limited to selling of residential mortgages, increasing/decreasing deposits via interest rate changes, borrowing from the Federal Home Loan Bank of Pittsburgh, and buying/selling investments.

NEFFS BANCORP, INC. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

         TABLE 11 presents the gap position for the Bank at December 31, 2002. This schedule summarizes how many fixed rate assets and liabilities will pay down over the periods of time defined in the table.

                                    TABLE 11
                          INTEREST RATE SENSITIVITY GAP

                                                             Maturity/Repricing Intervals
                                           ---------------------------------------------------------------
                                             1-3           3-12          1-3           3-5         Over 5
(DOLLARS IN THOUSANDS)                      Months        Months        Years         Years        Years         Total
                                           -----------------------------------------------------------------------------
Federal funds sold                         $  10,475     $      -     $       -     $       -     $      -      $ 10,475
Int. bearing deposits in the bank                  -           18             -             -            -            18

Other Securities                              11,112        1,851         1,556         2,608       53,549        70,676
MBS & CMO's                                      643        1,944         1,095         1,278       18,729        23,689
                                           -----------------------------------------------------------------------------
Total Interest Earning Securities             11,755        3,795         2,651         3,886       72,278        94,365

Total Loans                                   27,990       16,494        16,351         3,625        5,138        69,598
                                           -----------------------------------------------------------------------------
Total interest bearing assets                 50,220       20,307        19,002         7,511       77,416       174,456
                                           -----------------------------------------------------------------------------

NOW accounts                                   1,392            -         6,798             -            -         8,190
Savings                                        8,000            -        45,331             -            -        53,331
                                           -----------------------------------------------------------------------------
Total savings deposits                         9,392            -        52,129             -            -        61,521

CDs<$100,000                                   8,832       19,633        17,230         8,027            -        53,722
CDs>$100,000                                   2,181        3,509         6,895         6,773            -        19,358
                                           -----------------------------------------------------------------------------
Total time deposits                           11,013       23,142        24,125        14,800            -        73,080
                                           -----------------------------------------------------------------------------

Total Int. Bearing Liabilities                20,405       23,142        76,254        14,800            -       134,601
                                           -----------------------------------------------------------------------------

Rate-Sensitive Gap                         $  29,815     $ (2,835)    $ (57,252)    $  (7,289)    $ 77,416      $ 39,855
                                           =============================================================================

Cumulative Gap                             $  29,815     $ 26,980     $ (30,272)    $ (37,561)    $ 39,855
                                           ===============================================================

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

NEFFS BANCORP, INC. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

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

                                   FORM 10-K

The Corporation will provide, without charge to any shareholder, a copy of its 2002 Annual Report on Form 10-K as required to be filed with the Securities and Exchange Commission. Requests should be made, in writing, to:

                                   Neffs Bancorp, Inc.
                                   P. O. Box 10
                                   Neffs, PA 18065