Form 10-K, Exhibit 13
period 2003-12-31
NEFFS BANCORP INC
filed 2004-03-26
CIK 797838

EXHIBIT 13

                               NEFFS BANCORP, INC.

                          CONSOLIDATED FINANCIAL REPORT

                                DECEMBER 31, 2003

                                    DIRECTORS

                               OF THE CORPORATION

                                    AND BANK

Robert B. Heintzelman                             John J. Remaley

     John F. Simock                               Herman P. Snyder

                                 Mary Ann Wagner

                           OFFICERS OF THE CORPORATION

     John J. Remaley                              Herman P. Snyder
       President                                        Vice President

                              OFFICERS OF THE BANK

                              Herman P. Snyder
                                   Chairman of the Board

John J. Remaley                                   Kevin A Schmidt
        President                                   Executive Vice President and
                                                       Chief Executive Officer

Duane J. Costenbader                              Carol L. Jones
        Cashier and                                     Assistant Cashier and
    Chief Operations Officer                              Operations Officer

April 12, 2004

Dear Shareholder:

         In reviewing my comments in last year's Annual Report, I believe I could begin my message for the year recently ended with similar statements. I alluded to "uncertainty;" "the spiraling economy;" and "business and leadership scars of decisions." Indeed, the year proved to be one of uncertainties in the economy, as interest rates were reduced to their lowest levels in a long, long time. Many economists predicted that the economy would be regaining the lofty position it had previously held, but the recovery was slow to respond until late in the year. And, the decision-making process became much more difficult, as leadership had to be prepared for any sudden change in the markets.

         As your board of directors and management attempted to foresee the near and longer-term future, the obligation of operating a conservative, safe and growth-oriented organization - filled with uncertainties - became even more challenging. While still enjoying earlier planning decisions, it soon became evident that the business strategy of the day required continual attention.

         We note, with sadness, the passing of our director, associate, and long-time friend, Robert L. Wagner. Bob served with interest and dedication, and held high esteem for the organization. He is dearly missed.

         We welcome Mary Ann Wagner to the Board of Directors, named to fill a vacancy. Mary Ann provides a new prospective to the board, and adds the opportunity to attract new individuals and businesses to the organization. Welcome, Mary Ann!

         Duane J. Costenbader, an officer who served a long period of time and provided a solid background in banking, retired at the end of the year. We wish him good health and extend our best wishes in his retirement.

         And, to Michael J. Bailey, a hearty welcome as he assumes the duties and responsibilities of Cashier and Chief Operations Officer. His positions within the organization place him in direct relationship with the board of directors, the shareholders and the patrons. We look forward to his new ideas, experience and talent.

         We cannot overlook the labors of the staff and management. Working as a team, the results of their combined effort in the accompanying report are satisfying. And, as the members of the board continue to dedicate themselves in their tireless effort to improve and expand the organization, their results too, will be evident in the months and years ahead.

         And, we always need to recognize the confidence and patronage of our shareholders and clientele who form the foundation of the organization.

Cordially yours,
John J. Remaley
President & Chief
Executive Officer

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
Neffs Bancorp, Inc. and Subsidiary
Neffs, Pennsylvania

         We have audited the accompanying consolidated statements of financial condition of Neffs Bancorp, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Neffs Bancorp, Inc. and subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

                                             /s/ Beard Miller Company LLP

Allentown, Pennsylvania
January 9, 2004

NEFFS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                       DECEMBER 31,
                                                                            ---------------------------------
                                                                                 2003               2002
                                                                            --------------      -------------
                                                                            (IN THOUSANDS, EXCEPT SHARE DATA)
                               ASSETS

 Cash and due from banks                                                    $        4,806      $       2,732
 Interest bearing deposits with banks                                                   46                 18
 Federal funds sold                                                                  9,390             10,475
 Securities available for sale                                                      27,382             10,044
 Securities held to maturity, fair value 2003 $84,880; 2002 $85,914                 82,705             84,353
 Loans receivable, net of allowance for loan losses 2003 $637; 2002 $564            70,249             69,034
 Premises and equipment, net                                                         2,355              2,396
 Other assets                                                                        1,637              1,241
                                                                            --------------      -------------

      TOTAL ASSETS                                                          $      198,570      $     180,293
                                                                            ==============      =============

                LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
      Deposits:

            Non-interest bearing                                            $       13,107      $      11,934
            Interest bearing                                                       149,587            134,601
                                                                            --------------      -------------

      Total Deposits                                                               162,694            146,535

Other liabilities                                                                      821                933
                                                                            --------------      -------------

      TOTAL LIABILITIES                                                            163,515            147,468
                                                                            --------------      -------------

Stockholders' equity:

      Common stock, $1 par value; authorized 2,500,000 shares;
            issued 200,000 shares; outstanding 2003 197,091 shares; 2002
            196,431 shares                                                             200                200
      Paid-in capital                                                                  690                609
      Retained earnings                                                             34,853             32,610
      Accumulated other comprehensive income (loss)                                   (126)                21
      Treasury stock, at cost 2003 2,909 shares; 2002 3,569 shares                    (562)              (615)
                                                                            --------------      -------------

      TOTAL STOCKHOLDERS' EQUITY                                                    35,055             32,825
                                                                            --------------      -------------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $      198,570      $     180,293
                                                                            ==============      =============

See notes to consolidated financial statements.

NEFFS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME

                                                                               YEARS ENDED DECEMBER 31,
                                                                    ----------------------------------------------
                                                                        2003             2002             2001
                                                                    ------------     ------------     ------------
                                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME
      Interest and fees on loans                                    $      5,044     $      5,470     $      5,813
      Interest and dividends on investments:
            Taxable                                                        2,193            2,990            3,043
            Exempt from federal income taxes                               2,268            1,709            1,122
      Interest on federal funds sold                                         128              133               98
                                                                    ------------     ------------     ------------

            TOTAL INTEREST INCOME                                          9,633           10,302           10,076
                                                                    ------------     ------------     ------------

INTEREST EXPENSE
      Interest on deposits                                                 4,434            4,977            5,095
      Interest on short-term borrowings                                        -                -                3
                                                                    ------------     ------------     ------------

            TOTAL INTEREST EXPENSE                                         4,434            4,977            5,098
                                                                    ------------     ------------     ------------
            NET INTEREST INCOME                                            5,199            5,325            4,978

PROVISION FOR LOAN LOSSES                                                     88              170               37
                                                                    ------------     ------------     ------------

            NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES            5,111            5,155            4,941
                                                                    ------------     ------------     ------------

OTHER INCOME
      Service charges on deposit accounts                                    178              177              162
      Other service charges and fees                                          54               66               73
      Gain on sale of foreclosed real estate                                   -                -                7
      Other income                                                            41               43               22
      Net security gains                                                       -                1                5
                                                                    ------------     ------------     ------------

            TOTAL OTHER INCOME                                               273              287              269
                                                                    ------------     ------------     ------------

OTHER EXPENSES
      Salaries and employee benefits                                       1,121            1,003              931
      Occupancy                                                              165              119              112
      Furniture and equipment                                                151              120              126
      Pennsylvania shares tax                                                309              283              261
      Other expenses                                                         523              461              560
                                                                    ------------     ------------     ------------

            TOTAL OTHER EXPENSES                                           2,269            1,986            1,990
                                                                    ------------     ------------     ------------

            INCOME BEFORE INCOME TAXES                                     3,115            3,456            3,220
                                                                    ------------     ------------     ------------

INCOME TAX (BENEFIT) EXPENSE
      Current                                                                508              689              731
      Deferred                                                              (167)             (48)             (25)
                                                                    ------------     ------------     ------------

            TOTAL INCOME TAX EXPENSE                                         341              641              706
                                                                    ------------     ------------     ------------

            NET INCOME                                              $      2,774     $      2,815     $      2,514
                                                                    ============     ============     ============

EARNINGS PER SHARE, BASIC                                           $      14.11     $      14.33     $      12.80
                                                                    ============     ============     ============

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                               196,529          196,431          196,474
                                                                    ============     ============     ============

See notes to consolidated financial statements.

NEFFS BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Stockholders' Equity
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                                                                                         ACCUMULATED
                                                                                           OTHER                       TOTAL
                                                       COMMON     PAID-IN    RETAINED   COMPREHENSIVE   TREASURY   STOCKHOLDERS'
                                                        STOCK     CAPITAL    EARNINGS   INCOME (LOSS)     STOCK        EQUITY
                                                       --------   --------   --------   -------------   --------   -------------
                                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE - DECEMBER 31, 2000                            $    200   $    609   $ 28,322   $          17   $   (488)  $      28,660
                                                                                                                   -------------
Comprehensive income:
     Net income                                               -          -      2,514               -          -           2,514
     Change in unrealized net gains (losses) on
         securities available for sale, net of taxes          -          -          -            (117)         -            (117)
                                                                                                                   -------------

     TOTAL COMPREHENSIVE INCOME                                                                                            2,397
                                                                                                                   -------------

     Cash dividends declared on common stock, $2.20
         per share                                            -          -       (432)              -          -            (432)
     Purchase of treasury stock (653 shares)                  -          -          -               -       (127)           (127)
                                                       --------   --------   --------   -------------   --------   -------------

BALANCE - DECEMBER 31, 2001                                 200        609     30,404            (100)      (615)         30,498
                                                                                                                   -------------
Comprehensive income:
     Net income                                               -          -      2,815               -          -           2,815
     Change in unrealized net gains (losses) on
         securities available for sale, net of taxes          -          -          -             121          -             121
                                                                                                                   -------------

     TOTAL COMPREHENSIVE INCOME                                                                                            2,936
                                                                                                                   -------------

     Cash dividends declared on common stock, $3.10
         per share                                            -          -       (609)              -          -            (609)
                                                       --------   --------   --------   -------------   --------   -------------

BALANCE - DECEMBER 31, 2002                                 200        609     32,610              21       (615)         32,825
                                                                                                                   -------------
Comprehensive income:
     Net income                                               -          -      2,774               -          -           2,774
     Change in unrealized net gains (losses) on
         securities available for sale, net of taxes          -          -          -            (147)         -            (147)
                                                                                                                   -------------

     TOTAL COMPREHENSIVE INCOME                                                                                            2,627
                                                                                                                   -------------

     Cash dividends declared on common stock, $2.70
         per share                                            -          -       (531)              -          -            (531)
     Sale of treasury stock (660 shares)                      -         81          -               -         53             134
                                                       --------   --------   --------   -------------   --------   -------------

BALANCE - DECEMBER 31, 2003                            $    200   $    690   $ 34,853   $        (126)  $   (562)  $      35,055
                                                       ========   ========   ========   =============   ========   =============

See notes to consolidated financial statements.

NEFFS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               YEARS ENDED DECEMBER 31,
                                                                          ----------------------------------
                                                                            2003         2002         2001
                                                                          --------     --------     --------
                                                                                    (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
      Net income                                                          $  2,774     $  2,815     $  2,514
      Adjustments to reconcile net income to net cash provided by operating activities:
                Depreciation                                                   116          111          107
                Provision for loan losses                                       88          170           37
                Gain on sale of foreclosed real estate                           -            -           (7)
                Net amortization (accretion) of securities                     389         (447)        (431)
                Net security gains                                               -           (1)          (5)
                Deferred income tax (benefit) expense                         (167)         (48)         (25)
                (Increase) decrease in assets:
                     Accrued interest receivable                               (76)          18          186
                     Other assets                                              (77)           2          (11)
                Increase (decrease) in liabilities:
                     Accrued interest payable                                 (104)         (71)         (27)
                     Other liabilities                                          (8)         (15)           4
                                                                          --------     --------     --------

                  NET CASH PROVIDED BY OPERATING ACTIVITIES                  2,935        2,534        2,342
                                                                          --------     --------     --------

CASH FLOWS FROM INVESTING ACTIVITIES
      Net (increase) decrease in interest bearing deposits with banks          (28)          27            4
      Net (increase) decrease in federal funds sold                          1,085       (8,399)      (2,030)
      Purchases of securities available for sale                           (25,100)      (7,881)      (3,583)
      Purchases of securities held to maturity                             (33,881)     (41,852)     (33,357)
      Proceeds from maturities/calls and principal repayments of
            securities available for sale                                    7,295        3,453        1,191
      Proceeds from maturities/calls of securities held to maturity         35,384       28,169       28,382
      Net (increase) decrease in loans                                      (1,303)       2,966       (2,637)
      Proceeds from sale of foreclosed real estate                               -            -          104
      Purchases of premises and equipment                                      (75)        (188)        (322)
                                                                          --------     --------     --------

                  NET CASH USED IN INVESTING ACTIVITIES                    (16,623)     (23,705)     (12,248)
                                                                          --------     --------     --------

CASH FLOWS FROM FINANCING ACTIVITIES
      Net increase in deposits                                              16,159       21,603       11,211
      Dividends paid                                                          (531)        (609)        (432)
      Purchases of treasury stock                                                -            -         (127)
      Sales of treasury stock                                                  134            -            -
                                                                          --------     --------     --------

                  NET CASH PROVIDED BY FINANCING ACTIVITIES                 15,762       20,994       10,652
                                                                          --------     --------     --------

                  NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS       2,074         (177)         746

CASH AND CASH EQUIVALENTS - BEGINNING                                        2,732        2,909        2,163
                                                                          --------     --------     --------

CASH AND CASH EQUIVALENTS - ENDING                                        $  4,806     $  2,732     $  2,909
                                                                          ========     ========     ========
SUPPLEMENTARY CASH FLOWS INFORMATION
      Interest paid                                                       $  4,538     $  5,048     $  5,124
                                                                          ========     ========     ========

      Income taxes paid                                                   $    877     $    687     $    735
                                                                          ========     ========     ========

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

NATURE OF OPERATIONS

     The Bank operates from one location in Lehigh County, Pennsylvania. The Bank provides a full range of financial services to individuals, small businesses and corporate customers. The primary source of revenue is providing residential mortgages, consumer loans and commercial loans to customers located within the Lehigh Valley. The Bank's primary deposits are checking accounts, savings accounts and certificates of deposit. As a national bank, the Bank is subject to regulation of the Office of the Comptroller of Currency and the Federal Deposit Insurance Corporation. The Corporation is subject to regulations of the Federal Reserve Bank.

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

SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

     Most of the Corporation's activities are with customers located within the Lehigh Valley of Pennsylvania. Note 3 discusses the types of securities that the Corporation invests in. Note 4 discusses the types of lending that the Corporation engages in. The Corporation does not have any significant concentrations to any one industry or customer. Although, the Corporation has a diversified loan portfolio, exposure to credit loss can be adversely impacted by down turns in local economic and employment conditions.

SECURITIES

     Securities classified as held to maturity are those debt securities the Corporation has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for the amortization of premium and accretion of discount, computed by the interest method over the terms of the securities.

     Securities classified as available for sale are those debt securities that the Corporation intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movement in interest rates, changes in the maturity mix of the Corporation's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in other comprehensive income (loss), net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SECURITIES (CONTINUED)

     Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.

     Equity securities include restricted investments, primarily Federal Home Loan Bank stock, which is carried at cost. Federal law requires a member institution of the Federal Home Loan Bank system to hold stock of its district Federal Home Loan Bank according to a predetermined formula.

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

ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses and, subsequent recoveries, if any, are credited to the allowance.

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

     The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ALLOWANCE FOR LOAN LOSSES (CONTINUED)

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

FORECLOSED REAL ESTATE

     Foreclosed real estate is comprised of property acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure and loans classified as in-substance foreclosure. The Corporation includes such property in other assets. A loan is classified as in-substance foreclosure when the Corporation has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. Foreclosed assets initially are recorded at fair value, net of estimated selling costs, at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of cost or fair value minus estimated costs to sell. Revenues and expenses from operations and changes in the valuation allowance are included in other expenses.

PREMISES AND EQUIPMENT

     Premises and equipment are carried at cost less accumulated depreciation and amortization. For financial statement reporting and income tax purposes, depreciation is computed both on the straight-line and accelerated methods over the estimated useful lives of the premises and equipment. Charges for maintenance and repairs are expensed as incurred.

ADVERTISING COSTS

     The Corporation follows the policy of charging the costs of advertising to expense as incurred. Total advertising expense for the years ended December 31, 2003, 2002 and 2001 was $26,000, $19,000 and $26,000, respectively.

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

EMPLOYEE BENEFIT PLAN

     The Bank has a non-contributory defined contribution pension plan covering all employees having at least one year of service. Contribution amounts are determined annually by the Corporation and are charged to current operating expense. The expense amounted to $60,000, $61,000 and $59,000 for 2003, 2002 and 2001, respectively.

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

SEGMENT REPORTING

     The Corporation acts as an independent community financial services provider and offers traditional banking and related financial services to individual, business and government customers. The Corporation offers a full array of commercial and retail financial services, including the taking of time, savings and demand deposits; the making of commercial, consumer and mortgage loans and the providing of other financial services.

     Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial and retail operations of the Corporation. As such, discrete information is not available and segment reporting would not be meaningful.

NEW ACCOUNTING STANDARDS

     In November 2002, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This Interpretation expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under certain specified guarantees. Under FIN 45, the Corporation does not issue any guarantees that would require liability recognition or disclosure, other than its standby letters of credit, as discussed in Note 11. Adoption of FIN 45 did not have a significant impact on the Corporation's financial condition or results of operations.

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENT

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NEW ACCOUNTING STANDARDS (CONTINUED)

     In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 was revised in December 2003. This Interpretation provides new guidance for the consolidation of variable interest entities (VIEs) and requires such entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risk among parties involved. The Interpretation also adds disclosure requirements for investors that are involved with unconsolidated VIEs. The disclosure requirements apply to all financial statements issued after December 31, 2003. The consolidation requirements apply to companies that have interests in special purpose entities for periods ending after December 15, 2003. The adoption of this Interpretation did not have and is not expected to have an impact on the Corporation's financial condition or results of operations.

     In April 2003, the Financial Accounting Standards Board issued Statement No. 149, "Amendment of Statement No. 133, Accounting for Derivative Instruments and Hedging Activities." This Statement clarifies the definition of a derivative and incorporates certain decisions made by the Board as part of the Derivatives Implementation Group process. This Statement is effective for contracts entered into or modified and for hedging relationships designated after June 30, 2003 and should be applied prospectively. The provisions of the Statement that relate to implementation issues addressed by the Derivatives Implementation Group that have been effective should continue to be applied in accordance with their respective dates. Adoption of this standard did not have an impact on the Corporation's financial condition or results of operations.

     In May 2003, the Financial Accounting Standards Board issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This Statement requires that an issuer classify a financial instrument that is within its scope as a liability. Many of these instruments were previously classified as equity. This Statement was effective for financial instruments entered into or modified after May 31, 2003 and otherwise was effective beginning July 1, 2003. The adoption of this standard did not have an impact on the Corporation's financial condition or results of operations.

NOTE 2 - CASH AND DUE FROM BANKS

Regulations of the Board of Governors of the Federal Reserve System impose uniform reserve requirements on all depository institutions with transaction accounts (checking accounts, NOW accounts, etc.). Reserves are maintained in the form of vault cash or a non-interest bearing balance held with the Federal Reserve Bank. The Bank also, from time to time, maintains deposits with the Federal Reserve Bank and other banks for various services such as check clearing. The reserve requirement at December 31, 2003 and 2002 was $401,000 and $379,000, respectively.

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES

The amortized cost and fair values of securities are as follows:

                                                              DECEMBER 31, 2003
                                             ----------------------------------------------------
                                                             GROSS         GROSS
                                              AMORTIZED    UNREALIZED    UNREALIZED       FAIR
                                                COST         GAINS         LOSSES         VALUE
                                             ----------    ----------    ----------    ----------
                                                               (IN THOUSANDS)
SECURITIES AVAILABLE FOR SALE:
      Mortgage-backed securities             $   26,991    $      108    $     (299)   $   26,800
      Equity securities                             582             -             -           582
                                             ----------    ----------    ----------    ----------

                                             $   27,573    $      108    $     (299)   $   27,382
                                             ==========    ==========    ==========    ==========

                                                               DECEMBER 31, 2002
                                             ----------------------------------------------------

      Mortgage-backed securities             $    9,614    $       90    $      (58)   $    9,646
      Equity securities                             398             -             -           398
                                             ----------    ----------    ----------    ----------

                                             $   10,012    $       90    $      (58)   $   10,044
                                             ==========    ==========    ==========    ==========

                                                               DECEMBER 31, 2003
                                             ----------------------------------------------------

SECURITIES HELD TO MATURITY:
      Obligations of U.S. Government
            agencies                         $   21,992    $       90    $     (323)   $   21,759
      Obligations of states and political
            subdivisions                         50,571         2,212           (75)       52,708
      Corporate securities                        4,297            97           (12)        4,382
      Mortgage-backed securities                  5,845           186             -         6,031
                                             ----------    ----------    ----------    ----------

                                             $   82,705    $    2,585    $     (410)   $   84,880
                                             ==========    ==========    ==========    ==========

                                                               DECEMBER 31, 2002
                                             ----------------------------------------------------

      Obligations of U.S. Government
            agencies                         $   21,033    $      210    $      (25)   $   21,218
      Obligations of states and political
            subdivisions                         43,323         1,460          (110)       44,673
      Corporate securities                        6,320            86          (313)        6,093
      Mortgage-backed securities                 13,677           260            (7)       13,930
                                             ----------    ----------    ----------    ----------

                                             $   84,353    $    2,016    $     (455)   $   85,914
                                             ==========    ==========    ==========    ==========

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES (CONTINUED)

The amortized cost and fair values of securities at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                            AVAILABLE FOR SALE         HELD TO MATURITY
                                          ----------------------    ----------------------
                                          AMORTIZED      FAIR       AMORTIZED      FAIR
                                            COST         VALUE        COST         VALUE
                                          ---------    ---------    ---------    ---------
                                                          (IN THOUSANDS)
Due in one year or less                   $       -    $       -    $   1,230    $   1,247
Due after one year through five years             -            -        2,864        2,905
Due after five years through ten years            -            -       23,765       24,327
Due after ten years                               -            -       49,001       50,370
                                          ---------    ---------    ---------    ---------

                                                  -            -       76,860       78,849
Mortgage-backed securities                   26,991       26,800        5,845        6,031
Equity securities                               582          582            -            -
                                          ---------    ---------    ---------    ---------

                                          $  27,573    $  27,382    $  82,705    $  84,880
                                          =========    =========    =========    =========

Gross gains of $-0-, $1,000 and $5,000 were realized on calls of securities during 2003, 2002 and 2001, respectively. There were no gross realized losses during 2003, 2002 and 2001.

The changes in net unrealized holding gains (losses) on securities available for sale that has been included in other comprehensive income (loss) for the years ended December 31, 2003, 2002 and 2001 are as follows:

                                                       2003        2002        2001
                                                     --------    --------    --------
                                                              (IN THOUSANDS)
Gross change in unrealized gains (losses) on
      securities available for sale                  $   (223)   $    185    $   (172)
Reclassification adjustment for gains realized in
      income                                                -          (1)         (5)
                                                     --------    --------    --------

         NET UNREALIZED GAINS (LOSSES)                   (223)        184        (177)

Tax effect                                                 76          63         (60)
                                                     --------    --------    --------

         NET OF TAX AMOUNT                           $   (147)   $    121    $   (117)
                                                     ========    ========    ========

Securities with an amortized cost and fair value of approximately $3,450,000 and $3,469,000 at December 31, 2003 and $3,046,000 and $3,108,000 at December 31,
2002 were pledged to secure public deposits and for other purposes required or permitted by law.

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES (CONTINUED)

The following table shows the Corporation's investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2003:

                                     LESS THAN 12 MONTHS    12 MONTHS OR MORE          TOTAL
                                     -------------------   -------------------   -------------------
                                      FAIR    UNREALIZED    FAIR    UNREALIZED    FAIR    UNREALIZED
                                      VALUE     LOSSES      VALUE     LOSSES      VALUE     LOSSES
                                     -------  ----------   -------  ----------   -------  ----------
                                                              (IN THOUSANDS)
SECURITIES AVAILABLE FOR SALE:
     Mortgage-backed
         securities                  $18,776  $      297   $   998  $        2   $19,774  $      299

SECURITIES HELD TO MATURITY:
     Obligations of U.S.
         Government agencies          13,838         323                          13,838         323
     Obligations of states and
         political subdivisions        3,626          75         -           -     3,626          75
     Corporate securities                  -           -       638          12       638          12
                                     -------  ----------   -------  ----------   -------  ----------
       TOTAL TEMPORARILY
           IMPAIRED SECURITIES       $36,240  $      695   $ 1,636  $       14   $37,876  $      709
                                     =======  ==========   =======  ==========   =======  ==========

Unrealized losses detailed above relate primarily to U.S. Government agency, mortgage-backed and municipal securities. The Corporation has 66 securities in an unrealized loss position. The decline in fair value is due only to interest rate fluctuations. The Corporation has the intent and ability to hold such investments until maturity or market price recovery. None of the individual unrealized losses are significant.

NOTE 4 - LOANS

The composition of the Corporation's loan portfolio at December 31, 2003 and 2002 is as follows:

                              2003       2002
                            --------   --------
                              (IN THOUSANDS)
Commercial                  $  2,832   $  3,490
Commercial real estate        11,615     11,300
Residential real estate       35,239     35,046
Real estate construction         350        657
Home equity                   14,136     12,493
Other consumer                 6,714      6,612
                            --------   --------
                              70,886     69,598
Allowance for loan losses       (637)      (564)
                            --------   --------
                            $ 70,249   $ 69,034
                            ========   ========

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - ALLOWANCE FOR LOAN LOSSES

Transactions in the allowance for loan losses are summarized as follows:

                                                  2003   2002   2001
                                                  ----   ----   ----
                                                    (IN THOUSANDS)
Balance, beginning                                $564   $445   $440
     Provisions for loan losses                     88    170     37
     Recoveries on loans previously charged off     18      6      5
     Loans charged off                             (33)   (57)   (37)
                                                  ----   ----   ----
Balance, ending                                   $637   $564   $445
                                                  ====   ====   ====

Loans on which the accrual of interest has been discontinued amounted to $148,000 and $227,000 at December 31, 2003 and 2002, respectively. Loan balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, amounted to $327,000 and $203,000 at December 31, 2003 and 2002, respectively.

There were no impaired loans as of December 31, 2003 and 2002. The average recorded investment in impaired loans during 2003, 2002 and 2001 was $-0-, $116,000 and $599,000, respectively. Interest income on impaired loans of $-0-, $14,000 and $42,000 was recognized for cash payments received in 2003, 2002 and 2001, respectively.

NOTE 6 - PREMISES AND EQUIPMENT

The following summarizes premises and equipment at December 31, 2003 and 2002:

                                      2003       2002
                                    --------   --------
                                      (IN THOUSANDS)
Premises                            $  2,593   $  2,593
Furniture, fixtures and equipment      1,511      1,431
                                    --------   --------
                                       4,104      4,024
Accumulated depreciation              (1,987)    (1,866)
                                    --------   --------
                                       2,117      2,158
Land                                     238        238
                                    --------   --------
                                    $  2,355   $  2,396
                                    ========   ========

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - INTEREST BEARING DEPOSITS

Interest bearing deposits include certificates of deposit issued in denominations of $100,000 or greater which amounted to $21,936,000 and $19,358,000 at December 31, 2003 and 2002, respectively.

Interest bearing deposits at December 31, 2003 and 2002 are further detailed as follows:

                                         2003        2002
                                       ---------   ---------
                                          (IN THOUSANDS)
Savings accounts                       $  64,434   $  53,331
NOW accounts                               9,219       8,190
Certificates and other time deposits      75,934      73,080
                                       ---------   ---------
                                       $ 149,587   $ 134,601
                                       =========   =========

Time deposits at December 31, 2003 had the following scheduled maturities (in thousands):

2004    $27,594
2005     23,831
2006      9,378
2007      7,401
2008      7,730
        -------
        $75,934
        =======

NOTE 8 - BORROWINGS

The Bank has a line of credit commitment available from Atlantic Central Bankers Bank for borrowings up to $4,000,000 in federal funds. Borrowings on this line are repaid on a daily basis. There were no borrowings under this line of credit as of December 31, 2003 and 2002.

The Bank's maximum borrowing capacity with the Federal Home Loan Bank was $77,536,000. There were no borrowings outstanding at December 31, 2003 and 2002. Advances from the Federal Home Loan Bank are secured by qualifying assets of the Bank.

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - INCOME TAXES

The components of the net deferred tax asset at December 31, 2003 and 2002 are as follows:

                                                      2003    2002
                                                      -----  -------
                                                      (IN THOUSANDS)
AMT credit carryforward                               $ 153  $     -
Unrealized losses on securities available for sale       65        -
Allowance for loan losses                               166      141
Accrued benefits                                          8        9
                                                      -----  -------
       TOTAL DEFERRED TAX ASSETS                        392      150
                                                      -----  -------
Securities accretion                                     17       16
Unrealized gains on securities available for sale         -       11
Depreciation                                             21       12
                                                      -----  -------
       TOTAL DEFERRED TAX LIABILITIES                    38       39
                                                      -----  -------
       NET DEFERRED TAX ASSET                         $ 354  $   111
                                                      =====  =======

The income tax provision for financial reporting purposes differs from the amount computed by applying the statutory income tax rate to income before income taxes. The differences for the years ended December 31, 2003, 2002 and 2001 are as follows:

                                     2003                 2002                   2001
                                --------------   ----------------------    ---------------
                                         % OF                    % OF                % OF
                                        PRETAX                   PRETAX             PRETAX
                                AMOUNT  INCOME   AMOUNT          INCOME    AMOUNT   INCOME
                                ------  ------   ------          ------    ------   ------
                                                 (DOLLARS IN THOUSANDS)

Tax at statutory rate           $1,059     34%   $1,175             34%   $ 1,095     34%
Increase (decrease) resulting
     from:
     Nontaxable interest
         income                   (799)   (26)     (613)           (17)      (453)   (14)
     TEFRA interest expense
         disallowance               81      3        79              2         64      2
                                ------  -----    ------           ----     ------   ----
                                $  341     11%   $  641             19%    $  706     22%
                                ======  =====    ======           ====     ======   ====

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

The following is an analysis of loans to these parties during 2003 (in thousands):

Balances, January 1, 2003      $  789
     Advances                     319
     Repayments                  (188)
                               ------
Balances, December 31, 2003    $  920
                               ======

NOTE 11 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial condition. The contract or notional amounts of these instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.

The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit written is represented by the contract or notional amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The following table identifies the contract or notional amount of those instruments at December 31, 2003 and 2002:

                                               2003      2002
                                              -------   -------
                                               (IN THOUSANDS)
Commitments to grant loans                    $ 5,512   $ 2,159
Unfunded commitments under lines of credit      2,342     1,319
Letters of credit                                 683       298
                                              -------   -------
                                              $ 8,537   $ 3,776
                                              =======   =======

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

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED)

Outstanding letters of credit written are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Corporation requires collateral supporting these letters of credit as deemed necessary. The current amount of the liability as of December 31, 2003 for guarantees under standby letters of credit issued is not material.

NOTE 12 - DIVIDEND RESTRICTIONS

The amount of funds available to a parent from its subsidiary bank is limited for all national banks by restrictions imposed by the Comptroller of the Currency. A national bank is required to obtain the approval of the Comptroller of the Currency if the total of all dividends declared in any calendar year exceeds the Bank's net profits (as defined) for that year combined with its retained net profits for the preceding two calendar years. Under this formula, the Bank can declare dividends in 2004 of approximately $4,381,000 plus an additional amount equal to the Bank's net profits for 2004, up to the date of any such dividend declaration.

NOTE 13 - CAPITAL REQUIREMENTS

The Corporation and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weighting and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the tables below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 Capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2003, the most recent notification from the regulatory agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - CAPITAL REQUIREMENTS (CONTINUED)

The Corporation and Bank's actual capital ratios as of December 31, 2003 and 2002, and the maximum ratios required for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions are as follows:

                                                                                                            TO BE WELL
                                                                                                        CAPITALIZED UNDER
                                                                         FOR CAPITAL ADEQUACY           PROMPT CORRECTIVE
                                                       ACTUAL                  PURPOSES                 ACTION PROVISIONS
                                                 ------------------   ---------------------------  ----------------------------
                                                  AMOUNT      RATIO       AMOUNT        RATIO          AMOUNT          RATIO
                                                 ---------    -----   ---------------  ----------  --------------   -----------
                                                                        (DOLLARS IN THOUSANDS)
AS OF DECEMBER 31, 2003:
     Total capital (to risk-weighted assets):
         Neffs Bancorp, Inc.                     $  35,818    41.1%   $ > or = 6,967  > or = 8.0%            N/A
         The Neffs National Bank                    35,340    40.7      > or = 6,940  > or = 8.0   $ > or = 8,675   > or = 10.0%
     Tier 1 capital (to risk-weighted assets):
         Neffs Bancorp, Inc.                        35,181    40.4      > or = 3,484  > or = 4.0              N/A
         The Neffs National Bank                    34,703    40.0      > or = 3,470  > or = 4.0     > or = 5,205   > or =  6.0
     Tier 1 capital (to average assets):
         Neffs Bancorp, Inc.                        35,181    18.0      > or = 7,806  > or = 4.0              N/A
         The Neffs National Bank                    34,703    17.8      > or = 7,806  > or = 4.0     > or = 9,757   > or =  5.0
AS OF DECEMBER 31, 2002:
     Total capital (to risk-weighted assets):
         Neffs Bancorp, Inc.                     $  33,368    40.9%   $ > or = 6,530  > or = 8.0%             N/A
         The Neffs National Bank                    33,042    40.6      > or = 6,509  > or = 8.0   $ > or = 8,136   > or = 10.0%
     Tier 1 capital (to risk-weighted assets):
         Neffs Bancorp, Inc.                        32,804    40.2      > or = 3,265  > or = 4.0              N/A
         The Neffs National Bank                    32,478    39.9      > or = 3,255  > or = 4.0     > or = 4,882   > or =  6.0
     Tier 1 capital (to average assets):
         Neffs Bancorp, Inc.                        32,804    18.5      > or = 7,098  > or = 4.0              N/A
         The Neffs National Bank                    32,478    18.3      > or = 7,098  > or = 4.0     > or = 8,873   > or =  5.0

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Below are various estimated fair values at December 31, 2003 and 2002, as required by Statement of Financial Accounting Standards No. 107 ("FAS 107"). Such information, which pertains to the Corporation's financial instruments, is based on the requirements set forth in FAS 107 and does not purport to represent the aggregate net fair value of the Corporation. It is the Corporation's general practice and intent to hold its financial instruments to maturity, except for certain securities designated as securities available for sale, and not to engage in trading activities. Many of the financial instruments lack an available trading market, as characterized by a willing buyer and seller engaging in an exchange transaction. Therefore, the Corporation had to use significant estimations and present value calculations to prepare this disclosure.

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

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The estimated fair value amounts have been measured as of their respective year ends, and have not been reevaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at year end.

The following methods and assumptions were used by the Corporation in estimating financial instrument fair values:

CASH AND DUE FROM BANKS, INTEREST BEARING DEPOSITS WITH BANKS AND FEDERAL FUNDS SOLD

         The statement of financial condition carrying amounts for cash and due from banks, interest bearing deposits with banks and federal funds sold approximate the estimated fair values of such assets.

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

ACCRUED INTEREST RECEIVABLE

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

ACCRUED INTEREST PAYABLE

         The carrying amount of accrued interest approximates its fair value.

OFF-BALANCE SHEET INSTRUMENTS

         The fair value of commitments to extend credit and for outstanding letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account market interest rates, the remaining terms and present credit worthiness of the counterparties.

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The estimated fair value of the Corporation's financial instruments at December 31 are as follows:

                                             2003                    2002
                                     ---------------------   ---------------------
                                                 ESTIMATED               ESTIMATED
                                     CARRYING      FAIR      CARRYING      FAIR
                                      AMOUNT       VALUE       AMOUNT      VALUE
                                     ---------   ---------   ---------   ---------
                                                     (IN THOUSANDS)
Financial assets:
     Cash and short-term
         investments                 $  14,242   $  14,242   $  13,225   $  13,225
     Securities available for sale      27,382      27,382      10,044      10,044
     Securities held to maturity        82,705      84,880      84,353      85,914
     Loans, net                         70,249      73,102      69,034      73,288
     Accrued interest receivable         1,138       1,138       1,062       1,062

Financial liabilities:
     Deposits                          162,694     165,175     146,535     149,034
     Accrued interest payable              789         789         893         893

Off-balance sheet financial
     instruments:
     Commitments to extend credit
         and letters of credit               -           -           -           -

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - CONDENSED FINANCIAL INFORMATION OF NEFFS BANCORP, INC. (PARENT ONLY)

BALANCE SHEETS

                                                        DECEMBER 31,
                                                   ----------------------
                                                     2003         2002
                                                   ---------   ----------
                                                       (IN THOUSANDS)
         ASSETS
Cash                                               $     139   $        1
Investment in subsidiary                              34,577       32,499
Premises and equipment                                   259          265
Other assets                                              81           61
                                                   ---------   ----------
       TOTAL ASSETS                                  $35,056   $   32,826
                                                   =========   ==========
     LIABILITY AND STOCKHOLDERS' EQUITY

Liability, accounts payable                        $       1   $        1
Stockholders' equity                                  35,055       32,825
                                                   ---------   ----------
       TOTAL LIABILITY AND STOCKHOLDERS' EQUITY    $  35,056   $   32,826
                                                   =========   ==========

STATEMENTS OF INCOME

                                                   YEARS ENDED DECEMBER 31,
                                                  --------------------------
                                                    2003     2002      2001
                                                  -------   ------   -------
                                                        (IN THOUSANDS)
Dividends from subsidiary                         $   587   $  695   $   669
Rental income                                          10        8         -
Expenses                                               68       62       110
                                                  -------   ------   -------
       INCOME BEFORE INCOME TAXES AND EQUITY IN
           UNDISTRIBUTED EARNINGS OF SUBSIDIARY       529      641       559
Income tax benefit                                     20       18        37
                                                  -------   ------   -------
                                                      549      659       596
Equity in undistributed earnings of subsidiary      2,225    2,156     1,918
                                                  -------   ------   -------
       NET INCOME                                 $ 2,774   $2,815   $ 2,514
                                                  =======   ======   =======

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - CONDENSED FINANCIAL INFORMATION OF NEFFS BANCORP, INC. (PARENT ONLY) (CONTINUED)

STATEMENTS OF CASH FLOWS

                                                     YEARS ENDED DECEMBER 31,
                                                  -----------------------------
                                                   2003      2002        2001
                                                  -------   -------    --------
                                                        (IN THOUSANDS)
CASH FLOWS FROM OPERATING
   ACTIVITIES
   Net income                                     $ 2,774   $ 2,815    $  2,514
   Adjustments to reconcile net income to
      net cash provided by operating
      activities:
      Depreciation                                      6         7           6
      Equity in undistributed earnings of
      subsidiary                                   (2,225)   (2,156)     (1,918)
       (Increase) in other assets                     (20)      (18)        (37)
      Increase (decrease) in accounts payable           -         1          (3)
                                                  -------   -------    --------
   NET CASH PROVIDED BY OPERATING
      ACTIVITIES                                      535       649         562
                                                  -------   -------    --------
CASH FLOWS USED IN INVESTING
   ACTIVITIES
   Purchases of premises and equipment                  -       (39)         (3)
                                                  -------   -------    --------
CASH FLOWS FROM FINANCING
   ACTIVITIES
   Dividends paid                                    (531)     (609)       (432)
   Purchase of treasury stock                           -         -        (127)
   Sale of treasury stock                             134         -           -
                                                  -------   -------    --------
      NET CASH USED IN FINANCIAL ACTIVITIES          (397)     (609)       (559)
                                                  -------   -------    --------
      NET INCREASE IN CASH                            138         1           -
CASH - BEGINNING                                        1         -           -
                                                  -------   -------    --------
CASH - ENDING                                     $   139   $     1    $      -
                                                  =======   =======    ========

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

                                                                          DECEMBER 31,
(IN THOUSANDS, EXCEPT PER SHARE DATA)                   2003       2002       2001       2000       1999
----------------------------------------------------------------------------------------------------------
Interest Income
   Interest and fees on loans                         $  5,044   $  5,470   $  5,813   $  5,480   $  5,106
   Interest and dividends on securities                  4,461      4,699      4,165      4,209      4,079
   Interest on federal funds sold                          128        133         98         13        132
                                                      --------   --------   --------   --------   --------
Total interest income                                    9,633     10,302     10,076      9,702      9,317
Interest Expense
   Deposits                                              4,434      4,977      5,095      4,669      4,584
   Short-term borrowings                                     -          -          3         47          3
                                                      --------   --------   --------   --------   --------
Total interest expense                                   4,434      4,977      5,098      4,716      4,587
                                                      --------   --------   --------   --------   --------
Net interest income                                      5,199      5,325      4,978      4,986      4,730
Provision for loan losses                                   88        170         37          -          -
                                                      --------   --------   --------   --------   --------
Net interest income after provision
 for loan losses                                         5,111      5,155      4,941      4,986      4,730
Other operating income                                     273        287        269        301        442
Other operating expenses                                 2,269      1,986      1,990      1,785      1,697
                                                      --------   --------   --------   --------   --------
Income before taxes                                      3,115      3,456      3,220      3,502      3,475
Applicable income taxes                                    341        641        706        843        843
                                                      --------   --------   --------   --------   --------
Net income                                            $  2,774   $  2,815   $  2,514   $  2,659   $  2,632
                                                      ========   ========   ========   ========   ========

Per Share Data
   Basic earnings                                     $  14.11   $  14.33   $  12.80   $  13.43   $  13.26
   Dividends declared                                 $   2.70   $   3.10   $   2.20   $   2.10   $   2.00
   Average shares outstanding                          196,529    196,431    196,474    197,940    198,563

At End of Period
   Total assets                                       $198,570   $180,293   $156,449   $143,415   $137,397
   Securities                                          110,087     94,397     75,654     68,029     68,078
   Loans, net of unearned income                        70,886     69,598     72,616     70,010     64,179
   Allowance for loan losses                               637        564        445        440        461
   Deposits                                            162,694    146,535    124,932    113,721    109,214
   Stockholders' Equity                                 35,055     32,825     30,498     28,660     26,793

Key Ratios
   Return on average assets                               1.45%      1.67%      1.70%      1.90%      1.94%
   Return on average equity                               8.16%      8.85%      8.49%      9.54%     10.18%
   Net loans to deposit ratio                            43.18%     47.11%     57.77%     61.18%     58.34%
   Dividend payout ratio (dividends declared
     divided by net income)                              19.14%     21.63%     17.19%     15.63%     15.09%
   Equity to asset ratio (average equity divided by
     average total assets)                               17.73%     18.93%     20.06%     19.96%     19.03%

NEFFS BANCORP, INC AND SUBSIDIARY
QUARTERLY SUMMARY OF FINANCIAL DATA (UNAUDITED)

                                               2003
                                                          Three Months Ended
                                         March 31       June 30      September 30    December 31
                                        ----------    -----------    ------------    -----------
(IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income                         $    2,516    $     2,488    $      2,373    $     2,256
Interest expense                             1,116          1,115           1,112          1,091
                                        ----------    -----------    ------------    -----------
   Net interest income                       1,400          1,373           1,261          1,165
Provision for loan losses                       15             15              15             43
Other expenses, net of other income            479            489             500            528
                                        ----------    -----------    ------------    -----------
   Income before income taxes                  906            869             746            594
Income tax expense                             136            114              79             12
                                        ----------    -----------    ------------    -----------
   Net income                           $      770    $       755    $        667    $       582
                                        ==========    ===========    ============    ===========
Earnings per share - Basic              $     3.92    $      3.84    $       3.40    $      2.95
                                        ==========    ===========    ============    ===========


                                                2002
                                                          Three Months Ended
                                         March 31       June 30      September 30    December 31
                                        ----------    -----------    ------------    -----------
(IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income                         $    2,523    $     2,602    $     2,605     $     2,572
Interest expense                             1,216          1,244          1,277           1,240
                                        ----------    -----------    ------------    -----------
   Net interest income                       1,307          1,358          1,328           1,332

Provision for loan losses                       20             45             45              60
Other expenses, net of other income            409            461            418             411
                                        ----------    -----------    ------------    -----------
   Income before income taxes                  878            852            865             861

Income tax expense                             167            153            167             154
                                        ----------    -----------    ------------    -----------
   Net income                           $      711    $       699    $       698     $       707
                                        ==========    ===========    ============    ===========
Earnings per share - Basic              $     3.62    $      3.56    $      3.55     $      3.60
                                        ==========    ===========    ============    ===========

NEFFS BANCORP, INC AND SUBSIDIARY
COMMON STOCK INFORMATION

The Corporation's common stock is currently quoted on the National Quotations Bureau's Electronic Quotation Service ("Pink Sheets") under the trading symbol NEFB. The Corporation's common stock is traded over-the-counter from time to time, primarily in the Corporation's geographic service area, through several local market makers.

The following table sets forth the high and low bid quotations for the Corporation's common stock as reported for each quarterly period of the 2003 and 2002 fiscal years. This information is based on monthly reports from Boenning & Scattergood, Inc. (formerly known as F. J. Morrissey & Company, Inc.). There may have been other bids or transactions not known to the Corporation. The quotations reflect inter-dealer prices, do not include retail mark-ups, markdowns or commissions, and may not necessarily represent actual transactions.

                            COMMON STOCK INFORMATION

                                      Cash Dividends
   2003           HIGH       LOW         Per Share
--------------   -------   --------   --------------
First Quarter    $195.00   $ 194.00                -
Second Quarter    197.00     197.00   $         1.20
Third Quarter     199.00     197.00                -
Fourth Quarter    216.00     210.00             1.50

                                      Cash Dividends
    2002          HIGH       LOW         Per Share
--------------   -------   --------   --------------
First Quarter    $226.00   $ 182.00
Second Quarter    205.00     188.00   $         1.10
Third Quarter     205.00     192.00                -
Fourth Quarter    205.00     192.00             2.00

As of December 31, 2003, Neffs Bancorp, Inc. had 197,091 outstanding shares and approximately 612 shareholders, including beneficial owners whose stock is held in nominee name.

NEFFS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
                 YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

         The following is management's discussion and analysis of the significant changes in the financial condition and results of operations of Neffs Bancorp, Inc, (the "Corporation") and its wholly owned subsidiary The Neffs National Bank (the "Bank"). The consolidated financial condition and results of operations consist almost entirely of the Bank's financial condition and results of operations. This discussion should be read in conjunction with the financial tables, consolidated financial statements and notes to consolidated financial statements appearing elsewhere in this report. Current performance does not guarantee, assure or may not be indicative of similar performance in the future.

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

         Shareholders should note that many factors, some of which are discussed elsewhere in this document and in the documents that we incorporate by reference, could affect the future financial results of the Bank and could cause those results to differ materially from those expressed in our forward-looking statements contained or incorporated by reference in this document. These factors include the following:

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

CRITICAL ACCOUNTING POLICIES

       Disclosure of the Corporation's significant accounting policies is included in Note 1 of the consolidated financial statements. Certain of these policies are particularly sensitive requiring significant judgments, estimates and assumptions to be made by management. The allowance for loan losses is the critical accounting policy that requires significant management judgment.

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

NEFFS BANCORP, INC. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

OVERVIEW

         The Corporation's assets increased by 10.14% to $198,570 at December 31, 2003 from $180,293 at December 31, 2002. During the same period, net loans receivable increased $1,215, or 1.76% to $70,249 from $69,034, while deposits increased $16,159 or 11.03% to $162,694 from 146,535. Due to the slow loan growth, the increase in deposits was used to fund investments. Securities increased $15,690 or 16.6% to $110,087 from $94,397. In 2003, the Corporation recorded net income of $2,774 a decrease of 1.46% as compared with $2,815 in 2002.

RESULTS OF OPERATIONS

NET INTEREST INCOME AND NET INTEREST MARGIN

         The single largest component of the Corporation's primary operating income is net interest income. It is the amount by which interest earned on interest earning assets exceeds the interest paid on interest bearing liabilities. The change in interest income from year to year may be due to changes in interest rates, changes in volumes on interest earning assets and liabilities as well as changes in the mix of such assets and liabilities. The Corporation's primary interest earning assets are loans to businesses and individuals and investment securities. Interest bearing liabilities consist primarily of time deposits, NOW deposits, and savings deposits. Generally, changes in net interest income are measured by net interest rate spread and net interest margin. Net interest rate spread is equal to the difference between the average rate earned on interest earning assets and the average rate incurred on interest bearing liabilities. Net interest margin represents the difference between interest income (including net loan fees earned) and interest expense calculated as a percentage of average earning assets.

2003 COMPARED TO 2002

         Total interest income decreased by $669 or 6.49% to $9,633 for the year ended December 31, 2003 from $10,302 for the year ended December 31, 2002. This decrease is the result of the declining interest rate environment during 2003 and low loan growth.

         Total interest expense decreased by $543 or 10.91% to $4,434 in 2003 from $4,977 in 2002. This decrease was the result of the declining rate environment during 2003, which offset the increase in interest bearing liabilities.

         Net interest income decreased by $126 or 2.37% to $5,199 in 2003 from $5,325 in 2002. The Corporation's net interest rate spread decreased to 2.15% in 2003 from 2.33% in 2002, as the decrease in yields on earning assets outpaced the decrease in funding costs. The net interest margin decreased from 3.28% in 2002 to 2.83% in 2003. This decrease was due mainly to the decrease in net interest income compared to the growth of average earning assets.

2002 COMPARED TO 2001

         Total interest income increased by $226 or 2.24% to $10,302 for the year ended December 31, 2002 from $10,076 for the year ended December 31, 2001. This increase is the result of strong growth in the investment portfolio, which offset the decline in the yield on interest earning assets.

         Total interest expense decreased by $121 or 2.37%, to $4,977 in 2002 from $5,098 in 2001. This decrease was the result of the declining rate environment during 2002, which offset the growth in deposits.

NEFFS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

         Net interest income increased by $347 or 6.97% to $5,325 in 2002 from $4,978 in 2001. Even as interest rates were declining during 2002, the Corporation's net interest rate spread increased to 2.33% in 2002 from 2.26% in 2001, as decreased funding costs outpaced the decrease of earning asset yields. Net interest margin decreased from 3.50% in 2001 to 3.28% in 2002. This decrease was due mainly to a slower increase in net interest income compared to the growth of average earning assets. Although the average earning assets increased by 14% over 2001, the net interest income only increased by 7% over 2001.

NEFFS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

TABLE 1 presents a summary of the Bank's average balances; rates, interest income and expense, the interest rate spread and the net interest margin for the years ended December 31, 2003, 2002, and 2001.

                                     TABLE 1
            AVERAGE BALANCES, RATES AND INTEREST INCOME AND EXPENSE

Year Ended December 31,                              2003                             2002                             2001
                                       -----------------------------   -----------------------------   ----------------------------
                                         Average              Yield/    Average               Yield/   Average               Yield/
(DOLLARS IN THOUSANDS)                 Balance(5)  Interest    Rate    Balance(5)   Interest  Rate     Balance(5)  Interest  Rate
                                       ----------  ---------  ------   ----------   --------  ------   ----------  --------  ------
Interest earning assets:
   Loans receivable(1)                 $   69,730  $   5,044    7.26%  $   71,337   $  5,470    7.67%  $   71,928  $  5,813    8.08%
   Investment securities:
      Taxable                              53,471      2,193    4.10%      46,817      2,958    6.32%      43,516     3,043    6.99%
      Non-taxable(4)                       50,269      2,268    4.51%      36,212      1,716    4.74%      23,552     1,122    4.76%
   Other interest earning assets           10,234        128    1.25%       8,070        158    1.96%       3,350        98    2.93%
                                       ----------  ---------           ----------   --------  ------   ----------  --------  ------
   Total interest earning assets       $  183,704  $   9,633    5.24%  $  162,436   $ 10,302    6.34%  $  142,346  $ 10,076    7.08%
                                                   ---------                        --------  ------               --------  ------
Noninterest earning assets                  8,084                           5,713                           5,229
                                       ----------                      ----------                      ----------
   Total assets                        $  191,788                      $  168,149                      $  147,575
                                       ==========                      ==========                      ==========

Interest bearing liabilities:
   NOW                                 $    8,495  $      72    0.85%  $    7,798   $    100    1.28%  $    6,975  $    149    2.14%
   Savings                                 59,144      1,140    1.93%      44,108      1,245    2.82%      29,386       916    3.12%
   Certificates of deposit                 76,063      3,222    4.24%      72,182      3,632    5.03%      69,353     4,030    5.81%
Short term borrowings                                                           -          -    0.00%          37         3    8.11%
                                       ----------  ---------           ----------   --------  ------   ----------  --------  ------
   Total interest bearing liabilities  $  143,702  $   4,434    3.09%  $  124,088   $  4,977    4.01%  $  105,751  $  5,098    4.82%
                                                   ---------                        --------                       --------
Noninterest bearing liabilities:
   Demand deposits                         13,276                          11,831                          11,453
   Other liabilities                          801                             405                             764
Stockholders' Equity                       34,009                          31,825                          29,607
                                       ----------                      ----------                      ----------
   Total Liabilities and
      Stockholders' Equity             $  191,788                      $  168,149                      $  147,575
                                       ==========                      ==========                      ==========

Net interest income/spread(2)                      $   5,199    2.15%               $  5,325    2.33%              $  4,978    2.26%
                                                   ---------  ------                --------  ------               --------  ------
Net interest margin(3)                                          2.83%                           3.28%                          3.50%
                                                                                              ------                         ------

(1)      Average balances include non-accrual loans.

(2) Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities.

(3) Net interest margin represents net interest income as a percentage of average interest earning assets.

(4)      There have been no tax equivalent adjustments made to yields.

(5) Averages are not computed on daily averages. Average balances are computed based on an average of quarter-end balances.

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

                                     TABLE 2
                  RATE VOLUME ANALYSIS OF NET INTEREST INCOME
                        FOR THE YEAR ENDED, DECEMBER 31,

                                            2003/2002 Increase (Decrease)    2002/2001 Increase (Decrease)
                                            -----------------------------    -----------------------------
(DOLLARS IN THOUSANDS)                             Due to Change in                Due to Change in
                                             Volume      Rate       Net      Volume       Rate      Net
                                            -------    -------    -------    -------    -------   --------
Interest income:
   Loans receivable                         $  (121)   $  (305)   $  (426)   $   (48)   $  (295)  $   (343)
   Securities                                 1,024     (1,237)      (213)       819       (285)       534
   Other interest earning assets                 36        (66)       (30)        92        (57)        35
                                            -------    -------    -------    -------    -------   --------
   Total interest earning assets            $   939    $(1,608)   $  (669)   $   863    $  (637)  $    226
Interest expense:
   NOW/Money market                         $     8    $   (36)   $   (28)   $    16    $   (65)  $    (49)
   Savings                                      355       (460)      (105)       423        (94)       329
   Certificates of deposits                     187       (597)      (410)       159       (557)      (398)
   Other liabilities                              -          -          -         (1)        (2)        (3)
                                            -------    -------    -------    -------    -------   --------
      Total interest bearing liabilities    $   550    $(1,093)   $  (543)   $   597    $  (718)  $   (121)
                                            -------    -------    -------    -------    -------   --------
Net change in net interest income           $   389    $  (515)   $  (126)   $   266    $    81   $    347
                                            =======    =======    =======    =======    =======   ========

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

PROVISION FOR LOAN LOSSES

         Although the Corporation maintains sound credit practices, loan deterioration may occur resulting in the eventual charge off of the loans as losses. The provision for loan losses and the allowance for loan losses are based upon management's ongoing assessment of the Bank's credit exposure and consideration of other relevant factors. The allowance for loan losses is a valuation that is available to absorb potential yet undetermined future charge offs. The provision for loan losses is the amount charged against the Bank's earnings. Its appropriateness and adequacy are determined based upon several factors including:

         - a continuing review of delinquent, classified and non-accrual loans, large loans and overall portfolio quality,

         - analytical review of loan charge-off experience, delinquency rates and other relevant historical and peer statistical ratios,

         - management's judgment with respect to the nature of the portfolio, concentrations of credit and current and projected economic and business conditions and their impact on the existing portfolio, and

         - regular examinations and review of the portfolio by regulatory authorities.

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

         Allocations to commercial loan pools are developed by internal risk ratings and are based on management's judgment concerning historical loss trends and other relevant factors. Installment and residential mortgage loan allocations are made at a portfolio level based on historical loss experience adjusted for portfolio activity and current conditions. Estimated credit losses are based on the average annual rate of net charge-offs experienced over the previous two or three years on similar loans, adjusted for current condition and trends. While allocations are made to specific loans and pools of loans, the allowance is available for all loan losses.

         The provision for loan losses was $88 for 2003, $170 for 2002 and $37 for 2001. The provision for loan losses was decreased in 2003 due to low loan growth, historical loan experience and favorable projections. The provision for loan losses was increased in 2002 due to historical loan experience and unfavorable economic conditions and projections.

         The allowance for loan losses represented .90% of total loans receivable at December 31, 2003 as compared with .81% and .61% at December 31, 2002 and 2001, respectively. Management regularly assesses the appropriateness and adequacy of the allowance for loan losses in relation to credit exposure associated with individual borrowers, overall trends in the loan portfolio and other relevant factors, and believes the allowance is reasonable and adequate for each of the periods presented. The Corporation has no credit exposure to foreign countries or foreign borrowers.

NEFFS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

         TABLE 3 summarizes the Bank's loan loss experience for each of the five years ended December 31.

                                     TABLE 3
                         SUMMARY OF LOAN LOSS EXPERIENCE

                                                         Years Ended December 31

(DOLLARS IN THOUSANDS)                        2003       2002       2001       2000      1999
                                              ----       ----       ----       ----      ----
Average Loans Outstanding                   $69,730    $71,337    $71,928    $66,870    $62,036
                                            =======    =======    =======    =======    =======

Allowance for loan losses at January 1      $   564    $   445    $   440    $   461    $   471
Losses charged to allowance
     Commercial                                   -         27          7         13          -
     Real estate                                 28          -          6          -          -
     Consumer                                     5         30         24         12         11
                                            -------    -------    -------    -------    -------
                                                 33         57         37         25         11
                                            -------    -------    -------    -------    -------
Recoveries credited to allowance
     Commercial                                   9          -          -          -          -
     Real estate                                  -          -          -          -          -
     Consumer                                     9          6          5          4          1
                                            -------    -------    -------    -------    -------
                                                 18          6          5          4          1
                                            -------    -------    -------    -------    -------
Net charge-offs                                  15         51         32         21         10

Provision for loan losses                        88        170         37          -          -
                                            -------    -------    -------    -------    -------
Allowance for loan losses at December 31    $   637    $   564    $   445    $   440    $   461
                                            =======    =======    =======    =======    =======

Ratio of net charge-offs to average loans
   outstanding                                 0.02%      0.07%      0.04%      0.03%      0.02%

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

                  Management maintains an allowance for loan losses that it considers adequate based on the evaluation process that is performed on a quarterly basis. As part of this process, management considers it appropriate to maintain a portion of the allowance that is based on credit quality trends, loan volume, current economic trends and other uncertainties. This portion of the allowance for loan losses is reflected as the unallocated portion in the table below that indicates the distribution of the allowance as of the end of each of the last five years.

                      2003                 2002                 2001                 2000                 1999
                Amount   % of Loan   Amount   % of Loan   Amount   % of Loan   Amount   % of Loan   Amount   % of Loan
                ------------------   ------------------   ------------------   ------------------   ------------------
Commercial        $115      20.39%     $108      21.25%     $ 92      20.47%     $ 70      19.07%     $ 64      19.50%
Real estate        246      50.20%      235      69.25%      262      70.87%      257      72.10%      234      73.07%
Consumer           167      29.41%      126       9.50%       83       8.66%       86       8.83%       57       7.43%
Unallocated        109          -        95          -         8          -        27          -       106          -
                ------------------   ------------------   ------------------   ------------------   ------------------
   Total          $637     100.00%     $564     100.00%     $445     100.00%     $440     100.00%     $461     100.00%

NON-INTEREST INCOME

2003 COMPARED TO 2002

         Non-interest income consists primarily of service charges. Non-interest income for 2003 decreased $14 or 4.88%, to $273 from $287 in 2002. The decrease was primarily attributable to a change in the method of receiving commissions on loan insurance premiums.

2002 COMPARED TO 2001

         Non-interest income consists primarily of service charges. Non-interest income for 2002 increased $18 or 6.69%, to $287 from $269 in 2001. The increase was primarily attributable to service charges and fees associated with servicing a higher volume of deposit accounts, increased rental income, and increased income generated through safe deposit box rentals and MasterCard/Visa commissions.

NON-INTEREST EXPENSE

         Salary expense and employee benefits represent the largest component, or 49.41% of non-interest expenses. Non-interest expenses also include an array of other expenses such as:

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

-        Pennsylvania shares tax and FDIC assessment, and

- other types of expenses incurred as part of the normal course of operation of the Bank.

2003 COMPARED TO 2002

         Non-interest expenses for 2003 were $2,269, representing an increase of $283 or 14.25%, compared to $1,986 for 2002.

         Salary expenses and related employee benefits increased by $118 or 11.76%, to $1,121 for 2003 from $1,003 for 2002. This increase was due to the hiring of additional personnel; normal salary increases paid to employees and increased premium costs associated with group medical insurance. At December 31, 2003, there were 29 full-time equivalent employees as compared to 28 at December 31, 2002.

         Occupancy and equipment expenses increased by $77 or 32.22%, to $316 for 2003 from $239 for 2002. This increase was mainly due to maintenance and repairs made to the building throughout the year.

         Other expenses increased $62 or 13.45%, to $523 in 2003 from $461 in 2002. This increase is mostly related increases in Travel/Education Expenses, Stationary Expense, Loan and Collections, and Legal Fees.

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

         Other expenses decreased $99 or 17.68%, to $461 in 2002 from $560 in 2001. The major components of this decrease consist of fees associated with initial Securities and Exchange Commission filings which occurred in 2001. Due to the loss of two directors, expenses for director's fees have declined. The decreases in ATM transaction fees were offset by increasing fees charged to non-Bank customers, which lowered the ATM transaction fees

INCOME TAXES

         Income tax expense was $341 for 2003 as compared to $641 for 2002 and $706 for 2001. The 46.80% decrease in tax expense in 2003 as compared to 2002 was mainly the result of an increase of tax-free interest income and a decrease in pre-tax income. The decrease of 9.21% in 2002 as compared to 2001 was also the result of an increase in income from tax-free loans and securities.

NEFFS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NET INCOME

2003 COMPARED TO 2002

         Net income for 2003 was $ 2,774, a decrease of $41 or 1.46%, from $2,815 for 2002. This decrease is the result of the declining interest rate environment experienced during 2003.

         Basic Earnings per share for 2003 declined to $14.11 from $14.33 in 2002 due to the decrease in net income for 2003.

2002 COMPARED TO 2001

         Net income for 2002 was $ 2,815, an increase of $301 or 11.97%, from $2,514 for 2001. The increase in 2002 net income was the result of a $347 increase in net interest income, an increase in the provision for loan losses of $133, an increase of $18 in other income, a decrease of $4 in other expense and a decrease in income tax expense of $65.

         Basic Earnings per share for 2002 increased to $14.33 from 12.80 in 2001 due to the increase in net income.

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

         Although the Bank generally intends to hold its securities portfolio until maturity, a portion of the portfolio is classified as available-for-sale. Securities in the held to maturity category are accounted for at amortized cost. Available-for-sale securities are accounted for at fair value with unrealized gains or losses, net of income taxes, reported as a separate component of shareholders' equity. The Bank invests in securities for the yield they produce and not to profit from trading. The Bank holds no trading securities in its portfolio.

         The securities portfolio at December 31, 2003 totaled $110,087 as compared to $94,397 at December 31, 2002, an increase of $15,690, or 16.62%. Securities available-for-sale increased to $27,382 at December 31, 2003 compared to $10,044 at December 31, 2002, whereas securities held to maturity decreased to $82,705 at December 31, 2003, from $84,353 at December 31, 2002. Other than the U.S. Government and its agencies, the Bank holds no other securities of a single issuer whose aggregate carrying value exceeds 10% of shareholders' equity.

         The carrying value of the available-for-sale securities portfolio as of December 31, 2003 includes net unrealized losses of $191 (reflected as accumulated other comprehensive income of $126 in shareholders' equity, net of deferred income taxes of $65) compared to net unrealized gains of $32 (reflected as accumulated other comprehensive income of $21 in shareholders' equity, net of deferred income taxes of $11) as of December 31, 2002.

NEFFS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

         TABLE 4 illustrates the composition of the securities portfolio for the periods presented.

                                     TABLE 4
                                   SECURITIES

                                                       December 31,
(DOLLARS IN THOUSANDS)                           2003        2002      2001
                                                 ----        ----      ----
Held to maturity securities:
   U.S. Government agencies and corporations   $ 21,992   $ 21,033   $ 17,807
   State and political subdivisions              50,571     43,323     30,804
   Mortgage-backed securities                     5,845     13,677      9,674
   Corporate securities                           4,297      6,320     11,936

Available-for-sale securities:
   Mortgage-backed securities                    26,800      9,646      3,892
   US Treasury                                        -          -      1,018
   Equity                                           582        398        523
                                               --------   --------   --------
      Total securities                         $110,087   $ 94,397   $ 75,654
                                               ========   ========   ========

TABLE 5 presents the maturities and average weighted yields of the debt securities portfolio as of December 31, 2003.

                                     TABLE 5
              MATURITIES AND WEIGHTED AVERAGE YIELDS OF SECURITIES

                                                              After one but       After five but
                                         Within one year    within five years  within fifteen years  After fifteen years
                                         ------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                   Amount     Yield    Amount     Yield    Amount     Yield      Amount     Yield
Available for sale:
      Mortgage-backed securities         $     -    0.00%   $     56    6.04%   $ 14,109     4.38%    $ 12,635    5.28%

Held to maturity:
     U.S. government agencies                  -               1,500    3.00%     18,921     4.19%       1,571    7.01%
     State and political subdivisions(1)     630    9.83%      1,114    6.79%     34,949     7.12%      13,878    7.70%
     Mortgage-backed securities                -                   -                   2    12.00%       5,843    6.37%
     Other securities                        600    6.42%        250    6.20%      3,097     6.73%         350    6.75%
                                         -------    ----    --------    ----    --------     ----     --------    ----
                                           1,230               2,864              56,969                21,642
                                         -------            --------            --------              --------
                     Total               $ 1,230            $  2,920            $ 71,078              $ 34,277
                                         =======            ========            ========              ========

(1) Yields on tax-exempt debt securities have been computed on a fully tax-equivalent basis.

NEFFS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

LOANS

         The loan portfolio comprises a major component of the Corporation's earning assets. Net loans receivable increased $1,215, or 1.76% to $ 70,249 as of December 31, 2003 from $69,034 as of December 31, 2002. Net loans receivable represent 35.38% of total assets and 43.18% of total deposits as December 31, 2003 as compared to 38.29% and 47.11%, respectively, at December 31, 2002. All of the Corporation's loans are to domestic borrowers.

         Loan concentrations are considered to exist when the total amount of loans to any one or a multiple number of borrowers engaged in similar activities or have similar economic characteristics exceeds 10% of loans outstanding in any one category. At December 31, 2003, real estate loans amounted to $ 61,340 or 86.53% of total loans, and commercial and industrial loans amounted to $2,832, or 4.00% of total loans. Although such loans were not made to one specific borrower or industry, it is important to note that the quality of these loans is affected by the region's economy and real estate market. Management does not believe such a concentration poses a problem to the Bank at this time.

         Other than as described herein, management does not believe there are any trends, events, or uncertainties which are reasonably expected to have a material adverse impact on future results of operations, liquidity, or capital resources.

         TABLE 6 presents the composition of the total loan portfolio for the periods presented.

                                     TABLE 6
                             TOTAL LOANS OUTSTANDING

                                                                          December 31,
                                                                    (Dollars in thousands)
                                    2003                 2002                 2001               2000                1999
                               Amount  %of total   Amount   %of total  Amount   %of total  Amount  %of total   Amount   %of total
                              ---------------------------------------------------------------------------------------------------
Commercial                    $ 2,832     4.00%   $ 3,490     5.01%   $ 4,579     6.31%   $ 5,969     8.53%   $ 5,321     8.29%
Commercial real estate         11,615    16.39%    11,300    16.24%    10,281    14.16%     7,378    10.54%     7,192    11.21%
Residential real estate        35,239    49.71%    35,046    50.35%    39,490    54.37%    34,710    49.58%    35,456    55.25%
Real estate construction          350     0.49%       657     0.94%     1,095     1.51%     3,690     5.27%       772     1.20%
Home equity                    14,136    19.94%    12,493    17.96%    10,882    14.99%    12,078    17.25%    10,666    16.62%
Other consumer                  6,714     9.47%     6,612     9.50%     6,288     8.66%     6,185     8.83%     4,772     7.43%
                              -------   ------    -------   ------    -------   ------    -------   ------    -------   ------
    Total Loans Outstanding   $70,886   100.00%   $69,598   100.00%   $72,615   100.00%   $70,010   100.00%   $64,179   100.00%
                              =======   ======    =======   ======    =======   ======    =======   ======    =======   ======

NEFFS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

         TABLE 7 summarizes the loan maturities and interest sensitivity for a segment of the loan portfolio.

                                     TABLE 7
          LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES
                        COMMERCIAL AND CONSTRUCTION LOANS
                                December 31, 2003

                                             1 year     1 year thru   After 5
(DOLLARS IN THOUSANDS)                      or less       5 years      years     Total
Maturity of loans receivable:
   Commercial                               $ 4,629    $  7,824       $ 1,994   $ 14,447
   Real estate-construction                       -           -           350   $    350
                                            -------    --------       -------   --------
      Total                                 $ 4,629    $  7,824       $ 2,344   $ 14,797
                                            =======    ========       =======   ========

                                                   1 year thru       After 5
                                                    5 years           years
                                                    -------           -----
Fixed interest rates                                $  2,333         $ 1,223
Floating or adjustable interest rates                  5,491           1,121
                                                    --------         -------
    Total                                           $  7,824         $ 2,344
                                                    ========         =======

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

         Total non-performing loans (comprised of non-accruing loans and loans past due for more than 90 days) as of December 31, 2003 were $475 as compared to $430 as of December 31, 2002. Total nonperforming loans as a percentage of total loans were .67% at December 31, 2003 as compared to .62% at December 31, 2002. At December 31, 2003 there was foreclosed real estate of $10. As of December 31, 2002 and December 31, 2001, there was no foreclosed real estate. Lenders continue to work with customers to minimize losses associated with non-accrual and delinquent accounts. In addition, management is not aware of any material potential loan problems that have not been disclosed herein.

NEFFS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

         TABLE 8 presents detailed information about the Corporation's non-performing loans and non-performing assets for the period presented.

                                                                          December 31,
                                                         ------------------------------------------------
                (DOLLARS IN THOUSANDS)                   2003       2002       2001       2000       1999
                                                         ----       ----       ----       ----       ----
Non-accruing loans                                       $148       $227       $298       $  4       $136
Accruing loans past due 90 days or more                   327        203         71        263        337
                                                         ----       ----       ----       ----       ----
   Total nonperforming loans                             $475       $430       $369       $267       $473
Other real estate                                          10          -          -         97          -
                                                         ----       ----       ----       ----       ----
   Total nonperforming assets                            $485       $430       $369       $364       $473
                                                         ====       ====       ====       ====       ====
Non-accrual loans:
   Interest income that would have been recorded on
     non-accrual loans                                     15         18         17          -         12

   Interest income for above loans included in net
     income for the period                                 10         20          7          2          -

Ratios:
   Nonperforming loans to total loans                    0.67%      0.62%      0.51%      0.38%      0.74%
   Allowance for loan losses to nonperforming loans    134.11%    131.16%    120.60%    164.79%     97.46%
   Nonperforming assets to total assets                  0.24%      0.24%      0.24%      0.25%      0.34%

   Commitments to lend additional funds to
     nonperforming loan customers                           -          -          -          -          -

DEPOSITS

         Deposits are the major source of the Corporation's funds for lending and other investment purposes. Total deposits at December 31, 2003 were $162,694, an increase of $16,159, or 11.03%, over total deposits of $146,535 as of December 31, 2002. The Corporation experienced the following increases/(decreases) for the year 2003 as compared to 2002.

Non-interest bearing demand deposits                 9.83%
Interest-bearing demand deposits                    12.56%
Savings Deposits                                    20.82%
Time Deposits                                        3.91%

         The increase in savings deposits is due to favorable rates offered on these accounts as compared to the recent returns on NOW deposit investments in the marketplace.

NEFFS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

         TABLE 9 displays the maturities of time deposits issued in denominations of $100 or more at December 31, 2003.

                                     TABLE 9
                               DEPOSIT MATURITIES

                                   Time
(DOLLARS IN THOUSANDS)         Certificates
                               ------------
Three months or less             $ 1,565
Over three months
   but within six months           1,379
Over six months
   but within twelve months        3,108
Over twelve months                15,884
                                 -------
      Total                      $21,936
                                 =======

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

         Sources of asset liquidity are provided through cash, amounts due from banks, interest-bearing deposits with banks and federal funds sold, which totaled $14,242 at December 31, 2003 as compared to $13,225 at December 31, 2002. Additional liquidity sources include principal payments on securities in the Bank's securities portfolio and cash flow from its amortizing loan portfolio. Selling securities available-for-sale, selling loans or raising additional capital may be used to meet longer-term liquidity needs. At December 31, 2003, available-for-sale securities totaling $27,382 were available for liquidity purposes as compared with $10,044 at December 31, 2002.

         Liability liquidity sources include attracting deposits at competitive rates. Core deposits at December 31, 2003 totaled $123,647 as compared to $111,366 at December 31, 2002. The Corporation has a $4 million federal fund line of credit with its main correspondent bank, Atlantic Central Bankers Bank. The Corporation had no federal funds purchased under this line at December 31, 2003 and 2002. The Corporation also has established a line of credit and other credit facilities with the Federal Home Loan Bank, which are reliable sources for short and long-term funds.

         Management is not aware of any demands, trends, commitments, or events that would result in the Bank's inability to meet anticipated or unexpected needs.

         The corporation has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

NEFFS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

CONTRACTUAL OBLIGATIONS

         The following table represents the aggregate contractual obligations to make future payments as of December 31, 2003:

                         LESS THAN          1-3           3-5          OVER 5
                           1 YEAR          YEARS         YEARS         YEARS         TOTAL
                           ------          -----         -----         -----         -----
Time Deposits             $27,594        $33,209       $15,131           -         $75,934
                          =======        =======       =======           =         =======

OFF-BALANCE SHEET ARRANGEMENTS

         The Corporation's financial statements do not reflect off-balance sheet arrangements that are made in the normal course of business. Those off-balance sheet arrangements consist of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. These commitments, at December 31, 2003 totaled $8,537. This consisted of $5,512 in tax-exempt loans, commercial real estate, construction, and land development loans, $2,342 in home equity lines of credit, $683 in standby letters of credit and the remainder in other unused commitments. Because these instruments have fixed maturity dates, and because many of them will expire without being drawn upon, they do not generally present any significant liquidity risk to the Corporation.

         Management believes that any amounts actually drawn upon can be funded in the normal course of operations. The Corporation has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

SHAREHOLDERS' EQUITY AND CAPITAL REQUIREMENTS/RATIOS

         The net effect of the activity in shareholders' equity resulted in an increase of $2,230 in total shareholders' equity to $35,055 at December 31, 2003 from $32,825 at December 31, 2002. Shareholders' equity increased in 2003 as a result of retained earnings of $2,243, plus treasury stock sale of $134 less a decrease in accumulated other comprehensive income of $147. At December 31, 2003, the Bank had $126 in net unrealized losses on available-for-sale securities, as compared with $21 in net unrealized gains at December 31, 2002. Unrealized losses in 2003 of $ 126 were due mainly to decreased market value of mortgage-backed securities. FAS 115 requires Banks to report securities classified as "available-for-sale" at fair value, with unrealized gains or losses, net of deferred income taxes, reported as a separate component of shareholders' equity. The FAS 115 adjustment is not included in the Corporation's calculation of regulatory capital ratios.

         The Corporation places a significant emphasis on maintaining a strong capital base. The goals for capital planning are to build a strong capital base to allow for future growth, to support risks inherent in the Banking industry, to retain earnings to meet regulatory requirements and to provide an adequate return to shareholders.

         Current capital guidelines issued by federal regulatory authorities require the Corporation and the Bank to meet minimum risk-based capital ratios in an effort to make regulatory capital more responsive to the risk exposure related to on and off-balance sheet items.

NEFFS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

         Risk-based capital provides the basis for which all Banks are evaluated in terms of capital adequacy. Risk-based capital guidelines redefine the components of capital, categorize assets into risk classes and include certain off-balance sheet items in the calculation of capital requirements. The components of risk-based capital are segregated as Tier I and Tier II capital. Tier I capital is composed of total shareholders' equity reduced by goodwill and other intangible assets. Tier II capital is comprised of the allowance for loan losses and any qualifying debt obligations. Risk-based capital standards require the Corporation and the Bank to have Tier I capital of at least 4% and total capital (including Tier I capital) of at least 8% of risk-weighted assets.

         The Corporation and the Bank are also subject to leverage capital requirements. This requirement compares capital (using the definition of Tier I capital) to average balance sheet assets and is intended to supplement the risk-based capital ratio in measuring capital adequacy. The guidelines set a minimum leverage ratio of 3% for institutions that are highly rated in terms of safety and soundness, and which are not experiencing or anticipating any significant growth. Other institutions are expected to maintain capital levels of at least 1% or 2% above the minimum. As of December 31, 2003, the Bank has a Tier I leverage ratio of 17.8%.

         TABLE 10 provides a comparison of the Bank's risk-based capital ratios and leverage ratios. The Coporation's ratios are not significantly different.

                                    TABLE 10
                                 CAPITAL RATIOS

                                                         December 31,  December 31,
(DOLLARS IN THOUSANDS)                                       2003         2002
                                                         ------------  ------------
Tier I, common stockholder's equity                         $34,704      $32,478
Tier II, allowable portion of allowance for loan losses         637          564
                                                            -------      -------
      Total capital                                         $35,341      $33,042
                                                            =======      =======
Tier I risk-based capital ratio                               40.00%       39.93%
Tier II risk-based capital ratio                              40.74%       40.62%

         At December 31, 2003 and 2002, the Bank exceeded the minimum regulatory capital requirements to be considered a "well capitalized" financial institution under applicable federal regulations.

         Banking laws and regulations limit the amount of dividends that may be paid without prior approval of the Bank's regulatory agency. At December 31, 2003, dividends were restricted not to exceed $4.4 million. These restrictions have not had, and are not expected to have, a significant impact on the Corporation's ability to meet its cash obligations.

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

         The principal objective of the Corporation's asset/liability management activities is to provide consistently higher levels of net interest income while maintaining acceptable levels of interest rate and liquidity risk and facilitating the funding needs of the Corporation. The Corporation utilizes an interest rate sensitivity model as the primary quantitative tool in measuring the amount of interest rate risk that is present. The traditional maturity "gap" analysis, which reflects the volume difference between interest rate sensitive assets and liabilities during a given time period, is reviewed quarterly by management and the Asset/Liability Committee (ALCO) of the Bank. A positive gap occurs when the amount of interest sensitive assets exceeds interest sensitive liabilities. This position would contribute positively to net income in a rising rate environment. Conversely, if the balance sheet has more interest sensitive liabilities maturing/repricing than interest sensitive assets, the balance sheet is liability sensitive or negatively gapped. This position would contribute positively to net income in a falling rate environment. Management continues to monitor sensitivity in order to avoid overexposure to changing interest rates, while maintaining adequate capital and liquidity levels. Adjustments to the mix of assets and liabilities are made periodically in an effort to give the Bank dependable and steady growth in net interest income regardless of the behavior of interest rates in general.

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

         As of December 31, 2003 the Corporation was more positively gapped than December 31, 2002 in terms of its "One Year" gap position. A positive gap position reflects the volume of interest rate sensitive assets to be greater than the volume of interest rate sensitive liabilities. In consideration of interest rates increasing, it is preferable to be in a positively gapped position since there are more interest rate sensitive assets that are either maturing or whose interest rates will be repricing upward, quicker than the maturity/repricing of the interest rate sensitive liabilities. This will enhance the Corporation's bottom line by improving the Corporation's net interest spread since it is expected that interest income will increase faster than interest expense

         The Corporation's overall sensitivity to interest rate risk is low due to its non-complex balance sheet. The Corporation has the ability to expedite several strategies to manage interest rate risk, which include but are not limited to selling of residential mortgages, increasing/decreasing deposits via interest rate changes, borrowing from the Federal Home Loan Bank of Pittsburgh, and buying/selling investments.

NEFFS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

         TABLE 11 presents the gap position for the Bank at December 31, 2003. This schedule summarizes how many fixed rate assets and liabilities will pay down over the periods of time defined in the table.

                          INTEREST RATE SENSITIVITY GAP

                                                Maturity/Repricing Intervals
                                      -----------------------------------------------
                                        1-3      3-12      1-3        3-5     Over 5
(DOLLARS IN THOUSANDS)                 Months   Months    Years      Years    Years      Total
                                      -------   ------   --------   -------  --------   --------
Federal funds sold                    $ 9,390   $    -   $      -   $     -  $      -   $  9,390
Int. bearing deposits in the bank           -       46          -         -         -         46
                                                                                               -
Other Securities                       11,467      583        257     2,197    62,356     76,860
MBS & CMO's                             1,005    3,054      3,207     3,660    21,719     32,645
                                      -------   ------   --------   -------  --------   --------
Total Interest Earning Securities      12,472    3,637      3,464     5,857    84,075    109,505
                                                                                               -
Total Loans                            24,005   16,816     17,689     5,015     7,361     70,886
                                      -------   ------   --------   -------  --------   --------
Total interest bearing assets          45,867   20,499     21,153    10,872    91,436    189,827
                                      -------   ------   --------   -------  --------   --------
                                                                                               -
NOW accounts                            1,475        -      7,744         -         -      9,219
Savings                                 7,732        -     56,702         -         -     64,434
                                      -------   ------   --------   -------  --------   --------
Total savings deposits                  9,207        -     64,446         -         -     73,653
                                                                                               -
CDs<$100,000                            6,911   14,631     22,343    10,113         -     53,998
CDs>$100,000                            1,565    4,487     10,866     5,018         -     21,936
                                      -------   ------   --------   -------  --------   --------
Total time deposits                     8,476   19,118     33,209    15,131         -     75,934
                                                                                               -
Total Int. Bearing Liabilities         17,683   19,118     97,655    15,131         -    149,587
                                                                                               -
Rate-Sensitive Gap                     28,184    1,381    (76,502)   (4,259)   91,436     40,240

Cumulative Gap                         28,184   29,565    (46,937)  (51,196)   40,240

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

                                    FORM 10-K

The Corporation will provide, without charge to any shareholder, a copy of its 2003 Annual Report on Form 10-K as required to be filed with the Securities and Exchange Commission. Requests should be made, in writing, to:

                                        Neffs Bancorp, Inc.
                                        P. O. Box 10
                                        Neffs, PA  18065