Form 10-K, Exhibit 13
period 2004-12-31
NEFFS BANCORP INC
filed 2005-03-30
CIK 797838

                               NEFFS BANCORP, INC.

                          CONSOLIDATED FINANCIAL REPORT

                                DECEMBER 31, 2004

                                                                               .
                                                                               .
                                                                               .
                                    DIRECTORS

                               OF THE CORPORATION

                                    AND BANK

 Robert B. Heintzelman                               John J. Remaley

    Kevin A. Schmidt                                 John F. Simock

    Herman P. Snyder                                 Mary Ann Wagner

                           OFFICERS OF THE CORPORATION

 John J. Remaley                                         Herman P. Snyder
    President                                             Vice President

 Kevin A. Schmidt                                          Dawn E. Hamm
    Treasurer                                                Secretary

                              OFFICERS OF THE BANK

                                Herman P. Snyder
                              Chairman of the Board

      John J. Remaley                                    Kevin A Schmidt
         President                                Executive Vice President and
                                                     Chief Executive Officer

     Michael J. Bailey                                    Carol L. Jones
        Cashier and                                    Assistant Cashier and
  Chief Operations Officer                               Operations Officer

April 11, 2005

Dear Shareholder:

     As we reached the end of calendar year 2004, the board of directors and management could look back at another successful year of operation for the corporation. During its short existence, Neffs Bancorp, Inc. has proved its worthiness, providing a parent company for its subsidiary, The Neffs National Bank. It's apparent that the allegiance, trust and compatibility of the staff are the true indicators of performance and are responsible for achieving our goals. The people of our company have performed admirably, and their efforts should not go unnoticed. To them we humbly say "Thank You!" for a job well-done.

     As one reflects on corporate accomplishments during the year, uncertainty enters prominently. The ever-present and serious consequences presented by our nation's involvement in foreign and domestic unrest, and the constant threat being imposed upon all of us, requires that we take a renewed look at where we've been and where we want to be. The attitude assumed by management and your board of directors in their cautious, yet concentrated style, appear to meet the new and different challenges of the day.

     The Neffs National Bank is embarking on a new, up-dated and forward-looking style of operation, involving the use of the Worldwide Web and the Internet, expanding our services to our clientele. Our hope is that our patrons will engage and utilize those services as anxiously as our management team is in presenting them. Become involved as the announcements are made.

     The continuing confidence of the shareholders cannot be over-emphasized. Their decision to invest in the shares of the corporation forms the basis for everything that has and will continue to occur. The board of directors continues to operate as an open board, welcoming your comments and opinions on the many issues it continually faces. Please feel free to contact any one of them at any time.

Cordially yours,


-------------------------------------
John J. Remaley
President

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Neffs Bancorp, Inc. and Subsidiary
Neffs, Pennsylvania

     We have audited the accompanying consolidated statements of financial condition of Neffs Bancorp, Inc. and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Neffs Bancorp, Inc. and subsidiary as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.


                                        /S/ BEARD MILLER COMPANY LLP

Allentown, Pennsylvania
January 7, 2005

NEFFS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                              DECEMBER 31,
                                                                          -------------------
                                                                            2004       2003
                                                                          --------   --------
                                                                             (IN THOUSANDS,
                                                                           EXCEPT SHARE DATA)
                                     ASSETS
Cash and due from banks                                                   $  4,076   $  4,806
Interest bearing deposits with banks                                            23         46
Federal funds sold                                                           1,778      9,390
Securities available for sale                                               44,148     27,382
Securities held to maturity, fair value 2004 $81,416; 2003 $84,880          79,319     82,705
Loans receivable, net of allowance for loan losses 2004 $663; 2003 $637     76,315     70,249
Premises and equipment, net                                                  2,308      2,355
Other assets                                                                 1,836      1,637
                                                                          --------   --------
   TOTAL ASSETS                                                           $209,803   $198,570
                                                                          ========   ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Deposits:
      Non-interest bearing                                                $ 14,182   $ 13,107
      Interest bearing                                                     157,470    149,587
                                                                          --------   --------
   Total Deposits                                                          171,652    162,694

Other liabilities                                                              835        821
                                                                          --------   --------
    TOTAL LIABILITIES                                                      172,487    163,515
                                                                          --------   --------

Stockholders' equity:
   Common stock, $1 par value; authorized 2,500,000 shares;
      issued 200,000 shares; outstanding 197,091 shares                        200        200
   Paid-in capital                                                             690        690
   Retained earnings                                                        37,319     34,853
   Accumulated other comprehensive loss                                       (331)      (126)
   Treasury stock, at cost 2,909 shares                                       (562)      (562)
                                                                          --------   --------
   TOTAL STOCKHOLDERS' EQUITY                                               37,316     35,055
                                                                          --------   --------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                             $209,803   $198,570
                                                                          ========   ========

See notes to consolidated financial statements.

NEFFS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME

                                                               YEARS ENDED DECEMBER 31,
                                                            ------------------------------
                                                              2004       2003       2002
                                                            --------   --------   --------
                                                                (DOLLARS IN THOUSANDS,
                                                                EXCEPT PER SHARE DATA)
INTEREST INCOME
   Interest and fees on loans                               $  4,747   $  5,044   $  5,470
   Interest and dividends on investments:
      Taxable                                                  3,075      2,193      2,990
      Exempt from federal income taxes                         2,158      2,268      1,709
Interest on federal funds sold                                    67        128        133
                                                            --------   --------   --------
      TOTAL INTEREST INCOME                                   10,047      9,633     10,302

INTEREST EXPENSE, DEPOSITS                                     4,082      4,434      4,977
                                                            --------   --------   --------
      NET INTEREST INCOME                                      5,965      5,199      5,325

PROVISION FOR LOAN LOSSES                                         36         88        170
                                                            --------   --------   --------
      NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES      5,929      5,111      5,155
                                                            --------   --------   --------

OTHER INCOME
   Service charges on deposit accounts                           177        178        177
   Other service charges and fees                                 44         54         66
   Other income                                                   47         41         43
   Net security gains                                             --         --          1
                                                            --------   --------   --------
      TOTAL OTHER INCOME                                         268        273        287
                                                            --------   --------   --------
OTHER EXPENSES
   Salaries and employee benefits                              1,137      1,121      1,003
   Occupancy                                                     148        165        119
   Furniture and equipment                                       151        151        120
   Pennsylvania shares tax                                       288        309        283
   Other expenses                                                661        523        461
                                                            --------   --------   --------
      TOTAL OTHER EXPENSES                                     2,385      2,269      1,986
                                                            --------   --------   --------
      INCOME BEFORE INCOME TAXES                               3,812      3,115      3,456
                                                            --------   --------   --------

INCOME TAX (BENEFIT) EXPENSE
   Current                                                       710        508        689
   Deferred                                                     (103)      (167)       (48)
                                                            --------   --------   --------
      TOTAL INCOME TAX EXPENSE                                   607        341        641
                                                            --------   --------   --------
      NET INCOME                                            $  3,205   $  2,774   $  2,815
                                                            ========   ========   ========
EARNINGS PER SHARE, BASIC                                   $  16.26   $  14.11   $  14.33
                                                            ========   ========   ========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                   197,091    196,529    196,431
                                                            ========   ========   ========

See notes to consolidated financial statements.

NEFFS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

                                                                             ACCUMULATED
                                                                                OTHER                      TOTAL
                                              COMMON   PAID-IN   RETAINED   COMPREHENSIVE   TREASURY   STOCKHOLDERS'
                                               STOCK   CAPITAL   EARNINGS   INCOME (LOSS)     STOCK        EQUITY
                                              ------   -------   --------   -------------   --------   -------------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE - DECEMBER 31, 2001                    $200      $609    $30,404        $(100)       $(615)       $30,498
                                                                                                          -------
Comprehensive income:
   Net income                                    --        --      2,815           --           --          2,815
   Change in unrealized net gains (losses)
      on securities available for sale, net
      of taxes                                   --        --         --          121           --            121
                                                                                                          -------
   TOTAL COMPREHENSIVE INCOME                                                                               2,936
                                                                                                          -------
   Cash dividends declared on common
      stock, $3.10 per share                     --        --       (609)          --           --           (609)
                                               ----      ----    -------        -----        -----        -------

BALANCE - DECEMBER 31, 2002                     200       609     32,610           21         (615)        32,825
                                                                                                          -------
Comprehensive income:

   Net income                                    --        --      2,774           --           --          2,774
   Change in unrealized net gains (losses)
      on securities available for sale, net
      of taxes                                   --        --         --         (147)          --           (147)
                                                                                                          -------
   TOTAL COMPREHENSIVE INCOME                                                                               2,627
                                                                                                          -------
   Cash dividends declared on common
      stock, $2.70 per share                     --        --       (531)          --           --           (531)
   Sale of treasury stock (660 shares)           --        81         --           --           53            134
                                               ----      ----    -------        -----        -----        -------
BALANCE - DECEMBER 31, 2003                     200       690     34,853         (126)        (562)        35,055
                                                                                                          -------
Comprehensive income:
   Net income                                    --        --      3,205           --           --          3,205
   Change in unrealized net gains (losses)
      on securities available for sale, net
      of taxes                                   --        --         --         (205)          --           (205)
                                                                                                          -------
   TOTAL COMPREHENSIVE INCOME                                                                               3,000
                                                                                                          -------

   Cash dividends declared on common
      stock, $3.75 per share                     --        --       (739)          --           --           (739)
                                               ----      ----    -------        -----        -----        -------
BALANCE - DECEMBER 31, 2004                    $200      $690    $37,319        $(331)       $(562)       $37,316
                                               ====      ====    =======        =====        =====        =======

See notes to consolidated financial statements.

NEFFS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    YEARS ENDED DECEMBER 31,
                                                                 ------------------------------
                                                                   2004       2003       2002
                                                                 --------   --------   --------
                                                                         (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                    $  3,205   $  2,774   $  2,815
   Adjustments to reconcile net income to net cash provided by operating activities:
         Depreciation                                                 124        116        111
         Provision for loan losses                                     36         88        170
         Net amortization (accretion) of securities                   193        389       (447)
         Net security gains                                            --         --         (1)
         Deferred income tax benefit                                 (103)      (167)       (48)
         (Increase) decrease in assets:
            Accrued interest receivable                               (47)       (76)        18
            Other assets                                               46        (77)         2
         Increase (decrease) in liabilities:
            Accrued interest payable                                  (19)      (104)       (71)
            Other liabilities                                          33         (8)       (15)
                                                                 --------   --------   --------
         NET CASH PROVIDED BY OPERATING ACTIVITIES                  3,468      2,935      2,534
                                                                 --------   --------   --------

CASH FLOWS FROM INVESTING ACTIVITIES
   Net (increase) decrease in interest bearing deposits with
      banks                                                            23        (28)        27
   Net (increase) decrease in federal funds sold                    7,612      1,085     (8,399)
   Purchases of securities available for sale                     (24,647)   (25,100)    (7,881)
   Purchases of securities held to maturity                        (9,623)   (33,881)   (41,852)
   Proceeds from maturities/calls and principal repayments of
      securities available for sale                                 7,370      7,295      3,453
   Proceeds from maturities/calls of securities held to
      maturity                                                     13,017     35,384     28,169
   Net (increase) decrease in loans                                (6,102)    (1,303)     2,966
   Proceeds from sale of foreclosed real estate                        10         --         --
   Purchases of premises and equipment                                (77)       (75)      (188)
                                                                 --------   --------   --------
         NET CASH USED IN INVESTING ACTIVITIES                    (12,417)   (16,623)   (23,705)
                                                                 --------   --------   --------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in deposits                                         8,958     16,159     21,603
   Dividends paid                                                    (739)      (531)      (609)
   Sales of treasury stock                                             --        134         --
                                                                 --------   --------   --------
         NET CASH PROVIDED BY FINANCING ACTIVITIES                  8,219     15,762     20,994
                                                                 --------   --------   --------

         NET INCREASE (DECREASE) IN CASH AND CASH                    (730)     2,074       (177)
            EQUIVALENTS

CASH AND CASH EQUIVALENTS - BEGINNING                               4,806      2,732      2,909
                                                                 --------   --------   --------
CASH AND CASH EQUIVALENTS - ENDING                               $  4,076   $  4,806   $  2,732
                                                                 ========   ========   ========

SUPPLEMENTARY CASH FLOWS INFORMATION

   Interest paid                                                 $  4,101   $  4,538   $  5,048
                                                                 ========   ========   ========
   Income taxes paid                                             $    645   $    567   $    687
                                                                 ========   ========   ========

See notes to consolidated financial statemsnts

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

ESTIMATES

     In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and income and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan losses.

SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

     Most of the Corporation's activities are with customers located within the Lehigh Valley of Pennsylvania. Note 3 discusses the types of securities that the Corporation invests in. Note 4 discusses the types of lending that the Corporation engages in. The Corporation does not have any significant concentrations to any one industry or customer. Although, the Corporation has a diversified loan portfolio, exposure to credit loss can be adversely impacted by downturns in local economic and employment conditions.

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

     Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

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

     The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management's periodic evaluation of the adequacy of the allowance is based on the Corporation's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

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

     Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual residential and consumer loans for impairment disclosures, unless such loans are subject of a restructuring agreement.

FORECLOSED ASSETS

     Foreclosed assets are comprised of property acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure and loans classified as in-substance foreclosure. The Corporation includes such property in other assets. A loan is classified as in-substance foreclosure when the Corporation has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. Foreclosed assets initially are recorded at fair value, net of estimated selling costs, at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of cost or fair value minus estimated costs to sell. Revenues and expenses from operations and changes in the valuation allowance are included in other expenses.

TRANSFERS OF FINANCIAL ASSETS

     Transfers of financial assets, including sales of loan participations, are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Corporation, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Corporation does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

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

ADVERTISING COSTS

     The Corporation follows the policy of charging the costs of advertising to expense as incurred. Total advertising expense for the years ended December 31, 2004, 2003 and 2002 was $25,000, $26,000, and $19,000, respectively.

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

EMPLOYEE BENEFIT PLAN

     The Bank has a non-contributory defined contribution pension plan covering all employees having at least one year of service. Contribution amounts are determined annually by the Corporation and are charged to current operating expense. The expense amounted to $57,000, $60,000, and $61,000 for 2004, 2003 and 2002, respectively.

COMPREHENSIVE INCOME

     Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the statement of financial condition, such items, along with net income, are components of comprehensive income.

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

NEW ACCOUNTING STANDARDS

     In March 2004, the SEC released Staff Accounting Bulletin (SAB) No. 105, "Application of Accounting Principles to Loan Commitments." SAB 105 provides guidance about the measurements of loan commitments recognized at fair value under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." SAB 105 also requires companies to disclose their accounting policy for those loan commitments including methods and assumptions used to estimate fair value and associated hedging strategies. SAB 105 is effective for all loan commitments accounted for as derivatives that are entered into after March 31, 2004. The adoption of SAB 105 did not have an effect on the Corporation's consolidated financial statements.

     In December 2003, the Accounting Standards Executive Committee issued Statement of Position 03-3 (SOP 03-3), "Accounting for Certain Loans or Debt Securities Acquired in a Transfer." SOP 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities acquired in a transfer, including business combinations, if those differences are attributable, at least in part, to credit quality. SOP 03-3 is effective for loans or debt securities acquired in fiscal years beginning after December 15, 2004. The Corporation adopted the provisions of SOP 03-3 effective January 1, 2005, and the initial implementation did not have any effect on the Corporation's consolidated financial statements.

NOTE 2 - CASH AND DUE FROM BANKS

Regulations of the Board of Governors of the Federal Reserve System impose uniform reserve requirements on all depository institutions with transaction accounts (checking accounts, NOW accounts, etc.). Reserves are maintained in the form of vault cash or a non-interest bearing balance held with the Federal Reserve Bank. The Bank also, from time to time, maintains deposits with the Federal Reserve Bank and other banks for various services such as check clearing. The reserve requirement at December 31, 2004 and 2003 was $454,000 and $401,000, respectively.

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES

The amortized cost and fair values of securities are as follows:

                                                       DECEMBER 31, 2004
                                         ---------------------------------------------
                                                        GROSS        GROSS
                                         AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                            COST        GAINS       LOSSES      VALUE
                                         ---------   ----------   ----------   -------
                                                          (IN THOUSANDS)
SECURITIES AVAILABLE FOR SALE:
   Mortgage-backed securities             $43,976       $92          $(593)    $43,475
   Equity securities                          673        --             --         673
                                          -------       ---          -----     -------
                                          $44,649       $92          $(593)    $44,148
                                          =======       ===          =====     =======

                                                 DECEMBER 31, 2003
                                         --------------------------------
   Mortgage-backed securities            $26,991   $108   $(299)  $26,800
   Equity securities                         582     --      --       582
                                         -------   ----   -----   -------
                                         $27,573   $108   $(299)  $27,382
                                         =======   ====   =====   =======

                                                  DECEMBER 31, 2004
                                         ----------------------------------
SECURITIES HELD TO MATURITY:
   Obligations of U.S. Government
      agencies                           $27,162   $   53   $(124)  $27,091
   Obligations of states and political
      subdivisions                        46,425    2,039     (42)   48,422
   Corporate securities                    2,597       84      (9)    2,672
   Mortgage-backed securities              3,135       96      --     3,231
                                         -------   ------   -----   -------
                                         $79,319   $2,272   $(175)  $81,416
                                         =======   ======   =====   =======

                                                  DECEMBER 31, 2003
                                         ----------------------------------
   Obligations of U.S. Government
      agencies                           $21,992   $   90   $(323)  $21,759
   Obligations of states and political
      subdivisions                        50,571    2,212     (75)   52,708
   Corporate securities                    4,297       97     (12)    4,382
   Mortgage-backed securities              5,845      186      --     6,031
                                         -------   ------   -----   -------
                                         $82,705   $2,585   $(410)  $84,880
                                         =======   ======   =====   =======

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES (CONTINUED)

The amortized cost and fair values of securities at December 31, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                          AVAILABLE FOR SALE     HELD TO MATURITY
                                         -------------------   -------------------
                                         AMORTIZED     FAIR    AMORTIZED     FAIR
                                            COST      VALUE       COST      VALUE
                                         ---------   -------   ---------   -------
                                                        (IN THOUSANDS)
Due in one year or less                   $    --    $    --    $   100    $   100
Due after one year through five years          --         --      4,095      4,185
Due after five years through ten years         --         --     24,814     25,371
Due after ten years                            --         --     47,175     48,529
                                          -------    -------    -------    -------
                                               --         --     76,184     78,185
Mortgage-backed securities                 43,976     43,475      3,135      3,231
Equity securities                             673        673         --         --
                                          -------    -------    -------    -------
                                          $44,649    $44,148    $79,319    $81,416
                                          =======    =======    =======    =======

Gross gains of $-0-, $-0-, and $1,000 were realized on calls of securities during 2004, 2003 and 2002, respectively. There were no gross realized losses during 2004, 2003 and 2002.

The changes in net unrealized holding gains (losses) on securities available for sale that have been included in other comprehensive income (loss) for the years ended December 31, 2004, 2003 and 2002 are as follows:

                                                     2004    2003    2002
                                                    -----   -----   -----
                                                        (IN THOUSANDS)
Gross change in unrealized gains (losses) on
   securities available for sale                    $(310)  $(223)  $185
Reclassification adjustment for gains realized in
   income                                              --      --     (1)
                                                    -----   -----   ----
   NET UNREALIZED GAINS (LOSSES)                     (310)   (223)   184
Tax effect                                            105      76     63
                                                    -----   -----   ----
   NET OF TAX AMOUNT                                $(205)  $(147)  $121
                                                    =====   =====   ====

Securities with an amortized cost and fair value of approximately $3,450,000 and $3,442,000 at December 31, 2004 and $3,450,000 and $3,469,000 at December 31,
2003 were pledged to secure public deposits and for other purposes required or permitted by law.

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES (CONTINUED)

The following table shows the Corporation's investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004:

                                  LESS THAN 12 MONTHS     12 MONTHS OR MORE            TOTAL
                                 --------------------   --------------------   --------------------
                                   FAIR    UNREALIZED     FAIR    UNREALIZED     FAIR    UNREALIZED
                                  VALUE      LOSSES      VALUE      LOSSES      VALUE      LOSSES
                                 -------   ----------   -------   ----------   -------   ----------
                                                           (IN THOUSANDS)
SECURITIES AVAILABLE FOR SALE:
   Mortgage-backed
      securities                 $21,001      $302      $15,654      $291      $36,655      $593
SECURITIES HELD TO MATURITY:
   Obligations of U.S.
      Government agencies          4,484        16        6,392       108       10,876       124
   Obligations of states and
      political subdivisions         255         5        2,520        37        2,775        42
   Corporate securities              493         7          248         2          741         9
                                 -------      ----      -------      ----      -------      ----
      TOTAL TEMPORARILY
         IMPAIRED SECURITIES     $26,233      $330      $24,814      $438      $51,047      $768
                                 =======      ====      =======      ====      =======      ====

Unrealized losses detailed above relate primarily to U.S. Government agency mortgage-backed securities, U.S. Government agency obligations, and municipal securities. The Corporation has 90 securities in an unrealized loss position. The decline in fair value is due only to interest rate fluctuations. As the Corporation has the intent and ability to hold such investments until maturity or market price recovery, no securities are deemed to be other-than-temporarily impaired. None of the individual unrealized losses are significant.

NOTE 4 - LOANS

The composition of the Corporation's loan portfolio at December 31, 2004 and 2003 is as follows:

                              2004       2003
                            --------   -------
                              (IN THOUSANDS)
Commercial                  $ 4,095    $ 2,832
Commercial real estate       13,925     11,615
Residential real estate      36,115     35,239
Real estate construction      1,376        350
Home equity                  14,560     14,136
Other consumer                6,907      6,714
                            -------    -------
                             76,978     70,886
Allowance for loan losses      (663)      (637)
                            -------    -------
                            $76,315    $70,249
                            =======    =======

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - ALLOWANCE FOR LOAN LOSSES

Transactions in the allowance for loan losses are summarized as follows:

                                                2004   2003   2002
                                                ----   ----   ----
                                                  (IN THOUSANDS)
Balance, beginning                              $637   $564   $445
   Provisions for loan losses                     36     88    170
   Recoveries on loans previously charged off     15     18      6
   Loans charged off                             (25)   (33)   (57)
                                                ----   ----   ----
Balance, ending                                 $663   $637   $564
                                                ====   ====   ====

Loans on which the accrual of interest has been discontinued amounted to $126,000 and $148,000 at December 31, 2004 and 2003, respectively. Loan balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, amounted to $63,000 and $327,000 at December 31, 2004 and 2003, respectively.

There were no impaired loans as of December 31, 2004 and 2003. The average recorded investment in impaired loans during 2004, 2003 and 2002 was $-0-, $-0-, and $116,000, respectively. Interest income on impaired loans of $-0-, $-0-, and $14,000 was recognized for cash payments received in 2004, 2003 and 2002, respectively.

NOTE 6 - PREMISES AND EQUIPMENT

The following summarizes premises and equipment at December 31, 2004 and 2003:

                                      2004      2003
                                    -------   -------
                                      (IN THOUSANDS)
Premises                            $ 2,607   $ 2,593
Furniture, fixtures and equipment     1,574     1,511
                                    -------   -------

                                      4,181     4,104
Accumulated depreciation             (2,111)   (1,987)
                                    -------   -------

                                      2,070     2,117
Land                                    238       238
                                    -------   -------
                                    $ 2,308   $ 2,355
                                    =======   =======

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - INTEREST BEARING DEPOSITS

Interest bearing deposits include certificates of deposit issued in denominations of $100,000 or greater which amounted to $25,191,000 and $21,936,000 at December 31, 2004 and 2003, respectively.

Interest bearing deposits at December 31, 2004 and 2003 are further detailed as follows:

                                         2004       2003
                                       --------   --------
                                          (IN THOUSANDS)
Savings accounts                       $ 67,703   $ 64,434
NOW accounts                              9,174      9,219
Certificates and other time deposits     80,593     75,934
                                       --------   --------
                                       $157,470   $149,587
                                       ========   ========

Time deposits at December 31, 2004 had the following scheduled maturities (in thousands):

2005   $36,244
2006    18,408
2007     8,518
2008     6,950
2009    10,473
       -------
       $80,593
       =======

NOTE 8 - BORROWING CAPACITY

The Bank has a line of credit commitment available from Atlantic Central Bankers Bank for borrowings up to $4,000,000 in federal funds. Borrowings on this line are repaid on a daily basis. There were no borrowings under this line of credit as of December 31, 2004 and 2003.

The Bank's maximum borrowing capacity with the Federal Home Loan Bank was $94,126,000. There were no borrowings outstanding at December 31, 2004 and 2003. Advances from the Federal Home Loan Bank are secured by qualifying assets of the Bank.

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - INCOME TAXES

The components of the net deferred tax asset at December 31, 2004 and 2003 are as follows:

                                                       2004   2003
                                                       ----   ----
                                                           (IN
                                                        THOUSANDS)
AMT credit carryforward                                $247   $153
Unrealized losses on securities available for sale      171     65
Allowance for loan losses                               174    166
Accrued benefits                                         10      8
                                                       ----   ----
   TOTAL DEFERRED TAX ASSETS                            602    392
                                                       ----   ----

Securities accretion                                     16     17
Depreciation                                             23     21
                                                       ----   ----
   TOTAL DEFERRED TAX LIABILITIES                        39     38
                                                       ----   ----
   NET DEFERRED TAX ASSET                              $563   $354
                                                       ====   ====

The income tax provision for financial reporting purposes differs from the amount computed by applying the statutory income tax rate to income before income taxes. The differences for the years ended December 31, 2004, 2003 and 2002 are as follows:

                                      2004              2003              2002
                                ---------------   ---------------   ---------------
                                          % OF              % OF              % OF
                                         PRETAX            PRETAX            PRETAX
                                AMOUNT   INCOME   AMOUNT   INCOME   AMOUNT   INCOME
                                ------   ------   ------   ------   ------   ------
                                               (DOLLARS IN THOUSANDS)
Tax at statutory rate           $1,296     34%    $1,059     34%    $1,175     34%
Increase (decrease) resulting
   from:
   Nontaxable interest
      income                      (756)   (20)      (799)   (26)      (613)   (17)
   TEFRA interest expense
      disallowance                  67      2         81      3         79      2
                                ------    ---     ------    ---     ------    ---
                                $  607     16%    $  341     11%    $  641     19%
                                ======    ===     ======    ===     ======    ===

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

The following is an analysis of loans to these related parties during 2004 (in thousands):

Balances, January 1, 2004     $920
   Advances                    293
   Repayments                  235
                              ----
Balances, December 31, 2004   $978
                              ====

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

The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit written is represented by the contract or notional amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The following table identifies the contract or notional amount of those instruments at December 31, 2004 and 2003:

                                              2004     2003
                                             ------   ------
                                              (IN THOUSANDS)
Commitments to grant loans                   $3,099   $5,512
Unfunded commitments under lines of credit    3,350    2,342
Letters of credit                               704      683
                                             ------   ------
                                             $7,153   $8,537
                                             ======   ======

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

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED)

Outstanding letters of credit written are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Corporation requires collateral supporting these letters of credit as deemed necessary. The maximum undiscounted exposure related to these commitments at December 31, 2004 and 2003 was $704,000 and $683,000, respectively. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of December 31, 2004 and 2003 for guarantees under standby letters of credit issued is not material.

NOTE 12 - DIVIDEND RESTRICTIONS

The amount of funds available to a parent from its subsidiary bank is limited for all national banks by restrictions imposed by the Comptroller of the Currency. A national bank is required to obtain the approval of the Comptroller of the Currency if the total of all dividends declared in any calendar year exceeds the Bank's net profits (as defined) for that year combined with its retained net profits for the preceding two calendar years. Under this formula, the Bank can declare dividends in 2005 of approximately $4,778,000 plus an additional amount equal to the Bank's net profits for 2005, up to the date of any such dividend declaration.

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

Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the tables below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 Capital (as defined) to average assets (as defined). Management believes, as of December 31, 2004, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2004, the most recent notification from the regulatory agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - CAPITAL REQUIREMENTS (CONTINUED)

The Corporation and Bank's actual capital ratios as of December 31, 2004 and 2003, and the maximum ratios required for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions are as follows:

                                                                                                 TO BE WELL CAPITALIZED
                                                                                                      UNDER PROMPT
                                                                    FOR CAPITAL ADEQUACY           CORRECTIVE ACTION
                                                    ACTUAL                PURPOSES                     PROVISIONS
                                               ---------------   --------------------------   ---------------------------
                                                AMOUNT   RATIO       AMOUNT         RATIO         AMOUNT         RATIO
                                               -------   -----   -------------   ----------   --------------  -----------
                                                                         (DOLLARS IN THOUSANDS)
AS OF DECEMBER 31, 2004:
   Total capital (to risk-weighted assets):
      Neffs Bancorp, Inc.                      $38,310   41.2%   $> or = 7,440   > or = 8.0%                N/A
      The Neffs National Bank                   37,918   40.9     > or = 7,419   > or = 8.0   $> or = 9,273    > or = 10.0%
   Tier 1 capital (to risk-weighted assets):
      Neffs Bancorp, Inc.                       37,647   40.4     > or = 3,720   > or = 4.0                 N/A
      The Neffs National Bank                   37,255   40.2     > or = 3,709   > or = 4.0    > or = 5,564    > or =  6.0
   Tier 1 capital (to average assets):
      Neffs Bancorp, Inc.                       37,647   18.0     > or = 8,346   > or = 4.0                 N/A
      The Neffs National Bank                   37,255   17.9     > or = 8,346   > or = 4.0    > or = 10,433   > or =  5.0

AS OF DECEMBER 31, 2003:
   Total capital (to risk-weighted assets):
      Neffs Bancorp, Inc.                      $35,818   41.1%   $> or = 6,967   > or = 8.0%                N/A
      The Neffs National Bank                   35,340   40.7     > or = 6,940   > or = 8.0   $> or = 8,675    > or = 10.0%
   Tier 1 capital (to risk-weighted assets):
      Neffs Bancorp, Inc.                       35,181   40.4     > or = 3,484   > or = 4.0                 N/A
      The Neffs National Bank                   34,703   40.0     > or = 3,470   > or = 4.0    > or = 5,205    > or =  6.0
   Tier 1 capital (to average assets):
      Neffs Bancorp, Inc.                       35,181   18.0     > or = 7,806   > or = 4.0                 N/A
      The Neffs National Bank                   34,703   17.8     > or = 7,806   > or = 4.0    > or = 9,757    > or =  5.0

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Below are various estimated fair values at December 31, 2004 and 2003, as required by Statement of Financial Accounting Standards No. 107 ("FAS 107"). Such information, which pertains to the Corporation's financial instruments, is based on the requirements set forth in FAS 107 and does not purport to represent the aggregate net fair value of the Corporation. It is the Corporation's general practice and intent to hold its financial instruments to maturity, except for certain securities designated as securities available for sale, and not to engage in trading activities. Many of the financial instruments lack an available trading market, as characterized by a willing buyer and seller engaging in an exchange transaction. Therefore, the Corporation had to use significant estimations and present value calculations to prepare this disclosure.

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

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The estimated fair value of the Corporation's financial instruments at December 31 are as follows:

                                                                2004                   2003
                                                        --------------------   --------------------
                                                                   ESTIMATED              ESTIMATED
                                                        CARRYING      FAIR     CARRYING      FAIR
                                                         AMOUNT      VALUE      AMOUNT      VALUE
                                                        --------   ---------   --------   ---------
                                                                       (IN THOUSANDS)
Financial assets:
   Cash and short-term investments                      $  5,877    $  5,877   $ 14,242   $ 14,242
   Securities available for sale                          44,148      44,148     27,382     27,382
   Securities held to maturity                            79,319      81,416     82,705     84,880
   Loans, net                                             76,315      77,766     70,249     73,102
   Accrued interest receivable                             1,185       1,185      1,138      1,138

Financial liabilities:
   Deposits                                              171,652     172,669    162,694    165,175
   Accrued interest payable                                  770         770        789        789

Off-balance sheet financial instruments:
   Commitments to extend credit and letters of credit         --          --         --         --

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - CONDENSED FINANCIAL INFORMATION OF NEFFS BANCORP, INC. (PARENT ONLY)

BALANCE SHEETS

                                                 DECEMBER 31,
                                              -----------------
                                                2004      2003
                                              -------   -------
                                                (IN THOUSANDS)
                   ASSETS

Cash                                          $    32   $   139
Investment in subsidiary                       36,925    34,577
Premises and equipment                            254       259
Other assets                                      125        81
                                              -------   -------
   TOTAL ASSETS                               $37,336   $35,056
                                              =======   =======

     LIABILITY AND STOCKHOLDERS' EQUITY

Liability, accounts payable                   $    20   $     1
Stockholders' equity                           37,316    35,055
                                              -------   -------
   TOTAL LIABILITY AND STOCKHOLDERS' EQUITY   $37,336   $35,056
                                              =======   =======

STATEMENTS OF INCOME

                                                 YEARS ENDED DECEMBER 31,
                                                 ------------------------
                                                  2004     2003     2002
                                                 ------   ------   ------
                                                      (IN THOUSANDS)
Dividends from subsidiary                        $  739   $  587   $  695
Rental income                                         8       10        8
Expenses                                            140       68       62
                                                 ------   ------   ------

   INCOME BEFORE INCOME TAXES AND EQUITY IN
      UNDISTRIBUTED EARNINGS OF SUBSIDIARY          607      529      641

Income tax benefit                                   45       20       18
                                                 ------   ------   ------
                                                    652      549      659
Equity in undistributed earnings of subsidiary    2,553    2,225    2,156
                                                 ------   ------   ------
   NET INCOME                                    $3,205   $2,774   $2,815
                                                 ======   ======   ======

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - CONDENSED FINANCIAL INFORMATION OF NEFFS BANCORP, INC. (PARENT ONLY) (CONTINUED)

STATEMENTS OF CASH FLOWS

                                                 YEARS ENDED DECEMBER 31,
                                               ---------------------------
                                                 2004      2003      2002
                                               -------   -------   -------
                                                      (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES

   Net income                                  $ 3,205   $ 2,774   $ 2,815
   Adjustments to reconcile net income to
      net cash provided by operating
      activities:

      Depreciation                                   7         6         7
      Equity in undistributed earnings of
         subsidiary                             (2,553)   (2,225)   (2,156)
      Increase in other assets                     (44)      (20)      (18)
      Increase in other liabilities                 19        --         1
                                               -------   -------   -------
   NET CASH PROVIDED BY OPERATING ACTIVITIES       634       535       649
                                               -------   -------   -------

CASH FLOWS USED IN INVESTING ACTIVITIES

   Purchases of premises and equipment              (2)       --       (39)
                                               -------   -------   -------

CASH FLOWS FROM FINANCING ACTIVITIES

   Dividends paid                                 (739)     (531)     (609)
   Sale of treasury stock                           --       134        --
                                               -------   -------   -------
      NET CASH USED IN FINANCIAL ACTIVITIES       (739)     (397)     (609)
                                               -------   -------   -------

      NET INCREASE(DECREASE) IN CASH              (107)      138         1

CASH - BEGINNING                                   139         1        --
                                               -------   -------   -------
CASH - ENDING                                  $    32   $   139   $     1
                                               =======   =======   =======

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

                                                             AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------------------
(IN THOUSANDS EXCEPT PER SHARE DATA)                     2004       2003       2002       2001       2000
------------------------------------                   --------   --------   --------   --------   --------
Interest Income
   Interest and fees on loans                          $  4,747   $  5,044   $  5,470   $  5,813   $  5,480
   Interest and dividends on securities                   5,233      4,461      4,699      4,165      4,209
   Interest on federal funds sold                            67        128        133         98         13
                                                       --------   --------   --------   --------   --------
Total interest income                                    10,047      9,633     10,302     10,076      9,702
Interest Expense
   Deposits                                               4,082      4,434      4,977      5,095      4,669
   Short-term borrowings                                     --         --         --          3         47
                                                       --------   --------   --------   --------   --------
Total interest expense                                    4,082      4,434      4,977      5,098      4,716
                                                       --------   --------   --------   --------   --------
Net interest income                                       5,965      5,199      5,325      4,978      4,986
Provision for loan losses                                    36         88        170         37         --
                                                       --------   --------   --------   --------   --------
Net interest income after provision
   for loan losses                                        5,929      5,111      5,155      4,941      4,986
Other operating income                                      268        273        287        269        301
Other operating expenses                                  2,385      2,269      1,986      1,990      1,785
                                                       --------   --------   --------   --------   --------
Income before taxes                                       3,812      3,115      3,456      3,220      3,502
Applicable income taxes                                     607        341        641        706        843
                                                       --------   --------   --------   --------   --------
Net income                                             $  3,205   $  2,774   $  2,815   $  2,514   $  2,659
                                                       ========   ========   ========   ========   ========
Per Share Data
   Basic earnings                                      $  16.26   $  14.11   $  14.33   $  12.80   $  13.43
   Dividends declared                                  $   3.75   $   2.70   $   3.10   $   2.20   $   2.10
   Average shares outstanding                           197,091    196,529    196,431    196,474    197,940

At End of Period
   Total assets                                        $209,803   $198,570   $180,293   $156,449   $143,415
   Securities                                           123,467    110,087     94,397     75,654     68,029
   Loans, net of unearned income                         76,978     70,886     69,598     72,616     70,010
   Allowance for loan losses                                663        637        564        445        440
   Deposits                                             171,652    162,694    146,535    124,932    113,721
   Stockholders' Equity                                  37,316     35,055     32,825     30,498     28,660

Key Ratios
   Return on average assets                                1.57%      1.45%      1.67%      1.70%      1.90%
   Return on average equity                                8.89%      8.16%      8.85%      8.49%      9.54%
   Net loans to deposit ratio                             44.46%     43.18%     47.11%     57.77%     61.18%
   Dividend payout ratio (dividends declared
      divided by net income)                              23.06%     19.14%     21.63%     17.19%     15.63%
   Equity to asset ratio (average equity divided by
      average total assets)                               17.56%     17.73%     18.93%     20.06%     19.96%

NEFFS BANCORP, INC. AND SUBSIDIARY
QUARTERLY SUMMARY OF FINANCIAL DATA (unaudited)

                                      2004

                                                    Three Months Ended
                                      -----------------------------------------------
(DOLLARS IN THOUSANDS)                March 31   June 30   September 30   December 31
----------------------                --------   -------   ------------   -----------
Interest income                        $2,456     $2,511      $2,518         $2,562
Interest expense                        1,053        996       1,006          1,027
                                       ------     ------      ------         ------
   Net interest income                  1,403      1,515       1,512          1,535

Provision for loan losses                  15         15           6             --
Other expenses, net of other income       501        582         496            538
                                       ------     ------      ------         ------
   Income before income taxes             887        918       1,010            997

Income tax expense                        123        142         178            164
                                       ------     ------      ------         ------
   Net income                          $  764     $  776      $  832         $  833
                                       ======     ======      ======         ======
Earnings per share - Basic             $ 3.88     $ 3.94      $ 4.22         $ 4.22
                                       ======     ======      ======         ======

                                      2003

                                                    Three Months Ended
                                      -----------------------------------------------
(DOLLARS IN THOUSANDS)                March 31   June 30   September 30   December 31
----------------------                --------   -------   ------------   -----------
Interest income                        $2,516     $2,488      $2,373         $2,256
Interest expense                        1,116      1,115       1,112          1,091
                                       ------     ------      ------         ------
   Net interest income                  1,400      1,373       1,261          1,165

Provision for loan losses                  15         15          15             43
Other expenses, net of other income       479        489         500            528
                                       ------     ------      ------         ------
   Income before income taxes             906        869         746            594

Income tax expense                        136        114          79             12
                                       ------     ------      ------         ------
   Net income                          $  770     $  755      $  667         $  582
                                       ======     ======      ======         ======
Earnings per share - Basic             $ 3.92     $ 3.84      $ 3.40         $ 2.95
                                       ======     ======      ======         ======

NEFFS BANCORP, INC. AND SUBSIDIARY
COMMON STOCK INFORMATION

     The Corporation's common stock is currently quoted on the National Quotations Bureau's Electronic Quotation Service ("Pink Sheets") under the trading symbol NEFB. The Corporation's common stock is traded over-the-counter from time to time, primarily in the Corporation's geographic service area, through several local market makers.

     The following table sets forth the high and low bid quotations for the Corporation's common stock as reported for each quarterly period of the 2004 and 2003 fiscal years. This information is based on monthly reports from Boenning & Scattergood, Inc. (formerly known as F. J. Morrissey & Company, Inc.). There may have been other bids or transactions not known to the Corporation. The quotations reflect inter-dealer prices, do not include retail mark-ups, markdowns or commissions, and may not necessarily represent actual transactions.

                            COMMON STOCK INFORMATION

                                     Cash Dividends
     2004          HIGH      LOW        Per Share
     ----        -------   -------   --------------
First Quarter    $240.00   $225.00           --

Second Quarter    230.00    225.00        $1.75

Third Quarter     225.00    225.00           --

Fourth Quarter    230.00    228.00         2.00

                                     Cash Dividends
     2003          HIGH      LOW        Per Share
     ----        -------   -------   --------------
First Quarter    $195.00   $194.00           --

Second Quarter    197.00    197.00        $1.20

Third Quarter     199.00    197.00           --

Fourth Quarter    216.00    210.00         1.50

As of December 31, 2004, Neffs Bancorp, Inc. had 197,091 outstanding shares and approximately 615 stockholders, including beneficial owners whose stock is held in nominee name.

NEFFS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

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

     Stockholders should note that many factors, some of which are discussed elsewhere in this document and in the documents that we incorporate by reference, could affect the future financial results of the Bank and could cause those results to differ materially from those expressed in our forward-looking statements contained or incorporated by reference in this document. These factors include the following:

     -    operating, legal and regulatory risks,

     - economic, political and competitive forces affecting our Banking business, and

     - the risk that our analysis of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

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

     Management, in determining the allowance for loan losses, makes significant estimates. Consideration is given to a variety of factors in establishing this estimate. In estimating the allowance for loan losses, management considers current economic conditions, diversification of the loan portfolio, delinquency statistics, results of internal loan reviews, borrowers' perceived financial and managerial strengths, the adequacy of the underlying collateral, if collateral dependent, or present value of future cash flows and other relevant factors. Since the sufficiency of the allowance for loan losses is dependent, to a great extent on conditions that may be beyond our control, it is possible that management's estimates of the allowance for loan losses and actual results could differ in the near term. In addition, regulatory authorities, as an integral part of their examination, periodically review the allowance for loan losses. They may require additions to the allowance based upon their judgments about

NEFFS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

information available to them at the time of examination. Future increases to our allowance for loan losses, whether due to unexpected changes in economic conditions or otherwise, would adversely affect our future results of operations.

OVERVIEW

     The Corporation's assets increased by 5.65% to $209,803 at December 31, 2004 from $198,570 at December 31, 2003. During the same period, net loans receivable increased $6,066, or 8.63% to $76,315 from $70,249, while deposits increased $8,958 or 5.50% to $171,652 from $162,694. Securities increased $13,380 or 12.15% to $123,467 from $110,087. In 2004, the Corporation recorded net income of $3,205 an increase of 15.53% as compared with $2,774 in 2003.

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

2004 COMPARED TO 2003

     Total interest income increased by $414 or 4.29% to $10,047 for the year ended December 31, 2004 from $9,633 for the year ended December 31, 2003. This increase is the result of an increase in interest earning assets during 2004 which offset a decline in the yield on interest earning assets.

     Total interest expense decreased by $352 or 7.93% to $4,082 in 2004 from $4,434 in 2003. This decrease was the result of a decrease in the yield on interest bearing liabilities which offset the growth in interest-bearing liabilities.

     Net interest income increased by $766 or 14.73% to $5,965 in 2004 from $5,199 in 2003, due to the increase in interest earning assets and the increase in the Corporation's net interest rate spread and net interest margin. The Corporation's net interest rate spread increased to 2.47% in 2004 from 2.15% in 2003. The net interest margin increased from 2.83% in 2003 to 3.03% in 2004.

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

     TABLE 1 presents a summary of the Bank's average balances; rates, interest income and expense, the interest rate spread and the net interest margin for the years ended December 31, 2004, 2003 and 2002.

                                     TABLE 1
             AVERAGE BALANCES, RATES AND INTEREST INCOME AND EXPENSE

                                                    2004                           2003                           2002
                                       -----------------------------  -----------------------------  -----------------------------
Year Ended December 31,                  Average              Yield/    Average              Yield/    Average              Yield/
(DOLLARS IN THOUSANDS)                 Balance (5)  Interest  Rate    Balance (5)  Interest   Rate   Balance (5)  Interest   Rate
----------------------                 -----------  --------  ------  -----------  --------  ------  -----------  --------  ------
Interest earning assets:
   Loans receivable(1)                   $ 72,744    $ 4,747   6.53%    $ 69,730    $5,044    7.26%    $ 71,337    $ 5,470   7.67%
   Investment securities:
      Taxable                              71,430      3,075   4.30%      53,471     2,193    4.10%      46,817      2,958   6.32%
      Non-taxable(4)                       47,640      2,158   4.53%      50,269     2,268    4.51%      36,212      1,716   4.74%
   Other interest earning assets            4,982         67   1.34%      10,234       128    1.25%       8,070        158   1.96%
                                         --------    -------   ----     --------    ------    ----     --------    -------   ----
   Total interest earning assets          196,796     10,047   5.11%     183,704     9,633    5.24%     162,436     10,302   6.34%
                                                     -------                                                       -------   ----
Noninterest earning assets                  8,517                          8,084                          5,713
                                         --------                       --------                       --------
   Total assets                          $205,313                       $191,788                       $168,149
                                         ========                       ========                       ========

Interest bearing liabilities:
   NOW                                   $  8,426    $    56   0.66%    $  8,495    $   72    0.85%    $  7,798    $   100   1.28%
   Savings                                 68,955      1,074   1.56%      59,144     1,140    1.93%      44,108      1,245   2.82%
   Certificates of deposit                 77,508      2,952   3.81%      76,063     3,222    4.24%      72,182      3,632   5.03%
                                         --------    -------   ----     --------    ------    ----                 -------   ----
   Total interest bearing liabilities     154,889      4,082   2.64%     143,702     4,434    3.09%     124,088      4,977   4.01%
                                                     -------                        ------                         -------
Noninterest bearing liabilities:
   Demand deposits                         13,565                         13,276                         11,831
   Other liabilities                          816                            801                            405
Stockholders' Equity                       36,043                         34,009                         31,825
                                         --------                       --------                       --------
   Total Liabilities and
      Stockholders' Equity               $205,313                       $191,788                       $168,149
                                         ========                       ========                       ========
Net interest income/spread(2)                        $ 5,965   2.47%                $5,199    2.15%                $ 5,325   2.33%
                                                     -------   ----                 ------    ----                 -------   ----
Net interest margin(3)                                         3.03%                          2.83%                          3.28%

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

                                     TABLE 2
                   RATE VOLUME ANALYSIS OF NET INTEREST INCOME
                        FOR THE YEAR ENDED, DECEMBER 31,

                                           2004/2003 Increase (Decrease)   2003/2002 Increase (Decrease)
                                           -----------------------------   -----------------------------
(DOLLARS IN THOUSANDS)                           Due to Change in                 Due to Change in
----------------------                       ------------------------       ---------------------------
                                             Volume    Rate      Net         Volume     Rate       Net
                                             ------   ------   ------       -------   --------   ------
Interest income:
   Loans receivable                           $211    $(508)   $(297)       $ (121)   $  (305)   $(426)
   Securities                                  672      100      772         1,024     (1,237)    (213)
   Other interest earning assets               (70)       9      (61)           36        (66)     (30)
                                              ----    -----    -----        ------    -------    -----
   Total interest earning assets               813     (399)     414           939     (1,608)    (669)

Interest expense:
   NOW                                          (1)     (15)     (16)            8        (36)     (28)
   Savings                                     172     (238)     (66)          355       (460)    (105)
   Certificates of deposits                     60     (330)    (270)          187       (597)    (410)
                                              ----    -----    -----        ------    -------    -----
      Total interest bearing liabilities       231     (583)    (352)          550     (1,093)    (543)
                                              ----    -----    -----        ------    -------    -----
Net change in net interest income             $582    $ 184    $ 766        $  389    $  (515)   $(126)
                                              ====    =====    =====        ======    =======    =====

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

     The provision for loan losses was $36 for 2004, $88 for 2003 and $170 for 2002. The provision for loan losses was decreased in 2004 and 2003 due to historical loan experience and favorable projections. The provision for loan losses was increased in 2002 due to historical loan experience and unfavorable economic conditions and projections.

     The allowance for loan losses represented .86% of total loans receivable at December 31, 2004 as compared with .90% and .81% at December 31, 2003 and 2002, respectively. Management regularly assesses the appropriateness and adequacy of the allowance for loan losses in relation to credit exposure associated with individual borrowers, overall trends in the loan portfolio and other relevant factors, and believes the allowance is reasonable and adequate for each of the periods presented. The Corporation has no credit exposure to foreign countries or foreign borrowers.

NEFFS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     TABLE 3 summarizes the Bank's loan loss experience for each of the five years ended December 31.

                                     TABLE 3
                         SUMMARY OF LOAN LOSS EXPERIENCE

                                                        Years Ended December 31
                                            -----------------------------------------------
(DOLLARS IN THOUSANDS)                        2004      2003      2002      2001      2000
----------------------                      -------   -------   -------   -------   -------
Average loans outstanding                   $72,744   $69,730   $71,337   $71,928   $66,870
                                            =======   =======   =======   =======   =======
Total gross loans at end of year            $76,978   $70,886   $69,598   $72,615   $70,010
                                            =======   =======   =======   =======   =======

Allowance for loan losses at January 1      $   637   $   564   $   445   $   440   $   461
Losses charged to allowance
   Commercial                                    --        --        27         7        13
   Real estate                                   --        28        --         6        --
   Consumer                                      25         5        30        24        12
                                            -------   -------   -------   -------   -------
                                                 25        33        57        37        25
                                            -------   -------   -------   -------   -------
Recoveries credited to allowance
   Commercial                                    --         9        --        --        --
   Real estate                                   --        --        --        --        --
   Consumer                                      15         9         6         5         4
                                            -------   -------   -------   -------   -------
                                                 15        18         6         5         4
                                            -------   -------   -------   -------   -------
Net charge-offs                                  10        15        51        32        21

Provision for loan losses                        36        88       170        37        --
                                            -------   -------   -------   -------   -------
Allowance for loan losses at December 31    $   663   $   637   $   564   $   445   $   440
                                            =======   =======   =======   =======   =======
Ratio of net charge-offs to average loans
   outstanding                                 0.01%     0.02%     0.07%     0.04%     0.03%
Allowance as a percentage of total
   gross loans                                 0.86%     0.90%     0.81%     0.61%     0.62%

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

                     2004                 2003                 2002                  2001                2000
              ------------------   ------------------   ------------------   ------------------   ------------------
              Amount   % of Loan   Amount   % of Loan   Amount   % of Loan   Amount   % of Loan   Amount   % of Loan
              ------   ---------   ------   ---------   ------   ---------   ------   ---------   ------   ---------
Commercial     $130      23.41%     $115      20.39%     $108      21.25%     $ 92      20.47%     $ 70      19.07%
Real estate     256      48.71%      246      50.20%      235      69.25%      262      70.87%      257      72.10%
Consumer        135      27.88%      167      29.41%      126       9.50%       83       8.66%       86       8.83%
Unallocated     142         --       109         --        95         --         8         --        27         --
               ----     ------      ----     ------      ----     ------      ----     ------      ----     ------
   Total       $663     100.00%     $637     100.00%     $564     100.00%     $445     100.00%     $440     100.00%
               ====     ======      ====     ======      ====     ======      ====     ======      ====     ======

NON-INTEREST INCOME

2004 COMPARED TO 2003

     Non-interest income consists primarily of service charges. Non-interest income for 2004 decreased $5 or 1.83%, to $268 from $273 in 2003. The decrease was mainly the result of a slight reduction in other service charges and fees.

2003 COMPARED TO 2002

     Non-interest income consists primarily of service charges. Non-interest income for 2003 decreased $14 or 4.88%, to $273 from $287 in 2002. The decrease was primarily attributable to a change in the method of receiving commissions on loan insurance premiums.

NON-INTEREST EXPENSE

     Salary expense and employee benefits represent the largest component, or 47.67% of non-interest expenses. Non-interest expenses also include an array of other expenses such as:

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

2004 COMPARED TO 2003

     Non-interest expenses for 2004 were $2,385, representing an increase of $116 or 5.11%, compared to $2,269 for 2003.

     Salary expenses and related employee benefits increased by $16 or 1.42%, to $1,137 for 2004 from $1,121 for 2003. The slight increase was mainly the result of an officer retiring at December 31, 2004; offset by the hiring of additional personnel; normal salary increases paid to employees and increased premium costs associated with group medical insurance. At December 31, 2004, there were 31 full-time equivalent employees as compared to 29 at December 31, 2003.

     Occupancy and equipment expenses decreased by $17 or 5.37% to $299 for 2004 from $316 for 2003. The $17 decrease was the result of reduced occupancy expenses for 2004.

     Other expenses increased $138 or 26.38% to $661 in 2004 from $523 in 2003. This increase mainly resulted from increased legal and audit fees incurred for Securities and Exchange Commission filings and a $50,000 donation made to Northern Lehigh School District Education Foundation. The bank received a 90% or $45,000 state tax credit to offset this donation.

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

INCOME TAXES

     Income tax expense was $607 for 2004 as compared to $341 for 2003 and $641 for 2002. The 78.00% increase in tax expense in 2004 as compared to 2003 was mainly the result of a decrease of tax-free interest income and an increase in pre-tax income. The decrease of 46.80% in 2003 as compared to 2002 was the result of an increase in income from tax-free loans and securities.

NEFFS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NET INCOME

2004 COMPARED TO 2003

     Net income for 2004 was $3,205, an increase of $431 or 15.53%, from $2,774 for 2003. This increase is primarily the result of increased net interest income due to growth of the Bank and an improved net interest margin.

     Basic Earnings per share for 2004 increased to $16.26 from $14.11 in 2003 due to the increase in net income for 2004.

2003 COMPARED TO 2002

     Net income for 2003 was $ 2,774, a decrease of $41 or 1.46%, from $2,815 for 2002. This decrease is the result of the declining interest rate environment experienced during 2003, which resulted in a decrease in net interest income and a lower net interest margin.

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

     The securities portfolio at December 31, 2004 totaled $123,467 as compared to $110,087 at December 31, 2003, an increase of $13,380, or 12.15%. Securities available-for-sale increased to $44,148 at December 31, 2004 compared to $27,382 at December 31, 2003, whereas securities held to maturity decreased to $79,319 at December 31, 2004, from $82,705 at December 31, 2003. Other than the U.S. Government and its agencies, the Bank holds no other securities of a single issuer whose aggregate carrying value exceeds 10% of stockholders' equity.

     The carrying value of the available-for-sale securities portfolio as of December 31, 2004 includes net unrealized losses of $502 (reflected as accumulated other comprehensive loss of $331 in stockholders' equity, net of deferred income taxes of $171) compared to net unrealized loss of $191 (reflected as accumulated other comprehensive loss of $126 in stockholders' equity, net of deferred income taxes of $65) as of December 31, 2003.

NEFFS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     TABLE 4 illustrates the composition of the securities portfolio for the periods presented.

                                     TABLE 4
                                   SECURITIES

                                                       December 31,
                                               -----------------------------
(DOLLARS IN THOUSANDS)                           2004       2003       2002
----------------------                         --------   --------   -------
Held to maturity securities:
   U.S. Government agencies and corporations   $ 27,162   $ 21,992   $21,033
   State and political subdivisions              46,425     50,571    43,323
   Mortgage-backed securities                     3,135      5,845    13,677
   Corporate securities                           2,597      4,297     6,320

Available-for-sale securities:
   Mortgage-backed securities                    43,475     26,800     9,646
   Equity                                           673        582       398
                                               --------   --------   -------
      Total securities                         $123,467   $110,087   $94,397
                                               ========   ========   =======

     TABLE 5 presents the maturities and average weighted yields of the debt securities portfolio as of December 31, 2004.

                                     TABLE 5
              MATURITIES AND WEIGHTED AVERAGE YIELDS OF SECURITIES

                                                           After one but within   After five but within
                                         Within one year        five years              ten years         After ten years
                                         ---------------   --------------------   ---------------------   ---------------
(DOLLARS IN THOUSANDS)                    Amount   Yield      Amount   Yield          Amount   Yield      Amount    Yield
----------------------                    ------   -----      ------   -----          ------   -----      ------   -----
Available for sale:
   Mortgage-backed securities              $ --    0.00%      $   40   5.93%         $14,391    4.03%     $29,044   4.81%

Held to maturity:
   U.S. Government agencies                  --    0.00%       2,000   3.37%          10,166    3.25%      14,996   4.16%
   State and political subdivisions(1)      100    8.05%       1,698   6.71%          13,298    6.86%      31,329   7.38%
   Mortgage-backed securities                --    0.00%          --   0.00%               2   11.92%       3,133   6.30%
   Other securities                          --    0.00%         397   6.24%           1,350    6.59%         850   6.97%
                                           ----    ----       ------                 -------   -----      -------   ----
                                            100                4,095                  24,816               50,308
                                           ----               ------                 -------              -------
      Total                                $100               $4,135                 $39,207              $79,352
                                           ====               ======                 =======              =======

(1) Yields on tax-exempt debt securities have been computed on a fully tax-equivalent basis.

NEFFS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

LOANS

     The loan portfolio comprises a major component of the Corporation's earning assets. Net loans receivable increased $6,066, or 8.63% to $ 76,315 as of December 31, 2004 from $70,249 as of December 31, 2003. Net loans receivable represent 36.37% of total assets and 44.45% of total deposits as December 31, 2004 as compared to 35.37% and 43.17%, respectively, at December 31, 2003. All of the Corporation's loans are to domestic borrowers.

     Loan concentrations are considered to exist when the total amount of loans to any one or a multiple number of borrowers engaged in similar activities or have similar economic characteristics exceeds 10% of loans outstanding in any one category. At December 31, 2004, real estate loans amounted to $ 65,976 or 85.70% of total loans, and commercial and industrial loans amounted to $4,095, or 5.32% of total loans. Although such loans were not made to one specific borrower or industry, it is important to note that the quality of these loans is affected by the region's economy and real estate market. Management does not believe such a concentration poses a problem to the Bank at this time.

     Other than as described herein, management does not believe there are any trends, events, or uncertainties which are reasonably expected to have a material adverse impact on future results of operations, liquidity, or capital resources.

     TABLE 6 presents the composition of the total loan portfolio for the periods presented.

                                     TABLE 6
                             TOTAL LOANS OUTSTANDING

                                                                        December 31,
                                                                   (Dollars in thousands)
                             --------------------------------------------------------------------------------------------------
                                    2004                2003                2002                2001                2000
                             ------------------  ------------------  ------------------  ------------------  ------------------
                              Amount  %of total   Amount  %of total  Amount   %of total   Amount  %of total  Amount   %of total
                             -------  ---------  -------  ---------  -------  ---------  -------  ---------  -------  ---------
Commercial                   $ 4,095     5.32%   $ 2,832     4.00%   $ 3,490     5.01%   $ 4,579     6.31%   $ 5,969     8.53%
Commercial real estate        13,925    18.09%    11,615    16.39%    11,300    16.24%    10,281    14.16%     7,378    10.54%
Residential real estate       36,115    46.92%    35,239    49.71%    35,046    50.35%    39,490    54.37%    34,710    49.58%
Real estate construction       1,376     1.79%       350     0.49%       657     0.94%     1,095     1.51%     3,690     5.27%
Home equity                   14,560    18.91%    14,136    19.94%    12,493    17.96%    10,882    14.99%    12,078    17.25%
Other consumer                 6,907     8.97%     6,714     9.47%     6,612     9.50%     6,288     8.66%     6,185     8.83%
                             -------   ------    -------   ------    -------   ------    -------   ------    -------   ------
   Total Loans Outstanding   $76,978   100.00%   $70,886   100.00%   $69,598   100.00%   $72,615   100.00%   $70,010   100.00%
                             =======   ======    =======   ======    =======   ======    =======   ======    =======   ======

NEFFS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     TABLE 7 summarizes the loan maturities and interest sensitivity for a segment of the loan portfolio.

                                     TABLE 7
          LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES
                        COMMERCIAL AND CONSTRUCTION LOANS
                                December 31, 2004

                                           Due Under   Due 1-5    Due Over
(DOLLARS IN THOUSANDS)                      One Year    Years    Five Year    Total
----------------------                     ---------   -------   ---------   -------
Maturity of loans receivable:
   Commercial and commerical real estate     $4,158     $7,397     $6,465    $18,020
   Real estate construction                                         1,376      1,376
                                             ------     ------     ------    -------
      Total                                  $4,158     $7,397     $7,841    $19,396
                                             ======     ======     ======    =======

                                        Due 1-5    Due Over
                                         Years    Five Years
                                        -------   ----------
Fixed interest rates                     $3,027     $2,064
Floating or adjustable interest rates     4,370      5,777
                                         ------     ------
   Total                                 $7,397     $7,841
                                         ======     ======

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

NEFFS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     Total non-performing loans (comprised of non-accruing loans and loans past due for more than 90 days) as of December 31, 2004 were $189 compared to $475 as of December 31, 2003. Total nonperforming loans as a percentage of total loans were .24% at December 31, 2004 as compared to .67% at December 31, 2003. At December 31, 2004 there was no foreclosed real estate. As of December 31, 2003 there was foreclosed real estate of $10. Lenders continue to work with customers to minimize losses associated with non-accrual and delinquent accounts. In addition, management is not aware of any material potential loan problems that have not been disclosed herein.

     TABLE 8 presents detailed information about the Corporation's non-performing loans and non-performing assets for the period presented.

                                                                     December 31,
                                                      ------------------------------------------
(DOLLARS IN THOUSANDS)                                 2004     2003     2002     2001     2000
----------------------                                ------   ------   ------   ------   ------
Non-accruing loans                                      $126     $148     $227     $298     $  4
Accruing loans past due 90 days or more                   63      327      203       71      263
                                                        ----     ----     ----     ----     ----
   Total nonperforming loans                            $189     $475     $430     $369     $267
Foreclosed real estate                                    --       10       --       --       97
                                                        ----     ----     ----     ----     ----
   Total nonperforming assets                           $189     $485     $430     $369     $364
                                                        ====     ====     ====     ====     ====
Non-accrual loans:
   Interest income that would have been recorded on
      non-accrual loans                                   11       15       18       17       --

   Interest income for above loans included in net
      income for the period                               --       10       20        7        2

Ratios:
   Nonperforming loans to total loans                   0.25%    0.67%    0.62%    0.51%    0.38%
   Allowance for loan losses to nonperforming loans   350.79%  134.11%  131.16%  120.60%  164.79%
   Nonperforming assets to total assets                 0.09%    0.24%    0.24%    0.24%    0.25%

   Commitments to lend additional funds to
      nonperforming loan customers                        --       --       --       --       --

DEPOSITS

     Deposits are the major source of the Corporation's funds for lending and other investment purposes. Total deposits at December 31, 2004 were $171,652, an increase of $8,958, or 5.50%, over total deposits of $162,694 as of December 31, 2003. The Corporation experienced the following increases/(decreases) for the year 2004 as compared to 2003.

Non-interest bearing demand deposits   8.20%
Interest-bearing demand deposits       (.49%)
Savings Deposits                       5.07%
Time Deposits                          6.14%

NEFFS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     TABLE 9 displays the maturities of time deposits issued in denominations of $100 or more at December 31, 2004.

                                     TABLE 9
                               DEPOSIT MATURITIES

                                  Time
(DOLLARS IN THOUSANDS)        Certificates
----------------------        ------------
Three months or less             $ 2,595
Over three months
   but within six months           2,884
Over six months
   but within twelve months        3,314
Over twelve months                16,398
                                 -------
      Total                      $25,191
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

     Sources of asset liquidity are provided through cash, amounts due from banks, interest-bearing deposits with banks and federal funds sold, which totaled $5,877 at December 31, 2004 as compared to $14,242 at December 31, 2003. The decrease in federal funds sold was used to fund increases in the Corporation's securities portfolio. Additional liquidity sources include principal payments on securities in the Bank's securities portfolio and cash flow from its amortizing loan portfolio. Selling securities available-for-sale, selling loans or raising additional capital may be used to meet longer-term liquidity needs. At December 31, 2004, available-for-sale securities totaling $44,148 were available for liquidity purposes as compared with $27,382 at December 31, 2003.

     Liability liquidity sources include attracting deposits at competitive rates. Core deposits at December 31, 2004 totaled $130,456 as compared to $123,647 at December 31, 2003. The Corporation has a $4 million federal fund line of credit with its main correspondent bank, Atlantic Central Bankers Bank. The Corporation had no federal funds purchased under this line at December 31, 2004 and 2003. The Corporation also has established a line of credit and other credit facilities with the Federal Home Loan Bank, which are reliable sources for short and long-term funds. Maximum borrowing capacity with the Federal Home Loan Bank is approximately $94,126.

     Management is not aware of any demands, trends, commitments, or events that would result in the Bank's inability to meet anticipated or unexpected needs.

NEFFS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

CONTRACTUAL OBLIGATIONS

     The following table represents the aggregate contractual obligations to make future payments as of December 31, 2004:

                LESS THAN     1-3       3-5     OVER 5
                  1 YEAR     YEARS     YEARS     YEARS    TOTAL
                ---------   -------   -------   ------   -------
Time Deposits    $36,244    $26,926   $17,423     --     $80,593

OFF-BALANCE SHEET ARRANGEMENTS

     The Corporation's financial statements do not reflect off-balance sheet arrangements that are made in the normal course of business. Those off-balance sheet arrangements consist of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. These commitments, at December 31, 2004 totaled $7,153. This consisted of $1,810 in tax-exempt loans, commercial real estate, construction, and land development loans, $3,350 in home equity lines of credit, $704 in standby letters of credit and the remainder in other unused commitments. Because these instruments have fixed maturity dates, and because many of them will expire without being drawn upon, they do not generally present any significant liquidity risk to the Corporation.

     Management believes that any amounts actually drawn upon can be funded in the normal course of operations. The Corporation has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

STOCKHOLDERS' EQUITY AND CAPITAL REQUIREMENTS/RATIOS

     The net effect of the activity in stockholders' equity resulted in an increase of $2,261 in total stockholders' equity to $37,316 at December 31, 2004 from $35,055 at December 31, 2003. Stockholders' equity increased in 2004 as a result of retained earnings of $2,466 less a decrease in accumulated other comprehensive income of $205. At December 31, 2004, the Bank had $331 in net unrealized losses on available-for-sale securities, as compared with $126 in net unrealized losses at December 31, 2003. Unrealized losses in 2004 of $331 were due mainly to decreased market value of mortgage-backed securities. FAS 115 requires Banks to report securities classified as "available-for-sale" at fair value, with unrealized gains or losses, net of deferred income taxes, reported as a separate component of stockholders' equity. The FAS 115 adjustment is not included in the Corporation's calculation of regulatory capital ratios.

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

     The Corporation and the Bank are also subject to leverage capital requirements. This requirement compares capital (using the definition of Tier I capital) to average balance sheet assets and is intended to supplement the risk-based capital ratio in measuring capital adequacy. The guidelines set a minimum leverage ratio of 3% for institutions that are highly rated in terms of safety and soundness, and which are not experiencing or anticipating any significant growth. Other institutions are expected to maintain capital levels of at least 1% or 2% above the minimum. As of December 31, 2004, the Bank has a Tier I leverage ratio of 17.9%.

     TABLE 10 provides a comparison of the Bank's risk-based capital ratios and leverage ratios. The Corporation's ratios are not significantly different.

                                    TABLE 10
                                 CAPITAL RATIOS

                                                          December 31,   December 31,
(DOLLARS IN THOUSANDS)                                        2004           2003
----------------------                                    ------------   ------------
Tier I, common stockholder's equity                          $37,255        $34,703
Tier II, allowable portion of allowance for loan losses          663            637
                                                             -------        -------
   Total capital                                             $37,918        $35,340
                                                             =======        =======
Tier I risk-based capital ratio                                40.17%         40.00%
Tier II risk-based capital ratio                               40.89%         40.74%

     At December 31, 2004 and 2003, the Bank exceeded the minimum regulatory capital requirements to be considered a "well capitalized" financial institution under applicable federal regulations.

     Banking laws and regulations limit the amount of dividends that may be paid by the Bank to the Corporation without prior approval of the Bank's regulatory agency. These restrictions have not had, and are not expected to have, a significant impact on the Corporation's ability to pay dividends.

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

     As of December 31, 2004 the Corporation was more positively gapped than December 31, 2003 in terms of its "One Year" gap position. A positive gap position reflects the volume of interest rate sensitive assets to be greater than the volume of interest rate sensitive liabilities. In consideration of interest rates increasing, it is preferable to be in a positively gapped position since there are more interest rate sensitive assets that are either maturing or whose interest rates will be repricing upward, quicker than the maturity/repricing of the interest rate sensitive liabilities. This will enhance the Corporation's bottom line by improving the Corporation's net interest spread since it is expected that interest income will increase faster than interest expense

     The Corporation's overall sensitivity to interest rate risk is low due to its non-complex balance sheet. The Corporation has the ability to expedite several strategies to manage interest rate risk, which include but are not limited to selling of residential mortgages, increasing/decreasing deposits via interest rate changes, borrowing from the Federal Home Loan Bank of Pittsburgh, and buying/selling investments.

NEFFS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     TABLE 11 presents the gap position for the Bank at December 31, 2004. This schedule summarizes how many fixed rate assets and liabilities will pay down over the periods of time defined in the table.

                          INTEREST RATE SENSITIVITY GAP

                                                  Maturity/Repricing Intervals
                                       -------------------------------------------------
                                         1-3       3-12       1-3        3-5      Over 5
(DOLLARS IN THOUSANDS)                  Months    Months     Years      Years     Years      Total
----------------------                 -------   -------   --------   --------   -------   --------
Federal funds sold                     $ 1,778   $    --   $     --   $     --   $    --   $  1,778
Interest bearing deposits with banks        --        23         --         --        --         23
                                                                                                 --
Other securities                        13,581        82        164        297    62,060     76,184
Mortgage-backed securities               2,975     8,989      4,785      5,418    24,442     46,609
                                       -------   -------   --------   --------   -------   --------
Total securities                        16,556     9,071      4,949      5,715    86,502    122,793
                                                                                                 --
Total loans                             26,717    19,330     13,656      5,897    11,378     76,978
                                       -------   -------   --------   --------   -------   --------
Total interest earning assets           45,051    28,424     18,605     11,612    97,880    201,572
                                       -------   -------   --------   --------   -------   --------
                                                                                                 --
NOW accounts                             2,110                7,064                   --      9,174
Savings                                 10,832               56,871                   --     67,703
                                       -------   -------   --------   --------   -------   --------
Total savings deposits                  12,942        --     63,935         --        --     76,877
                                                                                                 --
CDs<$100,000                             7,848    19,637     17,643     10,309        --     55,437
CDs>$100,000                             2,595     6,198      9,284      7,114        --     25,191
                                       -------   -------   --------   --------   -------   --------
Total time deposits                     10,443    25,835     26,927     17,423        --     80,628
                                       -------   -------   --------   --------   -------   --------
                                                                                                 --

Total interest bearing liabilities      23,385    25,835     90,862     17,423        --    157,505
                                       -------   -------   --------   --------   -------   --------
                                                                                                 --
Rate sensitive gap                     $21,666   $ 2,589   $(72,257)  $ (5,811)  $97,880   $ 44,067

Cumulative gap                         $28,184   $24,254   $(48,002)  $(53,814)  $44,067

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

FORM 10-K

The Corporation will provide, without charge to any stockholder, a copy of its 2004 Annual Report on Form 10-K as required to be filed with the Securities and Exchange Commission. Requests should be made, in writing, to:

                               Neffs Bancorp, Inc.
                               P. O. Box 10
                               Neffs, PA 18065