Form 10-K, Exhibit 13
period 2005-12-31
NEFFS BANCORP INC
filed 2006-03-28
CIK 797838

EXHIBIT 13

                               NEFFS BANCORP, INC.

                          CONSOLIDATED FINANCIAL REPORT

                                DECEMBER 31, 2005

                          DIRECTORS OF THE CORPORATION
                                    AND BANK

Robert Heintzelman                                             John J. Remaley
                               Duane A. Schleicher
 Kevin A. Schmidt                                           John F. Sharkey, Jr.
                                 John F. Simock
 Herman P. Snyder                                              Mary Ann Wagner

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

Dear Shareholder:

     The day-to-day challenges that management experienced during the year 2005, and the uncertainties imposed by local, national and international conditions, made the task of overseeing the operations of the subsidiary something that administrators in other professions might have difficulty pursuing. The decisions made during one week were, at times, out-dated procedures for the next week. By the time those short-term initiatives were in place, other considerations were necessary to counteract the negativity.

     In spite of the events that neither the board of directors nor management could control, Neffs Bancorp, Inc. and its subsidiary, The Neffs National Bank experienced a prosperous and growth-oriented year of operation. Monitoring interest rates was an on-going task, with the environment becoming more competitive, as other businesses became involved in the "business of banking."

     Total Assets of the bank reached a new high, as did Retained Earnings. This growth directly increases the value of the shareholders' investment, and compliments your decision to trust the placement of your financial matters with your locally-owned, growth and profit-oriented company.

     With the introduction of "Net Teller Online," the Internet Banking Option, and "Bank Line," your 24-Hour Telephone Banking Service, we continue to offer the most current technology available to our growing customer base. Both systems are convenient, simple to use, and completely confidential.

     As we begin the new year, we express our sincere thanks to our shareholders and patrons, and recognize the dedication and professionalism of our staff.

Cordially yours,


-------------------------------------
John J. Remaley
President

(BEARD MILLER COMPANY LOGO)

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Neffs Bancorp, Inc. and Subsidiary
Neffs, Pennsylvania

     We have audited the accompanying consolidated statements of financial condition of Neffs Bancorp, Inc. and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Neffs Bancorp, Inc. and subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

                                        (BEARD MILLER COMPANY LLP)

Beard Miller Company LLP
Allentown, Pennsylvania
January 11, 2006

NEFFS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                              DECEMBER 31,
                                                                          -------------------
                                                                            2005       2004
                                                                          --------   --------
                                                                             (IN THOUSANDS,
                                                                           EXCEPT SHARE DATA)
                                            ASSETS

Cash and due from banks                                                   $  2,958   $  4,076
Interest bearing deposits with banks                                           163         23
Federal funds sold                                                           2,348      1,778
Securities available for sale                                               42,021     44,148
Securities held to maturity, fair value 2005 $79,248; 2004 $81,416          78,923     79,319
Loans receivable, net of allowance for loan losses 2005 $657; 2004 $663     82,385     76,315
Premises and equipment, net                                                  2,549      2,308
Other assets                                                                 2,200      1,836
                                                                          --------   --------
   TOTAL ASSETS                                                           $213,547   $209,803
                                                                          ========   ========

                             LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
   Deposits:
      Non-interest bearing                                                $ 16,912   $ 14,182
      Interest bearing                                                     156,364    157,470
                                                                          --------   --------
   Total Deposits                                                          173,276    171,652
Other liabilities                                                              977        835
                                                                          --------   --------
   TOTAL LIABILITIES                                                       174,253    172,487
                                                                          --------   --------

Stockholders' equity:
   Common stock, $1 par value; authorized 2,500,000 shares;
      issued 200,000 shares; outstanding 2005 197,941 shares;
      2004 197,091 shares                                                      200        200
   Paid-in capital                                                             753        690
   Retained earnings                                                        39,603     37,319
   Accumulated other comprehensive loss                                       (844)      (331)
   Treasury stock, at cost 2005 2,059 shares; 2004 2,909 shares               (418)      (562)
                                                                          --------   --------
   TOTAL STOCKHOLDERS' EQUITY                                               39,294     37,316
                                                                          --------   --------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                             $213,547   $209,803
                                                                          ========   ========

See notes to consolidated financial statements.

NEFFS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME

                                                               YEARS ENDED DECEMBER 31,
                                                            ------------------------------
                                                              2005       2004       2003
                                                            --------   --------   --------
                                                             (DOLLARS IN THOUSANDS, EXCEPT
                                                                    PER SHARE DATA)
INTEREST INCOME
   Interest and fees on loans                               $  5,001   $  4,747   $  5,044
   Interest and dividends on investments:
      Taxable                                                  3,313      3,075      2,193
      Exempt from federal income taxes                         2,058      2,158      2,268
   Interest on federal funds sold                                 82         67        128
                                                            --------   --------   --------
      TOTAL INTEREST INCOME                                   10,454     10,047      9,633
INTEREST EXPENSE, DEPOSITS                                     4,469      4,082      4,434
                                                            --------   --------   --------
      NET INTEREST INCOME                                      5,985      5,965      5,199
PROVISION FOR LOAN LOSSES                                         --         36         88
                                                            --------   --------   --------
      NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES      5,985      5,929      5,111
                                                            --------   --------   --------

OTHER INCOME
   Service charges on deposit accounts                           161        177        178
   Other service charges and fees                                 78         44         54
   Other income                                                   37         47         41
                                                            --------   --------   --------
      TOTAL OTHER INCOME                                         276        268        273
                                                            --------   --------   --------

OTHER EXPENSES
   Salaries and employee benefits                              1,242      1,137      1,121
   Occupancy                                                     154        148        165
   Furniture and equipment                                       210        151        151
   Pennsylvania shares tax                                       312        288        309
   Other expenses                                                694        661        523
                                                            --------   --------   --------
      TOTAL OTHER EXPENSES                                     2,612      2,385      2,269
                                                            --------   --------   --------
      INCOME BEFORE INCOME TAXES                               3,649      3,812      3,115
                                                            --------   --------   --------

INCOME TAX (BENEFIT) EXPENSE
   Current                                                       631        710        508
   Deferred                                                      (54)      (103)      (167)
                                                            --------   --------   --------
      TOTAL INCOME TAX EXPENSE                                   577        607        341
                                                            --------   --------   --------
      NET INCOME                                            $  3,072   $  3,205   $  2,774
                                                            ========   ========   ========
EARNINGS PER SHARE, BASIC                                   $  15.58   $  16.26   $  14.11
                                                            ========   ========   ========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                   197,117    197,091    196,529
                                                            ========   ========   ========

See notes to consolidated financial statements.

NEFFS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2005, 2004 and 2003

                                                                                   ACCUMULATED
                                                                                      OTHER                      TOTAL
                                                    COMMON   PAID-IN   RETAINED   COMPREHENSIVE   TREASURY   STOCKHOLDERS'
                                                     STOCK   CAPITAL   EARNINGS   INCOME (LOSS)     STOCK        EQUITY
                                                    ------   -------   --------   -------------   --------   -------------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE - DECEMBER 31, 2002                         $  200     $609    $32,610        $  21         ($615)      $32,825
                                                                                                                -------
Comprehensive income:
   Net income                                           --       --      2,774           --            --         2,774
   Change in unrealized net gains (losses) on
      securities available for sale, net of taxes       --       --         --         (147)           --          (147)
                                                                                                                -------
   TOTAL COMPREHENSIVE INCOME                                                                                     2,627
                                                                                                                -------
   Cash dividends declared on common stock, $2.70
      per share                                         --       --       (531)          --            --          (531)
   Sale of treasury stock (660 shares)                  --       81         --           --            53           134
                                                    ------     ----    -------        -----        ------       -------

BALANCE - DECEMBER 31, 2003                            200      690     34,853         (126)         (562)       35,055
                                                                                                                -------
Comprehensive income:
   Net income                                           --       --      3,205           --            --         3,205
   Change in unrealized net gains (losses) on
      securities available for sale, net of taxes       --       --         --         (205)           --          (205)
                                                                                                                -------
   TOTAL COMPREHENSIVE INCOME                                                                                     3,000
                                                                                                                -------
   Cash dividends declared on common stock, $3.75
      per share                                         --       --       (739)          --            --          (739)
                                                    ------     ----    -------        -----        ------       -------

BALANCE - DECEMBER 31, 2004                            200      690     37,319         (331)         (562)       37,316
                                                                                                                -------
Comprehensive income:
   Net income                                           --       --      3,072           --            --         3,072
   Change in unrealized net gains (losses) on
      securities available for sale, net of taxes       --       --         --         (513)           --          (513)
                                                                                                                -------
   TOTAL COMPREHENSIVE INCOME                                                                                     2,559
                                                                                                                -------
   Cash dividends declared on common stock, $4.00
      per share                                         --       --       (788)          --            --          (788)
   Sale of treasury stock (850 shares)                  --       63         --           --           144           207
                                                    ------     ----    -------        -----        ------       -------
BALANCE - DECEMBER 31, 2005                         $  200     $753    $39,603        $(844)       $ (418)      $39,294
                                                    ======     ====    =======        =====        ======       =======

See notes to consolidated financial statements.

NEFFS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             YEARS ENDED DECEMBER 31,
                                                          -----------------------------
                                                            2005      2004       2003
                                                          -------   --------   --------
                                                                  (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                             $ 3,072   $  3,205   $  2,774
   Adjustments to reconcile net income to net cash
      provided by operating activities:
         Depreciation                                         170        124        116
         Provision for loan losses                             --         36         88
         Net amortization of securities                       228        193        389
         Deferred income tax benefit                          (54)      (103)      (167)
         (Increase) decrease in assets:
            Accrued interest receivable                       (28)       (47)       (76)
            Other assets                                      (17)        46        (77)
         Increase (decrease) in liabilities:
            Accrued interest payable                          131        (19)      (104)
            Other liabilities                                  11         33         (8)
                                                          -------   --------   --------
         NET CASH PROVIDED BY OPERATING ACTIVITIES          3,513      3,468      2,935
                                                          -------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES
   Net (increase) decrease in interest bearing               (140)        23        (28)
       deposits with banks
   Net (increase) decrease in federal funds sold             (570)     7,612      1,085
   Purchases of securities available for sale              (8,438)   (24,647)   (25,100)
   Purchases of securities held to maturity                (4,116)    (9,623)   (33,881)
   Proceeds from maturities/calls and principal
      repayments of securities available for sale           9,566      7,370      7,295
   Proceeds from maturities/calls of securities held to
      maturity                                              4,505     13,017     35,384
   Net increase in loans                                   (6,070)    (6,102)    (1,303)
   Proceeds from sale of foreclosed real estate                --         10         --
   Purchases of premises and equipment                       (411)       (77)       (75)
                                                          -------   --------   --------
         NET CASH USED IN INVESTING ACTIVITIES             (5,674)   (12,417)   (16,623)
                                                          -------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in deposits                                 1,624      8,958     16,159
   Dividends paid                                            (788)      (739)      (531)
   Sales of treasury stock                                    207         --        134
                                                          -------   --------   --------
         NET CASH PROVIDED BY FINANCING ACTIVITIES          1,043      8,219     15,762
                                                          -------   --------   --------
         NET INCREASE (DECREASE) IN CASH AND CASH          (1,118)      (730)     2,074
            EQUIVALENTS
CASH AND CASH EQUIVALENTS - BEGINNING                       4,076      4,806      2,732
                                                          -------   --------   --------
CASH AND CASH EQUIVALENTS - ENDING                        $ 2,958   $  4,076   $  4,806
                                                          =======   ========   ========
SUPPLEMENTARY CASH FLOWS INFORMATION
   Interest paid                                          $ 4,337   $  4,101   $  4,538
                                                          =======   ========   ========
   Income taxes paid                                      $   655   $    645   $    567
                                                          =======   ========   ========

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

FORECLOSED ASSETS

     Foreclosed assets are comprised of property acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure and loans classified as in-substance foreclosure. The Corporation includes such property in other assets. A loan is classified as in-substance foreclosure when the Corporation has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. Foreclosed assets initially are recorded at fair value, net of estimated selling costs, at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of cost or fair value minus estimated costs to sell. Revenues and expenses from operations and changes in the valuation allowance are included in other expenses. The Corporation had no foreclosed assets at December 31, 2005 and 2004.

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

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PREMISES AND EQUIPMENT

     Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over the estimated useful lives of the premises and equipment. Charges for maintenance and repairs are expensed as incurred.

ADVERTISING COSTS

     The Corporation follows the policy of charging the costs of advertising to expense as incurred. Total advertising expense for the years ended December 31, 2005, 2004, and 2003 was $64,000, $25,000 and $26,000, respectively.

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

EMPLOYEE BENEFIT PLAN

     The Bank has a non-contributory defined contribution pension plan covering all employees having at least one year of service. Contribution amounts are determined annually by the Corporation and are charged to current operating expense. The expense amounted to $64,000, $57,000, and $60,000, for 2005, 2004 and 2003, respectively.

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

NEW ACCOUNTING STANDARDS

     In March 2004, the FASB's Emerging Issues Task Force (EITF) reached a consensus on Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." EITF 03-1 provides guidance on other-than-temporary impairment models for marketable debt and equity securities accounted for under SFAS 115 and non-marketable equity securities accounted for under the cost method. The EITF developed a basic three-step model to evaluate whether an investment is other-than-temporarily impaired. In November 2005, the FASB approved the issuance of FASB Staff Position FAS No. 115-1 and FAS 124-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The FSP addresses when an investment is considered impaired, whether the impairment is other-than-temporary and the measurement of an impairment loss. The FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary. The FSP is effective for reporting periods beginning after December 15, 2005 with earlier application permitted. For the Corporation, the effective date will be the first quarter of fiscal 2006. The adoption of this accounting principle is not expected to have a significant impact on our financial position or results of operations.

     In July 2005, the FASB issued a proposed interpretation of FAS 109, "Accounting for Income Taxes," to clarify certain aspects of accounting for uncertain tax positions, including issues related to the recognition and measurement of those tax positions. If adopted as proposed, any adjustments required to be recorded as a result of adopting the interpretation would be reflected as a cumulative effect from a change in accounting principle. We are currently in the process of determining the impact of adoption of the interpretation as proposed on our financial position or results of operations.

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - CASH AND DUE FROM BANKS

Regulations of the Board of Governors of the Federal Reserve System impose uniform reserve requirements on all depository institutions with transaction accounts (checking accounts, NOW accounts, etc.). Reserves are maintained in the form of vault cash or a non-interest bearing balance held with the Federal Reserve Bank. The Bank also, from time to time, maintains deposits with the Federal Reserve Bank and other banks for various services such as check clearing. The reserve requirement at December 31, 2005 and 2004 was $520,000 and $454,000, respectively.

NOTE 3 - SECURITIES

The amortized cost and fair values of securities are as follows:

                                                       DECEMBER 31, 2005
                                         ---------------------------------------------
                                                        GROSS        GROSS
                                         AMORTIZED   UNREALIZED   UNREALIZED    FAIR
                                            COST        GAINS       LOSSES     VALUE
                                         ---------   ----------   ----------   -------
                                                         (IN THOUSANDS)
SECURITIES AVAILABLE FOR SALE:
   Mortgage-backed securities             $42,731      $   14      $(1,293)    $41,452
   Equity securities                          569          --           --         569
                                          -------      ------      -------     -------
                                          $43,300      $   14      $(1,293)    $42,021
                                          =======      ======      =======     =======

SECURITIES HELD TO MATURITY:
   Obligations of U.S. Government
      agencies                            $29,683      $   --      $  (781)    $28,902
   Obligations of states and political
      subdivisions                         45,424       1,217          (63)     46,578
   Corporate securities                     1,848          38         (124)      1,762
   Mortgage-backed securities               1,968          40           (2)      2,006
                                          -------      ------      -------     -------
                                          $78,923      $1,295      $  (970)    $79,248
                                          =======      ======      =======     =======

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES (CONTINUED)

                                                       DECEMBER 31, 2004
                                         ---------------------------------------------
                                                        GROSS        GROSS
                                         AMORTIZED   UNREALIZED   UNREALIZED    FAIR
                                            COST        GAINS       LOSSES     VALUE
                                         ---------   ----------   ----------   -------
                                                         (IN THOUSANDS)
SECURITIES AVAILABLE FOR SALE:
   Mortgage-backed securities             $43,976      $   92       $(593)     $43,475
   Equity securities                          673          --          --          673
                                          -------      ------       -----      -------
                                          $44,649      $   92       $(593)     $44,148
                                          =======      ======       =====      =======

SECURITIES HELD TO MATURITY:
   Obligations of U.S. Government
      agencies                            $27,162      $   53       $(124)     $27,091
   Obligations of states and political
      subdivisions                         46,425       2,039         (42)      48,422
   Corporate securities                     2,597          84          (9)       2,672
   Mortgage-backed securities               3,135          96          --        3,231
                                          -------      ------       -----      -------
                                          $79,319      $2,272       $(175)     $81,416
                                          =======      ======       =====      =======

The amortized cost and fair values of securities at December 31, 2005, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                          AVAILABLE FOR SALE     HELD TO MATURITY
                                         -------------------   -------------------
                                         AMORTIZED     FAIR    AMORTIZED     FAIR
                                            COST      VALUE       COST      VALUE
                                         ---------   -------   ---------   -------
                                                       (IN THOUSANDS)
Due in one year or less                   $    --    $    --    $   200    $   201
Due after one year through five years          --         --      5,255      5,213
Due after five years through ten years         --         --     31,391     31,393
Due after ten years                            --         --     40,109     40,435
                                          -------    -------    -------    -------
                                               --         --     76,955     77,242
Mortgage-backed securities                 42,731     41,452      1,968      2,006
Equity securities                             569        569         --         --
                                          -------    -------    -------    -------
                                          $43,300    $42,021    $78,923    $79,248
                                          =======    =======    =======    =======

There were no sales of securities during 2005, 2004, and 2003.

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES (CONTINUED)

The changes in net unrealized holding gains (losses) on securities available for sale that have been included in other comprehensive income (loss) for the years ended December 31, 2005, 2004, and 2003 are as follows:

                                             2005    2004    2003
                                            -----   -----   -----
                                                (IN THOUSANDS)
Gross change in unrealized gains (losses)
   on securities available for sale         $(778)  $(310)  $(223)
Reclassification adjustment for gains
   realized in income                          --      --      --
                                            -----   -----   -----
   Net Unrealized Losses                     (778)   (310)   (223)
Tax effect                                    265     105      76
                                            -----   -----   -----
   Net of Tax Amount                        $(513)  $(205)  $(147)
                                            =====   =====   =====

Securities with an amortized cost and fair value of approximately $3,586,000 and $3,498,000 at December 31, 2005 and $3,450,000 and $3,442,000 at December 31,
2004 were pledged to secure public deposits and for other purposes required or permitted by law.

The following tables show the Corporation's investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2005 and 2004:

                                            LESS THAN 12 MONTHS     12 MONTHS OR MORE            TOTAL
                                           --------------------   --------------------   --------------------
                                             FAIR    UNREALIZED     FAIR    UNREALIZED     FAIR    UNREALIZED
                                            VALUE      LOSSES      VALUE      LOSSES      VALUE      LOSSES
                                           -------   ----------   -------   ----------   -------   ----------
                                                                     (IN THOUSANDS)
DECEMBER 31, 2005:
   SECURITIES AVAILABLE FOR SALE:
      Mortgage-backed securities           $10,181      $196      $29,332     $1,097     $39,513     $1,293
   SECURITIES HELD TO MATURITY:
      Obligations of U.S. Government
         agencies                           26,006       677        2,896        104      28,902        781
      Obligations of states and
         political subdivisions              2,351        12        2,233         51       4,584         63
      Corporate securities                     789        59          185         65         974        124
      Mortgage-backed securities               383         2           --         --         383          2
                                           -------      ----      -------     ------     -------     ------
   TOTAL TEMPORARILY IMPAIRED SECURITIES   $39,710      $946      $34,646     $1,317     $74,356     $2,263
                                           =======      ====      =======     ======     =======     ======

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES (CONTINUED)

                                                LESS THAN 12 MONTHS      12 MONTHS OR MORE            TOTAL
                                                --------------------   --------------------   --------------------
                                                  FAIR    UNREALIZED     FAIR    UNREALIZED     FAIR    UNREALIZED
                                                 VALUE      LOSSES      VALUE      LOSSES      VALUE      LOSSES
                                                -------   ----------   -------   ----------   -------   ----------
                                                                          (IN THOUSANDS)
DECEMBER 31, 2004:
   SECURITIES AVAILABLE FOR SALE:
      Mortgage-backed securities                $21,001      $302      $15,654      $291      $36,655      $593
   SECURITIES HELD TO MATURITY:
      Obligations of U.S. Government agencies     4,484        16        6,392       108       10,876       124
      Obligations of states and
         political subdivisions                     255         5        2,520        37        2,775        42
      Corporate securities                          493         7          248         2          741         9
                                                -------      ----      -------      ----      -------      ----
      TOTAL TEMPORARILY IMPAIRED SECURITIES     $26,233      $330      $24,814      $438      $51,047      $768
                                                =======      ====      =======      ====      =======      ====

Unrealized losses detailed above relate primarily to U.S. Government agency mortgage-backed securities, U.S. Government agency obligations, and municipal securities. The Corporation had 153 and 90 securities in an unrealized loss position at December 31, 2005 and 2004, respectively. The decline in fair value is due only to interest rate fluctuations. As the Corporation has the intent and ability to hold such investments until maturity or market price recovery, no securities are deemed to be other-than-temporarily impaired. None of the individual unrealized losses are significant.

NOTE 4 - LOANS

The composition of the Corporation's loan portfolio at December 31, 2005 and 2004 is as follows:

                              2005       2004
                            --------   --------
                               (IN THOUSANDS)
Commercial                   $ 4,832    $ 4,095
Commercial real estate        16,440     13,925
Residential real estate       37,057     36,115
Real estate construction         384      1,376
Home equity                   17,072     14,560
Other consumer                 7,257      6,907
                             -------    -------
                              83,042     76,978
Allowance for loan losses       (657)      (663)
                             -------    -------
                             $82,385    $76,315
                             =======    =======

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - ALLOWANCE FOR LOAN LOSSES

Transactions in the allowance for loan losses are summarized as follows:

                                                2005   2004   2003
                                                ----   ----   ----
                                                  (IN THOUSANDS)
Balance, beginning                              $663   $637   $564
   Provisions for loan losses                     --     36     88
   Recoveries on loans previously charged off      7     15     18
   Loans charged off                             (13)   (25)   (33)
                                                ----   ----   ----
Balance, ending                                 $657   $663   $637
                                                ====   ====   ====

Loans on which the accrual of interest has been discontinued amounted to $-0-and $126,000 at December 31, 2005 and 2004, respectively. Loan balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, amounted to $67,000 and $63,000 at December 31, 2005 and 2004, respectively.

There were no impaired loans as of December 31, 2005 and 2004. The average recorded investment in impaired loans during 2005, 2004 and 2003 was $-0-, $-0-, and $-0-, respectively.

NOTE 6 - PREMISES AND EQUIPMENT

The following summarizes premises and equipment at December 31, 2005 and 2004:

                                      2005      2004
                                    -------   -------
                                      (IN THOUSANDS)
Premises                            $ 2,633   $ 2,607
Furniture, fixtures and equipment     1,957     1,574
                                    -------   -------
                                      4,590     4,181
Accumulated depreciation             (2,279)   (2,111)
                                    -------   -------
                                      2,311     2,070
Land                                    238       238
                                    -------   -------
                                    $ 2,549   $ 2,308
                                    =======   =======

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - INTEREST BEARING DEPOSITS

Interest bearing deposits include certificates of deposit issued in denominations of $100,000 or greater which amounted to $30,852,000 and $25,191,000 at December 31, 2005 and 2004, respectively.

Interest bearing deposits at December 31, 2005 and 2004 are further detailed as follows:

                                         2005       2004
                                       --------   --------
                                          (IN THOUSANDS)
Savings accounts                       $ 55,531   $ 67,703
NOW accounts                              9,106      9,174
Certificates and other time deposits     91,727     80,593
                                       --------   --------
                                       $156,364   $157,470
                                       ========   ========

Time deposits at December 31, 2005 had the following scheduled maturities (in thousands):

2006      $35,894
2007       21,461
2008        8,583
2009        8,113
2010       17,676
          -------
          $91,727
          =======

NOTE 8 - BORROWING CAPACITY

The Bank has a line of credit commitment available from Atlantic Central Bankers Bank for borrowings up to $4,000,000 in federal funds. Borrowings on this line are repaid on a daily basis. There were no borrowings under this line of credit as of December 31, 2005 and 2004.

The Bank's maximum borrowing capacity with the Federal Home Loan Bank was $100,709,000. There were no borrowings outstanding at December 31, 2005 and 2004. Advances from the Federal Home Loan Bank are secured by qualifying assets of the Bank.

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - INCOME TAXES

The components of the net deferred tax asset at December 31, 2005 and 2004 are as follows:

                                                       2005   2004
                                                       ----   ----
                                                     (IN THOUSANDS)
AMT credit carryforward                                $300   $247
Unrealized losses on securities available for sale      436    171
Allowance for loan losses                               172    174
Accrued benefits                                         12     10
                                                       ----   ----
   TOTAL DEFERRED TAX ASSETS                            920    602
                                                       ----   ----
Securities accretion                                     21     16
Depreciation                                             17     23
                                                       ----   ----
   TOTAL DEFERRED TAX LIABILITIES                        38     39
                                                       ----   ----
   NET DEFERRED TAX ASSET                              $882   $563
                                                       ====   ====

The income tax provision for financial reporting purposes differs from the amount computed by applying the statutory income tax rate to income before income taxes. The differences for the years ended December 31, 2005, 2004, and 2003 are as follows:

                                      2005              2004              2003
                                ---------------   ---------------   ---------------
                                          % OF              % OF              % OF
                                         PRETAX            PRETAX            PRETAX
                                AMOUNT   INCOME   AMOUNT   INCOME   AMOUNT   INCOME
                                ------   ------   ------   ------   ------   ------
                                               (DOLLARS IN THOUSANDS)
Tax at statutory rate           $1,242     34%    $1,296     34%    $1,059     34%
Increase (decrease) resulting
   from:
   Tax-exempt interest income     (735)   (20)      (756)   (20)      (799)   (26)
   TEFRA interest expense
      disallowance                  70      2         67      2         81      3
                                ------    ---     ------    ---     ------    ---
                                $  577     16%    $  607     16%    $  341     11%
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

The following is an analysis of loans to these related parties during 2005 (in thousands):

Balances, January 1, 2005     $  978
   Advances                    1,295
   Repayments                    298
                              ------
Balances, December 31, 2005   $1,975
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

The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit written is represented by the contract or notional amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The following table identifies the contract or notional amount of those instruments at December 31, 2005 and 2004:

                                              2005     2004
                                             ------   ------
                                              (IN THOUSANDS)
Commitments to grant loans                   $1,934   $3,099
Unfunded commitments under lines of credit    3,714    3,350
Letters of credit                               361      704
                                             ------   ------
                                             $6,009   $7,153
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

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED)

Outstanding letters of credit written are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Corporation requires collateral supporting these letters of credit as deemed necessary. The maximum undiscounted exposure related to these commitments at December 31, 2005 and 2004 was $361,000 and $704,000, respectively. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of December 31, 2005 and 2004 for guarantees under standby letters of credit issued is not material.

NOTE 12 - DIVIDEND RESTRICTIONS

The amount of funds available to a parent from its subsidiary bank is limited for all national banks by restrictions imposed by the Comptroller of the Currency. A national bank is required to obtain the approval of the Comptroller of the Currency if the total of all dividends declared in any calendar year exceeds the Bank's net profits (as defined) for that year combined with its retained net profits for the preceding two calendar years. Under this formula, the Bank can declare dividends in 2006 of approximately $4,919,000 plus an additional amount equal to the Bank's net profits for 2006, up to the date of any such dividend declaration.

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

Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the tables below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 Capital (as defined) to average assets (as defined). Management believes, as of December 31, 2005, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2005, the most recent notification from the regulatory agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - CAPITAL REQUIREMENTS (CONTINUED)

The Corporation and Bank's actual capital ratios as of December 31, 2005 and 2004, and the maximum ratios required for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions are as follows:

                                                                                                       TO BE WELL
                                                                                                    CAPITALIZED UNDER
                                                                    FOR CAPITAL ADEQUACY            PROMPT CORRECTIVE
                                                    ACTUAL                PURPOSES                  ACTION PROVISIONS
                                               ---------------   --------------------------   ----------------------------
                                                AMOUNT   RATIO       AMOUNT         RATIO         AMOUNT          RATIO
                                               -------   -----   -------------   ----------   --------------   -----------
                                                                          (DOLLARS IN THOUSANDS)
AS OF DECEMBER 31, 2005:
   Total capital (to risk-weighted
      assets):
      Neffs Bancorp, Inc.                      $40,795   41.6%   $> or = 7,840   > or = 8.0%               N/A
      The Neffs National Bank                   40,278   41.2     > or = 7,817   > or = 8.0   $> or =  9,771   > or = 10.0%
   Tier 1 capital (to risk-weighted assets):
      Neffs Bancorp, Inc.                       40,138   41.0     > or = 3,920   > or = 4.0                N/A
      The Neffs National Bank                   39,621   40.6     > or = 3,908   > or = 4.0    > or =  5,862   > or =  6.0
   Tier 1 capital (to average assets):
      Neffs Bancorp, Inc.                       40,138   18.9     > or = 8,493   > or = 4.0                N/A
      The Neffs National Bank                   39,621   18.7     > or = 8,493   > or = 4.0    > or = 10,616   > or =  5.0

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

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Below are various estimated fair values at December 31, 2005 and 2004, as required by Statement of Financial Accounting Standards No. 107 ("FAS 107"). Such information, which pertains to the Corporation's financial instruments, is based on the requirements set forth in FAS 107 and does not purport to represent the aggregate net fair value of the Corporation. It is the Corporation's general practice and intent to hold its financial instruments to maturity, except for certain securities designated as securities available for sale, and not to engage in trading activities. Many of the financial instruments lack an available trading market, as characterized by a willing buyer and seller engaging in an exchange transaction. Therefore, the Corporation had to use significant estimations and present value calculations to prepare this disclosure.

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

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The estimated fair value of the Corporation's financial instruments at December 31 are as follows:

                                           2005                   2004
                                   --------------------   --------------------
                                              ESTIMATED              ESTIMATED
                                   CARRYING      FAIR     CARRYING      FAIR
                                    AMOUNT      VALUE      AMOUNT      VALUE
                                   --------   ---------   --------   ---------
                                                  (IN THOUSANDS)
Financial assets:
   Cash and short-term
      investments                  $  5,469    $  5,469   $  5,877    $  5,877
   Securities available for sale     42,021      42,021     44,148      44,148
   Securities held to maturity       78,923      79,248     79,319      81,416
   Loans, net                        82,385      81,548     76,315      77,766
   Accrued interest receivable        1,213       1,213      1,185       1,185

Financial liabilities:
   Deposits                         173,276     173,344    171,652     172,669
   Accrued interest payable             902         902        770         770

Off-balance sheet financial
   instruments:
   Commitments to extend credit
      and letters of credit              --          --         --          --

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - CONDENSED FINANCIAL INFORMATION OF NEFFS BANCORP, INC. (PARENT ONLY)

BALANCE SHEETS

                                                 DECEMBER 31,
                                              -----------------
                                                2005      2004
                                              -------   -------
                                                (IN THOUSANDS)
                   ASSETS

Cash                                          $   243   $    32
Investment in subsidiary                       38,778    36,925
Premises and equipment                            260       254
Other assets                                       34       125
                                              -------   -------
   TOTAL ASSETS                               $39,315   $37,336
                                              =======   =======

     LIABILITY AND STOCKHOLDERS' EQUITY

Liability, accounts payable                   $    21   $    20
Stockholders' equity                           39,294    37,316
                                              -------   -------
   TOTAL LIABILITY AND STOCKHOLDERS' EQUITY   $39,315   $37,336
                                              =======   =======

STATEMENTS OF INCOME

                                                 YEARS ENDED DECEMBER 31,
                                                 ------------------------
                                                  2005     2004     2003
                                                 ------   ------   ------
                                                      (IN THOUSANDS)
Dividends from subsidiary                        $  788   $  739   $  587
Rental income                                         7        8       10
Expenses                                            122      140       68
                                                 ------   ------   ------
   INCOME BEFORE INCOME TAXES AND EQUITY IN
      UNDISTRIBUTED EARNINGS OF SUBSIDIARY          673      607      529
Income tax benefit                                   33       45       20
                                                 ------   ------   ------
                                                    706      652      549
Equity in undistributed earnings of subsidiary    2,366    2,553    2,225
                                                 ------   ------   ------
   NET INCOME                                    $3,072   $3,205   $2,774
                                                 ======   ======   ======

NEFFS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - CONDENSED FINANCIAL INFORMATION OF NEFFS BANCORP, INC. (PARENT ONLY) (CONTINUED)

STATEMENTS OF CASH FLOWS

                                                         YEARS ENDED DECEMBER 31,
                                                       ---------------------------
                                                         2005      2004      2003
                                                       -------   -------   -------
                                                              (IN THOUSANDS)
CASH  FLOWS FROM OPERATING ACTIVITIES
   Net income                                          $ 3,072   $ 3,205   $ 2,774
   Adjustments to reconcile net income to
      net cash provided by operating activities:
      Depreciation                                           9         7         6
      Equity in undistributed earnings of subsidiary    (2,366)   (2,553)   (2,225)
      (Increase) decrease in other assets                   91       (44)      (20)
      Increase in other liabilities                          1        19        --
                                                       -------   -------   -------
      NET CASH PROVIDED BY OPERATING ACTIVITIES            807       634       535
                                                       -------   -------   -------
CASH FLOWS USED IN INVESTING ACTIVITIES
   Purchases of premises and equipment                     (15)       (2)       --
                                                       -------   -------   -------
CASH FLOWS USED IN FINANCING ACTIVITIES
   Dividends paid                                         (788)     (739)     (531)
   Sale of treasury stock                                  207        --       134
                                                       -------   -------   -------
      NET CASH USED IN FINANCIAL ACTIVITIES               (581)     (739)     (397)
                                                       -------   -------   -------
      NET INCREASE (DECREASE) IN CASH                      211      (107)      138
CASH - BEGINNING                                            32       139         1
                                                       -------   -------   -------
CASH - ENDING                                          $   243   $    32   $   139
                                                       =======   =======   =======

NEFFS BANCORP, INC. AND SUBSIDIARY
SELECTED FINANCIAL DATA

The following financial information is not covered by the auditor's report and must be read in conjunction with the consolidated financial statements and related notes along with Management's Discussion and Analysis of Financial Condition and Results of Operations.

                                                   AT OR FOR THE YEAR ENDED DECEMBER 31,
                                           ----------------------------------------------------
                                             2005       2004       2003       2002       2001
                                           --------   --------   --------   --------   --------
                                               (Dollars in Thousands, Except Per Share Data)
Interest Income
   Interest and fees on loans              $  5,001   $  4,747   $  5,044   $  5,470   $  5,813
   Interest an dividends on securities        5,371      5,233      4,461      4,699      4,165
   Interest on federal funds sold                82         67        128        133         98
                                           --------   --------   --------   --------   --------
Total interest income                        10,454     10,047      9,633     10,302     10,076
Interest Expense
   Deposits                                   4,469      4,082      4,434      4,977      5,095
   Short-term borrowings                         --         --         --         --          3
                                           --------   --------   --------   --------   --------
Total interest expense                        4,469      4,082      4,434      4,977      5,098
                                           --------   --------   --------   --------   --------
Net interest income                           5,985      5,965      5,199      5,325      4,978
Provision for loan losses                        --         36         88        170         37
                                           --------   --------   --------   --------   --------
Net interest income after provision
   for loan losses                            5,985      5,929      5,111      5,155      4,941
Other operating income                          276        268        273        287        269
Other operating expense                       2,612      2,385      2,269      1,986      1,990
                                           --------   --------   --------   --------   --------
Income before taxes                           3,649      3,812      3,115      3,456      3,220
Applicable income taxes                         577        607        341        641        706
                                           --------   --------   --------   --------   --------
Net income                                 $  3,072   $  3,205   $  2,774   $  2,815   $  2,514
                                           ========   ========   ========   ========   ========
PER SHARE DATA
   Basic earnings                          $  15.58   $  16.26   $  14.11   $  14.33   $  12.80
   Dividends declared                      $   4.00   $   3.75   $   2.70   $   3.10   $   2.20
   Average shares outstanding               197,117    197,091    196,529    196,431    196,474
AT END OF PERIOD
   Total assets                            $213,547   $209,803   $198,570   $180,293   $156,449
   Securities                               120,944    123,467    110,087     94,397     75,654
   Loans, net of unearned income             83,042     76,978     70,886     69,598     72,616
   Allowance for loan losses                    657        663        637        564        445
   Deposits                                 173,276    171,652    162,694    146,535    124,932
   Stockholders' equity                      39,294     37,316     35,055     32,825     30,498
KEY RATIOS
   Return on average assets                    1.46%      1.57%      1.45%      1.67%      1.70%
   Return on average equity                    8.08%      8.89%      8.16%      8.85%      8.49%
   Net loans to deposit ratio                 47.55%     44.46%     43.18%     47.11%     57.77%
   Dividend payout ratio (dividends
      declared divided by net income)         25.66%     23.06%     19.14%     21.63%     17.19%
   Equity to asset ratio (average equity
      divided by average total assets)        17.95%     17.56%     17.73%     18.93%     20.06%

NEFFS BANCORP, INC. AND SUBSIDIARY
QUARTERLY SUMMARY OF FINANCIAL DATA (UNAUDITED)

                                                  2005 Three Months Ended
                                      -----------------------------------------------
                                      March 31   June 30   September 30   December 31
                                      --------   -------   ------------   -----------
                                       (Dollars in Thousands, Except Per Share Data)
Interest income                        $2,569     $2,600      $2,645         $2,640
Interest expense                        1,036      1,108       1,171          1,154
                                       ------     ------      ------         ------
  Net interest income                   1,533      1,492       1,474          1,486
Provision for loan losses                  --         --          --             --
Other expenses, net of other income       517        584         608            627
                                       ------     ------      ------         ------
  Income before income taxes            1,016        908         866            859
Income tax expense                        178        139         127            133
                                       ------     ------      ------         ------
  Net income                           $  838     $  769      $  739         $  726
                                       ======     ======      ======         ======
Earnings per share-Basic               $ 4.25     $ 3.90      $ 3.75         $ 3.68

                                                  2004 Three Months Ended
                                      -----------------------------------------------
                                      March 31   June 30   September 30   December 31
                                      --------   -------   ------------   -----------
                                       (Dollars in Thousands, Except Per Share Data)
Interest income                        $2,456     $2,511      $2,518         $2,562
Interest expense                        1,053        996       1,006          1,027
                                       ------     ------      ------         ------
  Net interest income                   1,403      1,515       1,512          1,535
Provision for loan losses                  15         15           6             --
Other expenses, net of other income       501        582         496            538
                                       ------     ------      ------         ------
  Income before income taxes              887        918       1,010            997
Income tax expense                        123        142         178            164
                                       ------     ------      ------         ------
  Net income                           $  764     $  776      $  832         $  833
                                       ======     ======      ======         ======
Earnings per share-Basic               $ 3.88     $ 3.94      $ 4.22         $ 4.22

NEFFS BANCORP, INC. AND SUBSIDIARY
COMMON STOCK INFORMATION

The Corporation's common stock is currently quoted on the National Quotations Bureau's Electronic Quotation Service "(Pink Sheets") under the trading symbol NEFB. The Corporation's common stock is traded over-the-counter from time to time, primarily in the Corporation's geographic service area, through several local market makers.

The following table sets forth the high and low bid quotations for the Corporation's common stock as reported for each quarterly period of the 2005 and 2004 fiscal years. This information is based on monthly reports from Boenning & Scattergood, Inc. There may have been other bids or transactions not known to the Corporation. The quotations reflect inter-dealer prices, do not include retail mark-ups, markdowns or commissions, and may not necessarily represent actual transactions.

                            Common Stock Information

                                     Cash Dividends
     2005          HIGH      LOW       Per Share
     ----        -------   -------   -------------
First Quarter    $230.00   $230.00          --
Second Quarter   $235.00   $230.00       $2.00
Third Quarter    $236.00   $235.00          --
Fourth Quarter   $243.00   $240.00       $2.00

                                     Cash Dividends
     2005          HIGH      LOW       Per Share
     ----        -------   -------   -------------
First Quarter    $240.00   $225.00          --
Second Quarter   $230.00   $225.00       $1.75
Third Quarter    $225.00   $225.00          --
Fourth Quarter   $230.00   $228.00       $2.00

As of December 31, 2005, Neffs Bancorp, Inc. had 197,941 outstanding shares and approximately 615 stockholders, including beneficial owners whose stock is held in nominee name.

NEFFS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS
                 Years Ending December 31, 2005, 2004, and 2003

The following is management's discussion and analysis of the significant changes in the financial condition and results of operations of Neffs Bancorp, Inc. (the "Corporation") and it's wholly owned subsidiary The Neffs National Bank (the "Bank"). The consolidated financial condition and results of operations consist almost entirely of the Bank's financial condition and results of operations. This discussion should be read in conjunction with the financial tables, consolidated financial statements and notes to consolidated financial statements appearing elsewhere in this report. Current performance does not guarantee, assure or may not be indicative of similar performance in the future.

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

OVERVIEW

2005 brought about exciting new products at The Neffs National Bank. The Bank added internet banking, which included numerous features such as automatic bill payment service, online statements that are compatible with personal and commercial financial software, online check images, capabilities to research all transactions and standard features such as transfers and stop payments, etc. In addition to internet banking, the Bank implemented check imaging in place of mailing the original checks and upgraded the existing telephone banking service. These services were promoted through an advertising campaign, "I Bank. We Bank", that also emphasized the Bank's commitment to customer service and competitiveness as a community bank. Other promotional incentives included drawings for a free computer and Certificate of Deposit and loan specials.

The Corporation's assets increased by 1.78% to $213,547,000 at December 31, 2005 from $209,803,000 at December 31, 2004. During the same period, net loans receivable increased $6,070,000 or 7.95% to $82,385,000 from $76,315,000, while deposits increased $1,624,000 or .95% to $173,276,000 from $171,652,000.
Securities decreased $2,523,000 or 2.04% to $120,944,000 from $123,467,000. In
2005, the Corporation recorded net income of $3,072,000, a decrease of 4.15% as compared with $3,205,000 in 2004.

RESULTS OF OPERATIONS

NET INTEREST INCOME AND NET INTEREST MARGIN

The single largest component of the Corporation's primary operating income is net interest income. It is the amount by which interest earned on interest earning assets exceeds the interest paid on interest bearing liabilities. The change in interest income from year to year may be due to changes in interest rates, changes in volumes on interest earning assets and liabilities as well as changes in the mix of such assets and liabilities. The Corporation's primary interest earning assets are loans to businesses and individuals and investment securities. Interest bearing liabilities consist primarily of time deposits, NOW deposits and savings deposits. Generally, changes in net interest income are measured by net interest rate spread and net interest margin. Net interest rate spread is equal to the difference between the average rate earned on interest earning assets and the average rate incurred on interest bearing liabilities. Net interest margin represents the difference between interest income (including net loan fees earned) and interest expense calculated as a percentage of average earning assets.

2005 COMPARED TO 2004

Total interest income increased by $407,000 or 4.05% to $10,454,000 for the year ended December 31, 2005 from $10,047,000 at December 31, 2004. This increase is mostly the result of the loan portfolio increasing by $6.1 million which generated additional interest and fees on loans throughout 2005.

Total interest expense increased by $387,000 or 9.48% to $4,469,000 in 2005 from $4,082,000 in 2004. This increase in interest expense is due mainly in part to the increasing interest rate environment experienced throughout 2005.

Net interest income increased by $20,000 or .34% to $5,985,000 in 2005 from $5,965,000 in 2004. The Corporation's net interest rate spread for 2005 was 2.25% as compared to 2.47% for 2004. The net interest margin for 2005 was 2.92% as compared to 3.03% for 2004.

NEFFS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS

2004 COMPARED TO 2003

Total interest income increased by $414,000 or 4.29% to $10,047,000 for the year ended December 31, 2004 from $9,633,000 for the year ended December 31, 2003. This increase is the result of an increase in interest earning assets during 2004 which offset a decline in the yield on interest earning assets.

Total interest expense decreased by $352,000 or 7.93% to $4,082,000 in 2004 from $4,434,000 in 2003. This decrease was the result of a decrease in the yield on interest bearing liabilities which offset the growth in interest bearing liabilities.

Net interest income increased by $766,000 or 14.73% to $5,965,000 in 2004 from $5,199,000 in 2003. The Corporation's net interest rate spread increased to 2.47% in 2004 from 2.15% in 2003. The net interest margin increased from 2.83% in 2003 to 3.03% in 2004.

Following is a summary of the Bank's average balances, rates, interest income, and expenses, the interest rate spread and the net interest margin for the years ended December 31, 2005, 2004, and 2003

                                                                        Year Ended December 31,
                                       ----------------------------------------------------------------------------------------
                                                   2005                          2004                          2003
                                       ----------------------------  ----------------------------  ----------------------------
                                         Average             Yield/    Average             Yield/    Average             Yield/
                                       Balance(1)  Interest   Rate   Balance(1)  Interest   Rate   Balance(1)  Interest  Rate
                                       ----------  --------  ------  ----------  --------  ------  ----------  --------  ------
                                                                        (Dollars in Thousands)
Interest Earning Assets:
   Loan receivable(2)                   $ 79,294    $ 5,001   6.31%   $ 72,744    $ 4,747   6.53%   $ 69,730    $5,044    7.26%
   Investment Securities:
      Taxable                             77,177      3,313   4.29%     71,430      3,075   4.30%     53,471     2,193    4.10%
      Non-taxable(3)                      45,980      2,058   4.48%     47,640      2,158   4.53%     50,269     2,268    4.51%
   Other interest earning assets           2,411         82   3.40%      4,982         67   1.34%     10,234       128    1.25%
                                        --------    -------   ----    --------    -------   ----    --------    ------    ----
   Total interest earning assets         204,862     10,454   5.10%    196,796     10,047   5.11%    183,704     9,633    5.24%
                                                    -------                       -------                       ------
Noninterest earning assets                 7,067                         8,517                         8,084
                                        --------                      --------                      --------
   Total assets                         $211,929                      $205,313                      $191,788
                                        ========                      ========                      ========

Interest Bearing Liabilities:
   NOW                                  $  8,373         87   1.04%   $  8,426         56   0.66%   $  8,495        72    0.85%
   Savings                                62,033      1,000   1.61%     68,955      1,074   1.56%     59,144     1,140    1.93%
   Certificates of Deposit                86,372      3,382   3.92%     77,508      2,952   3.81%     76,063     3,222    4.24%
                                        --------    -------   ----    --------    -------   ----    --------    ------    ----
   Total interest bearing liabilities    156,777      4,469   2.85%    154,889      4,082   2.64%    143,702     4,434    3.09%
                                                    -------                       -------                       ------
Noninterest bearing liabilities:
   Demand deposits                        16,133                        13,565                        13,276
   Other liabilities                         993                           816                           801
Stockholders' Equity                      38,046                        36,043                        34,009
                                        --------                      --------                      --------
   Total liabilities and
      Stockholders' Equity              $211,929                      $205,313                      $191,788
                                        ========                      ========                      ========

Net interest income/spread(4)                       $ 5,985   2.25%               $ 5,965   2.47%               $5,199    2.15%
                                                    =======                       =======                       ======
Net interest margin(5)                                        2.92%                         3.03%                         2.83%

----------
(1) Averages are not computed on daily average. Average balances are computed based on an average of quarter-end balances.

(2)  Average balances include non-accrual loans.

(3)  There have been no tax equivalent adjustments made to yields.

(4) Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities.

(5) Net interest margin represents net interest income as a percentage of average interest earning assets.

NEFFS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS

The following table attributes increases and decreases in components of net interest income either to changes in average volume or to changes in average rates for interest earning assets and interest bearing liabilities. Numerous and simultaneous balance and rate changes occur during the year. The amount of change that is not due solely to volume or rate is allocated proportionally to each.

                                                     FOR YEAR ENDED DECEMBER 31,
                                           -----------------------------------------------
                                                  2005/2004                2004/2003
                                             INCREASE/(DECREASE)      INCREASE/(DECREASE)
                                           ----------------------   ----------------------
                                              DUE TO CHANGE IN         DUE TO CHANGE IN
                                           VOLUME    RATE    NET    VOLUME    RATE    NET
                                           ------   -----   -----   ------   -----   -----
                                                          (In Thousands)
Interest Income:
   Loans receivable                        $ 417    $(163)   $254    $211    $(508)  $(297)
   Securities                                178      (40)    138     672      100     772
   Other interest earning assets             (48)      63      15     (70)       9     (61)
                                           -----    -----    ----    ----    -----   -----
   Total interest earning assets             547     (140)    407     813     (399)    414
Interest Expense:
   NOW                                        --       31      31      (1)     (15)    (16)
   Savings                                  (111)      37     (74)    172     (238)    (66)
   Certificates of Deposit                   345       85     430      60     (330)   (270)
                                           -----    -----    ----    ----    -----   -----
      Total interest bearing liabilities     234      153     387     231     (583)   (352)
                                           -----    -----    ----    ----    -----   -----
Net change in net interest income          $ 313    $(293)   $ 20    $582    $ 184   $ 766
                                           =====    =====    ====    ====    =====   =====

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

Allocation to commercial loan pools are developed by internal risk ratings and are based on management's judgment concerning historical loss trends and other relevant factors. Installment and residential mortgage loan allocations are made at a portfolio level based on historical loss experience adjusted for portfolio activity and current conditions. Estimated credit losses are based on the average annual rate of net charge-offs experienced

NEFFS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS

over the previous two or three years on similar loans, adjusted for current condition and trends. While allocations are made to specific loans and pools of loans, the allowance is available for all loan losses.

There was no provision for loan losses made during 2005 as compared to $36,000 for 2004 and $88,000 for 2003. Management has concluded that the Allowance for Loan Losses had an adequate balance to justify no provision being made during 2005.

The Allowance for Loan Losses represented .79% of total loans receivable at December 31, 2005 as compared with .86% and .90% at December 31, 2004, and 2003, respectively. Management regularly assesses the appropriateness and adequacy of the allowance for loan losses in relation to credit exposure associated with individual borrowers, overall trends in the loan portfolio and other relevant factors, and believes the allowance is reasonable and adequate for each of the periods presented. The Corporation has no credit exposure to foreign countries or foreign borrowers.

The Bank's loan loss experience for each of the five years ended December 31 is presented below.

                                                         YEAR ENDED DECEMBER 31
                                            -----------------------------------------------
                                              2005      2004      2003      2002      2001
                                            -------   -------   -------   -------   -------
                                                         (Dollars in Thousands)
Average loans outstanding                   $79,294   $72,744   $69,730   $71,337   $71,928
                                            =======   =======   =======   =======   =======
Total gross loans at year end               $83,042   $76,978   $70,886   $69,598   $72,615
                                            =======   =======   =======   =======   =======

Allowance for loan losses at January 1      $   663   $   637   $   564   $   445   $   440
Losses charge to allowance
   Commercial                                    --        --        --        27         7
   Real estate                                   --        --        28        --         6
   Consumer                                      13        25         5        30        24
                                            -------   -------   -------   -------   -------
   Total losses charged to allowance             13        25        33        57        37
Recoveries credited to allowance
   Commercial                                    --        --         9        --        --
   Real estate                                   --        --        --        --        --
   Consumer                                       7        15         9         6         5
                                            -------   -------   -------   -------   -------
   Total recoveries credit to allowance           7        15        18         6         5
                                            -------   -------   -------   -------   -------
Net charge-offs                                   6        10        15        51        32
Provision for loan losses                        --        36        88       170        37
                                            -------   -------   -------   -------   -------
Allowance for loan losses at December 31    $   657   $   663   $   637   $   564   $   445
                                            =======   =======   =======   =======   =======

Ratio of net charge offs to average loans
   outstanding                                 0.01%     0.01%     0.02%     0.07%     0.04%
Allowance as a percentage of total
   gross loans                                 0.79%     0.86%     0.90%     0.81%     0.61%

NEFFS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS

The amount charged to operations and the related balance in the allowance for loan losses is based upon periodic evaluations of the loan portfolio by management. These evaluations consider several factors including, but not limited to, general economic conditions, loan portfolio composition, prior loan loss experience and management's estimates of potential losses.

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

                   2005             2004             2003             2002             2001
              --------------   --------------   --------------   --------------   --------------
                        % of             % of             % of             % of             % of
              Amount    Loan   Amount    Loan   Amount    Loan   Amount    Loan   Amount    Loan
              ------   -----   ------   -----   ------   -----   ------   -----   ------   -----
                                            (Dollars in Thousands)
Commercial     $122    25.62%   $130    23.41%   $115    20.39%   $108    21.25%   $ 92    20.47%
Real estate     271    45.08%    256    48.71%    246    50.20%    235    69.25%    262    70.87%
Consumer        125    29.30%    135    27.88%    167    29.41%    126     9.50%     83     8.66%
Unallocated     139              142              109               95                8
               ----    -----    ----    -----    ----    -----    ----    -----    ----    -----
Total          $657      100%   $663      100%   $637      100%   $564      100%   $445      100%
               ====    =====    ====    =====    ====    =====    ====    =====    ====    =====

NON-INTEREST INCOME

2005 COMPARED TO 2004

Non-interest income consists primarily of service charges. Non interest income for 2005 had an increase of $8,000 or 2.99% over 2004. Service charges on deposit accounts declined slightly; however, this decrease was offset by an increase in fees derived from the sale of loan related insurance and ATM fees.

2004 COMPARED TO 2003

Non-interest income consists primarily of service charges. Non-interest income for 2004 decreased $5,000 or 1.83% to $268,000 from $273,000 in 2003. The decrease was mainly the result of a slight reduction in other service charges and fees.

NON-INTEREST EXPENSE

Salary expense and employee benefits represent the largest component, or 47.55% of non-interest expenses. Non-interest expenses also include an array of other expenses such as:

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

NEFFS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS

2005 COMPARED TO 2004

Non-interest expenses for 2005 were $2,612,000, an increase of $227,000 or 9.52% as compared to non-interest expense of $2,385,000 for 2004.

Salary and employee benefits represent the largest portion of non-interest expense. For 2005, salary and employee benefits increased by 9.23%; due to the constant increasing costs associated with health care coverage and normal salary increases paid to employees. At December 31, 2005, the Bank employed 32 full-time equivalent employees as compared to 31 at December 31, 2004.

Occupancy and equipment expenses increased by $65,000 or 21.74% to $364,000 as compared to $299,000 at December 31, 2004. The implementation of internet banking, bill pay and imaging resulted in additional maintenance, repair and depreciation expenses over those reported in 2004.

2004 COMPARED TO 2003

Non-interest expenses for 2004 were $2,385,000, representing an increase of $116,000 or 5.11%, compared to $2,269,000 for 2003.

Salary expenses and related employee benefits increased by $16,000 or 1.42%, to $1,137,000 for 2004 from $1,121,000 for 2003. The slight increase was mainly the result of an officer retiring at December 31, 2004; offset by the hiring of additional personnel; normal salary increases paid to employees and increased premium costs associated with group medical insurance. At December 31, 2004, there were 31 full-time equivalent employees as compared to 29 at December 31, 2003.

Occupancy and equipment expenses decreased by $17,000 or 5.37% to $299,000 from 2004 from $316,000 for 2003. The $17,000 decrease was the result of reduced occupancy expenses for 2004.

Other expenses increased $138,000 or 26.38% to $661,000 in 2004 from $523,000 in 2003. This increase mainly resulted from a $50,000 donation made to Northern Lehigh School District Education Foundation and legal and audit fees incurred for Securities and Exchange Commission filings.

INCOME TAXES

Income tax expense was $577,000 for 2005 as compared to $607,000 for 2004 and $341,000 for 2003. The 4.94% decrease experienced during 2005 resulted from the decline in pre-tax income. The 78.00% increase during 2004 was caused by a decline in tax-free interest income and an increase in pre-tax income. The Corporation's effective income tax rate for 2005, 2004 and 2003 was 16%, 16% and 11%, respectively.

NET INCOME

2005 COMPARED TO 2004

Net income for 2005 was $3,072,000, which is a decline of $133,000 or 4.15% as compared to 2004. During 2005 the Bank offered online banking and imaging to all its customers, in order to remain competitive amongst other financial institutions. The costs associated with implementing these new services and the advertising to promote the services, had a negative impact on the net income. However, the bank anticipates continued growth from providing these new services. The Bank's net interest income growth was relatively flat for 2005 over 2004 due to a decrease in the Bank's net interest spread and margin as the cost of interest-bearing deposits increased more than the yield on interest-bearing assets.

Basic Earning per share for 2005 decreased to $15.58 from $16.26 in 2004, due to the decline in the net income for 2005.

NEFFS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS

2004 COMPARED TO 2003

Net income for 2004 was $3,205,000, an increase of $431,000 or 15.53% from $2,774,000 for 2003. This increase is primarily the result of increased net interest income due to growth of the Bank and an improved net interest margin.

Basic Earnings per share for 2004 increased to $16.26 from $14.11 in 2003, due to the increase in net income for 2004.

FINANCIAL CONDITION

SECURITIES

The Corporation's securities portfolio is composed of investments that not only provide interest income, including tax-exempt income, but also provide a source of liquidity. The portfolio allows management to better respond to the Bank's interest sensitivity position, to diversify the earning asset portfolio and provide collateral for public fund deposits. Established policies are in place that address various aspects in managing the portfolio, including but not limited to, concentrations, liquidity, credit quality, interest rate sensitivity and regulatory guidelines.

Although the Bank generally intends to hold its securities portfolio until maturity, a portion of the portfolio is classified as available-for-sale. Securities in the held to maturity category are accounted for at amortized cost. Available for sale securities are accounted for at fair value with unrealized gains or losses, net of income taxes, reported as a separate component of stockholder's equity. The Bank invests in securities for the yield they produce and not to profit from trading. The Bank holds no trading securities in its portfolio.

The securities portfolio at December 31, 2005 totaled $120,944,000 as compared to $123,467,000 at December 31, 2004, a decrease of $2,523,000, or 2.04%.
Securities available-for-sale decreased to $42,021,000 at December 31, 2005 compared to $44,148,000 at December 31, 2004. In addition, securities held to maturity decreased to $78,923,000 at December 31, 2005 from $79,319,000 at December 31, 2004. Other than the U.S. Government and its agencies, the Bank holds no other securities of a single issuer whose aggregate carrying value exceeds 10% of stockholders equity.

The carrying value of the available-for-sale securities portfolio as of December 31, 2005, includes net unrealized losses of $1,279,000 (reflected as accumulated other comprehensive loss of $844,000 in stockholders' equity, net of deferred income taxes of $435,000) compared to net unrealized losses of $502,000 (reflected as accumulated other comprehensive loss of $331,000 in stockholders' equity, net of deferred income taxes of $171,000) as of December 31, 2004.

The Corporation has total unrealized losses of $2,263,000 at December 31, 2005 on the securities portfolio with an aggregate fair value of $74,356,000. The unrealized losses are attributed to the current interest rate environment. The unrealized losses are temporary and management has the intent and ability to hold them until maturity or market price recovery. All securities are rated investment grade or better according to the Corporation's policy.

NEFFS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS

The composition of the securities portfolio for the periods ending December 31, 2005, 2004 and 2003 are presently below.

                                                         December 31
                                               ------------------------------
                                                 2005       2004       2003
                                               --------   --------   --------
                                                   (Dollars in Thousands)
Held to maturity securities:
   U.S. Government agencies and corporations   $ 29,683   $ 27,162   $ 21,992
   State and political subdivisions              45,424     46,425     50,571
   Mortgage-backed securities                     1,968      3,135      5,845
   Corporate securities                           1,848      2,597      4,297
Available for sale securities:
   Mortgage-backed securities                    41,452     43,475     26,800
   Equity securities                                569        673        582
                                               --------   --------   --------
      Total securities                         $120,944   $123,467   $110,087
                                               ========   ========   ========

The following table presents the maturities and average weighted yields of the debt securities portfolio as of December 31, 2005.

                                                    After one but      After five but
                                Within one year   within five years   within ten years   After ten years
                                ---------------   -----------------   ----------------   ---------------
                                Amount    Yield    Amount     Yield    Amount    Yield    Amount   Yield
                                ------   ------   --------   ------   -------   ------   -------   -----
                                                         (Dollars in Thousands)
Available for sale:
   Mortgage-backed securities    $ --       --      $2,662    3.70%   $11,383    4.25%   $27,407   4.84%
Held to maturity:
   U.S. Government agencies        --       --       2,500    3.80%    14,148    4.39%    13,035   4.47%
   State and political
      subdivisions(1)             200     7.33%      2,357    6.64%    16,143    6.93%    26,724   7.40%
   Mortgage-backed securities      --       --          --      --          2   11.91%     1,966   6.30%
   Other securities                --       --         398    6.24%     1,100    6.44%       350   7.19%
                                 ----               ------            -------
                                  200                5,255             31,393             42,075
                                 ----               ------            -------            -------
      Total                      $200               $7,917            $42,776            $69,482
                                 ====               ======            =======            =======

----------
(1) Yields on tax-exempt debt securities have been computed on a fully tax-equivalent basis.

NEFFS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS

LOANS

The loan portfolio comprises a major component of the Corporation's earning assets. Net loans receivable increased $6,070,000 or 7.95% to $82,385,000 as of December 31, 2005 from $76,315,000 at December 31, 2004. Net loans receivable represent 38.58% of total assets and 47.55% of total deposits as of December 31, 2005 as compared to 36.37% and 44.45%, respectively, at December 31, 2004. All of the Corporation's loans are to domestic borrowers.

Loan concentrations are considered to exist when the total amount of loans to any one or a multiple number of borrowers engaged in similar activities or have similar economic characteristics exceeds 10% of loans outstanding in any one category. At December 31, 2005, real estate loans amounted to $70,953,000 or 85.44% of total loans, and commercial and industrial loans amounted to $4,832,000 or 5.82% of total loans. Although such loans were not made to one specific borrower or industry, it is important to note that the quality of these loans is affected by the region's economy and real estate market. Management does not believe such a concentration poses a problem to the Bank at this time.

Other than as described herein, management does not believe there are any trends, events, or uncertainties which are reasonably expected to have a material adverse impact on future results of operations, liquidity, or capital resources.

The composition of the total loan portfolio is shown in the table below for the periods presented.

                                                           December 31,
                                                        (Dollars in Thousand)
                    --------------------------------------------------------------------------------------------
                          2005               2004               2003               2002               2001
                    ----------------   ----------------   ----------------   ----------------   ----------------
                               % of               % of               % of               % of               % of
                     Amount    Total    Amount    Total    Amount    Total    Amount    Total    Amount    Total
                    -------   ------   -------   ------   -------   ------   -------   ------   -------   ------
Commercial          $ 4,832     5.82%  $ 4,095     5.32%  $ 2,832     4.00%  $ 3,490     5.01%  $ 4,579     6.31%
Commercial
   real estate       16,440    19.80%   13,925    18.09%   11,615    16.39%   11,300    16.24%   10,281    14.16%
Residential
   real estate       37,057    44.62%   36,115    46.92%   35,239    49.71%   35,046    50.35%   39,490    54.37%
Real estate
   construction         384     0.46%    1,376     1.79%      350     0.49%      657     0.94%    1,095     1.51%
Home equity          17,072    20.56%   14,560    18.91%   14,136    19.94%   12,493    17.96%   10,882    14.99%
Other
   consumer           7,257     8.74%    6,907     8.97%    6,714     9.47%    6,612     9.50%    6,288     8.66%
                    -------   ------   -------   ------   -------   ------   -------   ------   -------   ------
   Total loans
      outstanding   $83,042   100.00%  $76,978   100.00%  $70,886   100.00%  $69,598   100.00%  $72,615   100.00%
                    =======   ======   =======   ======   =======   ======   =======   ======   =======   ======

NEFFS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS

The loan maturities and interest sensitivity for a segment of the loan portfolio is reflected in the table below.

                                                     As of December 31, 2005
                                           -------------------------------------------
                                           Due Under   Due 1- 5    Due Over
                                            One Year     Years    Five Years    Total
                                           ---------   --------   ----------   -------
                                                          (In Thousands)
Maturity of loans receivable:
   Commercial and commercial real estate     $6,850     $5,837      $8,585     $21,272
   Real estate construction                                            384         384
                                             ------     ------      ------     -------
      Total                                  $6,850     $5,837      $8,969     $21,656
                                             ======     ======      ======     =======

                                        Due 1-5    Due Over
                                         Years    Five Years
                                        -------   ----------
Fixed interest rates                     $1,715     $3,324
Floating or adjustable interest rates     4,122      5,645
                                         ------     ------
   Total                                 $5,837     $8,969
                                         ======     ======

CREDIT RISK AND LOAN QUALITY

The Corporation continues to strive to minimize credit risk. The Bank's written lending policy requires underwriting, loan documentation and credit analysis standards to be met prior to the approval and funding of any loan. In accordance with that policy, internal loan review monitors the loan portfolio on an ongoing basis. The loan committee then prepares an analysis each quarter of the allowance for loan losses, which is then submitted to the Board of Directors for its assessment as to the adequacy of the allowance.

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

Total nonperforming loans (comprised of non-accruing loans and loans past due for more than 90 days) as of December 31, 2005 were $67,000 compared to $189,000 as of December 31, 2004. Total nonperforming loans as a percentage of total loans were .08% at December 31, 2005 as compared to .25% at December 31, 2004. At December 31, 2005 and 2004 there was no foreclosed real estate. Lenders continue to work with customers to minimize losses associated with non-accrual and delinquent accounts. In addition, management is not aware of any material potential loan problems that have not been disclosed herein.

NEFFS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS

Detailed information about the Corporation's nonperforming loans and nonperforming assets for the last five years is shown in the table below.

                                                                December 31,
                                              -----------------------------------------------
                                                2005      2004      2003      2002      2001
                                              -------   -------   -------   -------   -------
                                                         (Dollars in Thousands)
Non-accruing loans                            $    --   $   126   $   148   $   227   $   298
Accruing loans past due 90 days or more            67        63       327       203        71
                                              -------   -------   -------   -------   -------
   Total nonperforming loans                       67       189       475       430       369
Foreclosed real estate                             --        --        10        --        --
                                              -------   -------   -------   -------   -------
   Total nonperforming assets                 $    67   $   189   $   485   $   430      $369
                                              =======   =======   =======   =======   =======
Non-accrual loans:
   Interest income that would have been
      recorded on non-accrual loans           $    --   $    11   $    15   $    18   $    17
Interest income for above loans included in
      net income for the period               $    --   $    --   $    10   $    20   $     7

Ratios:
   Nonperforming loans to total loans            0.08%     0.25%     0.67%     0.62%     0.51%
   Allowance for loan losses to
      nonperforming loans                      980.60%   350.79%   134.11%   131.16%   120.60%
   Nonperforming assets to total assets          0.03%     0.09%     0.24%     0.24%     0.24%
   Commitments to lend additional funds to
      Nonperforming loan customers                 --        --        --        --        --

DEPOSITS

Deposits are the major source of the Corporation's funds for lending and other investment purposes. Total deposits at December 31, 2005 were $173,276,000, and increase of $1,624,000 or 0.95%, over total deposits of $171,652,000 as of December 31, 2004. The Corporation experienced the following increases/(decreases) for the year 2005 as compared to 2004.

Non-interest bearing demand deposits    19.25%
Interest-bearing demand deposits         (.74%)
Savings deposits                       (17.98%)
Time deposits                           13.82%

NEFFS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS

The following table displays the maturities of time deposits issued in denominations of $100,000 or more at December 31, 2005.

                                               Time
                                           Certificates
                                           ------------
(In Thousands)
Three months or less                          $ 1,370
Over three months but within six months       $ 1,923
Over six months but within twelve months      $ 6,705
Over twelve months                            $20,854
                                              -------
   Total                                      $30,852
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

Sources of asset liquidity are provided through cash, amounts due from banks, interest-bearing deposits with banks and federal funds sold, which totaled $5,469,000 at December 31, 2005 as compared to $5,877,000 at December 31, 2004.
Additional liquidity sources include principal payments on securities in the Bank's securities portfolio and cash flow from its amortizing loan portfolio. Selling securities available-for-sale, selling loans or raising additional capital may be used to meet longer-term liquidity needs. At December 31, 2005, available-for-sale securities totaling $42,021,000 were available for liquidity purposes as compared with $44,148,000 at December 31. 2004.

Liability liquidity sources include attracting deposits at competitive rates. Core deposits at December 31, 2005 totaled $131,690,000 as compared to $130,456,000 at December 31, 2004. The Bank has a $4 million federal fund line of credit with its main correspondent bank, Atlantic Central Bankers Bank. The Bank had no federal funds purchased under this line at December 31, 2005 and 2004. The Bank also has established a line of credit and other credit facilities with the Federal Home Loan Bank, which are reliable sources for short and long-term funds. Maximum borrowing capacity with the Federal Home Loan Bank is approximately $100,709,000.

Management is not aware of any demands, trends, commitments, or events that would result in the Bank's inability to meet anticipated or unexpected needs.

CONTRACTUAL OBLIGATIONS

The following table represents the aggregate contractual obligations to make future payments as of December 31, 2005.

                 Less than     1-3       3-5     Over 5
                   1 Year     Years     Years     Years    Total
                 ---------   -------   -------   ------   -------
(In Thousands)
Time Deposits     $35,894    $30,044   $25,789      --    $91,727
                  =======    =======   =======     ===    =======

NEFFS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS

OFF-BALANCE SHEET ARRANGEMENTS

The Corporation's financial statements do not reflect off-balance sheet arrangements that are made in the normal course of business. Those off-balance sheet arrangements consist of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. These commitments, at December 31, 2005 totaled $6,009,000. This consisted of $1,350,000 in tax-exempt loans, commercial real estate, construction, and land development loans, $3,714,000 in home equity lines of credit, $361,000 in standby letters of credit and the remainder in other unused commitments. Because these instruments have fixed maturity dates, and because many of them will expire without being drawn upon, they do not generally present any significant liquidity risk to the Corporation.

Management believes that any amounts actually drawn upon can be funded in the normal course of operations. The Corporation has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

STOCKHOLDERS' EQUITY AND CAPITAL REQUIREMENTS/RATIOS

The net effect of the activity in stockholders' equity resulted in an increase of $1,978,000 in total stockholders' equity to $39,294,000 at December 31, 2005 from $37,316,000 at December 31, 2004. Stockholders' equity increased in 2005 as a result of retained earnings of $2,284,000, plus a treasury stock sale of $207,000, less a decrease in accumulated other comprehensive income of $513,000 at December 31, 2005, the Bank had $844,000 in net unrealized losses on available-for-sale securities, as compared to the $331,000 loss at December 31, 2004. FAS 115 requires banks to report securities classified as "available-for-sale" at fair value, with unrealized gains or losses, net of deferred income taxes, reported as a separate component of stockholder's equity. The FAS 115 adjustment is not included in the Corporation's calculations of regulatory capital ratios.

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

The Corporation and the Bank are also subject to leverage capital requirements. This requirement compares capital (using the definition of Tier I capital) to average balance sheet assets and is intended to supplement the risk-based capital ratio in measuring capital adequacy. The guidelines set a minimum leverage ratio of 3% for institutions that are highly rated in terms of safety and soundness, and which are not experiencing or anticipating any significant growth. Other institutions are expected to maintain capital levels of at least 1% or 2% above the minimum. As of December 31, 2005, the Bank has a Tier I leverage ratio of 18.7%.

NEFFS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS

A comparison of the Bank's risk-based capital ratios and leverage ratios is shown in the following table. The Corporation's ratios are not significantly different.

                                                          December 31,   December 31,
                                                              2005           2004
                                                          ------------   ------------
                                                             (Dollars in Thousands)
Tier I, common stockholder's equity                          $39,621        $37,255
Tier II, allowable portion of allowance for loan losses          657            663
                                                             -------        -------
   Total capital                                             $40,278        $37,918
                                                             =======        =======
Tier I risk-based capital ratio                                40.60%         40.17%
Tier II risk-based capital ratio                               41.20%         40.89%

At December 31, 2005 and 2004, the Bank exceeded the minimum regulatory capital requirements to be considered a "well capitalized" financial institution under applicable federal regulations.

Banking laws and regulations limit the amount of dividends that may be paid by the Bank to the Corporation without prior approval of the Bank's regulatory agency. These restrictions have not had, and are not expected to have, a significant impact on the Corporation's ability to pay dividends.

EFFECT OF INFLATION

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

The principal objective of the asset/liability management activities is to provide consistently higher levels of net interest income while maintaining acceptable levels of interest rate and liquidity risk and facilitating the funding needs of the Corporation. The Corporation utilizes an interest rate sensitivity model as the primary quantitative tool in measuring the amount of interest rate risk that is present. The traditional maturity "gap" analysis, which reflects the volume difference between interest rate sensitive assets and liabilities during a given time period, is

NEFFS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS

reviewed quarterly by management and the Asset Liability Committee (ALCO) of the Bank. A positive gap occurs when the amount of interest sensitive assets exceeds interest sensitive liabilities. This position would contribute positively to net income in a rising rate environment. Conversely, if the balance sheet is liability sensitive or negatively gapped. This position would contribute positively to net income in a falling rate environment. Management continues to monitor sensitivity in order to avoid overexposure to changing interest rates, while maintaining adequate capital and liquidity levels. Adjustments to the mix of assets and liabilities are made periodically in an effort to give the Bank dependable and steady growth in net interest income regardless of the behavior of interest rates in general.

Another method used by management to review its interest sensitive position is through "simulation". In simulation, the Bank projects the future net interest streams in light of the current gap position. Various interest rate scenarios are used to measure levels of interest income associated with potential changes in our operating environment. Management cannot measure levels of interest income associated with potential changes in the Bank's operating environment. Nor can it predict the direction of interest rates or how the mix of assets and liabilities will change. The use of this information will help formulate strategies to minimize the unfavorable effect on net interest income caused by interest rate changes.

A simple rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates. In the event of a change in interest rates, prepayments and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. Because of uncertainties, the Corporation utilizes more than one measurement tool in assessing interest rate sensitivity and market risk.

As of December 31, 2005 the Corporation was more positively gapped than December 31, 2004 in terms of its "One Year" gap position. A positive gap position reflects the volume of interest rate sensitive assets to be greater than the volume of interest rate sensitive liabilities. In consideration of interest rates increasing, it is preferable to be in a positively gapped position since there are more interest rate sensitive assets that are either maturing or whose interest rates will be repricing upward, quicker than the maturity/repricing of the interest rate sensitive liabilities. This will enhance the Corporation's bottom line by improving the Corporation's net interest rate spread since it is expected that interest income will increase faster than interest expense.

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

NEFFS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS

The following table represents the gap position for the Bank at December 31, 2005. This schedule summarizes how many fixed rate assets and liabilities will pay down over the periods of time defined in the table.

                                                       Maturity/Repricing Intervals
                                       ------------------------------------------------------------
                                         1-3       3-12       1-3        3-5      Over 5
                                        Months    Months     Years      Years      Years     Total
                                       -------   -------   --------   --------   --------   -------
                                                              (In Thousands)
Federal funds sold                     $ 2,348        --         --         --         --   $  2,348
Interest bearing deposits with banks        --       163         --         --         --        163
Other securities                            --       200      1,700      3,555     71,499     76,954
Mortgage-backed securities               2,456     7,437      5,491      5,546     22,490     43,420
                                       -------   -------   --------   --------   --------   --------
Total securities                         2,456     7,637      7,191      9,101     93,989    120,374
Total loans                             29,375    18,411     13,457      6,780     15,019     83,042
                                       -------   -------   --------   --------   --------   --------
Total interest earning assets           34,179    26,211     20,648     15,881    109,008    205,927
NOW Accounts                             1,912        --      7,194         --         --      9,106
Savings                                 10,551        --     44,980         --         --     55,531
                                       -------   -------   --------   --------   --------   --------
Total savings deposits                  12,463        --     52,174         --         --     64,637
CDs<$100,000                             7,262    18,642     23,549     11,423         --     60,876
CDs>$100,000                             1,370     8,628      6,496     14,358         --     30,852
                                       -------   -------   --------   --------   --------   --------
Total time deposits                      8,632    27,270     30,045     25,781         --     91,728
                                       -------   -------   --------   --------   --------   --------
Total interest bearing liabilities      21,095    27,270     82,219     25,781         --    156,365
                                       -------   -------   --------   --------   --------   --------
Rate sensitive gap                     $13,084   $(1,059)  $(61,571)  $ (9,900)  $109,008   $ 49,562
Cumulative gap                         $13,084   $12,025   $(49,546)  $(59,446)  $ 49,562         --

NEFFS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS

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

Further, the business of the Corporation is also affected by the state of the financial services industry in general. As a result of legal and industry changes, management predicts that the industry will continue to experience a certain amount of consolidations and mergers. Management believes that such consolidations and mergers may enhance it competitive position as a community bank.

FORM 10-K

The Corporation will provide, without charge to any stockholder, a copy of its 2005 Annual Report on Form 10-K as required to be filed with the Securities and Exchange Commission. Requests should be made in writing to:

                                        Neffs Bancorp, Inc.
                                        P.O. Box 10
                                        Neffs, PA 18065