Form 10-K, Exhibit 13
period 2006-12-31
NEFFS BANCORP INC
filed 2007-03-26
CIK 797838

Exhibit 13
Neffs Bancorp, Inc.
Consolidated Financial Report
December 31, 2006

Directors of the Corporation
and Bank

Robert Heintzelman Kevin A. Schmidt Herman P. Snyder	Duane A. Schleicher John F. Simock	John J. Remaley John F. Sharkey, Jr. Mary Ann Wagner
Officers of the Corporation

John J. Remaley	Herman P. Snyder
President	Vice President
Kevin A. Schmidt	Michael J. Bailey
Treasurer	Assistant Secretary
Officers of the Bank
Herman P. Snyder
Chairman of the Board

John J. Remaley	Kevin A. Schmidt
President	Executive Vice President and
Chief Executive Officer

Michael J. Bailey	Carol L. Jones
Cashier and	Assistant Cashier and
Chief Operations Officer	Operations Officer

Dear Shareholder:
          As we close another year in the history of your corporation, and reflect on the accomplishments of the operations of 2006, we need to look forward and hope for a solid and prosperous year. In spite of the tight spread in local interest rates, a decreasing housing market in the national economy, and the uncertainty in world conditions, the staff, management and the board of directors maintained good control in an effort to achieve or exceed corporate goals. The task was not an easy one and required constant re-evaluation and adjustment.
          The continuing pressures exerted by other business ventures entering the financial markets had their impact on the established goals envisioned only a short time ago. New products and services have become the issues requiring management’s on-going scrutiny, with timely development and implementation necessary to maintain the competitive edge.
          Our customers continue to utilize the services of “Net Teller Online,” the Internet Banking Option, and “Bank Line,” your 24-Hour Telephone Banking Service with unprecedented frequency. With the ability to maintain almost instantaneous status of one’s accounts, the bank’s patrons continue to be better informed as these systems provide the ability to access the many details of each account. If you’ve not yet subscribed to these services, today would be a good day to start!
          As we move forward, we pause to express our sincere thanks to our shareholders and patrons for their confidence, and to the staff for their hard work and on-going efforts.
Cordially yours,
John J. Remaley
President

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders
Neffs Bancorp, Inc. and Subsidiary
Neffs, Pennsylvania
     We have audited the accompanying consolidated statements of financial condition of Neffs Bancorp, Inc. and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Neffs Bancorp, Inc. and subsidiary as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.
                                                            /S/Beard Miller Company LLP
Beard Miller Company LLP
Allentown, Pennsylvania
February 21, 2007

Neffs Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

	December 31,
	2006	2005
	(In Thousands, Except Share Data)
Assets
Cash and due from banks	$2,201	$2,958
Interest bearing deposits with banks	144	163
Federal funds sold	—	2,348
Securities available for sale	36,705	42,021
Securities held to maturity, fair value 2006 $84,561; 2005 $79,248	84,308	78,923
Loans receivable, net of allowance for loan losses 2006 $653; 2005 $657	87,418	82,385
Premises and equipment, net	2,505	2,549
Other assets	2,595	2,200

Total Assets	$215,876	$213,547

Liabilities and Stockholders’ Equity

Liabilities:
Deposits:
Non-interest bearing	$17,554	$16,912
Interest bearing	155,547	156,364

Total Deposits	173,101	173,276

Federal funds purchased	357	—
Other liabilities	1,196	977

Total Liabilities	174,654	174,253

Stockholders’ equity:
Common stock, $1 par value; authorized 2,500,000 shares; issued 200,000 shares; outstanding 197,941 shares	200	200
Paid-in capital	753	753
Retained earnings	41,634	39,603
Accumulated other comprehensive loss	(947)	(844)
Treasury stock, at cost 2,059 shares	(418)	(418)

Total Stockholders’ Equity	41,222	39,294

Total Liabilities and Stockholders’ Equity	$215,876	$213,547

See notes to consolidated financial statements.

Neffs Bancorp, Inc. and Subsidiary

Consolidated Statements of Income

	Years Ended December 31,
	2006	2005	2004
	(Dollars in Thousands, Except per Share Data)
Interest Income
Interest and fees on loans	$5,419	$5,001	$4,747
Interest and dividends on investments:
Taxable	3,546	3,313	3,075
Exempt from federal income taxes	1,975	2,058	2,158
Interest on federal funds sold and other	51	82	67

Total Interest Income	10,991	10,454	10,047

Interest Expense
Deposits	5,115	4,469	4,082
Federal funds purchased	14	—	—

Total Interest Expense	5,129	4,469	4,082

Net Interest Income	5,862	5,985	5,965

Provision for Loan Losses	—	—	36

Net Interest Income after Provision for Loan Losses	5,862	5,985	5,929

Other Income
Service charges on deposit accounts	144	161	177
Other service charges and fees	66	78	44
Other income	48	37	47

Total Other Income	258	276	268

Other Expenses
Salaries and employee benefits	1,347	1,242	1,137
Occupancy	162	154	148
Furniture and equipment	243	210	151
Pennsylvania shares tax	381	312	288
Other expenses	676	694	661

Total Other Expenses	2,809	2,612	2,385

Income before Income Taxes	3,311	3,649	3,812

Income Tax (Benefit) Expense
Current	574	631	710
Deferred	(86)	(54)	(103)

Total Income Tax Expense	488	577	607

Net Income	$2,823	$3,072	$3,205

Earnings per Share, Basic	$14.26	$15.58	$16.26

Weighted Average Common Shares Outstanding	197,941	197,117	197,091

See notes to consolidated financial statements.

Neffs Bancorp, Inc. and Subsidiary

Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2006, 2005 and 2004

				Accumulated
				Other		Total
	Common	Paid-in	Retained	Comprehensive	Treasury	Stockholders’
	Stock	Capital	Earnings	(Loss)	Stock	Equity
	(Dollars in Thousands, Except per Share Data)
Balance — December 31, 2003	$200	$690	$34,853	$(126)	$(562)	$35,055

Comprehensive income:
Net income	—	—	3,205	—	—	3,205
Change in unrealized net gains (losses) on securities available for sale, net of taxes	—	—	—	(205)	—	(205)

Total Comprehensive Income						3,000

Cash dividends declared on common stock, $3.75 per share	—	—	(739)	—	—	(739)

Balance — December 31, 2004	200	690	37,319	(331)	(562)	37,316

Comprehensive income:
Net income	—	—	3,072	—	—	3,072
Change in unrealized net gains (losses) on securities available for sale, net of taxes	—	—	—	(513)	—	(513)

Total Comprehensive Income						2,559

Cash dividends declared on common stock, $4.00 per share	—	—	(788)	—	—	(788)
Sale of treasury stock (850 shares)	—	63	—	—	144	207

Balance — December 31, 2005	200	753	39,603	(844)	(418)	39,294

Comprehensive income:
Net income	—	—	2,823	—	—	2,823
Change in unrealized net gains (losses) on securities available for sale, net of taxes	—	—	—	(103)	—	(103)

Total Comprehensive Income						2,720

Cash dividends declared on common stock, $4.00 per share	—	—	(792)	—	—	(792)

Balance — December 31, 2006	$200	$753	$41,634	$(947)	$(418)	$41,222

See notes to consolidated financial statements.

Neffs Bancorp, Inc. and Subsidiary

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2006	2005	2004
	(In Thousands)
Cash Flows from Operating Activities
Net income	$2,823	$3,072	$3,205
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	214	170	124
Provision for loan losses	—	—	36
Net amortization of securities	130	228	193
Deferred income tax benefit	(86)	(54)	(103)
(Increase) decrease in assets:
Accrued interest receivable	(204)	(28)	(47)
Other assets	(52)	(17)	46
Increase (decrease) in liabilities:
Accrued interest payable	201	131	(19)
Other liabilities	18	11	33

Net Cash Provided by Operating Activities	3,044	3,513	3,468

Cash Flows from Investing Activities
Net (increase) decrease in interest bearing deposits with banks	19	(140)	23
Net (increase) decrease in federal funds sold	2,348	(570)	7,612
Purchases of securities available for sale	(1,888)	(8,438)	(24,647)
Purchases of securities held to maturity	(10,343)	(4,116)	(9,623)
Proceeds from maturities/calls and principal repayments of securities available for sale	6,899	9,566	7,370
Proceeds from maturities/calls of securities held to maturity	4,977	4,505	13,017
Net increase in loans	(5,033)	(6,070)	(6,102)
Proceeds from sale of foreclosed real estate	—	—	10
Purchases of premises and equipment	(170)	(411)	(77)

Net Cash Used in Investing Activities	(3,191)	(5,674)	(12,417)

Cash Flows from Financing Activities
Net increase (decrease) in deposits	(175)	1,624	8,958
Net increase in federal funds purchased	357	—	—
Dividends paid	(792)	(788)	(739)
Sales of treasury stock	—	207	—

Net Cash Provided by (Used in) Financing Activities	(610)	1,043	8,219

Net Decrease in Cash and Cash Equivalents	(757)	(1,118)	(730)

Cash and Cash Equivalents — Beginning	2,958	4,076	4,806

Cash and Cash Equivalents — Ending	$2,201	$2,958	$4,076

Supplementary Cash Flows Information
Interest paid	$4,928	$4,337	$4,101

Income taxes paid	$531	$655	$645

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Note 1 — Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements include the accounts of Neffs Bancorp, Inc. (the “Corporation”) and its wholly-owned subsidiary, The Neffs National Bank (the “Bank”). All material intercompany transactions have been eliminated.
Nature of Operations
The Bank operates from one location in Lehigh County, Pennsylvania. The Bank provides a full range of financial services to individuals, small businesses and corporate customers. The primary source of revenue is providing residential mortgages, consumer loans and commercial loans to customers located within the Lehigh Valley. The Bank’s primary deposits are checking accounts, savings accounts and certificates of deposit. As a national bank, the Bank is subject to regulation of the Office of the Comptroller of Currency and the Federal Deposit Insurance Corporation. The Corporation is subject to regulations of the Federal Reserve Bank.
Estimates
In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and income and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan losses and the valuation of deferred tax assets.
Significant Concentrations of Credit Risk
Most of the Corporation’s activities are with customers located within the Lehigh Valley of Pennsylvania. Note 3 discusses the types of securities that the Corporation invests in. Note 4 discusses the types of lending that the Corporation engages in. The Corporation does not have any significant concentrations to any one industry or customer. Although, the Corporation has a diversified loan portfolio, exposure to credit loss can be adversely impacted by downturns in local economic and employment conditions.
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

Securities classified as available for sale are those debt securities that the Corporation intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movement in interest rates, changes in the maturity mix of the Corporation’s assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in other comprehensive income (loss), net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Note 1 — Significant Accounting Policies (Continued)
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

The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.
Allowance for Loan Losses
The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses and, subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management’s periodic evaluation of the adequacy of the allowance is based on the Corporation’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Note 1 — Significant Accounting Policies (Continued)
Allowance for Loan Losses (Continued)
The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the net realizable value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual residential and consumer loans for impairment disclosures, unless such loans are subject of a restructuring agreement.
Foreclosed Assets
Foreclosed assets are comprised of property acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure and loans classified as in-substance foreclosure. The Corporation includes such property in other assets. A loan is classified as in-substance foreclosure when the Corporation has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. Foreclosed assets initially are recorded at fair value, net of estimated selling costs, at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of cost or fair value minus estimated costs to sell. Revenues and expenses from operations and changes in the valuation allowance are included in other expenses. The Corporation had foreclosed assets totaling $71,000 as of December 31, 2006 and no foreclosed assets as of December 31, 2005.
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
Note 1 — Significant Accounting Policies (Continued)
Premises and Equipment
Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over the estimated useful lives of the premises and equipment. Charges for maintenance and repairs are expensed as incurred.
Advertising Costs
The Corporation follows the policy of charging the costs of advertising to expense as incurred. Total advertising expense for the years ended December 31, 2006, 2005 and 2004 was $46,000, $64,000 and $25,000, respectively.
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
Employee Benefit Plan
The Bank has a non-contributory defined contribution pension plan covering all employees having at least one year of service. Contribution amounts are determined annually by the Corporation and are charged to current operating expense. The expense amounted to $59,000, $64,000 and $57,000, for 2006, 2005 and 2004, respectively.
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
Treasury Stock
The acquisition of treasury stock is recorded under the cost method. At the date of subsequent reissue, the treasury stock is reduced by the cost of such stock on the first-in first-out basis with any excess proceeds being credited to paid-in-capital.

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
     Note 1 — Significant Accounting Policies (Continued)
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
New Accounting Standards
In February 2006, the Financial Accounting Standards Board (FASB) issued Statement No. 155, “Accounting for Certain Hybrid Financial Instruments”. Statement No. 155 amends FASB Statement No. 133 and FASB Statement No. 140, and improves the financial reporting of certain hybrid financial instruments by requiring more consistent accounting that eliminates exemptions and provides a means to simplify the accounting for these instruments. Specifically, Statement No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. Statement No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Corporation is required to adopt the provisions of Statement No. 155, as applicable, beginning in fiscal year 2007. Management does not believe the adoption of Statement No. 155 will have any impact on the Corporation’s financial position and results of operations.

In March 2006, the FASB issued Statement No. 156, “Accounting for Servicing of Financial Assets – An Amendment of FASB Statement No. 140.” Statement No. 156 requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. The statement permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. Statement No. 156 is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006, which for the Corporation will be as of the beginning of fiscal 2007. The Corporation does not believe that the adoption of Statement No. 156 will have any effect on its financial statements.

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48,“Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that companies recognize in their financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. We do not expect that there will be any impact of adopting FIN 48 on our financial statements.

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. We are currently evaluating the potential impact, if any, of the adoption of FASB Statement No. 157 on our consolidated financial position, results of operations and cash flows.

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
On September 13, 2006, the Securities and Exchange Commission “SEC” issued Staff Accounting Bulleting No. 108 (“SAB 108”). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a potential current year misstatement. Prior to SAB 108, companies might evaluate the materiality of financial-statement misstatements using either the income statement or balance sheet approach, with the income statement approach focusing on new misstatements added in the current year, and the balance sheet approach focusing on the cumulative amount of misstatement present in a company’s balance sheet. Misstatements that would be material under one approach could be viewed as immaterial under another approach, and not be corrected. SAB 108 now requires that companies view financial statement misstatements as material if they are material according to either the income statement or balance sheet approach. The Corporation has analyzed SAB 108 and determined that upon adoption it will have no impact on the reported results of operations or financial condition.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115. “SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS No. 159 is effective for our Corporation January 1, 2008. The Corporation is evaluating the impact that the adoption of SFAS No. 159 will have on our consolidated financial statements.
Note 2 — Cash and Due from Banks
Regulations of the Board of Governors of the Federal Reserve System impose uniform reserve requirements on all depository institutions with transaction accounts (checking accounts, NOW accounts, etc.). Reserves are maintained in the form of vault cash or a non-interest bearing balance held with the Federal Reserve Bank. The Bank also, from time to time, maintains deposits with the Federal Reserve Bank and other banks for various services such as check clearing. The reserve requirement at December 31, 2006 and 2005 was $496,000 and $520,000, respectively.

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Note 3 — Securities
The amortized cost and fair values of securities are as follows:

	December 31, 2006
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In Thousands)
Securities Available for Sale:
U.S. Treasury note	$100	$—	$—	$100
Mortgage-backed securities	37,389	2	(1,437)	35,954
Equity securities	651	—	—	651

	$38,140	$2	$(1,437)	$36,705

Securities Held to Maturity:
Obligations of U.S. Government agencies	$38,537	$23	$(694)	$37,866
Obligations of states and political subdivisions	42,512	980	(52)	43,440
Corporate securities	1,749	20	(35)	1,734
Mortgage-backed securities	1,510	18	(7)	1,521

	$84,308	$1,041	$(788)	$84,561

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 3 — Securities (Continued)

	December 31, 2005
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In Thousands)
Securities Available for Sale:
Mortgage-backed securities	$42,731	$14	$(1,293)	$41,452
Equity securities	569	—	—	569

	$43,300	$14	$(1,293)	$42,021

Securities Held to Maturity:
Obligations of U.S. Government agencies	$29,683	$—	$(781)	$28,902
Obligations of states and political subdivisions	45,424	1,217	(63)	46,578
Corporate securities	1,848	38	(124)	1,762
Mortgage-backed securities	1,968	40	(2)	2,006

	$78,923	$1,295	$(970)	$79,248

The amortized cost and fair values of securities at December 31, 2006, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
	(In Thousands)
Due in one year or less	$—	$—	$—	$—
Due after one year through five years	100	100	6,316	6,334
Due after five years through ten years	—	—	35,217	35,241
Due after ten years	—	—	41,265	41,465

	100	100	82,798	83,040
Mortgage-backed securities	37,389	35,954	1,510	1,521
Equity securities	651	651	—	—

	$38,140	$36,705	$84,308	$84,561

There were no sales of securities during 2006, 2005, and 2004.

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 3 — Securities (Continued)
The changes in net unrealized holding gains (losses) on securities available for sale that have been included in other comprehensive income (loss) for the years ended December 31, 2006, 2005 and 2004 are as follows:

	2006	2005	2004
	(In Thousands)
Gross change in unrealized gains (losses) on securities available for sale	$(156)	$(778)	$(310)
Reclassification adjustment for gains realized in income	—	—	—

Net Unrealized Losses	(156)	(778)	(310)

Tax effect	53	265	105

Net of Tax Amount	$(103)	$(513)	$(205)

Securities with an amortized cost and fair value of approximately $3,764,000 and $3,705,000 at December 31, 2006 and $3,586,000 and $3,498,000 at December 31, 2005 were pledged to secure public deposits and for other purposes required or permitted by law.
The following tables show the Corporation’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2006 and 2005:

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(In Thousands)
DECEMBER 31, 2006:
Securities Available for Sale:
Mortgage-backed securities	$2,681	$47	$32,927	$1,390	$35,608	$1,437

Securities Held to Maturity:
Obligations of U.S. Government agencies	7,507	96	28,091	598	35,598	694
Obligations of states and political subdivisions	—	—	3,988	52	3,988	52
Corporate securities	—	—	813	35	813	35
Mortgage-backed securities	328	2	290	5	618	7

Total Temporarily Impaired Securities	$10,516	$145	$66,109	$2,080	$76,625	$2,225

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 3 — Securities (Continued)

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(In Thousands)
DECEMBER 31, 2005:
Securities Available for Sale:
Mortgage-backed securities	$10,181	$196	$29,332	$1,097	$39,513	$1,293

Securities Held to Maturity:
Obligations of U.S. Government agencies	26,006	677	2,896	104	28,902	781
Obligations of states and political subdivisions	2,351	12	2,233	51	4,584	63
Corporate securities	789	59	185	65	974	124
Mortgage-backed securities	383	2	—	—	383	2

Total Temporarily Impaired Securities	$39,710	$946	$34,646	$1,317	$74,356	$2,263

Unrealized losses detailed above relate primarily to U.S. Government agency mortgage-backed securities, U.S. Government agency obligations, and municipal securities. The Corporation had 180 and 153 securities in an unrealized loss position at December 31, 2006 and 2005, respectively. The decline in fair value is due only to interest rate fluctuations. As the Corporation has the intent and ability to hold such investments until maturity or market price recovery, no securities are deemed to be other-than-temporarily impaired. None of the individual unrealized losses are significant.
Note 4 — Loans
The composition of the Corporation’s loan portfolio at December 31, 2006 and 2005 is as follows:

	2006	2005
	(In Thousands)
Commercial	$4,664	$4,832
Commercial real estate	18,820	16,440
Residential real estate	37,088	37,057
Real estate construction	1,053	384
Home equity	19,176	17,072
Other consumer	7,270	7,257

	88,071	83,042
Allowance for loan losses	(653)	(657)

	$87,418	$82,385

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 5 — Allowance for Loan Losses
Transactions in the allowance for loan losses are summarized as follows:

	2006	2005	2004
	(In Thousands)
Balance, beginning	$657	$663	$637
Provision for loan losses	—	—	36
Recoveries on loans previously charged off	2	7	15
Loans charged off	(6)	(13)	(25)

Balance, ending	$653	$657	$663

Loans on which the accrual of interest has been discontinued amounted to $-0- at December 31, 2006 and 2005. Loan balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, amounted to $52,000 and $67,000 at December 31, 2006 and 2005, respectively.
There were no impaired loans as of December 31, 2006 and 2005. The average recorded investment in impaired loans during 2006, 2005 and 2004 was $-0-, $-0- and $-0-, respectively.
Note 6 — Premises and Equipment
The following summarizes premises and equipment at December 31, 2006 and 2005:

	2006	2005
	(In Thousands)
Premises	$2,775	$2,633
Furniture, fixtures and equipment	1,987	1,957

	4,762	4,590
Accumulated depreciation	(2,495)	(2,279)

	2,267	2,311
Land	238	238

	$2,505	$2,549

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 7 — Interest Bearing Deposits
Interest bearing deposits include certificates of deposit issued in denominations of $100,000 or greater which amounted to $32,363,000 and $30,852,000 at December 31, 2006 and 2005, respectively.
Interest bearing deposits at December 31, 2006 and 2005 are further detailed as follows:

	2006	2005
	(In Thousands)
Savings accounts	$45,881	$55,531
NOW accounts	7,781	9,106
Certificates and other time deposits	101,885	91,727

	$155,547	$156,364

Time deposits at December 31, 2006 had the following scheduled maturities (in thousands):

2007	$56,519
2008	18,370
2009	6,494
2010	12,474
2011	8,028

$101,885

Note 8 — Borrowing Capacity
The Bank has a line of credit commitment available from Atlantic Central Bankers Bank for borrowings up to $4,000,000 in federal funds expiring May 31, 2007. Borrowings on this line are repaid on a daily basis. There was $357,000 of borrowings under this line of credit as of December 31, 2006. There were no borrowings under this line of credit as of December 31, 2005.
The Bank has maximum borrowing capacity with the Federal Home Loan Bank of $116,477,000. There were no borrowings outstanding at December 31, 2006 and 2005. Advances from the Federal Home Loan Bank are secured by qualifying assets of the Bank.

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 9 — Income Taxes
The components of the net deferred tax asset at December 31, 2006 and 2005 are as follows:

	2006	2005
	(In Thousands)
AMT credit carryforward	$384	$300
Unrealized losses on securities available for sale	488	436
Allowance for loan losses	171	172
Accrued benefits	14	12

Total Deferred Tax Assets	1,057	920

Securities accretion	8	21
Depreciation	29	17

Total Deferred Tax Liabilities	37	38

Net Deferred Tax Asset	$1,020	$882

The income tax provision for financial reporting purposes differs from the amount computed by applying the statutory income tax rate to income before income taxes. The differences for the years ended December 31, 2006, 2005 and 2004 are as follows:

	2006		2005		2004
		% of		% of		% of
		Pretax		Pretax		Pretax
	Amount	Income	Amount	Income	Amount	Income
	(Dollars in Thousands)
Tax at statutory rate	$1,125	34%	$1,242	34%	$1,296	34%
Increase (decrease) resulting from:
Tax-exempt interest income	(714)	(21)	(735)	(20)	(756)	(20)
TEFRA interest expense disallowance	77	2	70	2	67	2

	$488	15%	$577	16%	$607	16%

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 10 — Related Party Transactions
Some of the Corporation’s or the Bank’s directors, principal officers, principal shareholders and their related interests had transactions with the Bank in the ordinary course of business. All loans and loan commitments were made on substantially the same terms, including collateral and interest rates, as those prevailing at the time for comparable transactions. In the opinion of management, these transactions do not involve more than normal risk of collectibility or present other unfavorable features. It is anticipated that further such extensions of credit will be made in the future.
The following is an analysis of loans to these related parties during 2006 (in thousands):

Balances, January 1, 2006	$1,975
Advances	665
Repayments	(297)

Balances, December 31, 2006	$2,343

Note 11 — Financial Instruments with Off-Balance Sheet Risk
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
The Corporation’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit written is represented by the contract or notional amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The following table identifies the contract or notional amount of those instruments at December 31, 2006 and 2005:

	2006	2005
	(In Thousands)
Commitments to grant loans	$1,334	$1,934
Unfunded commitments under lines of credit	4,238	3,714
Letters of credit	665	361

	$6,237	$6,009

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory, and equipment.

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 11 — Financial Instruments with Off-Balance Sheet Risk (Continued)
Outstanding letters of credit written are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Corporation requires collateral supporting these letters of credit as deemed necessary. The maximum undiscounted exposure related to these commitments at December 31, 2006 and 2005 was $665,000 and $361,000, respectively. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of December 31, 2006 and 2005 for guarantees under standby letters of credit issued is not material.
Note 12 — Dividend Restrictions
The amount of funds available to a parent from its subsidiary bank is limited for all national banks by restrictions imposed by the Comptroller of the Currency. A national bank is required to obtain the approval of the Comptroller of the Currency if the total of all dividends declared in any calendar year exceeds the Bank’s net profits (as defined) for that year combined with its retained net profits for the preceding two calendar years. Under this formula, the Bank can declare dividends in 2007 of approximately $4,468,000 plus an additional amount equal to the Bank’s net profits for 2007, up to the date of any such dividend declaration.
Note 13 — Capital Requirements
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
Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the tables below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 Capital (as defined) to average assets (as defined). Management believes, as of December 31, 2006, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.
As of December 31, 2006, the most recent notification from the regulatory agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution’s category.

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 13 — Capital Requirements (Continued)
The Corporation and Bank’s actual capital ratios as of December 31, 2006 and 2005, and the maximum ratios required for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions are as follows:

						To be Well Capitalized
						under Prompt
			For Capital Adequacy			Corrective Action
	Actual		Purposes			Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in Thousands)
As of December 31, 2006:
Total capital (to risk-weighted assets):
Neffs Bancorp, Inc.	$42,822	41.8%	$	≥8,192	≥8.0%		N/A
The Neffs National Bank	42,376	41.3		≥8,214	≥8.0	$	≥10,268	≥10.0%
Tier 1 capital (to risk-weighted assets):
Neffs Bancorp, Inc.	42,169	41.2		≥4,096	≥4.0		N/A
The Neffs National Bank	41,723	40.6		≥4,107	≥4.0		≥ 6,161	≥ 6.0
Tier 1 capital (to average assets):
Neffs Bancorp, Inc.	42,169	19.6		≥8,493	≥4.0		N/A
The Neffs National Bank	41,723	19.4		≥8,585	≥4.0		≥10,732	≥ 5.0

As of December 31, 2005:
Total capital (to risk-weighted assets):
Neffs Bancorp, Inc.	$40,795	41.6%	$	≥7,840	≥8.0%		N/A
The Neffs National Bank	40,278	41.2		≥7,817	≥8.0	$	≥9,771	≥10.0%
Tier 1 capital (to risk-weighted assets):
Neffs Bancorp, Inc.	40,138	41.0		≥3,920	≥4.0		N/A
The Neffs National Bank	39,621	40.6		≥3,908	≥4.0		≥ 5,862	≥ 6.0
Tier 1 capital (to average assets):
Neffs Bancorp, Inc.	40,138	18.9		≥8,493	≥4.0		N/A
The Neffs National Bank	39,621	18.7		≥8,493	≥4.0		≥10,616	≥ 5.0
Note 14 — Fair Value of Financial Instruments
Below are various estimated fair values at December 31, 2006 and 2005, as required by Statement of Financial Accounting Standards No. 107 (“FAS 107”). Such information, which pertains to the Corporation’s financial instruments, is based on the requirements set forth in FAS 107 and does not purport to represent the aggregate net fair value of the Corporation. It is the Corporation’s general practice and intent to hold its financial instruments to maturity, except for certain securities designated as securities available for sale, and not to engage in trading activities. Many of the financial instruments lack an available trading market, as characterized by a willing buyer and seller engaging in an exchange transaction. Therefore, the Corporation had to use significant estimations and present value calculations to prepare this disclosure.
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
Note 14 — Fair Value of Financial Instruments (Continued)
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
The following methods and assumptions were used by the Corporation in estimating financial instrument fair values:
Cash and Due from Banks, Interest Bearing Deposits with Banks and Federal Funds Sold and Purchased
The statement of financial condition carrying amounts for cash and due from banks, interest bearing deposits with banks and federal funds sold and purchased approximate the estimated fair values of such assets.
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

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 14 — Fair Value of Financial Instruments (Continued)
The estimated fair values of the Corporation’s financial instruments at December 31 are as follows:

	2006		2005
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(In Thousands)
Financial assets:
Cash and short-term investments	$2,345	$2,345	$5,469	$5,469
Securities available for sale	36,705	36,705	42,021	42,021
Securities held to maturity	84,308	84,561	78,923	79,248
Loans, net	87,418	86,495	82,385	81,548
Accrued interest receivable	1,417	1,417	1,213	1,213

Financial liabilities:
Deposits	173,101	172,847	173,276	173,344
Accrued interest payable	1,103	1,103	902	902
Federal funds purchased	357	357	—	—

Off-balance sheet financial instruments:
Commitments to extend credit and letters of credit	—	—	—	—

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 15 — Condensed Financial Information of Neffs Bancorp, Inc. (Parent Only)
Balance Sheets

	December 31,
	2006	2005
	(In Thousands)
Assets

Cash	$155	$243
Investment in subsidiary	40,776	38,778
Premises and equipment	250	260
Other assets	62	34

Total Assets	$41,243	$39,315

Liability and Stockholders’ Equity

Liability, accounts payable	$21	$21
Stockholders’ equity	41,222	39,294

Total Liability and Stockholders’ Equity	$41,243	$39,315

Statements of Income

	Years Ended December 31,
	2006	2005	2004
	(In Thousands)
Dividends from subsidiary	$792	$788	$739
Rental income	13	7	8
Expenses	111	122	140

Income before Income Taxes and Equity in Undistributed Earnings of Subsidiary	694	673	607

Income tax benefit	27	33	45

	721	706	652
Equity in undistributed earnings of subsidiary	2,102	2,366	2,553

Net Income	$2,823	$3,072	$3,205

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 15 — Condensed Financial Information of Neffs Bancorp, Inc. (Parent Only) (Continued)
Statements of Cash Flows

	Years Ended December 31,
	2006	2005	2004
	(In Thousands)
Cash Flows from Operating Activities

Net income	$2,823	$3,072	$3,205
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	10	9	7
Equity in undistributed earnings of subsidiary	(2,102)	(2,366)	(2,553)
(Increase) decrease in other assets	(27)	91	(44)
Increase in other liabilities	—	1	19

Net Cash Provided by Operating Activities	704	807	634

Cash Flows Used in Investing Activities

Purchases of premises and equipment	—	(15)	(2)

Cash Flows Used in Financing Activities

Dividends paid	(792)	(788)	(739)
Sale of treasury stock	—	207	—

Net Cash Used in Financing Activities	(792)	(581)	(739)

Net Increase (Decrease) in Cash	(88)	211	(107)

Cash — Beginning	243	32	139

Cash — Ending	$155	$243	$32

Neffs Bancorp, Inc. and Subsidiary
Selected Financial Data
The following financial information is not covered by the auditor’s report and must be read in conjunction with the consolidated financial statements and related notes along with Management’s Discussion and Analysis of Financial Condition and Results of Operations .

	At or For the Year Ended December 31,
	2006	2005	2004	2003	2002
	(Dollars in Thousands, Except Per Share Data)
Interest Income
Interest and fees on loans	$5,419	$5,001	$4,747	$5,044	$5,470
Interest and dividends on securities	5,521	5,371	5,233	4,461	4,699
Interest on federal funds sold	51	82	67	128	133

Total interest income	10,991	10,454	10,047	9,633	10,302
Interest Expense
Deposits	5,115	4,469	4,082	4,434	4,977
Short-term borrowings	14	—	—	—	—

Total interest expense	5,129	4,469	4,082	4,434	4,977

Net interest income	5,862	5,985	5,965	5,199	5,325
Provision for loan losses	—	—	36	88	170

Net interest income after provision for loan losses	5,862	5,985	5,929	5,111	5,155
Other operating income	258	276	268	273	287
Other operating expense	2,809	2,612	2,385	2,269	1,986

Income before taxes	3,311	3,649	3,812	3,115	3,456
Applicable income taxes	488	577	607	341	641

Net income	$2,823	$3,072	$3,205	$2,774	$2,815

Per Share Data
Basic earnings	$14.26	$15.58	$16.26	$14.11	$14.33
Dividends declared	$4.00	$4.00	$3.75	$2.70	$3.10
Average shares outstanding	197,941	197,117	197,091	196,529	196,431
At End of Period
Total assets	$215,876	$213,547	$209,803	$198,570	$180,293
Securities	121,013	120,944	123,467	110,087	94,397
Loans, net of unearned income	87,418	83,042	76,978	70,886	69,598
Allowance for loan losses	653	657	663	637	564
Deposits	173,101	173,276	171,652	162,694	146,535
Stockholders’ equity	41,222	39,294	37,316	35,055	32,825
Key Ratios
Return on average assets	1.32%	1.46%	1.57%	1.45%	1.67%
Return on average equity	7.11%	8.08%	8.89%	8.16%	8.85%
Net loans to deposit ratio	50.50%	47.55%	44.46%	43.18%	47.11%
Dividend payout ratio (dividends declared divided by net income)	28.05%	25.66%	23.06%	19.14%	21.63%
Equity to asset ratio (average equity divided by average total assets)	18.61%	17.95%	17.56%	17.73%	18.93%

Neffs Bancorp, Inc. and Subsidiary
Quarterly Summary of Financial Data (unaudited)

	2006
	Three Months Ended
	March 31	June 30	September 30	December 31
	(Dollars in Thousands, Except Per Share Data)
Interest income	$2,682	$2,707	$2,787	$2,815
Interest expense	1,212	1,233	1,308	1,376

Net interest income	1,470	1,474	1,479	1,439

Provision for loan losses	—	—	—	—
Other expenses, net of other income	639	684	667	561

Income before income taxes	831	790	812	878

Income tax expense	117	107	114	150

Net income	$714	$683	$698	$728

Earnings per share-Basic	$3.61	$3.45	$3.52	$3.68

	2005
	Three Months Ended
	March 31	June 30	September 30	December 31
	(Dollars in Thousands, Except Per Share Data)
Interest income	$2,569	$2,600	$2,645	$2,640
Interest expense	1,036	1,108	1,171	1,154

Net interest income	1,533	1,492	1,474	1,486

Provision for loan losses	—	—	—	—
Other expenses, net of other income	517	584	608	627

Income before income taxes	1,016	908	866	859

Income tax expense	178	139	127	133

Net income	$838	$769	$739	$726

Earnings per share-Basic	$4.25	$3.90	$3.75	$3.68

Neffs Bancorp, Inc. and Subsidiary
Common Stock Information
The Corporation’s common stock is currently quoted on the National Quotations Bureau’s Electronic Quotation Service (“Pink Sheets”) under the trading symbol NEFB. The Corporation’s common stock is traded over-the-counter from time to time, primarily in the Corporation’s geographic service area, through several local market makers.
The following table sets forth the high and low bid quotations for the Corporation’s common stock as reported for each quarterly period of the 2006 and 2005 fiscal years. This information is based on monthly reports from Boenning & Scattergood, Inc. There may have been other bids or transactions not known to the Corporation. The quotations reflect inter-dealer prices, do not include retail mark-ups, markdowns or commissions, and may not necessarily represent actual transactions.
Common Stock Information

			Cash Dividends
2006	HIGH	LOW	Per Share
First Quarter	$245.00	$245.00	—

Second Quarter	$253.00	$253.00	$2.00

Third Quarter	$253.00	$253.00	—

Fourth Quarter	$256.00	$256.00	$2.00

			Cash Dividends
2005	HIGH	LOW	Per Share
First Quarter	$230.00	$230.00	—

Second Quarter	$235.00	$230.00	$2.00

Third Quarter	$236.00	$235.00	—

Fourth Quarter	$243.00	$240.00	$2.00
As of December 31, 2006, Neffs Bancorp, Inc. had 197,941 outstanding shares and approximately 630 stockholders, including beneficial owners whose stock is held in nominee name.

Neffs Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Years Ending December 31, 2006, 2005, and 2004
The following is management’s discussion and analysis of the significant changes in the financial condition and results of operations of Neffs Bancorp, Inc. (the “Corporation”) and it’s wholly owned subsidiary The Neffs National Bank (the “Bank”). The consolidated financial condition and results of operations consist almost entirely of the Bank’s financial condition and results of operations. This discussion should be read in conjunction with the financial tables, consolidated financial statements and notes to consolidated financial statements appearing elsewhere in this report. Current performance does not guarantee, assure or may not be indicative of similar performance in the future.
We have made forward-looking statements in this document and in documents that we incorporated by reference that are subject to risk and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of the Corporation and the Bank. When we use words such as “believes”, “expects”, “anticipates” or other similar expressions, we are making forward-looking statements.
Stockholders should note that many factors, some of which are discussed elsewhere in this document and in the documents that we incorporate by reference, could affect the future financial results of the Bank and could cause those results to differ materially from those expressed in our forward-looking statements contained or incorporated by reference in this document. These factors include the following:
•	operating, legal and regulatory risks,

•	economic, political and competitive forces affecting our Banking business, and

•	the risk that our analysis of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.
The Corporation undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this report. Readers should carefully review the risk factors described in other documents that the Corporation files periodically with the Securities and Exchange Commission.
Critical Accounting Policies
Disclosure of the Corporation’s significant accounting policies is included in Note 1 of the consolidated financial statements. Certain of these policies are particularly sensitive requiring significant judgments, estimates and assumptions to be made by management. The allowance for loan losses is the critical accounting policy that requires significant management judgment.
Management, in determining the allowance for loan losses, makes significant estimates. Consideration is given to a variety of factors in establishing this estimate. In estimating the allowance for loan losses, management considers current economic conditions, diversification of the loan portfolio, delinquency statistics, results of internal loan reviews, borrowers’ perceived financial and managerial strengths, the adequacy of the underlying collateral, if collateral dependent, or present value of future cash flows and other relevant factors. Since the sufficiency of the allowance for loan losses is dependent to a great extent on conditions that may be beyond our control, it is possible that management’s estimates of the allowance for loan losses and actual results could differ in the near term. In addition, regulatory authorities, as an integral part of their examination, periodically review the allowance for loan losses. They may require additions to the allowance based upon their judgments about information available to them at the time of examination. Future increases to our allowance for loan losses,

Neffs Bancorp, Inc. and Subsidiary
Management’s Discussion and Analysis
whether due to unexpected changes in economic conditions or otherwise, would adversely affect our future results of operations.
OVERVIEW
The Corporation and its wholly owned subsidiary, The Neffs National Bank, continue to strive to provide quality products and services to the community with a personal touch. During 2006, the Corporation continued to experience strain on its net interest income due to increasing cost of funds and relatively flat yields on interest earning assets. Additionally, 2006 was the first full year of expense related to internet banking, imaging, and other system upgrades that were implemented in 2005.
The Corporation’s assets increased by 1.09% to $215,876,000 at December 31, 2006 from $213,547,000 at December 31, 2005. During the same period, net loans receivable increased $5,033,000 or 6.11% to $87,418,000 from $82,385,000, while deposits decreased $175,000 or .10% to $173,101,000 from $173,276,000. Securities increased $69,000 or 0.06% to $121,013,000 from $120,944,000. In 2006, the Corporation recorded net income of $2,823,000, a decrease of 8.11% as compared with $3,072,000 in 2005.
RESULTS OF OPERATIONS
Net Interest Income and Net Interest Margin
The single largest component of the Corporation’s primary operating income is net interest income. It is the amount by which interest earned on interest earning assets exceeds the interest paid on interest bearing liabilities. The change in interest income from year to year may be due to changes in interest rates, changes in volumes on interest earning assets and liabilities as well as changes in the mix of such assets and liabilities. The Corporation’s primary interest earning assets are loans to businesses and individuals and investment securities. Interest bearing liabilities consist primarily of time deposits, NOW deposits and savings deposits. Generally, changes in net interest income are measured by net interest rate spread and net interest margin. Net interest rate spread is equal to the difference between the average rate earned on interest earning assets and the average rate incurred on interest bearing liabilities. Net interest margin represents the difference between interest income (including net loan fees earned) and interest expense calculated as a percentage of average earning assets.
2006 Compared to 2005
Total interest income increased by $537,000 or 5.14% to $10,991,000 for the year ended December 31, 2006 from $10,454,000 at December 31, 2005. This increase is mainly the result of the average balance of the loan portfolio increasing by $6.3 million in 2006 over 2005 which generated additional interest and fees on loans throughout 2006. The yield on interest earning assets also increased from 5.10% in 2005 to 5.36% in 2006.
Total interest expense increased by $660,000 or 14.77% to $5,129,000 in 2006 from $4,469,000 in 2005. This increase in interest expense is due mainly to the increasing interest rate environment experienced throughout 2006. The yield on interest bearing liabilities increased from 2.85% in 2005 to 3.31% in 2006. The average balance of interest bearing liabilities decreased $2.0 million in 2006 from 2005.
Net interest income decreased by $123,000 or 2.06% to $5,862,000 in 2006 from $5,985,000 in 2005. The Corporation’s net interest rate spread for 2006 was 2.05% as compared to 2.25% for 2005. The net interest margin for 2006 was 2.86% as compared to 2.92% for 2005.
2005 Compared to 2004
Total interest income increased by $407,000 or 4.05% to $10,454,000 for the year ended December 31, 2005 from $10,047,000 at December 31, 2004. This increase was mostly the result of the average balance of loan portfolio increasing by $6.6 million in 2005 over 2004 which generated additional interest and fees on loans throughout 2005.

Neffs Bancorp, Inc. and Subsidiary
Management’s Discussion and Analysis
Total interest expense increased by $387,000 or 9.48% to $4,469,000 in 2005 from $4,082,000 in 2004. This increase in interest expense was due mainly to the increasing interest rate environment experienced throughout 2005.
Net interest income increased by $20,000 or .34% to $5,985,000 in 2005 from $5,965,000 in 2004. The Corporation’s net interest rate spread for 2005 was 2.25% as compared to 2.47% for 2004. The net interest margin for 2005 was 2.92% as compared to 3.03% for 2004.
Following is a summary of the Bank’s average balances, yields, interest income, and interest expense, the interest rate spread and the net interest margin for the years ended December 31, 2006, 2005, and 2004.

	Year Ended December 31,
	2006			2005			2004
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance[1]	Interest	Rate	Balance[1]	Interest	Rate	Balance[1]	Interest	Rate
	(Dollars in Thousands)
Interest earning assets:
Loan receivable[2]	$85,565	$5,419	6.33%	$79,294	$5,001	6.31%	$72,744	$4,747	6.53%
Investment securities:
Taxable	75,390	3,546	4.70%	77,177	3,313	4.29%	71,430	3,075	4.30%
Non-taxable[3]	43,817	1,975	4.51%	45,980	2,058	4.48%	47,640	2,158	4.53%
Other interest earning assets[4]	357	51	14.29%	2,411	82	3.40%	4,982	67	1.34%

Total interest earning assets	205,129	10,991	5.36%	204,862	10,454	5.10%	196,796	10,047	5.11%

Noninterest earning assets	8,155			7,067			8,517

Total assets	$213,284			$211,929			$205,313

Interest bearing liabilities:
NOW	$7,697	126	1.64%	$8,373	87	1.04%	$8,426	56	0.66%
Savings	49,428	867	1.75%	62,033	1,000	1.61%	68,955	1,074	1.56%
Certificates of deposit	97,273	4,122	4.24%	86,372	3,382	3.92%	77,508	2,952	3.81%
Federal funds purchased	343	14	4.08%	0	0	0%	0	0	0%

Total interest bearing liabilities	154,741	5,129	3.31%	156,777	4,469	2.85%	154,889	4,082	2.64%

Noninterest bearing liabilities:
Demand deposits	17,571			16,133			13,565
Other liabilities	1,287			993			816
Stockholders’ equity	39,685			38,046			36,043

Total liabilities and stockholders’ equity	$213,284			$211,929			$205,313

Net interest income/spread[5]		$5,862	2.05%		$5,985	2.25%		$5,965	2.47%

Net interest margin[6]			2.86%			2.92%			3.03%

[1]	Averages are not computed on daily average. Average balances are computed based on an average of quarter-end balances.

[2]	Average balances include non-accrual loans.

[3]	There have been no tax equivalent adjustments made to yields.

[4]	This reflects average balance for Federal Funds Sold and is calculated by utilizing quarterly ending balance. The actual daily balance may differ greatly from this average balance due to the nature of these funds.

[5]	Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities.

[6]	Net interest margin represents net interest income as a percentage of average interest earning assets.

Neffs Bancorp, Inc. and Subsidiary
Management’s Discussion and Analysis
The following table attributes increases and decreases in components of net interest income either to changes in average volume or to changes in average rates for interest earning assets and interest bearing liabilities. Numerous and simultaneous balance and rate changes occur during the year. The amount of change that is not due solely to volume or rate is allocated proportionally to each.

	For Year Ended December 31,
	2006/2005 Increase/(Decrease)			2005/2004 Increase/(Decrease)
	Due to Change in			Due to Change in
	Volume	Rate	Net	Volume	Rate	Net
	(In Thousands)
Interest Income:
Loans receivable	$397	$21	$418	$417	$(163)	$254
Securities	(183)	333	150	178	(40)	138
Other interest earning assets	(293)	262	(31)	(48)	63	15

Total interest earning assets	(79)	616	537	547	(140)	407
Interest Expense:
NOW	(11)	50	39	—	31	31
Savings	(221)	88	(133)	(111)	37	(74)
Certificates of Deposit	462	278	740	345	85	430
Federal funds purchased	14	—	14	—	—	—

Total interest bearing liabilities	244	416	660	234	153	387

Net change in net interest income	$(323)	$200	$(123)	$313	$(293)	$20

Provision for Loan Losses
Although the Corporation maintains sound credit practices, loan deterioration may occur resulting in the eventual charge off of the loans as losses. The provision for loan losses and the allowance for loan losses are based upon management’s ongoing assessment of the Bank’s credit exposure and consideration of other relevant factors. The allowance for loan losses is a valuation that is available to absorb potential yet undetermined future charge offs. The provision for loan losses is the amount charged against the Bank’s earnings. Its appropriateness and adequacy are determined based upon several factors including:
•	a continuing review of delinquent, classified and non-accrual loans, large loans and overall portfolio quality,

•	analytical review of loan charge-off experience, delinquency rates and other relevant historical and peer statistical ratios,

•	management’s judgment with respect to the nature of the portfolio, concentrations of credit and current and projected economic and business conditions and their impact on the existing portfolio, and

•	regular examinations and review of the portfolio by regulatory authorities.
The allowance is allocated to specific loan categories based upon management’s classification of loans under the Corporation’s internal loan grading system and to pools of other loans that are not individually analyzed. Management makes allocations to specific loans based on the present value of expected future cash flows or the fair value of the underlying collateral for impaired loans and to other classified loans based on various credit risk factors. These factors include collateral values, the financial condition of the borrower and industry and current economic trends.
Allocations to commercial loan pools are developed by internal risk ratings and are based on management’s judgment concerning historical loss trends and other relevant factors. Installment and residential mortgage loan allocations are made at a portfolio level based on historical loss experience adjusted for portfolio activity and current conditions. Estimated credit losses are based on the average annual rate of net charge-offs experienced

Neffs Bancorp, Inc. and Subsidiary
Management’s Discussion and Analysis
over the previous two or three years on similar loans, adjusted for current condition and trends. While allocations are made to specific loans and pools of loans, the allowance is available for all loan losses.
There was no provision for loan losses made during 2006 or 2005 as compared to $36,000 for 2004. Management has concluded that the Allowance for Loan Losses had an adequate balance to justify no provision being made during 2006 and 2005, due to declining net charge offs and declining non-performing loans.
The Allowance for Loan Losses represented .74% of total loans receivable at December 31, 2006 as compared with .79% and .86% at December 31, 2005, and 2004, respectively. Management regularly assesses the appropriateness and adequacy of the allowance for loan losses in relation to credit exposure associated with individual borrowers, overall trends in the loan portfolio and other relevant factors, and believes the allowance is reasonable and adequate for each of the periods presented. The Corporation has no credit exposure to foreign countries or foreign borrowers.
The Bank’s loan loss experience for each of the five years ended December 31 is presented below.

	Year Ended December 31
	2006	2005	2004	2003	2002
	(Dollars in Thousands)
Average loans outstanding	$85,565	$79,294	$72,744	$69,730	$71,337

Total gross loans at year end	$88,071	$83,042	$76,978	$70,886	$69,598

Allowance for loan losses at January 1	$657	$663	$637	$564	$445
Losses charge to allowance
Commercial	—	—	—	—	27
Real estate	—	—	—	28	—
Consumer	6	13	25	5	30

Total losses charged to allowance	6	13	25	33	57

Recoveries credited to allowance
Commercial	—	—	—	9	—
Real estate	—	—	—	—	—
Consumer	2	7	15	9	6

Total recoveries credit to allowance	2	7	15	18	6

Net charge-offs	4	6	10	15	51
Provision for loan losses	—	—	36	88	170

Allowance for loan losses at December 31	$653	$657	$663	$637	$564

Ratio of net charge offs to average loans outstanding	0.00%	0.01%	0.01%	0.02%	0.07%
Allowance as a percentage of total gross loans	0.74%	0.79%	0.86%	0.90%	0.81%

Neffs Bancorp, Inc. and Subsidiary
Management’s Discussion and Analysis
The amount charged to operations and the related balance in the allowance for loan losses is based upon periodic evaluations of the loan portfolio by management. These evaluations consider several factors including, but not limited to, general economic conditions, loan portfolio composition, prior loan loss experience and management’s estimates of potential losses.
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

	2006		2005		2004		2003		2002
		% of		% of		% of		% of		% of
	Amount	Loan	Amount	Loan	Amount	Loan	Amount	Loan	Amount	Loan
	(Dollars in Thousands)
Commercial	$161	26.67%	$122	25.62%	$130	23.41%	$115	20.39%	$108	21.25%
Real estate	281	43.31%	271	45.08%	256	48.71%	246	50.20%	235	69.25%
Consumer	121	30.02%	125	29.30%	135	27.88%	167	29.41%	126	9.50%
Unallocated	90		139		142		109		95

Total	$653	100%	$657	100%	$663	100%	$637	100%	$564	100%

Non-Interest Income
2006 Compared to 2005
Non-interest income consists primarily of service charges. Non interest income for 2006 had a decrease of $18,000 or 6.52% over 2005. This was mainly due to decrease in service charges on deposit accounts and fees derived from the sale of loan related insurance.
2005 Compared to 2004
Non-interest income consists primarily of service charges. Non interest income for 2005 had an increase of $8,000 or 2.99% over 2004. Service charges on deposit accounts declined slightly; however, this decrease was offset by an increase in fees derived from the sale of loan related insurance and ATM fees.
Non-Interest Expense
Salary expense and employee benefits represent the largest component, or 47.95%, of non-interest expenses. Non-interest expenses also include an array of other expenses such as:
•	occupancy and equipment expenses,

•	stationery, printing and Bank supplies,

•	advertising,

•	outside service providers, relating to data processing and ATM services,

•	professional fees for legal, accounting, and consulting services,

•	cost associated with the due diligence process of extending and maintaining loans and the collection process,

•	Pennsylvania shares tax and FDIC assessment, and

•	other types of expenses incurred as part of the normal course of operation of the Bank.

Neffs Bancorp, Inc. and Subsidiary
Management’s Discussion and Analysis
2006 Compared to 2005
Non-interest expenses for 2006 were $2,809,000, an increase of $197,000 or 7.54% as compared to non-interest expense of $2,612,000 for 2005.
Salary and employee benefits represent the largest portion of non-interest expense. For 2006, salary and employee benefits increased by $105,000, or 8.45%, due to the constant increasing costs associated with health care coverage and normal salary increases paid to employees. At both December 31, 2006 and 2005, the Bank employed 32 full-time equivalent employees.
Occupancy and equipment expenses increased by $41,000 or 11.26% to $405,000 as compared to $364,000 at December 31, 2005. The first full year of internet banking, bill pay and imaging resulted in additional maintenance, repair and depreciation expenses over those reported in 2005.
PA Shares Tax increased by $69,000 or 22.12% to $381,000 for 2006. This increase was due mainly to the unavailability of tax credits for 2006 for qualified contributions to an educational foundation. Such tax credits were available in 2005.
2005 Compared to 2004
Non-interest expenses for 2005 were $2,612,000, an increase of $227,000 or 9.52% as compared to non-interest expense of $2,385,000 for 2004.
Salary and employee benefits represent the largest portion of non-interest expense. For 2005, salary and employee benefits increased by 9.23% due to the constant increasing costs associated with health care coverage and normal salary increases paid to employees. At December 31, 2005, the Bank employed 32 full-time equivalent employees as compared to 31 at December 31, 2004.
Occupancy and equipment expenses increased by $65,000 or 21.74% to $364,000 as compared to $299,000 at December 31, 2004. The implementation of internet banking, bill pay and imaging resulted in additional maintenance, repair and depreciation expenses over those reported in 2004.
Income Taxes
Income tax expense was $488,000 for 2006 as compared to $577,000 for 2005 and $607,000 for 2004. The 15.42% decrease experienced during 2006 and 4.94% decrease in 2005 resulted from the decline in pre-tax income. The Corporation’s effective income tax rate for 2006, 2005 and 2004 was 15%, 16% and 16%, respectively.
Net Income
2006 Compared to 2005
Net income for 2006 was $2,823,000, which is a decline of $249,000 or 8.11% as compared to 2005. The Bank’s net interest income declined in 2006 due to a decrease in the Bank’s net interest spread and margin as the cost of interest-bearing deposits increased more than the yield on interest-bearing assets. During 2006, the Bank continued to offer online banking and imaging to all its customers. The costs associated with the first full year of these services had a negative impact on the net income. However, the bank anticipates continued growth from providing these new services.
Basic earnings per share for 2006 decreased to $14.26 from $15.58 in 2005, due to the decline in the net income for 2006.

Neffs Bancorp, Inc. and Subsidiary
Management’s Discussion and Analysis
2005 Compared to 2004
Net income for 2005 was $3,072,000, which is a decline of $133,000 or 4.15% as compared to 2004. During 2005 the Bank offered online banking and imaging to all its customers, in order to remain competitive amongst other financial institutions. The costs associated with implementing these new services and the advertising to promote the services, had a negative impact on the net income. However, the bank anticipates continued growth from providing these new services. The Bank’s net interest income growth was relatively flat for 2005 over 2004 due to a decrease in the Bank’s net interest spread and margin as the cost of interest-bearing deposits increased more than the yield on interest-bearing assets.
Basic Earning per share for 2005 decreased to $15.58 from $16.26 in 2004, due to the decline in the net income for 2005.
FINANCIAL CONDITION
Securities
The Corporation’s securities portfolio is composed of investments that not only provide interest income, including tax-exempt income, but also provide a source of liquidity. The portfolio allows management to better respond to the Bank’s interest sensitivity position, to diversify the earning asset portfolio and provide collateral for public fund deposits. Established policies are in place that address various aspects in managing the portfolio, including but not limited to, concentrations, liquidity, credit quality, interest rate sensitivity and regulatory guidelines.
Although the Bank generally intends to hold its securities portfolio until maturity, a portion of the portfolio is classified as available-for-sale. Securities in the held to maturity category are accounted for at amortized cost. Available for sale securities are accounted for at fair value with unrealized gains or losses, net of income taxes, reported as a separate component of stockholder’s equity. The Bank invests in securities for the yield they produce and not to profit from trading. The Bank holds no trading securities in its portfolio.
The securities portfolio at December 31, 2006 totaled $121,013,000 as compared to $120,944,000 at December 31, 2005, an increase of $69,000, or 0.06%. Securities available-for-sale decreased to $36,705,000 at December 31, 2006 compared to $42,021,000 at December 31, 2005. In addition, securities held to maturity increased to $84,308,000 at December 31, 2006 from $78,923,000 at December 31, 2005. Other than the U.S. Government and its agencies, the Bank holds no other securities of a single issuer whose aggregate carrying value exceeds 10% of stockholders’ equity.
The carrying value of the available-for-sale securities portfolio as of December 31, 2006, includes net unrealized losses of $1,435,000 (reflected as accumulated other comprehensive loss of $947,000 in stockholders’ equity, net of deferred income taxes of $488,000) compared to net unrealized losses of $1,279,000 (reflected as accumulated other comprehensive loss of $844,000 in stockholders’ equity, net of deferred income taxes of $435,000) as of December 31, 2005.
The Corporation has gross unrealized losses of $2,225,000 at December 31, 2006 on the securities portfolio with an aggregate fair value of $76,625,000. The unrealized losses are attributed to the current interest rate environment. The unrealized losses are temporary and management has the intent and ability to hold them until maturity or market price recovery. All securities are rated investment grade or better according to the Corporation’s policy.

Neffs Bancorp, Inc. and Subsidiary
Management’s Discussion and Analysis
The composition of the securities portfolio for the periods ending December 31, 2006, 2005 and 2004 is presented below.

	December 31
	2006	2005	2004
	(Dollars in Thousands)
Held to maturity securities:
U.S. Government agencies and corporations	$38,537	$29,683	$27,162
State and political subdivisions	42,512	45,424	46,425
Mortgage-backed securities	1,510	1,968	3,135
Corporate securities	1,749	1,848	2,597

Available for sale securities:
Mortgage-backed securities	35,954	41,452	43,475
Equity securities	651	569	673
U.S. Treasury Note	100	—	—

Total securities	$121,013	$120,944	$123,467

The following table presents the maturities and average weighted yields of the debt securities portfolio as of December 31, 2006.

			After one but		After five but
	Within one year		within five years		within ten years		After ten years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in Thousands)
Available for sale:
Mortgage-backed securities	$—	—	$5,497	4.00%	$5,829	4.30%	$24,628	4.87%
U.S. Treasury	—	—	100	4.92%	—	—	—	—

			5,597		5,829		24,628

Held to maturity:
U.S. Government agencies	—	—	2,000	4.44%	18,380	4.39%	18,156	4.25%
State and political subdivisions[1]	—	—	3,267	6.56%	17,137	6.93%	22,109	7.47%
Mortgage-backed securities	—	—	—	—	1	11.91%	1,509	6.29%
Other securities	—	—	1,049	6.24%	700	6.82%	—	—

	—		6,316		36,218		41,774

Total	$—		$11,913		$42,047		$66,402

[1]	Yields on tax-exempt debt securities have been computed on a fully tax-equivalent basis.

Neffs Bancorp, Inc. and Subsidiary
Management’s Discussion and Analysis
Loans
The loan portfolio comprises a major component of the Corporation’s earning assets. Net loans receivable increased $5,033,000 or 6.11% to $87,418,000 as of December 31, 2006 from $82,385,000 at December 31, 2005. Net loans receivable represent 40.49% of total assets and 50.50% of total deposits as of December 31, 2006 as compared to 38.58% and 47.55%, respectively, at December 31, 2005. All of the Corporation’s loans are to domestic borrowers.
Loan concentrations are considered to exist when the total amount of loans to any one or a multiple number of borrowers engaged in similar activities or having similar economic characteristics exceeds 10% of loans outstanding in any one category. At December 31, 2006, real estate loans amounted to $76,137,000 or 86.45% of total loans, and commercial and industrial loans amounted to $4,664,000 or 5.30% of total loans. Although such loans were not made to one specific borrower or industry, it is important to note that the quality of these loans is affected by the region’s economy and real estate market. Management does not believe such a concentration poses a problem to the Bank at this time.
Other than as described herein, management does not believe there are any trends, events, or uncertainties which are reasonably expected to have a material adverse impact on future results of operations, liquidity, or capital resources.
The composition of the total loan portfolio is shown in the table below for the periods presented.

	December 31,
	(Dollars in Thousands)
	2006		2005		2004		2003		2002
		% of		% of		% of		% of		% of
	Amount	Total	Amount	Total	Amount	Total	Amount	Total	Amount	Total

Commercial	$4,664	5.30%	$4,832	5.82%	$4,095	5.32%	$2,832	4.00%	$3,490	5.01%
Commercial real estate	18,820	21.37%	16,440	19.80%	13,925	18.09%	11,615	16.39%	11,300	16.24%
Residential real estate	37,088	42.11%	37,057	44.62%	36,115	46.92%	35,239	49.71%	35,046	50.35%
Real estate construction	1,053	1.20%	384	0.46%	1,376	1.79%	350	0.49%	657	0.94%
Home equity	19,176	21.77%	17,072	20.56%	14,560	18.91%	14,136	19.94%	12,493	17.96%
Other consumer	7,270	8.25%	7,257	8.74%	6,907	8.97%	6,714	9.47%	6,612	9.50%

Total loans outstanding	$88,071	100.00%	$83,042	100.00%	$76,978	100.00%	$70,886	100.00%	$69,598	100.00%

Neffs Bancorp, Inc. and Subsidiary
Management’s Discussion and Analysis
The loan maturities and interest sensitivity for a segment of the loan portfolio are reflected in the table below.

	As of December 31, 2006
	Due Under	Due 1- 5	Due Over
	One Year	Years	Five Years	Total
	(In Thousands)
Maturity of loans receivable:
Commercial and commercial real estate	$7,436	$7,380	$8,668	$23,484
Real estate construction			1,053	1,053

Total	$7,436	$7,380	$9,721	$24,537

	Due 1-5	Due Over
	Years	Five Years
Fixed interest rates	$1,940	$3,252
Floating or adjustable interest rates	5,440	6,469

Total	$7,380	$9,721

Credit Risk and Loan Quality
The Corporation continues to strive to minimize credit risk. The Bank’s written lending policy requires underwriting, loan documentation and credit analysis standards to be met prior to the approval and funding of any loan. In accordance with that policy, internal loan review monitors the loan portfolio on an ongoing basis. The loan committee then prepares an analysis each quarter of the allowance for loan losses, which is then submitted to the Board of Directors for its assessment as to the adequacy of the allowance.
The lending policy is executed through the tiered assignment of loan limit authorities (secured and unsecured), to individual officers of the Bank, the Loan Committee and the Board of Directors. Although the Corporation maintains sound credit policies, certain loans may deteriorate for a variety of reasons. The Corporation’s policy is to place all loans on a non-accrual status upon becoming 90 days delinquent in their payments, unless there is a documented, reasonable expectation of the collection of the delinquent amount. Loans are reviewed monthly as to their delinquency status and on a quarterly basis through review and preparation of a troubled loans report, which is presented to the Board of Directors.
Total nonperforming loans (comprised of non-accruing loans and loans past due for more than 90 days) as of December 31, 2006 were $52,000 compared to $67,000 as of December 31, 2005. Total nonperforming loans as a percentage of total loans were .06% at December 31, 2006 as compared to ..08% at December 31, 2005. At December 31, 2006 foreclosed assets totaled $71,000. There were no foreclosed assets as of December 31, 2005. Lenders continue to work with customers to minimize losses associated with non-accrual and delinquent accounts. In addition, management is not aware of any material potential loan problems that have not been disclosed herein.

Neffs Bancorp, Inc. and Subsidiary
Management’s Discussion and Analysis
Detailed information about the Corporation’s nonperforming loans and nonperforming assets for the last five years is shown in the table below.

	December 31,
	2006	2005	2004	2003	2002
	(Dollars in Thousands)
Non-accruing loans	$—	$—	$126	$148	$227
Accruing loans past due 90 days or more	52	67	63	327	203

Total nonperforming loans	52	67	189	475	430
Foreclosed real estate/repossessed assets	71	—	—	10	—

Total nonperforming assets	$123	$67	$189	$485	$430

Non-accrual loans:
Interest income that would have been recorded on non-accrual loans	$—	$—	$11	$15	$18
Interest income for above loans included in net income for the period	$—	$—	$—	$10	$20

Ratios:
Nonperforming loans to total loans	0.06%	0.08%	0.25%	0.67%	0.62%
Allowance for loan losses to nonperforming loans	1,255.77%	980.60%	350.79%	134.11%	131.16%
Nonperforming assets to total assets	0.06%	0.03%	0.09%	0.24%	0.24%
Commitments to lend additional funds to Nonperforming loan customers	—	—	—	—	—
Deposits
Deposits are the major source of the Corporation’s funds for lending and other investment purposes. Total deposits at December 31, 2006 were $173,101,000, a decrease of $175,000 or 0.10%, over total deposits of $173,276,000 as of December 31, 2005. The Corporation experienced the following increases/(decreases) for the year 2006 as compared to 2005.

Non-interest bearing demand deposits	3.80%
Interest-bearing demand deposits	(14.55%)
Savings deposits	(17.38%)
Time deposits	11.07%

Neffs Bancorp, Inc. and Subsidiary
Management’s Discussion and Analysis
The following table displays the maturities of time deposits issued in denominations of $100,000 or more at December 31, 2006.

Time
(In Thousands)	Certificates
Three months or less	$2,348
Over three months but within six months	4,803
Over six months but within twelve months	10,182
Over twelve months	15,030

Total	$32,363

Liquidity
Liquidity represents the Corporation’s ability to efficiently manage cash flows at reasonable rates to support possible commitments to borrowers or the demands of depositors. Liquidity is essential to compensate for fluctuations in the balance sheet and provide funds for growth and normal operating expenditures. Liquidity needs may be met by converting assets into cash or obtaining sources of additional funding.
Sources of asset liquidity are provided through cash, amounts due from banks, interest-bearing deposits with banks and federal funds sold, which totaled $2,345,000 at December 31, 2006 as compared to $5,469,000 at December 31, 2005. Additional liquidity sources include principal payments on securities in the Bank’s securities portfolio and cash flow from its amortizing loan portfolio. Selling securities available-for-sale, selling loans or raising additional capital may be used to meet longer-term liquidity needs. At December 31, 2006, available-for-sale securities totaling $36,705,000 were available for liquidity purposes as compared with $42,021,000 at December 31. 2005.
Liability liquidity sources include attracting deposits at competitive rates. Core deposits at December 31, 2006 totaled $63,435,000 as compared to $72,443,000 at December 31, 2005. The Bank has a $4 million federal funds line of credit with its main correspondent bank, Atlantic Central Bankers Bank. The Bank had federal funds purchased under this line at December 31, 2006 and 2005 of $357,000 and $0, respectively. The Bank also has established a line of credit and other credit facilities with the Federal Home Loan Bank, which are reliable sources for short and long-term funds. Maximum borrowing capacity with the Federal Home Loan Bank is approximately $116,477,000.
Management is not aware of any demands, trends, commitments, or events that would result in the Bank’s inability to meet anticipated or unexpected needs.
Contractual Obligations
The following table represents the aggregate contractual obligations to make future payments as of December 31, 2006.

	Less than	1-3	3-5	Over 5
	1 Year	Years	Years	Years	Total
(In Thousands)
Time Deposits	$56,519	$24,864	$20,502	—	$101,885

Neffs Bancorp, Inc. and Subsidiary
Management’s Discussion and Analysis
Off-Balance Sheet Arrangements
The Corporation’s financial statements do not reflect off-balance sheet arrangements that are made in the normal course of business. Those off-balance sheet arrangements consist of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. These commitments at December 31, 2006 totaled $6,237,000. This consisted of $382,000 in tax-exempt loans, commercial real estate, construction, and land development loans, $4,238,000 in home equity lines of credit, $665,000 in standby letters of credit and the remainder in other unused commitments. Because these instruments have fixed maturity dates, and because many of them will expire without being drawn upon, they do not generally present any significant liquidity risk to the Corporation.
Management believes that any amounts actually drawn upon can be funded in the normal course of operations. The Corporation has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.
Stockholders’ Equity and Capital Requirements/Ratios
The net effect of the activity in stockholders’ equity resulted in an increase of $1,928,000 in total stockholders’ equity to $41,222,000 at December 31, 2006 from $39,294,000 at December 31, 2005. Stockholders’ equity increased in 2006 as a result of an increase in retained earnings of $2,031,000, offset by an increase in accumulated other comprehensive loss of $103,000 at December 31, 2006. The Bank had $947,000 in net unrealized losses on available-for-sale securities, as compared to the $844,000 loss at December 31, 2005. FAS 115 requires banks to report securities classified as “available-for-sale” at fair value, with unrealized gains or losses, net of deferred income taxes, reported as a separate component of stockholders’ equity. The FAS 115 adjustment is not included in the Corporation’s calculations of regulatory capital ratios.
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
Risk-based capital provides the basis for which all banks are evaluated in terms of capital adequacy. Risk-based capital guidelines redefine the components of capital, categorize assets into risk classes and include certain off-balance sheet items in the calculation of capital requirements. The components of risk-based capital are segregated as Tier I and Tier II capital. Tier I capital is composed of total stockholders’ equity reduced by goodwill and other intangible assets. Tier II capital is comprised of the allowance for loan losses and any qualifying debt obligations. Risk-based capital standards require the Corporation and the Bank to have Tier I capital of at least 4% and total capital (including Tier I capital) of at least 8% of risk-weighted assets.
The Corporation and the Bank are also subject to leverage capital requirements. This requirement compares capital (using the definition of Tier I capital) to average balance sheet assets and is intended to supplement the risk-based capital ratio in measuring capital adequacy. The guidelines set a minimum leverage ratio of 3% for institutions that are highly rated in terms of safety and soundness, and which are not experiencing or anticipating any significant growth. Other institutions are expected to maintain capital levels of at least 1% or 2% above the minimum. As of December 31, 2006, the Bank has a Tier I leverage ratio of 19.4%.

Neffs Bancorp, Inc. and Subsidiary
Management’s Discussion and Analysis
A comparison of the Bank’s risk-based capital ratios and leverage ratios is shown in the following table. The Corporation’s ratios are not significantly different.

	December 31,	December 31,
	2006	2005
	(Dollars in Thousands)
Tier I, common stockholders’ equity	$41,723	$39,621
Tier II, allowable portion of allowance for loan losses	653	657

Total capital	$42,376	$40,278

Tier I risk-based capital ratio	40.64%	40.60%
Tier II risk-based capital ratio	41.27%	41.20%
At December 31, 2006 and 2005, the Bank exceeded the minimum regulatory capital requirements to be considered a “well capitalized” financial institution under applicable federal regulations.
Banking laws and regulations limit the amount of dividends that may be paid by the Bank to the Corporation without prior approval of the Bank’s regulatory agency. These restrictions have not had, and are not expected to have, a significant impact on the Corporation’s ability to pay dividends.
Effect of Inflation
The majority of assets and liabilities of the Corporation are monetary in nature and, therefore, differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. The precise impact of inflation upon the Bank is difficult to measure. Inflation may affect the borrowing needs of consumers, thereby impacting the growth rate of the Corporation’s assets. Inflation may also affect the general level of interest rates, which can have a direct bearing on the Corporation.
Management believes the most significant impact on the financial results is the Corporation’s ability and timing to react to changes in interest rates. On an ongoing basis, management attempts to maintain an essentially balanced position between interest sensitive assets and liabilities, where such balancing is dependent on whether there is a rising or falling interest rate environment.
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
The principal objective of the asset/liability management activities is to provide consistently higher levels of net interest income while maintaining acceptable levels of interest rate and liquidity risk and facilitating the funding needs of the Corporation. The Corporation utilizes an interest rate sensitivity model as the primary quantitative tool in measuring the amount of interest rate risk that is present. The traditional maturity “gap” analysis, which reflects the volume difference between interest rate sensitive assets and liabilities during a given time period, is

Neffs Bancorp, Inc. and Subsidiary
Management’s Discussion and Analysis
reviewed quarterly by management and the Asset Liability Committee (ALCO) of the Bank. A positive gap occurs when the amount of interest sensitive assets exceeds interest sensitive liabilities. This position would contribute positively to net income in a rising rate environment. Conversely, if the balance sheet is liability sensitive or negatively gapped, this position would contribute positively to net income in a falling rate environment. Management continues to monitor sensitivity in order to avoid overexposure to changing interest rates, while maintaining adequate capital and liquidity levels. Adjustments to the mix of assets and liabilities are made periodically in an effort to give the Bank dependable and steady growth in net interest income regardless of the behavior of interest rates in general.
Another method used by management to review its interest sensitive position is through “simulation”. In simulation, the Bank projects the future net interest streams in light of the current gap position. Various interest rate scenarios are used to measure levels of interest income associated with potential changes in our operating environment. Management cannot measure levels of interest income associated with potential changes in the Bank’s operating environment. Nor can it predict the direction of interest rates or how the mix of assets and liabilities will change. The use of this information will help formulate strategies to minimize the unfavorable effect on net interest income caused by interest rate changes.
A simple rate “gap” analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates. In the event of a change in interest rates, prepayments and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. Because of uncertainties, the Corporation utilizes more than one measurement tool in assessing interest rate sensitivity and market risk.
As of December 31, 2006 the Corporation was more negatively gapped than at December 31, 2005 in terms of its “One Year” gap position. A negative gap position reflects the volume of interest rate sensitive liabilities to be greater than the volume of interest rate sensitive assets. In consideration of interest rates decreasing, it is preferable to be in a negatively gapped position since there are more interest rate sensitive liabilities that are either maturing or whose interest rates will be repricing downward, quicker than the maturity/repricing of the interest rate sensitive assets. This will enhance the Corporation’s bottom line by improving the Corporation’s net interest rate spread since it is expected that interest expense will decrease faster than interest income.
The Corporation’s overall sensitivity to interest rate risk is low due to its non-complex balance sheet. The Corporation has the ability to expedite several strategies to manage interest rate risk, which include but are not limited to selling of residential mortgages, increasing/decreasing deposits via interest rate changes, borrowing from the Federal Home Loan Bank of Pittsburgh, and buying/selling investments.

Neffs Bancorp, Inc. and Subsidiary
Management’s Discussion and Analysis
The following table represents the gap position for the Bank at December 31, 2006. This schedule summarizes how many fixed rate assets and liabilities will pay down over the periods of time defined in the table.

	Maturity/Repricing Intervals
	1-3	3-12	1-3	3-5	Over 5
	Months	Months	Years	Years	Years	Total
	(In Thousands)
Federal funds sold	$—	$—	$—	$—	$—	$—
Interest bearing deposits with banks	—	144	—	—	—	144

Other securities	—	—	3,147	3,268	76,483	82,898
Mortgage-backed securities	2,118	6,425	5,594	4,987	18,340	37,464

Total securities	2,118	6,425	8,741	8,255	94,823	120,362

Total loans	29,814	17,768	15,969	8,546	15,974	88,071

Total interest earning assets	31,932	24,337	24,710	16,801	110,797	208,577

NOW Accounts	1,712	—	6,069	—	—	7,781
Savings	8,259	—	37,622	—	—	45,881

Total savings deposits	9,971	—	43,691	—	—	53,662

CDs<$100,000	7,823	31,363	19,274	11,063	—	69,523
CDs>$100,000	2,348	14,985	5,590	9,439	—	32,362

Total time deposits	10,171	46,348	24,864	20,502	—	101,885

Fed funds purchased	357	—	—	—	—	357

Total interest bearing liabilities	20,499	46,348	68,555	20,502	—	155,904

Rate sensitive gap	$11,433	$(22,011)	$(43,845)	$(3,701)	$110,797	$52,673

Cumulative gap	$11,433	$(10,578)	$(54,423)	$(58,124)	$52,673	—

Neffs Bancorp, Inc. and Subsidiary
Management’s Discussion and Analysis
Regulatory Activity
From time to time, various types of federal and state legislation have been proposed that could result in additional regulation of, and restrictions on, the business of the Corporation. It cannot be predicted whether such legislation will be adopted or, if adopted, how such legislation would affect the business of the Corporation. As a consequence of the extensive regulation of commercial banking activities in the United States, the Bank’s business is particularly susceptible to being affected by federal regulation and regulations that may increase the cost of doing business. It is estimated that the costs associated with Sarbanes-Oxley Regulation 404 and SEC filings could exceed $125,000 for 2007. Except as specifically described above, management believes that the effect of the provisions of the aforementioned legislation on the liquidity, capital resources, and the results of operations of the Bank will be immaterial. Management is not aware of any other current specific recommendations or proposals by regulatory authorities that will impact the Corporation’s or the Bank’s, operations, although the general cost of compliance with numerous and multiple federal and state laws and regulations does have, and in the future may have, a negative impact on the Corporation’s results of operations.
Further, the business of the Corporation is also affected by the state of the financial services industry in general. As a result of legal and industry changes, management predicts that the industry will continue to experience a certain amount of consolidations and mergers. Management believes that such consolidations and mergers may enhance it competitive position as a community bank.
Form 10-K
The Corporation will provide, without charge to any stockholder, a copy of its 2006 Annual Report on Form 10-K as required to be filed with the Securities and Exchange Commission. Requests should be made in writing to:
Neffs Bancorp, Inc.
P.O. Box 10
Neffs, PA 18065