Form 10-K, Exhibit 13
period 2007-12-31
NEFFS BANCORP INC
filed 2008-03-31
CIK 797838

Exhibit 13
Neffs Bancorp, Inc.
Consolidated Financial Report
December 31, 2007

Directors of the Corporation
and BANK

Robert B. Heintzelman		John J. Remaley
Duane A. Schleicher
Kevin A. Schmidt		John F. Sharkey, Jr.
John F. Simock
Herman P. Snyder		Mary Ann Wagner
Officers of the Corporation

John J. Remaley President		Herman P. Snyder Vice President
Kevin A. Schmidt Treasurer
David C. Matulevich Secretary		Michael J. Bailey Assistant Secretary
Officers of the Bank
Herman P. Snyder
Chairman of the Board

John J. Remaley President	Kevin A. Schmidt Executive Vice President and Chief Executive Officer

Michael J. Bailey Cashier and Chief Operations Officer	Carol L. Jones Assistant Cashier and Operations Officer

Dear Shareholder:
If the word “uncertainty” adequately describes the future — whether it is days, weeks, months or years — 2007 proved to be a period of uncertainty. Our profession was nearly brought to new lows as the days, weeks and months uncovered new problems brought about by issues which the industry itself was accountable for, and continued concerns caused by outside forces — locally, nationally, and internationally — over which our management and staff had no control. Certainty within the operation became the continual question as new and different methodology was applied in an attempt to counteract the effects.
Your organization continued its sustained efficiency, in spite of the pressures brought about by each new day. Interest Rate Spread became the by-word as attracting new depositors and retaining the current customer base proved to be the task of the day. Introducing new loan products and offering individual budget-related, yet competitive re-payment terms proved to be an attraction implemented to serve our clientele’s needs. And yet, in spite of the dedicated effort, the forces beyond management’s control had an effect on the net operating results.
As we look forward to our expectations for the new year, we endeavor to accept the challenges that have already been placed before us, with the understanding that there will most certainly be others yet unknown. Again, “uncertainty!”
Your continued confidence in the Board of Directors, our management and our staff is sincerely appreciated. You are encouraged to invite your family, friends and neighbors to share that confidence.
Cordially yours,
John J. Remaley
President & CEO

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders
Neffs Bancorp, Inc. and Subsidiary
Neffs, Pennsylvania
     We have audited the accompanying consolidated statements of financial condition of Neffs Bancorp, Inc. and subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Neffs Bancorp, Inc. and subsidiary as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Beard Miller Company LLP
Beard Miller Company LLP
Allentown, Pennsylvania
March 3, 2008

Neffs Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition

	December 31,
	2007	2006
	(In Thousands, Except Share Data)
Assets

Cash and cash equivalents	$3,888	$2,201
Interest bearing deposits with banks	118	144
Securities available for sale	36,394	36,705
Securities held to maturity, fair value 2007 $87,896; 2006 $84,561	86,811	84,308
Loans receivable, net of allowance for loan losses 2007 $620; 2006 $653	93,990	87,418
Premises and equipment, net	2,347	2,505
Other assets	2,249	2,595

Total Assets	$225,797	$215,876

Liabilities and Stockholders’ Equity

Liabilities:
Deposits:
Non-interest bearing	$17,205	$17,554
Interest bearing	163,186	155,547

Total Deposits	180,391	173,101

Federal funds purchased	2,249	357
Other liabilities	1,327	1,196

Total Liabilities	183,967	174,654

Stockholders’ equity:
Common stock, $1 par value; authorized 2,500,000 shares; issued 200,000 shares; outstanding shares 2007 190,755; 2006 197,941	200	200
Paid-in capital	753	753
Retained earnings	43,558	41,634
Accumulated other comprehensive loss	(373)	(947)
Treasury stock, at cost 2007 9,245 shares; 2006 2,059 shares	(2,308)	(418)

Total Stockholders’ Equity	41,830	41,222

Total Liabilities and Stockholders’ Equity	$225,797	$215,876

See notes to consolidated financial statements.

Neffs Bancorp, Inc. and Subsidiary
Consolidated Statements of Income

	Years Ended December 31,
	2007	2006	2005
	(Dollars in Thousands, Except per Share Data)
Interest Income
Interest and fees on loans	$5,988	$5,419	$5,001
Interest and dividends on investments:
Taxable	4,086	3,546	3,313
Exempt from federal income taxes	1,783	1,975	2,058
Interest on federal funds sold and other	78	51	82

Total Interest Income	11,935	10,991	10,454

Interest Expense
Deposits	6,085	5,115	4,469
Federal funds purchased	4	14	—

Total Interest Expense	6,089	5,129	4,469

Net Interest Income	5,846	5,862	5,985

Provision for Loan Losses	—	—	—

Net Interest Income after Provision for Loan Losses	5,846	5,862	5,985

Other Income
Service charges on deposit accounts	136	144	161
Other service charges and fees	91	66	78
Other income	44	48	37

Total Other Income	271	258	276

Other Expenses
Salaries and employee benefits	1,367	1,347	1,242
Occupancy	175	162	154
Furniture and equipment	256	243	210
Pennsylvania shares tax	403	381	312
Other expenses	678	676	694

Total Other Expenses	2,879	2,809	2,612

Income before Income Taxes	3,238	3,311	3,649

Income Tax (Benefit) Expense
Current	560	574	631
Deferred	(23)	(86)	(54)

Total Income Tax Expense	537	488	577

Net Income	$2,701	$2,823	$3,072

Earnings per Share, Basic	$13.79	$14.26	$15.58

Weighted Average Common Shares Outstanding	195,893	197,941	197,117

See notes to consolidated financial statements.

Neffs Bancorp, Inc. and Subsidiary
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2007, 2006 and 2005

				Accumulated
				Other		Total
	Common	Paid-in	Retained	Comprehensive	Treasury	Stockholders’
	Stock	Capital	Earnings	(Loss)	Stock	Equity
	(Dollars in Thousands, Except per Share Data)
Balance — December 31, 2004	$200	$690	$37,319	$(331)	$(562)	$37,316

Comprehensive income:
Net income	—	—	3,072	—	—	3,072
Change in unrealized net gains (losses) on securities available for sale, net of taxes	—	—	—	(513)	—	(513)

Total Comprehensive Income						2,559

Cash dividends declared on common stock, $4.00 per share	—	—	(788)	—	—	(788)
Sale of treasury stock (850 shares)	—	63	—	—	144	207

Balance — December 31, 2005	200	753	39,603	(844)	(418)	39,294

Comprehensive income:
Net income	—	—	2,823	—	—	2,823
Change in unrealized net gains (losses) on securities available for sale, net of taxes	—	—	—	(103)	—	(103)

Total Comprehensive Income						2,720

Cash dividends declared on common stock, $4.00 per share	—	—	(792)	—	—	(792)

Balance — December 31, 2006	200	753	41,634	(947)	(418)	41,222

Comprehensive income:
Net income	—	—	2,701	—	—	2,701
Change in unrealized net gains (losses) on securities available for sale, net of taxes	—	—	—	574	—	574

Total Comprehensive Income						3,275

Cash dividends declared on common stock, $4.00 per share	—	—	(777)	—	—	(777)
Purchase of treasury stock (7,186 shares)					(1,890)	(1,890)

Balance — December 31, 2007	$200	$753	$43,558	$(373)	$(2,308)	$41,830

See notes to consolidated financial statements.

Neffs Bancorp, Inc. and Subsidiary
Consolidated Statements of Cash Flow

	Years Ended December 31,
	2007	2006	2005
	(In Thousands)
Cash Flows from Operating Activities
Net income	$2,701	$2,823	$3,072
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	205	214	170
Net amortization (accretion) of securities	(92)	130	228
Deferred income tax benefit	(23)	(86)	(54)
(Increase) decrease in assets:
Accrued interest receivable	7	(204)	(28)
Other assets	67	(52)	(17)
Increase (decrease) in liabilities:
Accrued interest payable	139	201	131
Other liabilities	(8)	18	11

Net Cash Provided by Operating Activities	2,996	3,044	3,513

Cash Flows from Investing Activities
Net (increase) decrease in interest bearing deposits with banks	26	19	(140)
Net (increase) decrease in federal funds sold	—	2,348	(570)
Purchases of securities available for sale	(5,246)	(1,888)	(8,438)
Purchases of securities held to maturity	(12,935)	(10,343)	(4,116)
Proceeds from maturities/calls and principal repayments of securities available for sale	6,335	6,899	9,566
Proceeds from maturities/calls of securities held to maturity	10,615	4,977	4,505
Net increase in loans	(6,572)	(5,033)	(6,070)
Purchases of premises and equipment	(47)	(170)	(411)

Net Cash Used in Investing Activities	(7,824)	(3,191)	(5,674)

Cash Flows from Financing Activities
Net increase (decrease) in deposits	7,290	(175)	1,624
Net increase in federal funds purchased	1,892	357	—
Dividends paid	(777)	(792)	(788)
Sales (purchase) of treasury stock	(1,890)	—	207

Net Cash Provided by (Used in) Financing Activities	6,515	(610)	1,043

Net Increase (Decrease) in Cash and Cash Equivalents	1,687	(757)	(1,118)

Cash and Cash Equivalents — Beginning	2,201	2,958	4,076

Cash and Cash Equivalents — Ending	$3,888	$2,201	$2,958

Supplementary Cash Flows Information
Interest paid	$5,950	$4,928	$4,337

Income taxes paid	$614	$531	$655

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
Nature of Operations
The Bank operates from one location in Lehigh County, Pennsylvania. The Bank provides a full range of financial services to individuals, small businesses and corporate customers. The primary source of revenue is interest and fees earned from providing residential mortgages, consumer loans and commercial loans to customers located within the Lehigh Valley. The Bank’s primary deposits are checking accounts, savings accounts and certificates of deposit. As a national bank, the Bank is subject to regulation of the Office of the Comptroller of Currency and the Federal Deposit Insurance Corporation. The Corporation is also subject to regulations of the Federal Reserve Bank.
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
Foreclosed Assets
Foreclosed assets are comprised of property acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure and loans classified as in-substance foreclosure. The Corporation includes such property in other assets. A loan is classified as in-substance foreclosure when the Corporation has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. Foreclosed assets initially are recorded at fair value, net of estimated selling costs, at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of cost or fair value minus estimated costs to sell. Revenues and expenses from operations and changes in the valuation allowance are included in other expenses. The Corporation had no foreclosed assets as of December 31, 2007 and $71,000 as of December 31, 2006.
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
Advertising Costs
The Corporation follows the policy of charging the costs of advertising to expense as incurred. Total advertising expense for the years ended December 31, 2007, 2006 and 2005 was $28,000, $46,000 and $64,000, respectively.
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
Employee Benefit Plan
The Bank has a non-contributory defined contribution pension plan covering all employees having at least one year of service. Contribution amounts are determined annually by the Corporation and are charged to current operating expense. The expense amounted to $58,000, $59,000 and $64,000, for 2007, 2006 and 2005, respectively.
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
Cash and Cash Equivalents
For purposes of reporting cash flows, the Corporation has defined cash and cash equivalents as cash on hand and amounts due from banks, all of which mature within ninety days.
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
New Accounting Standards
In February 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”. SFAS No. 155 amends FASB Statement No. 133 and FASB Statement No. 140, and improves the financial reporting of certain hybrid financial instruments by requiring more consistent accounting that eliminates exemptions and provides a means to simplify the accounting for these instruments. Specifically, SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Corporation was required to adopt the provisions of SFAS No. 155, as applicable, beginning in fiscal year 2007. The adoption of SFAS No. 155 had no impact on the Corporation’s financial position and results of operations.
In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets — An Amendment of FASB Statement No. 140” (“SFAS 156”). SFAS 156 requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. The statement permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. SFAS 156 is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006, which for the Corporation was as of the beginning of fiscal 2007. The adoption of SFAS 156 did not have any effect on the Corporation’s financial statements.
In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109” (FIN 48)), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that companies recognize in their financial statements the impact of a tax position, if that position is more likely that not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. There was no impact of adopting FIN 48 on the Corporation’s financial statements.
In May 2007, the FASB issued FASB Staff Position (“FSP”) FIN 48-1 “Definition of Settlement in FASB Interpretation No. 48” (FSP FIN 48-1). FSP FIN 48-1 provides guidance on how to determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. FSP FIN 48-1 is effective retroactively to January 1, 2007. The implementation of this standard did not have a material impact on our consolidated financial position or results of operations.

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 1 — Significant Accounting Policies (Continued)
In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. We are currently evaluating the potential impact, if any, of the adoption of FASB Statement No. 157 on our consolidated financial position, results of operations and cash flows.
In December 2007, the FASB issued proposed FASB Staff Position (FSP) 157-b, “Effective Date of FASB Statement No. 157,” that would permit a one-year deferral in applying the measurement provisions of Statement No. 157 to non-financial assets and non-financial liabilities (non-financial items) that are not recognized or disclosed at fair value in an entity’s financial statements on a recurring basis (at least annually). Therefore, if the change in fair value of a non-financial item is not required to be recognized or disclosed in the financial statements on an annual basis or more frequently, the effective date of application of Statement 157 to that item is deferred until fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. This deferral does not apply, however, to an entity that applies Statement 157 in interim or annual financial statements before proposed FSP 157-b is finalized. The Corporation is currently evaluating the impact, if any, that the adoption of FSP 157-b will have on the Corporation’s operating income or net earnings.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115.” SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS No. 159 is effective for our Corporation January 1, 2008. The Corporation is evaluating the impact that the adoption of SFAS No. 159 will have on our consolidated financial statements.
FASB statement No. 141(R) “Business Combinations” was issued in December of 2007. This Statement establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The Statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective as of the beginning of a company’s fiscal year beginning after December 15, 2008. This new pronouncement will impact the Corporation’s accounting for business combinations beginning January 1, 2009.
FASB statement No. 160 “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51” was issued in December of 2007. This Statement establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective as of the beginning of a company’s fiscal year beginning after December 15, 2008. The Corporation is currently evaluating the potential impact the new pronouncement will have on its consolidated financial statements.
Staff Accounting Bulletin No. 109 (SAB 109), “Written Loan Commitments Recorded at Fair Value Through Earnings” expresses the views of the staff regarding written loan commitments that are accounted for at fair value through earnings under generally accepted accounting principles. To make the staff’s views consistent with current authoritative accounting guidance, the SAB revises and rescinds portions of SAB No. 105, “Application of Accounting Principles to Loan Commitments.” Specifically, the SAB revises the SEC staff’s

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 1 — Significant Accounting Policies (Continued)
views on incorporating expected net future cash flows related to loan servicing activities in the fair value measurement of a written loan commitment. The SAB retains the staff’s views on incorporating expected net future cash flows related to internally-developed intangible assets in the fair value measurement of a written loan commitment. The staff expects registrants to apply the views in Question 1 of SAB 109 on a prospective basis to derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The Corporation does not expect SAB 109 to have a material impact on its financial statements.
Note 2 — Cash and Cash Equivalents
Regulations of the Board of Governors of the Federal Reserve System impose uniform reserve requirements on all depository institutions with transaction accounts (checking accounts, NOW accounts, etc.). Reserves are maintained in the form of vault cash or a non-interest bearing balance held with the Federal Reserve Bank. The Bank also, from time to time, maintains deposits with the Federal Reserve Bank and other banks for various services such as check clearing. The reserve requirement at December 31, 2007 and 2006 was $400,000 and $496,000, respectively.
Note 3 — Securities
The amortized cost and fair values of securities are as follows:

	December 31, 2007
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In Thousands)
Securities Available for Sale:
U.S. Treasury note	$100	$1	$—	$101
Mortgage-backed securities	36,145	71	(637)	35,579
Equity securities, at cost	714	—	—	714

	$36,959	$72	$(637)	$36,394

Securities Held to Maturity:
Obligations of U.S. Government agencies	$43,627	$466	$(69)	$44,024
Obligations of states and political subdivisions	37,507	972	(18)	38,461
Corporate securities	4,437	18	(305)	4,150
Mortgage-backed securities	1,240	23	(2)	1,261

	$86,811	$1,479	$(394)	$87,896

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 3 — Securities (Continued)

	December 31, 2006
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In Thousands)
Securities Available for Sale:
U.S. Treasury note	$100	$—	$—	$100
Mortgage-backed securities	37,389	2	(1,437)	35,954
Equity securities, at cost	651	—	—	651

	$38,140	$2	$(1,437)	$36,705

Securities Held to Maturity:
Obligations of U.S. Government agencies	$38,537	$23	$(694)	$37,866
Obligations of states and political subdivisions	42,512	980	(52)	43,440
Corporate securities	1,749	20	(35)	1,734
Mortgage-backed securities	1,510	18	(7)	1,521

	$84,308	$1,041	$(788)	$84,561

The amortized cost and fair values of securities at December 31, 2007, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
	(In Thousands)
Due in one year or less	$100	$101	$550	$549
Due after one year through five years	—	—	7,504	7,533
Due after five years through ten years	—	—	32,655	33,154
Due after ten years	—	—	44,862	45,399

	100	101	85,571	86,635
Mortgage-backed securities	36,145	35,579	1,240	1,261
Equity securities, at cost	714	714	—	—

	$36,959	$36,394	$86,811	$87,896

There were no sales of securities during 2007, 2006, and 2005.

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 3 — Securities (Continued)
The changes in net unrealized holding gains (losses) on securities available for sale that have been included in other comprehensive income (loss) for the years ended December 31, 2007, 2006 and 2005 are as follows:

	2007	2006	2005
	(In Thousands)
Gross change in unrealized gains (losses) on securities available for sale	$870	$(156)	$(778)
Reclassification adjustment for gains realized in income	—	—	—

Net Unrealized Gains (Losses)	870	(156)	(778)

Tax effect	(296)	53	265

Net of Tax Amount	$574	$(103)	$(513)

Securities with an amortized cost and fair value of approximately $7,264,000 and $7,405,000 at December 31, 2007 and $3,764,000 and $3,705,000 at December 31, 2006 were pledged to secure public deposits and for other purposes required or permitted by law.
The following tables show the Corporation’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2007 and 2006:

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(In Thousands)
DECEMBER 31, 2007:
Securities Available for Sale:
Mortgage-backed securities	$—	$—	$27,588	$637	$27,588	$637

Securities Held to Maturity:
Obligations of U.S. Government agencies	1,909	35	10,069	34	11,978	69
Obligations of states and political subdivisions	—	—	2,104	18	2,104	18
Corporate securities	2,688	249	794	56	3,482	305
Mortgage-backed securities	—	—	248	2	248	2

Total Temporarily Impaired Securities	$4,597	$284	$40,803	$747	$45,400	$1,031

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 3 — Securities (Continued)

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(In Thousands)
DECEMBER 31, 2006:
Securities Available for Sale:
Mortgage-backed securities	$2,681	$47	$32,927	$1,390	$35,608	$1,437

Securities Held to Maturity:
Obligations of U.S. Government agencies	7,507	96	28,091	598	35,598	694
Obligations of states and political subdivisions	—	—	3,988	52	3,988	52
Corporate securities	—	—	813	35	813	35
Mortgage-backed securities	328	2	290	5	618	7

Total Temporarily Impaired Securities	$10,516	$145	$66,109	$2,080	$76,625	$2,225

The Corporation had 111 and 180 securities in an unrealized loss position at December 31, 2007 and 2006, respectively. The decline in fair value is due only to interest rate fluctuations. As the Corporation has the intent and ability to hold such investments until maturity or market price recovery, no securities are deemed to be other-than-temporarily impaired. None of the individual unrealized losses are significant.
Note 4 — Loans
The composition of the Corporation’s loan portfolio at December 31, 2007 and 2006 is as follows:

	2007	2006
	(In Thousands)
Commercial	$4,635	$4,664
Commercial real estate	22,779	18,820
Residential real estate	39,221	37,088
Real estate construction	879	1,053
Home equity	20,043	19,176
Other consumer	7,053	7,270

	94,610	88,071
Allowance for loan losses	(620)	(653)

	$93,990	$87,418

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 5 — Allowance for Loan Losses
Transactions in the allowance for loan losses are summarized as follows:

	2007	2006	2005
	(In Thousands)
Balance, beginning	$653	$657	$663
Provision for loan losses	—	—	—
Recoveries on loans previously charged off	5	2	7
Loans charged off	(38)	(6)	(13)

Balance, ending	$620	$653	$657

Loans on which the accrual of interest has been discontinued amounted to $-0- at December 31, 2007 and 2006. Loan balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, amounted to $36,000 and $52,000 at December 31, 2007 and 2006, respectively.
There were no impaired loans as of December 31, 2007 and 2006. The average recorded investment in impaired loans during 2007, 2006 and 2005 was $-0-, $-0- and $-0-, respectively.
Note 6 — Premises and Equipment
The following summarizes premises and equipment at December 31, 2007 and 2006:

	Estimated
	Useful Lives	2007	2006
		(In Thousands)
Premises	15-39 years	$2,813	$2,775
Furniture, fixtures and equipment	5-10 years	1,996	1,987

		4,809	4,762
Accumulated depreciation		(2,700)	(2,495)

		2,109	2,267
Land		238	238

		$2,347	$2,505

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 7 — Interest Bearing Deposits
Interest bearing deposits include certificates of deposit issued in denominations of $100,000 or greater which amounted to $37,185,000 and $32,363,000 at December 31, 2007 and 2006, respectively.
Interest bearing deposits at December 31, 2007 and 2006 are further detailed as follows:

	2007	2006
	(In Thousands)
Savings accounts	$45,086	$45,881
NOW accounts	6,542	7,781
Certificates and other time deposits	111,558	101,885

	$163,186	$155,547

Time deposits at December 31, 2007 had the following scheduled maturities (in thousands):

2008	$61,611
2009	18,461
2010	11,307
2011	8,129
2012	12,050

$111,558

Note 8 — Borrowing Capacity
The Bank has a line of credit commitment available from Atlantic Central Bankers Bank for borrowings up to $4,000,000 in federal funds expiring May 31, 2008. Borrowings on this line are repaid on a daily basis. There was $2,249,000 and $357,000 of borrowings under this line of credit as of December 31, 2007 and 2006, respectively with interest at 3.86% and 3.63%, respectively.
The Bank has maximum borrowing capacity with the Federal Home Loan Bank of $124,422,000. There were no borrowings outstanding at December 31, 2007 and 2006. Advances from the Federal Home Loan Bank are secured by qualifying assets of the Bank.

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 9 — Income Taxes
The components of the net deferred tax asset at December 31, 2007 and 2006 are as follows:

	2007	2006
	(In Thousands)
AMT credit carryforward	$416	$384
Unrealized losses on securities available for sale	192	488
Allowance for loan losses	160	171
Accrued benefits	20	14

Total Deferred Tax Assets	788	1,057

Securities accretion	37	8
Depreciation	4	29

Total Deferred Tax Liabilities	41	37

Net Deferred Tax Asset	$747	$1,020

The income tax provision for financial reporting purposes differs from the amount computed by applying the statutory income tax rate to income before income taxes. The differences for the years ended December 31, 2007, 2006 and 2005 are as follows:

	2007		2006		2005
		% of		% of		% of
		Pretax		Pretax		Pretax
	Amount	Income	Amount	Income	Amount	Income
	(Dollars in Thousands)
Tax at statutory rate	$1,101	34%	$1,125	34%	$1,242	34%
Increase (decrease) resulting from:
Tax-exempt interest income	(643)	(20)	(714)	(21)	(735)	(20)
TEFRA interest expense disallowance	79	3	77	2	70	2

	$537	17%	$488	15%	$577	16%

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
The following is an analysis of loans to these related parties during 2007 (in thousands):

Balances, January 1, 2007	$2,343
Advances	1,603
Repayments	(789)

Balances, December 31, 2007	$3,157

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
The Corporation’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit written is represented by the contract or notional amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The following table identifies the contract or notional amount of those instruments at December 31, 2007 and 2006:

	2007	2006
	(In Thousands)
Commitments to grant loans	$2,335	$1,334
Unfunded commitments under lines of credit	4,053	4,238
Letters of credit	627	665

	$7,015	$6,237

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

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 11 — Financial Instruments with Off-Balance Sheet Risk (Continued)
Outstanding letters of credit written are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Corporation requires collateral supporting these letters of credit as deemed necessary. The maximum undiscounted exposure related to these commitments at December 31, 2007 and 2006 was $627,000 and $665,000, respectively. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of December 31, 2007 and 2006 for guarantees under standby letters of credit issued is not material.
Note 12 — Dividend Restrictions
The amount of funds available to a parent from its subsidiary bank is limited for all national banks by restrictions imposed by the Comptroller of the Currency. A national bank is required to obtain the approval of the Comptroller of the Currency if the total of all dividends declared in any calendar year exceeds the Bank’s net profits (as defined) for that year combined with its retained net profits for the preceding two calendar years. Under this formula, the Bank can declare dividends in 2008 of approximately $2,212,000 plus an additional amount equal to the Bank’s net profits for 2008, up to the date of any such dividend declaration.
Note 13 — Capital Requirements
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weighting and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the tables below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 Capital (as defined) to average assets (as defined). Management believes, as of December 31, 2007, that the Bank meets all capital adequacy requirements to which it is subject.
As of December 31, 2007, the most recent notification from the regulatory agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution’s category.

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 13 — Capital Requirements (Continued)
The Bank’s actual capital ratios as of December 31, 2007 and 2006, and the maximum ratios required for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions are as follows:

					To be Well Capitalized
					under Prompt
			For Capital Adequacy		Corrective Action
	Actual		Purposes		Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
			(Dollars in Thousands)
As of December 31, 2007:
Total capital (to risk-weighted assets):	$42,453	38.5	≥8,825	≥8.0	$	≥11,031	≥10.0%
Tier 1 capital (to risk-weighted assets):	41,833	37.9	≥4,412	≥4.0		≥ 6,618	≥ 6.0
Tier 1 capital (to average assets):	41,833	18.7	≥8,952	≥4.0		≥11,190	≥ 5.0

As of December 31, 2006:
Total capital (to risk-weighted assets):	$42,376	41.3	≥8,214	≥8.0	$	≥10,268	≥10.0%
Tier 1 capital (to risk-weighted assets):	41,723	40.6	≥4,107	≥4.0		≥ 6,161	≥ 6.0
Tier 1 capital (to average assets):	41,723	19.4	≥8,585	≥4.0		≥10,732	≥ 5.0
The Federal Reserve Board approved a final rule in February 2006 that expands the definition of a small bank holding company (“BHC”) under the Board’s Small Bank Holding Company Policy Statement and the Board’s risk-based and leverage capital guidelines for bank holding companies. In its revisions to the Policy Statement, the Federal Reserve Board has raised the small BHC asset size threshold from $150 million to $500 million and amended the related qualitative criteria for determining eligibility as a small BHC for the purposes of the policy statement and the capital guidelines. The policy statement facilitates the transfer of ownership of small community banks by permitting debt levels at small BHCs that are higher than what would typically be permitted for larger BHCs. Because small BHCs may, consistent with the policy statement, operate at a level of leverage that generally is inconsistent with the capital guidelines, the capital guidelines provide an exemption for small BHCs. Based on the ruling, Neffs Bancorp, Inc. meets the eligibility criteria of a small BHC and is exempt from regulatory capital requirements administered by the federal banking agencies.
Note 14 — Fair Value of Financial Instruments
Below are various estimated fair values at December 31, 2007 and 2006, as required by Statement of Financial Accounting Standards No. 107 (“FAS 107”). Such information, which pertains to the Corporation’s financial instruments, is based on the requirements set forth in FAS 107 and does not purport to represent the aggregate net fair value of the Corporation. It is the Corporation’s general practice and intent to hold its financial instruments to maturity, except for certain securities designated as securities available for sale, and not to engage in trading activities. Many of the financial instruments lack an available trading market, as characterized by a willing buyer and seller engaging in an exchange transaction. Therefore, the Corporation had to use significant estimations and present value calculations to prepare this disclosure.
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

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 14 — Fair Value of Financial Instruments (CONTINUED)
The estimated fair values of the Corporation’s financial instruments at December 31 are as follows:

	2007		2006
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(In Thousands)
Financial assets:
Cash and short-term investments	$4,006	$4,006	$2,345	$2,345
Securities available for sale	36,394	36,394	36,705	36,705
Securities held to maturity	86,811	87,896	84,308	84,561
Loans, net	93,990	95,263	87,418	86,495
Accrued interest receivable	1,410	1,410	1,417	1,417

Financial liabilities:
Deposits	180,391	180,955	173,101	172,847
Accrued interest payable	1,242	1,242	1,103	1,103
Federal funds purchased	2,249	2,249	357	357

Off-balance sheet financial instruments:
Commitments to extend credit and letters of credit	—	—	—	—

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 15 — Condensed Financial Information of Neffs Bancorp, Inc. (Parent Only)
Balance Sheets

	December 31,
	2007	2006
	(In Thousands)
Assets

Cash	$53	$155
Investment in subsidiary	41,459	40,776
Premises and equipment	245	250
Other assets	94	62

Total Assets	$41,851	$41,243

Liability and Stockholders’ Equity

Liability, accounts payable	$21	$21
Stockholders’ equity	41,830	41,222

Total Liability and Stockholders’ Equity	$41,851	$41,243

Statements of Income

	Years Ended December 31,
	2007	2006	2005
	(In Thousands)
Dividends from subsidiary	$2,667	$792	$788
Rental income	13	13	7
Expenses	127	111	122

Income before Income Taxes and Equity in Undistributed Earnings of Subsidiary	2,553	694	673

Income tax benefit	39	27	33

	2,592	721	706
Equity in undistributed earnings of subsidiary	109	2,102	2,366

Net Income	$2,701	$2,823	$3,072

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements
Note 15 — Condensed Financial Information of Neffs Bancorp, Inc. (Parent Only) (Continued)
Statements of Cash Flows

	Years Ended December 31,
	2007	2006	2005
	(In Thousands)
Cash Flows from Operating Activities

Net income	$2,701	$2,823	$3,072
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation	9	10	9
Equity in undistributed earnings of subsidiary	(109)	(2,102)	(2,366)
(Increase) decrease in other assets	(32)	(27)	91
Increase in other liabilities	—	—	1

Net Cash Provided by Operating Activities	2,569	704	807

Cash Flows Used in Investing Activities

Purchases of premises and equipment	(4)	—	(15)

Cash Flows Used in Financing Activities

Dividends paid	(777)	(792)	(788)
Sale (purchase) of treasury stock	(1,890)	—	207

Net Cash Used in Financing Activities	(2,667)	(792)	(581)

Net Increase (Decrease) in Cash	(102)	(88)	211

Cash — Beginning	155	243	32

Cash — Ending	$53	$155	$243

Neffs Bancorp, Inc. and Subsidiary
Selected Financial Data
The following financial information is not covered by the auditor’s report and must be read in conjunction with the consolidated financial statements and related notes along with Management’s Discussion and Analysis of Financial Condition and Results of Operations.

	At or For the Year Ended December 31,
	2007	2006	2005	2004	2003
	(Dollars in Thousands, Except Per Share Data)
Interest Income
Interest and fees on loans	$5,988	$5,419	$5,001	$4,747	$5,044
Interest and dividends on securities	5,869	5,521	5,371	5,233	4,461
Interest on federal funds sold	78	51	82	67	128

Total interest income	11,935	10,991	10,454	10,047	9,633
Interest Expense
Deposits	6,085	5,115	4,469	4,082	4,434
Short-term borrowings	4	14	—	—	—

Total interest expense	6,089	5,129	4,469	4,082	4,434

Net interest income	5,846	5,862	5,985	5,965	5,199
Provision for loan losses	—	—	—	36	88

Net interest income after provision for loan losses	5,846	5,862	5,985	5,929	5,111
Other operating income	271	258	276	268	273
Other operating expense	2,879	2,809	2,612	2,385	2,269

Income before taxes	3,238	3,311	3,649	3,812	3,115
Applicable income taxes	537	488	577	607	341

Net income	$2,701	$2,823	$3,072	$3,205	$2,774

Per Share Data
Basic earnings	$13.79	$14.26	$15.58	$16.26	$14.11
Book value	$213.53	$208.25	$199.34	$189.33	$178.37
Dividends declared	$4.00	$4.00	$4.00	$3.75	$2.70
Average shares outstanding	195,893	197,941	197,117	197,091	196,529
At End of Period
Total assets	$225,797	$215,876	$213,547	$209,803	$198,570
Securities	123,205	121,013	120,944	123,467	110,087
Loans, net of unearned income	93,990	87,418	83,042	76,978	70,886
Allowance for loan losses	620	653	657	663	637
Deposits	180,391	173,101	173,276	171,652	162,694
Stockholders’ equity	41,830	41,222	39,294	37,316	35,055
Key Ratios
Return on average assets	1.21%	1.32%	1.46%	1.57%	1.45%
Return on average equity	6.56%	7.11%	8.08%	8.89%	8.16%
Net loans to deposit ratio	52.10%	50.50%	47.55%	44.46%	43.18%
Dividend payout ratio (dividends declared divided by net income)	29.01%	28.05%	25.66%	23.06%	19.14%
Equity to asset ratio (average equity divided by average total assets)	18.41%	18.61%	17.95%	17.56%	17.73%

Neffs Bancorp, Inc. and Subsidiary
Quarterly Summary of Financial Data (unaudited)

	2007
	Three Months Ended
	March 31	June 30	September 30	December	31
	(Dollars in Thousands, Except Per Share Data)
Interest income	$2,878	$2,951	$3,039	$3,067
Interest expense	1,470	1,505	1,534	1,580

Net interest income	1,408	1,446	1,505	1,487

Provision for loan losses	—	—	—	—
Other expenses, net of other income	655	664	653	636

Income before income taxes	753	782	852	851

Income tax expense	105	117	148	167

Net income	$648	$665	$704	$684

Earnings per share-Basic	$3.27	$3.36	$3.57	$3.59

	2006
	Three Months Ended
	March 31	June 30	September 30	December 31
	(Dollars in Thousands, Except Per Share Data)
Interest income	$2,682	$2,707	$2,787	$2,815
Interest expense	1,212	1,233	1,308	1,376

Net interest income	1,470	1,474	1,479	1,439

Provision for loan losses	—	—	—	—
Other expenses, net of other income	639	684	667	561

Income before income taxes	831	790	812	878

Income tax expense	117	107	114	150

Net income	$714	$683	$698	$728

Earnings per share-Basic	$3.61	$3.45	$3.52	$3.68

Neffs Bancorp, Inc. and Subsidiary
Common Stock Information
The Corporation’s common stock is currently quoted on the National Quotations Bureau’s Electronic Quotation Service (“Pink Sheets”) under the trading symbol NEFB. The Corporation’s common stock is traded over-the-counter from time to time, primarily in the Corporation’s geographic service area, through several local market makers.
The following table sets forth the high and low bid quotations for the Corporation’s common stock as reported for each quarterly period of the 2007 and 2006 fiscal years. This information is based on monthly reports from Boenning & Scattergood, Inc. There may have been other bids or transactions not known to the Corporation. The quotations reflect inter-dealer prices, do not include retail mark-ups, markdowns or commissions, and may not necessarily represent actual transactions.
Common Stock Information

			Cash Dividends
2007	HIGH	LOW	Per Share
First Quarter	$256.00	$256.00	—
Second Quarter	$262.00	$260.00	$2.00
Third Quarter	$263.00	$263.00	—
Fourth Quarter	$263.00	$263.00	$2.00

			Cash Dividends
2006	HIGH	LOW	Per Share
First Quarter	$245.00	$245.00	—
Second Quarter	$253.00	$253.00	$2.00
Third Quarter	$253.00	$253.00	—
Fourth Quarter	$256.00	$256.00	$2.00
As of December 31, 2007, Neffs Bancorp, Inc. had 190,755 outstanding shares and approximately 630 stockholders, including beneficial owners whose stock is held in nominee name.

Neffs Bancorp, Inc. and Subsidiary
Management’s Discussion and Analysis
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Years Ending December 31, 2007, 2006, and 2005
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
Critical Accounting Policies
Disclosure of the Corporation’s significant accounting policies is included in Note 1 of the consolidated financial statements. Certain of these policies are particularly sensitive, requiring significant judgments, estimates and assumptions to be made by management. The allowance for loan losses is the critical accounting policy that requires significant management judgment.
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
OVERVIEW
The Corporation and its wholly owned subsidiary, The Neffs National Bank, continue to strive to provide quality products and services to the community with a personal touch. During 2007, the Corporation continued to experience strain on its net interest income due to increasing cost of funds and relatively flat yields on interest earning assets.
The Corporation’s assets increased by 4.6% to $225,797,000 at December 31, 2007 from $215,876,000 at December 31, 2006. During the same period, net loans receivable increased $6,572,000 or 7.5% to $93,990,000 from $87,418,000, and deposits increased $7,290,000 or 4.2% to $180,391,000 from $173,101,000. Securities increased $2,192,000 or 1.8% to $123,205,000 from $121,013,000. In 2007, the Corporation recorded net income of $2,701,000, a decrease of 4.3% as compared with $2,823,000 in 2006.
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
2007 Compared to 2006
Total interest income increased by $944,000 or 8.6% to $11,935,000 for the year ended December 31, 2007 from $10,991,000 at December 31, 2006. This increase is mainly the result of the average balance of the loan portfolio increasing by $6.4 million in 2007 over 2006, which generated additional interest and fees on loans throughout 2007. The yield on interest earning assets also increased from 5.36% in 2006 to 5.55% in 2007.
Total interest expense increased by $960,000 or 18.7% to $6,089,000 in 2007 from $5,129,000 in 2006. This increase in interest expense is due mainly to the increasing interest rate environment experienced throughout 2007. The yield on interest bearing liabilities increased from 3.31% in 2006 to 3.72% in 2007. The average balance of interest bearing liabilities increased $8.8 million in 2007 from 2006.
Net interest income decreased by $16,000 or 0.3% to $5,846,000 in 2007 from $5,862,000 in 2006. The Corporation’s net interest rate spread for 2007 was 1.8% as compared to 2.1% for 2006. The net interest margin for 2007 was 2.72% as compared to 2.86% for 2006.
2006 Compared to 2005
Total interest income increased by $537,000 or 5.1% to $10,991,000 for the year ended December 31, 2006 from $10,454,000 at December 31, 2005. This increase was mainly the result of the average balance of the loan portfolio increasing by $6.3 million in 2006 over 2005, which generated additional interest and fees on loans throughout 2006. The yield on interest earning assets also increased from 5.10% in 2005 to 5.36% in 2006.

Neffs Bancorp, Inc. and Subsidiary
Management’s Discussion and Analysis
Total interest expense increased by $660,000 or 14.8% to $5,129,000 in 2006 from $4,469,000 in 2005. This increase in interest expense was due mainly to the increasing interest rate environment experienced throughout 2006. The yield on interest bearing liabilities increased from 2.85% in 2005 to 3.31% in 2006. The average balance of interest bearing liabilities decreased $2.0 million in 2006 from 2005.
Net interest income decreased by $123,000 or 2.1% to $5,862,000 in 2006 from $5,985,000 in 2005. The Corporation’s net interest rate spread for 2006 was 2.05% as compared to 2.25% for 2005. The net interest margin for 2006 was 2.86% as compared to 2.92% for 2005.
Following is a summary of the Bank’s average balances, yields, interest income, and interest expense, the interest rate spread and the net interest margin for the years ended December 31, 2007, 2006, and 2005.

				Year Ended December 31,
	2007			2006			2005
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance[1]	Interest	Rate	Balance[1]	Interest	Rate	Balance[1]	Interest	Rate
	(Dollars in Thousands)
Interest earning assets:
Loans receivable[2]	$92,006	$5,988	6.51%	$85,565	$5,419	6.33%	$79,294	$5,001	6.31%
Investment securities:
Taxable	81,916	4,086	4.99%	75,390	3,546	4.70%	77,177	3,313	4.29%
Non-taxable[3]	39,387	1,783	4.53%	43,817	1,975	4.51%	45,980	2,058	4.48%
Other interest earning assets[4]	1,747	78	4.46%	357	51	14.29%	2,411	82	3.40%

Total interest earning assets	215,056	11,935	5.55%	205,129	10,991	5.36%	204,862	10,454	5.10%

Noninterest earning assets	8,554			8,155			7,067

Total assets	$223,610			$213,284			$211,929

Interest bearing liabilities:
NOW	$6,517	105	1.61%	$7,697	126	1.64%	$8,373	87	1.04%
Savings	48,147	926	1.92%	49,428	867	1.75%	62,033	1,000	1.61%
Certificates of deposit	108,275	5,054	4.67%	97,273	4,122	4.24%	86,372	3,382	3.92%
Federal funds purchased	562	4	0.71%	343	14	4.08%	0	0	0%

Total interest bearing liabilities	163,501	6,089	3.72%	154,741	5,129	3.31%	156,777	4,469	2.85%

Noninterest bearing liabilities:
Demand deposits	17,455			17,571			16,133
Other liabilities	1,494			1,287			993
Stockholders’ equity	41,160			39,685			38,046

Total liabilities and stockholders’ equity	$223,610			$213,284			$211,929

Net interest income/spread[5]		$5,846	1.83%		$5,862	2.05%		$5,985	2.25%

Net interest margin[6]			2.72%			2.86%			2.92%

[1]	Averages are not computed on daily average. Average balances are computed based on an average of quarter-end balances.

[2]	Average balances include non-accrual loans.

[3]	There have been no tax equivalent adjustments made to yields.

[4]	This reflects average balance for Federal Funds Sold and Purchased and is calculated by utilizing quarterly ending balance. The actual daily balance may differ greatly from this average balance due to the nature of these funds.

[5]	Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities.

[6]	Net interest margin represents net interest income as a percentage of average interest earning assets.

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

	For Year Ended December 31,
	2007/2006 Increase/(Decrease)			2006/2005 Increase/(Decrease)
	Due to Change in			Due to Change in
	Volume	Rate	Net	Volume	Rate	Net
			(In Thousands)
Interest Income:
Loans receivable	$419	$150	$569	$397	$21	$418
Securities	101	247	348	(183)	333	150
Other interest earning assets	62	(35)	27	(293)	262	(31)

Total interest earning assets	582	362	944	(79)	616	537
Interest Expense:
NOW	(19)	(2)	(21)	(11)	50	39
Savings	(25)	84	59	(221)	88	(133)
Certificates of Deposit	513	418	931	462	278	740
Federal funds purchased	2	(11)	(9)	14	—	14

Total interest bearing liabilities	471	489	960	244	416	660

Net change in net interest income	$111	$(127)	$(16)	$(323)	$200	$(123)

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
There was no provision for loan losses made during 2007, 2006 or 2005. Management has concluded that the Allowance for Loan Losses had an adequate balance to justify no provision being made during 2007, 2006 and 2005, due to minimal net charge offs and declining non-performing loans.
The Allowance for Loan Losses represented .66% of total loans receivable at December 31, 2007 as compared with .74% and .79% at December 31, 2006, and 2005, respectively. Management regularly assesses the appropriateness and adequacy of the allowance for loan losses in relation to credit exposure associated with individual borrowers, overall trends in the loan portfolio and other relevant factors, and believes the allowance is reasonable and adequate for each of the periods presented. The Corporation has no credit exposure to foreign countries or foreign borrowers. The Corporation also has no exposure to subprime mortgage loans.
The Bank’s loan loss experience for each of the five years ended December 31 is presented below.

	Year Ended December 31
	2007	2006	2005	2004	2003
		(Dollars in Thousands)
Average loans outstanding	$92,006	$85,565	$79,294	$72,744	$69,730

Total gross loans at year end	$94,610	$88,071	$83,042	$76,978	$70,886

Allowance for loan losses at January 1	$653	$657	$663	$637	$564
Losses charged to allowance
Commercial	20	—	—	—	—
Real estate	3	—	—	—	28
Consumer	15	6	13	25	5

Total losses charged to allowance	38	6	13	25	33

Recoveries credited to allowance
Commercial	—	—	—	—	9
Real estate	3	—	—	—	—
Consumer	2	2	7	15	9

Total recoveries credited to allowance	5	2	7	15	18
Net charge-offs	33	4	6	10	15
Provision for loan losses	—	—	—	36	88

Allowance for loan losses at December 31	$620	$653	$657	$663	$637

Ratio of net charge offs to average loans outstanding	0.04%	0.00%	0.01%	0.01%	0.02%
Allowance as a percentage of total gross loans	0.66%	0.74%	0.79%	0.86%	0.90%

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

	2007		2006		2005		2004		2003
		% of		% of		% of		% of		% of
	Amount	Loan	Amount	Loan	Amount	Loan	Amount	Loan	Amount	Loan
	(Dollars in Thousands)
Commercial	$179	28.98%	$161	26.67%	$122	25.62%	$130	23.41%	$115	20.39%
Real estate	287	42.39%	281	43.31%	271	45.08%	256	48.71%	246	50.20%
Consumer	131	28.63%	121	30.02%	125	29.30%	135	27.88%	167	29.41%
Unallocated	23		90		139		142		109

Total	$620	100%	$653	100%	$657	100%	$663	100%	$637	100%

Non-Interest Income
2007 Compared to 2006
Non-interest income consists primarily of service charges. Non-interest income for 2007 had an increase of $13,000 or 5.0% over 2006. This was mainly due to an increase in fees derived from the sale of loan related insurance offset by a decrease in service charges on deposit accounts.
2006 Compared to 2005
Non-interest income consists primarily of service charges. Non-interest income for 2006 had a decrease of $18,000 or 6.5% over 2005. This was mainly due to a decrease in service charges on deposit accounts and fees derived from the sale of loan-related insurance.
Non-Interest Expense
Salary expense and employee benefits represent the largest component, or 47.5%, of non-interest expenses. Non-interest expenses also include an array of other expenses such as:
•	occupancy and equipment expenses,

•	stationery, printing and Bank supplies,

•	advertising,

•	outside service providers, relating to data processing and ATM services,

•	professional fees for legal, accounting, and consulting services,

•	costs associated with the due diligence process of extending and maintaining loans and the collection process,

•	Pennsylvania shares tax and FDIC assessment, and

•	other types of expenses incurred as part of the normal course of operation of the Bank.

Neffs Bancorp, Inc. and Subsidiary
Management’s Discussion and Analysis
2007 Compared to 2006
Non-interest expenses for 2007 were $2,879,000, an increase of $70,000 or 2.5% as compared to non-interest expense of $2,809,000 for 2006.
Salary and employee benefits represent the largest portion of non-interest expense. For 2007, salary and employee benefits increased by $20,000, or 1.5%. At December 31, 2007 the Bank employed 29 full-time equivalent employees compared to 32 full-time equivalent employees at December 31, 2006.
Occupancy and equipment expenses increased by $26,000 or 6.4% to $431,000 as compared to $405,000 at December 31, 2006. Increased use of internet banking, bill pay and imaging resulted in additional maintenance, repair and depreciation expenses over those reported in 2006.
PA Shares Tax increased by $22,000 or 5.8% to $403,000 for 2007. This increase was due mainly to the increase in total equity on which the tax is calculated.
2006 Compared to 2005
Non-interest expenses for 2006 were $2,809,000, an increase of $197,000 or 7.5% as compared to non-interest expense of $2,612,000 for 2005.
Salary and employee benefits represent the largest portion of non-interest expense. For 2006, salary and employee benefits increased by $105,000, or 8.5%, due to the constant increasing costs associated with health care coverage and normal salary increases paid to employees. At both December 31, 2006 and 2005, the Bank employed 32 full-time equivalent employees.
Occupancy and equipment expenses increased by $41,000 or 11.3% to $405,000 as compared to $364,000 at December 31, 2005. The first full year of internet banking, bill pay and imaging resulted in additional maintenance, repair and depreciation expenses over those reported in 2005.
PA Shares Tax increased by $69,000 or 22.1% to $381,000 for 2006. This increase was due mainly to the unavailability of tax credits for 2006 for qualified contributions to an educational foundation. Such tax credits were available in 2005.
Income Taxes
Income tax expense was $537,000 for 2007 as compared to $488,000 for 2006 and $577,000 for 2005. The 10.0% increase experienced during 2007 resulted from the decrease in interest income on tax-exempt securities. The Corporation’s effective income tax rate for 2007, 2006 and 2005 was 16.6%, 14.7% and 15.8%, respectively.
Net Income
2007 Compared to 2006
Net income for 2007 was $2,701,000, which is a decline of $122,000 or 4.3% as compared to 2006. The Bank’s net interest income declined in 2007 due to a decrease in the Bank’s net interest spread and margin as the cost of interest-bearing deposits increased more than the yield on interest-bearing assets.
Basic earnings per share for 2007 decreased to $13.79 from $14.26 in 2006, due to the decline in the net income for 2007.

Neffs Bancorp, Inc. and Subsidiary
Management’s Discussion and Analysis
2006 Compared to 2005
Net income for 2006 was $2,823,000, which was a decline of $249,000 or 8.1% as compared to 2005. The Bank’s net interest income declined in 2006 due to a decrease in the Bank’s net interest spread and margin as the cost of interest-bearing deposits increased more than the yield on interest-bearing assets. During 2006, the Bank continued to offer online banking and imaging to all its customers. The costs associated with the first full year of these services had a negative impact on net income. However, the bank anticipates continued growth from providing these new services.
Basic earnings per share for 2006 decreased to $14.26 from $15.58 in 2005, due to the decline in the net income for 2006.
FINANCIAL CONDITION
Securities
The Corporation’s securities portfolio is composed of investments that not only provide interest income, including tax-exempt income, but also provide a source of liquidity. The portfolio allows management to better respond to the Bank’s interest sensitivity position, to diversify the earning asset portfolio and provide collateral for public fund deposits. Established policies that address various aspects in managing the portfolio, including but not limited to, concentrations, liquidity, credit quality, interest rate sensitivity and regulatory guidelines are in place.
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
The securities portfolio at December 31, 2007 totaled $123,205,000 as compared to $121,013,000 at December 31, 2006, an increase of $2,192,000, or 1.8%. Securities available-for-sale decreased to $36,394,000 at December 31, 2007 compared to $36,705,000 at December 31, 2006. In addition, securities held to maturity increased to $86,811,000 at December 31, 2007 from $84,308,000 at December 31, 2006. Other than the U.S. Government and its agencies, the Bank holds no other securities of a single issuer whose aggregate carrying value exceeds 10% of stockholders’ equity.
The carrying value of the available-for-sale securities portfolio as of December 31, 2007, includes net unrealized losses of $565,000 (reflected as accumulated other comprehensive loss of $373,000 in stockholders’ equity, net of deferred income taxes of $192,000) compared to net unrealized losses of $1,435,000 (reflected as accumulated other comprehensive loss of $947,000 in stockholders’ equity, net of deferred income taxes of $488,000) as of December 31, 2006.
The Corporation has gross unrealized gains of $1,551,000 offset by gross unrealized losses of $1,031,000 for a net unrealized gain of $520,000 at December 31, 2007. The portfolio of securities in an unrealized loss position has an aggregate fair value of $45,400,000. The unrealized gains and losses are attributed to the current interest rate environment. The unrealized losses are temporary and management has the intent and ability to hold them until maturity or market price recovery. All securities are rated investment grade or better according to the Corporation’s policy. The Corporation has no exposure to problem collateralized debt obligations in the mortgage-backed securities portfolio.

Neffs Bancorp, Inc. and Subsidiary
Management’s Discussion and Analysis
The composition of the securities portfolio for the periods ending December 31, 2007, 2006 and 2005 is presented below.

		December 31
	2007	2006	2005
	(Dollars in Thousands)
Held to maturity securities:
U.S. Government agencies and corporations	$43,627	$38,537	$29,683
State and political subdivisions	37,507	42,512	45,424
Mortgage-backed securities	1,240	1,510	1,968
Corporate securities	4,437	1,749	1,848

Available for sale securities:
Mortgage-backed securities	35,579	35,954	41,452
Equity securities	714	651	569
U.S. Treasury Note	101	100	—

Total securities	$123,205	$121,013	$120,944

The following table presents the maturities and average weighted yields of the debt securities portfolio as of December 31, 2007.

			After one but		After five but
	Within one year		within five years		within ten years		After ten years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in Thousands)
Available for sale:
Mortgage-backed securities	$5	5.74%	$4,651	3.99%	$5,850	4.40%	$25,073	4.97%
U.S. Treasury	101	4.92%	—	—	—	—	—	—

	106		4,651		5,850		25,073

Held to maturity:
U.S. Government agencies	—	—	1,659	4.94%	14,726	4.90%	27,243	5.54%
State and political subdivisions[7]	300	2.55%	4,846	4.02%	17,679	4.40%	14,682	4.59%
Mortgage-backed securities	—	—	—	—	—	—	1,239	6.27%
Other securities	250	6.04%	999	6.40%	250	6.50%	2,938	6.24%

	550		7,504		32,655		46,102

Total	$656		$12,155		$38,505		$71,175

[7]	Yields on tax-exempt debt securities have been computed on a fully tax-equivalent basis.

Neffs Bancorp, Inc. and Subsidiary
Management’s Discussion and Analysis
Loans
The loan portfolio comprises a major component of the Corporation’s earning assets. Net loans receivable increased $6,572,000 or 7.5% to $93,990,000 as of December 31, 2007 from $87,418,000 at December 31, 2006. Net loans receivable represent 41.6% of total assets and 52.1% of total deposits as of December 31, 2007 as compared to 40.5% and 50.1%, respectively, at December 31, 2006. All of the Corporation’s loans are to domestic borrowers.
Loan concentrations are considered to exist when the total amount of loans to any one or a multiple number of borrowers engaged in similar activities or having similar economic characteristics exceeds 10% of loans outstanding in any one category. At December 31, 2007, real estate loans amounted to $82,922,000 or 87.6% of total loans, and commercial and industrial loans amounted to $4,635,000 or 4.9% of total loans. Although such loans were not made to one specific borrower or industry, it is important to note that the quality of these loans is affected by the region’s economy and real estate market. Management does not believe such a concentration poses a problem to the Bank at this time.
Other than as described herein, management does not believe there are any trends, events, or uncertainties which are reasonably expected to have a material adverse impact on future results of operations, liquidity, or capital resources.
The composition of the total loan portfolio is shown in the table below for the periods presented.

					December 31,
					(Dollars in Thousands)
	2007		2006		2005		2004		2003
		% of		% of		% of		% of		% of
	Amount	Total	Amount	Total	Amount	Total	Amount	Total	Amount	Total

Commercial	$4,635	4.90%	$4,664	5.30%	$4,832	5.82%	$4,095	5.32%	$2,832	4.00%
Commercial real estate	22,779	24.08%	18,820	21.37%	16,440	19.80%	13,925	18.09%	11,615	16.39%
Residential real estate	39,221	41.46%	37,088	42.11%	37,057	44.62%	36,115	46.92%	35,239	49.71%
Real estate construction	879	0.93%	1,053	1.20%	384	0.46%	1,376	1.79%	350	0.49%
Home equity	20,043	21.18%	19,176	21.77%	17,072	20.56%	14,560	18.91%	14,136	19.94%
Other consumer	7,053	7.45%	7,270	8.25%	7,257	8.74%	6,907	8.97%	6,714	9.47%

Total loans outstanding	$94,610	100.00%	$88,071	100.00%	$83,042	100.00%	$76,978	100.00%	$70,886	100.00%

Neffs Bancorp, Inc. and Subsidiary
Management’s Discussion and Analysis
The loan maturities and interest sensitivity for a segment of the loan portfolio are reflected in the table below.

	As of December 31, 2007
	Due Under	Due 1- 5	Due Over
	One Year	Years	Five Years	Total
	(In Thousands)
Maturity of loans receivable:
Commercial and commercial real estate	$9,202	$9,649	$8,563	$27,414
Real estate construction	—	—	879	879

Total	$9,202	$9,649	$9,442	$28,293

	Due 1-5	Due Over
	Years	Five Years
Fixed interest rates	$1,517	$3,832
Floating or adjustable interest rates	8,132	5,610

Total	$9,649	$9,442

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
Total nonperforming loans (comprised of non-accruing loans and loans past due for more than 90 days) as of December 31, 2007 were $36,000 compared to $52,000 as of December 31, 2006. Total nonperforming loans as a percentage of total loans were .04% at December 31, 2007 as compared to .06% at December 31, 2006. There were no foreclosed assets as of December 31, 2007. At December 31, 2006 foreclosed assets totaled $71,000. Lenders continue to work with customers to minimize losses associated with non-accrual and delinquent accounts. In addition, management is not aware of any material potential loan problems that have not been disclosed herein.

Neffs Bancorp, Inc. and Subsidiary
Management’s Discussion and Analysis
Detailed information about the Corporation’s nonperforming loans and nonperforming assets for the last five years is shown in the table below.

	December 31,
	2007	2006	2005	2004	2003
		(Dollars in Thousands)
Non-accruing loans	$—	$—	$—	$126	$148
Accruing loans past due 90 days or more	36	52	67	63	327

Total nonperforming loans	36	52	67	189	475
Foreclosed real estate/repossessed assets	—	71	—	—	10

Total nonperforming assets	$36	$123	$67	$189	$485

Non-accrual loans:
Interest income that would have been recorded on non-accrual loans	$—	$—	$—	$11	$15
Interest income for above loans included in net income for the period	$—	$—	$—	$—	$10

Ratios:
Nonperforming loans to total loans	0.04%	0.06%	0.08%	0.25%	0.67%
Allowance for loan losses to nonperforming loans	1,722.22%	1,255.77%	980.60%	350.79%	134.11%
Nonperforming assets to total assets	0.02%	0.06%	0.03%	0.09%	0.24%
Commitments to lend additional funds to Nonperforming loan customers	—	—	—	—	—
Deposits
Deposits are the major source of the Corporation’s funds for lending and other investment purposes. Total deposits at December 31, 2007 were $180,391,000, an increase of $7,290,000 or 4.2%, over total deposits of $173,101,000 as of December 31, 2006. The Corporation experienced the following increases/(decreases) for the year 2007 as compared to 2006.

Non-interest bearing demand deposits	(2.0%)
Interest-bearing demand deposits	(15.9%)
Savings deposits	(1.7%)
Time deposits	9.5%

Neffs Bancorp, Inc. and Subsidiary
Management’s Discussion and Analysis
The following table displays the maturities of time deposits issued in denominations of $100,000 or more at December 31, 2007.

Time
(In Thousands)	Certificates
Three months or less	$2,948
Over three months but within six months	5,817
Over six months but within twelve months	9,683
Over twelve months	18,737

Total	$37,185

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
Sources of asset liquidity are provided through cash, amounts due from banks, interest-bearing deposits with banks and federal funds sold, which totaled $4,006,000 at December 31, 2007 as compared to $2,345,000 at December 31, 2006. Additional liquidity sources include principal payments on securities in the Bank’s securities portfolio and cash flow from its amortizing loan portfolio. Selling securities available-for-sale, selling loans or raising additional capital may be used to meet longer-term liquidity needs. At December 31, 2007, available-for-sale securities totaling $36,394,000 were available for liquidity purposes as compared with $36,705,000 at December 31. 2006.
Liability liquidity sources include attracting deposits at competitive rates. Core deposits at December 31, 2007 totaled $62,291,000 as compared to $63,435,000 at December 31, 2006. The Bank has a $4 million federal funds line of credit with its main correspondent bank, Atlantic Central Bankers Bank. The Bank had federal funds purchased under this line at December 31, 2007 and 2006 of $2,249,000 and $357,000, respectively. The Bank also has established a line of credit and other credit facilities with the Federal Home Loan Bank, which are reliable sources for short and long-term funds. Maximum borrowing capacity with the Federal Home Loan Bank is approximately $124,422,000.
Management is not aware of any demands, trends, commitments, or events that would result in the Bank’s inability to meet anticipated or unexpected needs.
Contractual Obligations
The following table represents the aggregate contractual obligations to make future payments as of December 31, 2007.

	Less than	1-3	3-5	Over 5
(In Thousands)	1 Year	Years	Years	Years	Total
Time Deposits	$61,611	$29,768	$20,179	—	$111,558

Neffs Bancorp, Inc. and Subsidiary
Management’s Discussion and Analysis
Off-Balance Sheet Arrangements
The Corporation’s financial statements do not reflect off-balance sheet arrangements that are made in the normal course of business. Those off-balance sheet arrangements consist of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. These commitments at December 31, 2007 totaled $7,015,000. This consisted of $576,000 in tax-exempt loans, commercial real estate, construction, and land development loans, $4,053,000 in home equity lines of credit, $627,000 in standby letters of credit and the remainder in other unused commitments. Because these instruments have fixed maturity dates, and because many of them will expire without being drawn upon, they do not generally present any significant liquidity risk to the Corporation.
Management believes that any amounts actually drawn upon can be funded in the normal course of operations. The Corporation has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.
Stockholders’ Equity and Capital Requirements/Ratios
The net effect of the activity in stockholders’ equity resulted in an increase of $608,000 in total stockholders’ equity to $41,830,000 at December 31, 2007 from $41,222,000 at December 31, 2006. Stockholders’ equity increased in 2007 as a result of an increase in retained earnings of $1,924,000, and a decrease in accumulated other comprehensive loss of $574,000 at December 31, 2007, offset by an increase in treasury stock of $1,890,000. The Bank had $373,000 in net unrealized losses on available-for-sale securities, as compared to the $947,000 loss at December 31, 2006. FAS 115 requires banks to report securities classified as “available-for-sale” at fair value, with unrealized gains or losses, net of deferred income taxes, reported as a separate component of stockholders’ equity. The FAS 115 adjustment is not included in the Corporation’s calculations of regulatory capital ratios.
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
The Corporation and the Bank are also subject to leverage capital requirements. This requirement compares capital (using the definition of Tier I capital) to average balance sheet assets and is intended to supplement the risk-based capital ratio in measuring capital adequacy. The guidelines set a minimum leverage ratio of 3% for institutions that are highly rated in terms of safety and soundness, and which are not experiencing or anticipating any significant growth. Other institutions are expected to maintain capital levels of at least 1% or 2% above the minimum. As of December 31, 2007, the Bank has a Tier I leverage ratio of 18.7%.

Neffs Bancorp, Inc. and Subsidiary
Management’s Discussion and Analysis
A comparison of the Bank’s risk-based capital ratios and leverage ratios is shown in the following table. The Corporation’s ratios are not significantly different.

	December 31,	December 31,
	2007	2006
	(Dollars in Thousands)
Tier I, common stockholders’ equity	$41,833	$41,723
Tier II, allowable portion of allowance for loan losses	620	653

Total capital	$42,453	$42,376

Tier I risk-based capital ratio	37.92%	40.64%
Tier II risk-based capital ratio	38.49%	41.27%
At December 31, 2007 and 2006, the Bank exceeded the minimum regulatory capital requirements to be considered a “well capitalized” financial institution under applicable federal regulations.
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
As of December 31, 2007 the Corporation was less negatively gapped than at December 31, 2006 in terms of its “One Year” gap position. A negative gap position reflects the volume of interest rate sensitive liabilities to be greater than the volume of interest rate sensitive assets. In consideration of interest rates decreasing, it is preferable to be in a negatively gapped position since there are more interest rate sensitive liabilities that are either maturing or whose interest rates will be repricing downward, quicker than the maturity/repricing of the interest rate sensitive assets. This will enhance the Corporation’s bottom line by improving the Corporation’s net interest rate spread since it is expected that interest expense will decrease faster than interest income.
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

Neffs Bancorp, Inc. and Subsidiary
Management’s Discussion and Analysis
The following table represents the gap position for the Bank at December 31, 2007. This schedule summarizes how many fixed rate assets and liabilities will pay down over the periods of time defined in the table.

			Maturity/Repricing Intervals
	1-3	3-12	1-3	3-5	Over 5
	Months	Months	Years	Years	Years	Total
			(In Thousands)
Interest bearing deposits with banks	$—	$118	$—	$—	$—	$118

Other securities	22,112	112	1,598	4,070	57,779	85,671
Mortgage-backed securities	2,032	6,170	5,049	4,134	19,435	36,820

Total securities	24,144	6,282	6,647	8,204	77,214	122,491

Total loans	31,599	20,053	16,830	9,542	16,586	94,610

Total interest earning assets	55,743	26,453	23,477	17,746	93,800	217,219

NOW Accounts	1,439	—	5,102	—	—	6,541
Savings	8,116	—	36,971	—	—	45,087

Total savings deposits	9,555	—	42,073	—	—	51,628

CDs<$100,000	10,491	32,583	22,181	9,017	—	74,272
CDs>$100,000	2,948	15,500	7,612	11,125	—	37,185

Total time deposits	13,439	48,183	29,793	20,142	—	111,558

Fed funds purchased	2,249	—	—	—	—	2,249

Total interest bearing liabilities	25,243	48,183	71,866	20,142	—	165,434

Rate sensitive gap	$30,500	$(21,730)	$(48,389)	$(2,396)	$93,800	$51,785

Cumulative gap	$30,500	$8,770	$(39,619)	$(42,015)	$51,785	—

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
Form 10-K
The Corporation will provide, without charge to any stockholder, a copy of its 2007 Annual Report on Form 10-K as required to be filed with the Securities and Exchange Commission. Requests should be made in writing to:

Neffs Bancorp, Inc.
P.O. Box 10
Neffs, PA 18065