Form 10-K, Exhibit 13
period 2008-12-31
NEFFS BANCORP INC
filed 2009-03-27
CIK 797838

Exhibit 13
Neffs Bancorp, Inc.
Consolidated Financial Report
December 31, 2008

Directors of the Corporation
and Bank

Robert B. Heintzelman	John J. Remaley
Duane A. Schleicher

Kevin A. Schmidt	John F. Sharkey, Jr.
John F. Simock

Herman P. Snyder	Mary Ann Wagner
Officers of the Corporation

John J. Remaley	Herman P. Snyder

President	Vice President
Kevin A. Schmidt
Treasurer

David C. Matulevich	Michael J. Bailey

Secretary	Assistant Secretary
Officers of the BANK
Herman P. Snyder
Chairman of the Board

John J. Remaley	Kevin A. Schmidt

President	Executive Vice President and Chief Executive Officer

Michael J. Bailey	Carol L. Jones

Cashier and Chief Operations Officer	Assistant Cashier and Operations Officer

Dear Shareholder:
Opening last year’s Annual Shareholders’ letter, I began, “If the word “uncertainty” adequately describes the future — whether it is days, weeks, months or years — 2007 proved to be a period of uncertainty.” Those same words and phrases could be used to describe banking during 2008, because the profession only deteriorated further into uncertainty. In an attempt to stabilize not only the banks, but the entire economy, the federal government invested billions of its “resources” which ultimately had little effect. We learned new acronyms in the process — “TARP — Troubled Asset Relief Program” being one most-often mentioned, because some of our contemporaries finally admitted that their corporate balance sheets contained figures representing assets of little value, or which might not be assets at all.
Your organization refused the funds distributed under the federal government’s program, and reached its new status — nearly $239,000,000.00 in total assets — and achieving in excess of $3,000,000.00 in profitability. Several years ago, in a company referred to in a television advertisement, the company executive touted that their profits were “earned the old-fashioned way. They earned it!” Your management team works the same way, and takes pride in recording exceptional results.
The projections for the current year, developed under the guidance of the board of directors, include allowances for the challenges already being experienced. However, with the prudent processes instituted some time ago, high confidence exists, and the uncontrollable outside forces appear to be manageable.
Your confidence, evidenced by your investment in the organization, is sincerely appreciated. If you have not yet done so, why not invite your family, friends and neighbors to participate in furthering the success of the corporation?
Cordially yours,
John J. Remaley
President & CEO

Neffs Bancorp, Inc. and Subsidiary

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders
Neffs Bancorp, Inc. and Subsidiary
Neffs, Pennsylvania
     We have audited the accompanying consolidated statements of financial condition of Neffs Bancorp, Inc. and subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Neffs Bancorp, Inc. and subsidiary as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.
/s/ Beard Miller Company LLP
Beard Miller Company LLP
Allentown, Pennsylvania
March 19, 2009

Neffs Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

	December 31,
	2008	2007
	(In Thousands, Except Share Data)
Assets
Cash and cash equivalents	$2,489	$3,888
Interest bearing deposits with banks	109	118
Federal funds sold	1,379	—
Securities available for sale	37,950	35,680
Securities held to maturity, fair value 2008 $89,111; 2007 $87,896	91,557	86,811
Loans receivable, net of allowance for loan losses 2008 $761; 2007 $620	100,192	93,990
Premises and equipment, net	2,326	2,347
Restricted investments in bank stock	803	714
Other assets	1,977	2,249

Total Assets	$238,782	$225,797

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$16,740	$17,205
Interest bearing	176,198	163,186

Total Deposits	192,938	180,391

Federal funds purchased	—	2,249
Other liabilities	1,315	1,327

Total Liabilities	194,253	183,967

Stockholders’ equity:
Common stock, $1 par value; authorized 2,500,000 shares; issued 200,000 shares; outstanding shares 2008 189,250; 2007 190,755	200	200
Paid-in capital	753	753
Retained earnings	45,836	43,558
Accumulated other comprehensive gain (loss)	442	(373)
Treasury stock, at cost 2008 10,750 shares; 2007 9,245 shares	(2,702)	(2,308)

Total Stockholders’ Equity	44,529	41,830

Total Liabilities and Stockholders’ Equity	$238,782	$225,797

See notes to consolidated financial statements.

Neffs Bancorp, Inc. and Subsidiary

Consolidated Statements of Income

	Years Ended December 31,
	2008	2007	2006
	(Dollars in Thousands, Except per Share Data)
Interest Income
Interest and fees on loans	$6,456	$5,988	$5,419
Interest and dividends on investments:
Taxable	4,876	4,086	3,546
Exempt from federal income taxes	1,528	1,783	1,975
Interest on federal funds sold and other	12	78	51

Total Interest Income	12,872	11,935	10,991

Interest Expense
Deposits	6,099	6,085	5,115
Federal funds purchased	23	4	14

Total Interest Expense	6,122	6,089	5,129

Net Interest Income	6,750	5,846	5,862

Provision for Loan Losses	145	—	—

Net Interest Income after Provision for Loan Losses	6,605	5,846	5,862

Other Income
Service charges on deposit accounts	130	136	144
Other service charges and fees	98	91	66
Other income	49	44	48

Total Other Income	277	271	258

Other Expenses
Salaries and employee benefits	1,427	1,367	1,347
Occupancy	190	175	162
Furniture and equipment	233	256	243
Pennsylvania shares tax	423	403	381
Other expenses	743	678	676

Total Other Expenses	3,016	2,879	2,809

Income before Income Taxes	3,866	3,238	3,311

Income Tax (Benefit) Expense
Current	724	560	574
Deferred	105	(23)	(86)

Total Income Tax Expense	829	537	488

Net Income	$3,037	$2,701	$2,823

Earnings per Share, Basic	$16.00	$13.79	$14.26

Weighted Average Common Shares Outstanding	189,861	195,893	197,941

See notes to consolidated financial statements.

Neffs Bancorp, Inc. and Subsidiary

Consolidated Statements of Stockholders’ Equity
     Years Ended December 31, 2008, 2007 and 2006

				Accumulated
				Other		Total
	Common	Paid-in	Retained	Comprehensive	Treasury	Stockholders’
	Stock	Capital	Earnings	Income (Loss)	Stock	Equity
	(Dollars in Thousands, Except per Share Data)

Balance — December 31, 2005	200	753	39,603	(844)	(418)	39,294

Comprehensive income:
Net income	—	—	2,823	—	—	2,823
Change in unrealized net gains (losses) on securities available for sale, net of taxes	—	—	—	(103)	—	(103)

Total Comprehensive Income						2,720

Cash dividends declared on common stock, $4.00 per share	—	—	(792)	—	—	(792)

Balance — December 31, 2006	200	753	41,634	(947)	(418)	41,222

Comprehensive income:
Net income	—	—	2,701	—	—	2,701
Change in unrealized net gains (losses) on securities available for sale, net of taxes	—	—	—	574	—	574

Total Comprehensive Income						3,275

Cash dividends declared on common stock, $4.00 per share	—	—	(777)	—	—	(777)
Purchase of treasury stock (7,186 shares)	—	—	—	—	(1,890)	(1,890)

Balance — December 31, 2007	200	753	43,558	(373)	(2,308)	41,830

Comprehensive income:
Net income	—	—	3,037	—	—	3,037
Change in unrealized net gains (losses) on securities available for sale, net of taxes	—	—	—	815	—	815

Total Comprehensive Income						3,852

Cash dividends declared on common stock, $4.00 per share	—	—	(759)	—	—	(759)
Purchase of treasury stock (1,505 shares)	—	—	—	—	(394)	(394)

Balance — December 31, 2008	$200	$753	$45,836	$442	$(2,702)	$44,529

See notes to consolidated financial statements.

Neffs Bancorp, Inc. and Subsidiary

Consolidated Statements of Cash Flow

	Years Ended December 31,
	2008	2007	2006
	(In Thousands)
Cash Flows from Operating Activities
Net income	$3,037	$2,701	$2,823
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	193	205	214
Provision for loan loss	145	—	—
Net amortization (accretion) of securities	(512)	(92)	130
Deferred income tax expense (benefit)	105	(23)	(86)
(Increase) decrease in assets:
Accrued interest receivable	(86)	7	(204)
Other assets	(167)	67	(52)
Increase (decrease) in liabilities:
Accrued interest payable	(23)	139	201
Other liabilities	11	(8)	18

Net Cash Provided by Operating Activities	2,703	2,996	3,044

Cash Flows from Investing Activities
Net decrease in interest bearing deposits with banks	9	26	19
Net (increase) decrease in federal funds sold	(1,379)	—	2,348
Purchases of securities available for sale	(7,961)	(5,183)	(1,806)
Purchases of securities held to maturity	(39,150)	(12,935)	(10,343)
Proceeds from maturities/calls and principal repayments of securities available for sale	6,851	6,335	6,899
Proceeds from maturities/calls of securities held to maturity	34,991	10,615	4,977
Net increase in restricted investment in bank stock	(89)	(63)	(82)
Net increase in loans	(6,347)	(6,572)	(5,033)
Purchases of premises and equipment	(172)	(47)	(170)

Net Cash Used in Investing Activities	(13,247)	(7,824)	(3,191)

Cash Flows from Financing Activities
Net increase (decrease) in deposits	12,547	7,290	(175)
Net increase (decrease) in federal funds purchased	(2,249)	1,892	357
Dividends paid	(759)	(777)	(792)
Purchase of treasury stock	(394)	(1,890)	—

Net Cash Provided by (Used in) Financing Activities	9,145	6,515	(610)

Net Increase (Decrease) in Cash and Cash Equivalents	(1,399)	1,687	(757)

Cash and Cash Equivalents — Beginning	3,888	2,201	2,958

Cash and Cash Equivalents — Ending	$2,489	$3,888	$2,201

Supplementary Cash Flows Information
Interest paid	$6,145	$5,950	$4,928

Income taxes paid	$901	$614	$531

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
Estimates
In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and income and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, and the determination of other than temporary impairment of securities.
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
Restricted Investment in Bank Stocks
Restricted stocks include primarily Federal Home Loan Bank stock, which is carried at cost. Federal law requires a member institution of the Federal Home Loan Bank system to hold stock of its district Federal Home Loan Bank according to a predetermined formula.
In December 2008, the FHLB of Pittsburgh notified member banks that it was suspending dividend payments and the repurchase of capital stock. Management evaluates the restricted stock for impairment in accordance with Statement of Position (SOP) 01-6, Accounting by Certain Entities (Including Entities With Trade Receivables) That Lend to or Finance the Activities of Others. Management’s determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of their cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB. Management believes no impairment charge is necessary related to the restricted stock as of December 31, 2008.
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

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
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
Foreclosed Assets
Foreclosed assets are comprised of property acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure and loans classified as in-substance foreclosure. The Corporation includes such property in other assets. A loan is classified as in-substance foreclosure when the Corporation has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. Foreclosed assets initially are recorded at fair value, net of estimated selling costs, at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of cost or fair value minus estimated costs to sell. Revenues and expenses from operations and changes in the valuation allowance are included in other expenses. The Corporation had no foreclosed assets as of December 31, 2008 and December 31, 2007.
Transfers of Financial Assets
Transfers of financial assets, including sales of loan participations, are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Corporation, (2) the transferee obtains the right (free of conditions that

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
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
Advertising Costs
The Corporation follows the policy of charging the costs of advertising to expense as incurred. Total advertising expense for the years ended December 31, 2008, 2007 and 2006 was $42,000, $28,000 and $46,000, respectively.
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
Employee Benefit Plan
The Bank has a non-contributory defined contribution pension plan covering all employees having at least one year of service. Contribution amounts are determined annually by the Corporation and are charged to current operating expense. The expense amounted to $60,000, $58,000 and $59,000, for 2008, 2007 and 2006, respectively.
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

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
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
New Accounting Standards
The Corporation adopted FASB Statement No. 157 “Fair Value Measurements” (SFAS 157) effective January 1, 2008 for financial assets and liabilities that are measured and reported at fair value. There was no impact from the adoption of SFAS 157 on the amounts reported in the consolidated financial statements. The primary effect of SFAS 157 on the Corporation was to expand the required disclosures pertaining to the methods used to determine fair values.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115.” SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS No. 159 is effective for our Corporation January 1, 2008. The implementation of this standard did not have a material impact on our consolidated financial position or results of operations because the Corporation did not apply the provisions of FAS 159 to any financial assets or liabilities.
In September 2008, the FASB ratified EITF Issue No. 08-5, “Issuer’s Accounting for Liabilities Measured at Fair Value With a Third-Party Credit Enhancement” (EITF 08-5). EITF 08-5 provides guidance for measuring liabilities issued with an attached third-party credit enhancement (such as a guarantee). It clarifies that the issuer of a liability with a third-party credit enhancement should not include the effect of the credit enhancement in the fair value measurement of the liability. EITF 08-5 is effective for the first reporting period beginning after December 15, 2008. The Corporation does not expect the implementation of this standard to have a material impact on our consolidated financial position or results of operations.
In May 2008, the FASB issued FAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. FAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (the GAAP hierarchy). FAS No. 162 will become effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Corporation does not expect the adoption of FAS No. 162 to have a material effect on its results of operations and financial position.

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
In February 2008, the FASB issued a FASB Staff Position (FSP) FAS 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions.” This FSP addresses the issue of whether or not these transactions should be viewed as two separate transactions or as one “linked” transaction. The FSP includes a “rebuttable presumption” that presumes linkage of the two transactions unless the presumption can be overcome by meeting certain criteria. The FSP will be effective for fiscal years beginning after November 15, 2008 and will apply only to original transfers made after that date; early adoption will not be allowed. The implementation of this standard did not have a material impact on our consolidated financial position or results of operations.
FASB statement No. 141(R) “Business Combinations” was issued in December of 2007. This Statement establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The Statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determining what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective as of the beginning of a company’s fiscal year beginning after December 15, 2008. This new pronouncement will impact the Corporation’s accounting for business combinations beginning January 1, 2009.
FASB statement No. 160 “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51” was issued in December of 2007. This Statement establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective as of the beginning of a company’s fiscal year beginning after December 15, 2008. The implementation of this standard will not have a material impact on our consolidated financial position or results of operations.
Staff Accounting Bulletin No. 109 (SAB 109), “Written Loan Commitments Recorded at Fair Value Through Earnings” expresses the views of the staff regarding written loan commitments that are accounted for at fair value through earnings under generally accepted accounting principles. To make the staff’s views consistent with current authoritative accounting guidance, the SAB revises and rescinds portions of SAB No. 105, “Application of Accounting Principles to Loan Commitments.” Specifically, the SAB revises the SEC staff’s views on incorporating expected net future cash flows related to loan servicing activities in the fair value measurement of a written loan commitment. The SAB retains the staff’s views on incorporating expected net future cash flows related to internally-developed intangible assets in the fair value measurement of a written loan commitment. The staff expects registrants to apply the views in Question 1 of SAB 109 on a prospective basis to derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The Corporation does not expect SAB 109 to have a material impact on its financial statements.
Note 2 — Cash and Cash Equivalents
Regulations of the Board of Governors of the Federal Reserve System impose uniform reserve requirements on all depository institutions with transaction accounts (checking accounts, NOW accounts, etc.). Reserves are maintained in the form of vault cash or a non-interest bearing balance held with the Federal Reserve Bank. The Bank also, from time to time, maintains deposits with the Federal Reserve Bank and other banks for various services such as check clearing. The reserve requirement at December 31, 2008 and 2007 was $344,000 and $400,000, respectively.

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Note 3 — Securities
The amortized cost and fair values of securities are as follows:

	December 31, 2008
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In Thousands)
Securities Available for Sale:
U.S. Treasury note	$100	$7	$—	$107
Mortgage-backed securities	37,181	702	(40)	37,843

	$37,281	$709	$(40)	$37,950

Securities Held to Maturity:
Obligations of U.S. Government agencies	$52,871	$568	$(1,393)	$52,046
Obligations of states and political subdivisions	32,300	833	(66)	33,067
Corporate securities	5,341	—	(2,413)	2,928
Mortgage-backed securities	1,045	25	—	1,070

	$91,557	$1,426	$(3,872)	$89,111

	December 31, 2007
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In Thousands)
Securities Available for Sale:
U.S. Treasury note	$100	$1	$—	$101
Mortgage-backed securities	36,145	71	(637)	35,579

	$36,245	$72	$(637)	$35,680

Securities Held to Maturity:
Obligations of U.S. Government agencies	$43,627	$466	$(69)	$44,024
Obligations of states and political subdivisions	37,507	972	(18)	38,461
Corporate securities	4,437	18	(305)	4,150
Mortgage-backed securities	1,240	23	(2)	1,261

	$86,811	$1,479	$(394)	$87,896

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
The amortized cost and fair values of securities at December 31, 2008, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
	(In Thousands)

Due in one year or less	$100	$107	$1,000	$1,014
Due after one year through five years	—	—	7,795	7,738
Due after five years through ten years	—	—	19,618	20,178
Due after ten years	—	—	62,099	59,111

	100	107	90,512	88,041
Mortgage-backed securities	37,181	37,843	1,045	1,070

	$37,281	$37,950	$91,557	$89,111

There were no sales of securities during 2008, 2007, and 2006.
The changes in net unrealized holding gains (losses) on securities available for sale that have been included in other comprehensive income (loss) for the years ended December 31, 2008, 2007 and 2006 are as follows:

	2008	2007	2006
	(In Thousands)

Gross change in unrealized gains (losses) on securities available for sale	$1,235	$870	$(156)
Reclassification adjustment for gains realized in income	—	—	—

Net Unrealized Gains (Losses)	1,235	870	(156)

Tax effect	(420)	(296)	53

Net of Tax Amount	$815	$574	$(103)

Securities with an amortized cost and fair value of approximately $7,698,000 and $7,721,000 at December 31, 2008 and $7,264,000 and $7,405,000 at December 31, 2007 were pledged to secure public deposits and for other purposes required or permitted by law.

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
The following tables show the Corporation’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2008 and 2007:

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
			(In Thousands)

DECEMBER 31, 2008:
Securities Available for Sale:
Mortgage-backed securities	$38	$1	$5,866	$39	$5,904	$40

Securities Held to Maturity:
Obligations of U.S. Government agencies	26,576	1,206	2,572	187	29,148	1,393
Obligations of states and political subdivisions	3,818	44	627	22	4,445	66
Corporate securities	1,613	448	1,165	1,965	2,778	2,413

Total Temporarily Impaired Securities	$32,045	$1,699	$10,230	$2,213	$42,275	$3,912

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
			(In Thousands)

DECEMBER 31, 2007:
Securities Available for Sale:
Mortgage-backed securities	$—	$—	$27,588	$637	$27,588	$637

Securities Held to Maturity:
Obligations of U.S. Government agencies	1,909	35	10,069	34	11,978	69
Obligations of states and political subdivisions	—	—	2,104	18	2,104	18
Corporate securities	2,688	249	794	56	3,482	305
Mortgage-backed securities	—	—	248	2	248	2

Total Temporarily Impaired Securities	$4,597	$284	$40,803	$747	$45,400	$1,031

The Corporation had 88 and 111 securities in an unrealized loss position at December 31, 2008 and 2007, respectively. The decline in fair value is due only to interest rate fluctuations. As the Corporation has the intent and ability to hold such investments until maturity or market price recovery, no securities are deemed to be other-than-temporarily impaired. None of the individual unrealized losses are significant.

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Note 4 — Loans
The composition of the Corporation’s loan portfolio at December 31, 2008 and 2007 is as follows:

	2008	2007
	(In Thousands)

Commercial	$3,627	$4,635
Commercial real estate	26,142	22,779
Residential real estate	43,799	39,221
Real estate construction	873	879
Home equity	19,688	20,043
Other consumer	6,824	7,053

	100,953	94,610
Allowance for loan losses	(761)	(620)

	$100,192	$93,990

Note 5 — Allowance for Loan Losses
Transactions in the allowance for loan losses are summarized as follows:

	2008	2007	2006
	(In Thousands)

Balance, beginning	$620	$653	$657
Provision for loan losses	145	—	—
Recoveries on loans previously charged off	1	5	2
Loans charged off	(5)	(38)	(6)

Balance, ending	$761	$620	$653

Loans on which the accrual of interest has been discontinued amounted to $-0- at December 31, 2008 and 2007. Loan balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, amounted to $483,000 and $36,000 at December 31, 2008 and 2007, respectively.
There were no impaired loans as of December 31, 2008 and 2007. The average recorded investment in impaired loans during 2008, 2007 and 2006 was $-0-, $-0- and $-0-, respectively.

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Note 6 — Premises and Equipment
The following summarizes premises and equipment at December 31, 2008 and 2007:

	Estimated
	Useful Lives	2008	2007
		(In Thousands)

Premises	5-39 years	$2,845	$2,813
Furniture, fixtures and equipment	5-10 years	2,136	1,996

		4,981	4,809
Accumulated depreciation		(2,893)	(2,700)

		2,088	2,109
Land		238	238

		$2,326	$2,347

Note 7 — Interest Bearing Deposits
Interest bearing deposits include certificates of deposit issued in denominations of $100,000 or greater which amounted to $44,312,000 and $37,185,000 at December 31, 2008 and 2007, respectively.
Interest bearing deposits at December 31, 2008 and 2007 are further detailed as follows:

	2008	2007
	(In Thousands)

Savings accounts	$48,338	$45,086
NOW accounts	6,038	6,542
Certificates and other time deposits	121,822	111,558

	$176,198	$163,186

Time deposits at December 31, 2008 had the following scheduled maturities (in thousands):

2009	$59,059
2010	24,660
2011	9,498
2012	11,001
2013	17,604

$121,822

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Note 8 — Borrowing Capacity
The Bank has a line of credit commitment available from Atlantic Central Bankers Bank for borrowings up to $4,000,000 in federal funds. Borrowings on this line are repaid on a daily basis. There were no borrowings under this line as of December 31, 2008 and $2,249,000 of borrowings under this line of credit as of December 31, 2007 with interest at 3.86%.
The Bank has maximum borrowing capacity with the Federal Home Loan Bank of $130,597,000. There were no borrowings outstanding at December 31, 2008 and 2007. Advances from the Federal Home Loan Bank are secured by qualifying assets of the Bank.
Note 9 — Income Taxes
The components of the net deferred tax asset at December 31, 2008 and 2007 are as follows:

	2008	2007
	(In Thousands)

AMT credit carryforward	$276	$416
Unrealized losses on securities available for sale	—	192
Allowance for loan losses	208	160
Accrued benefits	23	20

Total Deferred Tax Assets	507	788

Securities accretion	37	37
Unrealized gains on securities available for sale	228	—
Depreciation	20	4

Total Deferred Tax Liabilities	285	41

Net Deferred Tax Asset	$222	$747

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
The income tax provision for financial reporting purposes differs from the amount computed by applying the statutory income tax rate to income before income taxes. The differences for the years ended December 31, 2008, 2007 and 2006 are as follows:

	2008		2007		2006
		% of		% of		% of
		Pretax		Pretax		Pretax
	Amount	Income	Amount	Income	Amount	Income
	(Dollars in Thousands)

Tax at statutory rate	$1,315	34%	$1,101	34%	$1,125	34%
Increase (decrease) resulting from:
Tax-exempt interest income	(550)	(14)	(643)	(20)	(714)	(21)
TEFRA interest expense disallowance	64	2	79	3	77	2

	$829	22%	$537	17%	$488	15%

Note 10 — Related Party Transactions
Some of the Corporation’s or the Bank’s directors, principal officers, principal shareholders and their related interests had transactions with the Bank in the ordinary course of business. All loans and loan commitments were made on substantially the same terms, including collateral and interest rates, as those prevailing at the time for comparable transactions. In the opinion of management, these transactions do not involve more than normal risk of collectibility or present other unfavorable features. It is anticipated that further extensions of such credit will be made in the future.
The following is an analysis of loans to these related parties during 2008 (in thousands):

Balances, January 1, 2008	$5,243
Advances	1,814
Repayments	(1,676)

Balances, December 31, 2008	$5,381

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
The Corporation’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit written is represented by the contract or notional amount of those instruments. The Corporation uses the same credit policies in making commitments and

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
conditional obligations as it does for on-balance sheet instruments. The following table identifies the contract or notional amount of those instruments at December 31, 2008 and 2007:

	2008	2007
	(In Thousands)

Commitments to grant loans	$806	$2,335
Unfunded commitments under lines of credit	4,771	4,053
Letters of credit	594	627

	$6,171	$7,015

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
Outstanding letters of credit written are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Corporation requires collateral supporting these letters of credit as deemed necessary. The maximum undiscounted exposure related to these commitments at December 31, 2008 and 2007 was $594,000 and $627,000, respectively. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of December 31, 2008 and 2007 for guarantees under standby letters of credit issued is not material.
Note 12 — Dividend Restrictions
The amount of funds available to a parent from its subsidiary bank is limited for all national banks by restrictions imposed by the Comptroller of the Currency. A national bank is required to obtain the approval of the Comptroller of the Currency if the total of all dividends declared in any calendar year exceeds the Bank’s net profits (as defined) for that year combined with its retained net profits for the preceding two calendar years. Under this formula, the Bank can declare dividends in 2009 of approximately $2,102,000 plus an additional amount equal to the Bank’s net profits for 2009, up to the date of any such dividend declaration.
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

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weighting and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the tables below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 Capital (as defined) to average assets (as defined). Management believes, as of December 31, 2008, that the Bank meets all capital adequacy requirements to which it is subject.
As of December 31, 2008, the most recent notification from the regulatory agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution’s category.
The Bank’s actual capital ratios as of December 31, 2008 and 2007, and the maximum ratios required for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions are as follows:

					To be Well Capitalized
					under Prompt
			For Capital Adequacy		Corrective Action
	Actual		Purposes		Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Dollars in Thousands)

As of December 31, 2008:
Total capital (to risk-weighted assets):	$44,587	38.5	≥9,267	≥8.0	$	≥11,584	≥10.0%
Tier 1 capital (to risk-weighted assets):	43,826	37.8	≥4,633	≥4.0		≥ 6,950	≥ 6.0
Tier 1 capital (to average assets):	43,826	18.6	≥9,413	≥4.0		≥11,767	≥ 5.0

As of December 31, 2007:
Total capital (to risk-weighted assets):	$42,453	38.5	≥8,825	≥8.0	$	≥ 11,031	≥10.0%
Tier 1 capital (to risk-weighted assets):	41,833	37.9	≥4,412	≥4.0		≥ 6,618	≥ 6.0
Tier 1 capital (to average assets):	41,833	18.7	≥8,952	≥4.0		≥11,190	≥ 5.0
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

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Note 14 — Fair Value of Financial Instruments
Below are various estimated fair values at December 31, 2008 and 2007, as required by Statement of Financial Accounting Standards No. 107 (“FAS 107”). Such information, which pertains to the Corporation’s financial instruments, is based on the requirements set forth in FAS 107 and does not purport to represent the aggregate net fair value of the Corporation. It is the Corporation’s general practice and intent to hold its financial instruments to maturity, except for certain securities designated as securities available for sale, and not to engage in trading activities. Many of the financial instruments lack an available trading market, as characterized by a willing buyer and seller engaging in an exchange transaction. Therefore, the Corporation had to use significant estimations and present value calculations to prepare this disclosure.
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
The carrying amount of restricted investments in bank stocks, such as Federal Reserve Bank stock, Atlantic Central Bankers Bank stock and Federal Home Loan Bank stock, is considered a reasonable estimate of fair value.
SFAS 157 establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under SFAS 157 are as follows:
Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
Level 2: Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.
Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e. supported with little or no market activity).

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
An asset or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.
For assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2008 are as follows:

		(Level 1)
		Quoted Prices in	(Level 2)	(Level 3)
		Active Markets	Significant Other	Significant
	December 31,	for Identical	Observable	Unobservable
Description	2008	Assets	Inputs	Inputs
		(In Thousands)
Securities Available for sale	$37,950	$37,950
The Corporation’s adoption of SFAS 157 applies only to its financial instruments required to be reported at fair value. The adoption did not apply to those non-financial assets and non-financial liabilities for which adoption was delayed until January 1, 2009 in accordance with FSP FAS 157-2.
On October 10, 2008, the FASB issued FSP 157-3, which clarifies the application of FAS 157 in an inactive market and illustrates how an entity would determine fair value when the market for a financial asset is not active. The FSP states that an entity should not automatically conclude that a particular transaction price is determinative of fair value. In a dislocated market, judgment is required to evaluate whether individual transactions are forced liquidations or distressed sales. When relevant observable market information is not available, a valuation approach that incorporates management’s judgments about the assumptions that market participants would use in pricing the asset in a current sale transaction would be acceptable. The FSP also indicates that quotes from brokers or pricing services may be relevant inputs when measuring fair value, but are not necessarily determinative in the absence of an active market for the asset. In weighing a broker quote as an input to a fair value measurement, an entity should place less reliance on quotes that do not reflect the result of market transactions. Further, the nature of the quote (for example, whether the quote is an indicative price or a binding offer) should be considered when weighing the available evidence. The FSP is effective immediately and applies to prior periods for which financial statements have not been issued, including interim or annual periods ending on or before September 30, 2008. Accordingly, the Corporation adopted the FSP prospectively, beginning July 1, 2008 and considered this guidance in determining fair value measurements on September 30, 2008.
The Corporation conducts other-than-temporary impairment analysis on a quarterly basis. The initial indication of other-than-temporary impairment for both debt and equity securities is a decline in the market value below the amount recorded for an investment. A decline in value that is considered to be other-than-temporary is recorded as a loss within non-interest income in the consolidated statement of income.
In determining whether an impairment is other than temporary, the Corporation considers a number of factors, including, but not limited to, the length of time and extent to which the market value has been less than cost, recent events specific to the issuer, including investment downgrades by rating agencies and economic conditions of its industry, and the Corporation’s intent and ability to retain the security for a period of time sufficient to allow for a recovery in market value or maturity. Among the factors that are considered in determining the Corporation’s intent and ability is a review of its capital adequacy, interest rate risk position and liquidity.

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
The Corporation also considers the issuer’s financial condition, capital strength and near-term prospects. In addition, for debt securities and perpetual preferred securities that are treated as debt securities for the purpose of other-than-temporary analysis, the Corporation considers the cause of the price decline (general level of interest rates and industry- and issuer-specific factors), current ability to make future payments in a timely manner and the issuer’s ability to service debt.
The assessment of a security’s ability to recover any decline in market value, the ability of the issuer to meet contractual obligations and the Corporation’s intent and ability to retain the security until recovery in value require considerable judgment.
Certain of the corporate debt securities are accounted for under EITF 99-20, Recognition of Interest Income and Impairment on Purchased Beneficial Interests that Continue to Be Held by a Transferor in Securitized Financial Assets. For investments within the scope of EITF 99-20 at acquisition, the Corporation evaluates current available information in estimating the future cash flows of these securities and determines whether there have been favorable or adverse changes in estimated cash flows from the cash flows previously projected. The Corporation considers the structure and term of the pool and the financial condition of the underlying issuers. Specifically, the evaluation incorporates factors such as interest rates and appropriate risk premiums, the timing and amount of interest and principal payments and the allocation of payments to the various note classes. Current estimates of cash flows are based on the most recent trustee reports, announcements of deferrals or defaults, expected future default rates and other relevant market information. At December 31, 2008, the Corporation concluded that no adverse change in cash flows occurred during the year.
The Corporation analyzed the cash flow characteristics of these securities. Based on this analysis and because the Corporation has the intent and ability to hold these securities until recovery of fair value, which may be at maturity; and, for investments within the scope of EITF 99-20, determined that there was no adverse change in the cash flows as viewed by a market participant, the Corporation does not consider the investments in these assets to be other-than-temporarily impaired at December 31, 2008. However, there is a risk that this review could result in recognition of other-than-temporary impairment charges in the future.
We own 4 collateralized debt obligation securities totaling $3,975,000 par value and $1,624,000 fair value that are backed by trust preferred securities issued by banks, thrifts, and insurance companies (TRUP CDOs). These securities are included in corporate held to maturity securities. The market for these securities at December 31, 2008 is not active and markets for similar securities are also not active. The inactivity was evidenced first by a significant widening of the bid-ask spread in the brokered markets in which TRUP CDOs trade and then by a significant decrease in the volume of trades relative to historical levels. The new issue market is also inactive as no new TRUP CDOs have been issued since 2007. There are currently very few market participants who are willing and or able to transact for these securities.
The market values for these securities (and any securities other than those issued or guaranteed by the US Treasury) are very depressed relative to historical levels. For example, the yield spreads for the broad market of investment grade and high yield corporate bonds reached all time wide levels versus Treasuries at the end of November and remain near those levels today. Thus in today’s market, a low market price for a particular bond may only provide evidence of stress in the credit markets in general versus being an indicator of credit problems with a particular issuer.
Given conditions in the debt markets today and the absence of observable transactions in the secondary and new issue markets, we determined:
•	The few observable transactions and market quotations that are available are not reliable for purposes of determining fair value at December 31, 2008,

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
•	An income valuation approach technique (present value technique) that maximizes the use of relevant observable inputs and minimizes the use of unobservable inputs will be equally or more representative of fair value than the market approach valuation technique used at prior measurement dates and

•	Our TRUP CDOs will be classified within Level 3 of the fair value hierarchy because we determined that significant adjustments are required to determine fair value at the measurement date.
Our TRUP CDO valuations were prepared by an independent third party. Their approach to determining fair value involved these steps:
1. The credit quality of the collateral is estimated using average probability of default values for each issuer (adjusted for rating levels)
2. The default probabilities also considered the potential for correlation among issuers within the same industry (e.g. banks with other banks).
3. The loss given default was assumed to be 95% (i.e. a 5 % recovery).
4. The cash flows were forecast for the underlying collateral and applied to each CDO tranche to determine the resulting distribution among the securities
5. The expected cash flows were discounted to calculate the present value of the security
6. The calculations were modeled in several thousand scenarios using a Monte Carlo engine and the average price was used for valuation purposes
7. The effective discount rates on an overall basis range from 6.57%to 23.10% and are highly dependent upon the credit quality of the collateral, the relative position of the tranche in the capital structure of the CDO and the prepayment assumptions.
As of December 31, 2008, management does not believe any unrealized loss in its other debt securities represents an other-than-temporary impairment. The unrealized losses at December 31, 2008 were primarily interest rate-related.
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
The estimated fair values of the Corporation’s financial instruments at December 31 are as follows:

	2008		2007
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(In Thousands)

Financial assets:
Cash and short-term investments	$2,598	$2,598	$4,006	$4,006
Securities available for sale	37,950	37,950	35,680	35,680
Securities held to maturity	91,557	89,111	86,811	87,896
Loans, net	100,192	104,130	93,990	95,263
Accrued interest receivable	1,496	1,496	1,410	1,410
Federal funds sold	1,379	1,379	—	—

Financial liabilities:
Deposits	192,938	194,495	180,391	180,955
Accrued interest payable	1,219	1,219	1,242	1,242
Federal funds purchased	—	—	2,249	2,249

Off-balance sheet financial instruments:
Commitments to extend credit and letters of credit	—	—	—	—

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Note 15 — Condensed Financial Information of Neffs Bancorp, Inc. (Parent Only)
Balance Sheets

	December 31,
	2008	2007
	(In Thousands)
Assets

Cash	$8	$53
Investment in subsidiary	44,268	41,459
Premises and equipment	241	245
Other assets	33	94

Total Assets	$44,550	$41,851

Liability and Stockholders’ Equity

Liability, accounts payable	$21	$21
Stockholders’ equity	44,529	41,830

Total Liability and Stockholders’ Equity	$44,550	$41,851

Statements of Income

	Years Ended December 31,
	2008	2007	2006
	(In Thousands)

Dividends from subsidiary	$1,107	$2,667	$792
Rental income	11	13	13
Expenses	(107)	(127)	(111)

Income before Income Taxes and Equity in Undistributed Earnings of Subsidiary	1,011	2,553	694

Income tax benefit	33	39	27

	1,044	2,592	721
Equity in undistributed earnings of subsidiary	1,993	109	2,102

Net Income	$3,037	$2,701	$2,823

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Statements of Cash Flows

	Years Ended December 31,
	2008	2007	2006
	(In Thousands)
Cash Flows from Operating Activities

Net income	$3,037	$2,701	$2,823
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11	9	10
Equity in undistributed earnings of subsidiary	(1,993)	(109)	(2,102)
(Increase) decrease in other assets	61	(32)	(27)

Net Cash Provided by Operating Activities	1,116	2,569	704

Cash Flows Used in Investing Activities
Purchases of premises and equipment	(8)	(4)	—

Cash Flows Used in Financing Activities
Dividends paid	(759)	(777)	(792)
Purchase of treasury stock	(394)	(1,890)	—

Net Cash Used in Financing Activities	(1,153)	(2,667)	(792)

Net Decrease in Cash	(45)	(102)	(88)

Cash — Beginning	53	155	243

Cash — Ending	$8	$53	$155

Neffs Bancorp, Inc. and Subsidiary

Selected Financial Data
The following financial information is not covered by the auditor’s report and must be read in conjunction with the consolidated financial statements and related notes along with Management’s Discussion and Analysis of Financial Condition and Results of Operations.

	At or For the Year Ended December 31,
	2008	2007	2006	2005	2004
	(Dollars in Thousands, Except Per Share Data)
Interest Income
Interest and fees on loans	$6,456	$5,988	$5,419	$5,001	$4,747
Interest and dividends on securities	6,404	5,869	5,521	5,371	5,233
Interest on federal funds sold	12	78	51	82	67

Total interest income	12,872	11,935	10,991	10,454	10,047
Interest Expense
Deposits	6,099	6,085	5,115	4,469	4,082
Short-term borrowings	23	4	14	—	—

Total interest expense	6,122	6,089	5,129	4,469	4,082

Net interest income	6,750	5,846	5,862	5,985	5,965
Provision for loan losses	145	—	—	—	36

Net interest income after provision for loan losses	6,605	5,846	5,862	5,985	5,929
Other operating income	277	271	258	276	268
Other operating expense	3,016	2,879	2,809	2,612	2,385

Income before taxes	3,866	3,238	3,311	3,649	3,812
Applicable income taxes	829	537	488	577	607

Net income	$3,037	$2,701	$2,823	$3,072	$3,205

Per Share Data
Basic earnings	$16.00	$13.79	$14.26	$15.58	$16.26
Book value	$234.53	$213.53	$208.25	$199.34	$189.33
Dividends declared	$4.00	$4.00	$4.00	$4.00	$3.75
Average shares outstanding	189,861	195,893	197,941	197,117	197,091
At End of Period
Total assets	$238,782	$225,797	$215,876	$213,547	$209,803
Securities	129,507	122,491	120,362	120,375	122,794
Loans, net of unearned income	100,192	93,990	87,418	83,042	76,978
Allowance for loan losses	761	620	653	657	663
Deposits	192,938	180,391	173,101	173,276	171,652
Stockholders’ equity	44,529	41,830	41,222	39,294	37,316
Key Ratios
Return on average assets	1.30%	1.21%	1.32%	1.46%	1.57%
Return on average equity	7.09%	6.56%	7.11%	8.08%	8.89%
Net loans to deposit ratio	51.93%	52.10%	50.50%	47.55%	44.46%
Dividend payout ratio (dividends declared divided by net income)	25.01%	29.01%	28.05%	25.66%	23.06%
Equity to asset ratio (average equity divided by average total assets)	18.32%	18.41%	18.61%	17.95%	17.56%

Neffs Bancorp, Inc. and Subsidiary

Quarterly Summary of Financial Data (unaudited)

	2008
	Three Months Ended
	March 31	June 30	September 30	December 31
	(Dollars in Thousands, Except Per Share Data)
Interest income	$3,144	$3,201	$3,251	$3,276
Interest expense	1,597	1,537	1,503	1,485

Net interest income	1,547	1,664	1,748	1,791

Provision for loan losses	15	15	38	77
Other expenses, net of other income	653	706	708	672

Income before income taxes	879	943	1,002	1,042

Income tax expense	174	196	232	227

Net income	$705	$747	$770	$815

Earnings per share-Basic	$3.70	$3.93	$4.06	$4.31

	2007
	Three Months Ended
	March 31	June 30	September 30	December 31
	(Dollars in Thousands, Except Per Share Data)
Interest income	$2,878	$2,951	$3,039	$3,067
Interest expense	1,470	1,505	1,534	1,580

Net interest income	1,408	1,446	1,505	1,487

Provision for loan losses	—	—	—	—
Other expenses, net of other income	655	664	653	636

Income before income taxes	753	782	852	851

Income tax expense	105	117	148	167

Net income	$648	$665	$704	$684

Earnings per share-Basic	$3.27	$3.36	$3.57	$3.59

Neffs Bancorp, Inc. and Subsidiary

Common Stock Information
The Corporation’s common stock is currently quoted on the National Quotations Bureau’s Electronic Quotation Service (“Pink Sheets”) under the trading symbol NEFB. The Corporation’s common stock is traded over-the-counter from time to time, primarily in the Corporation’s geographic service area, through several local market makers.
The following table sets forth the high and low bid quotations for the Corporation’s common stock as reported for each quarterly period of the 2008 and 2007 fiscal years. This information is based on monthly reports from a third party investment broker. There may have been other bids or transactions not known to the Corporation. The quotations reflect inter-dealer prices, do not include retail mark-ups, markdowns or commissions, and may not necessarily represent actual transactions.
Common Stock Information

			Cash Dividends
2008	HIGH	LOW	Per Share
First Quarter	$255.00	$255.00	—
Second Quarter	$260.00	$260.00	$2.00
Third Quarter	$245.00	$265.00	—
Fourth Quarter	$221.00	$235.00	$2.00

			Cash Dividends
2007	HIGH	LOW	Per Share
First Quarter	$256.00	$256.00	—
Second Quarter	$262.00	$262.00	$2.00
Third Quarter	$263.00	$263.00	—
Fourth Quarter	$263.00	$263.00	$2.00
As of December 31, 2008, Neffs Bancorp, Inc. had 189,250 outstanding shares and approximately 640 stockholders, including beneficial owners whose stock is held in nominee name.

Neffs Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Years Ending December 31, 2008, 2007, and 2006
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
Critical Accounting Policies
Disclosure of the Corporation’s significant accounting policies is included in Note 1 of the consolidated financial statements. Certain of these policies are particularly sensitive, requiring significant judgments, estimates and assumptions to be made by management. The allowance for loan losses and other-than-temporary-impairment are the critical accounting policies that require significant management judgment.
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
OVERVIEW
The Corporation and its wholly owned subsidiary, The Neffs National Bank, continue to strive to provide quality products and services to the community with a personal touch. During 2008, the Corporation realized improvement in net interest income due to increasing yields on interest earning assets and decreasing cost of funds.
The Corporation’s assets increased by 5.8% to $238,782,000 at December 31, 2008 from $225,797,000 at December 31, 2007. During the same period, net loans receivable increased $6,202,000 or 6.6% to $100,192,000 from $93,990,000, and deposits increased $12,547,000 or 7.0% to $192,938,000 from $180,391,000. Securities increased $7,016,000 or 5.7% to $129,507,000 from $122,491,000. In 2008, the Corporation recorded net income of $3,037,000, an increase of 12.4% as compared with $2,701,000 in 2007.
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
2008 Compared to 2007
Total interest income increased by $937,000 or 7.9% to $12,872,000 for the year ended December 31, 2008 from $11,935,000 at December 31, 2007. This increase is mainly the result of the average balance of the loan portfolio increasing by $5.8 million in 2008 over 2007, which generated additional interest and fees on loans throughout 2008. The yield on interest earning assets also increased from 5.55% in 2007 to 5.71% in 2008.
Total interest expense increased by $33,000 or 0.5% to $6,122,000 in 2008 from $6,089,000 in 2007. This increase is mainly the result of the average balance of interest bearing deposits increasing by $9.7 million in 2008 over 2007 offset by a decreased cost of funds on interest bearing liabilities from 3.72% in 2007 to 3.53% in 2008.
Net interest income increased by $904,000 or 15.5% to $6,750,000 in 2008 from $5,846,000 in 2007. The Corporation’s net interest rate spread for 2008 was 2.18% as compared to 1.83% for 2007. The net interest margin for 2008 was 3.00% as compared to 2.72% for 2007.
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

Neffs Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis
Total interest expense increased by $960,000 or 18.7% to $6,089,000 in 2007 from $5,129,000 in 2006. This increase in interest expense is due mainly to the increasing interest rate environment experienced throughout 2007. The cost of funds on interest bearing liabilities increased from 3.31% in 2006 to 3.72% in 2007. The average balance of interest bearing liabilities increased $8.8 million in 2007 from 2006.
Net interest income decreased by $16,000 or 0.3% to $5,846,000 in 2007 from $5,862,000 in 2006. The Corporation’s net interest rate spread for 2007 was 1.8% as compared to 2.1% for 2006. The net interest margin for 2007 was 2.72% as compared to 2.86% for 2006.
Following is a summary of the Bank’s average balances, yields, interest income, and interest expense, the interest rate spread and the net interest margin for the years ended December 31, 2008, 2007, and 2006.

				Year Ended December 31,
	2008			2007			2006
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance[1]	Interest	Rate	Balance[1]	Interest	Rate	Balance[1]	Interest	Rate
				(Dollars in Thousands)
Interest earning assets:
Loans receivable[2]	$97,774	$6,456	6.60%	$92,006	$5,988	6.51%	$85,565	$5,419	6.33%
Investment securities:
Taxable	92,674	4,876	5.26%	81,916	4,086	4.99%	75,390	3,546	4.70%
Non-taxable[3]	33,871	1,528	4.51%	39,387	1,783	4.53%	43,817	1,975	4.51%
Other interest earning assets[4]	990	12	1.21%	1,747	78	4.46%	357	51	14.29%

Total interest earning assets	225,309	12,872	5.71%	215,056	11,935	5.55%	205,129	10,991	5.36%

Noninterest earning assets	8,588			8,554			8,155

Total assets	$233,897			$223,610			$213,284

Interest bearing liabilities:
NOW	$5,932	49	0.83%	$6,517	105	1.61%	$7,697	126	1.64%
Savings	47,649	830	1.74%	48,147	926	1.92%	49,428	867	1.75%
Certificates of deposit	118,746	5,220	4.40%	108,275	5,054	4.67%	97,273	4,122	4.24%
Federal funds purchased	861	23	2.67%	562	4	0.71%	343	14	4.08%

Total interest bearing liabilities	173,188	6,122	3.53%	163,501	6,089	3.72%	154,741	5,129	3.31%

Noninterest bearing liabilities:
Demand deposits	16,393			17,455			17,571
Other liabilities	1,466			1,494			1,287
Stockholders’ equity	42,850			41,160			39,685

Total liabilities and stockholders’ equity	$233,897			$223,610			$213,284

Net interest income/spread[5]		$6,750	2.18%		$5,846	1.83%		$5,862	2.05%

Net interest margin[6]			3.00%			2.72%			2.86%

[1]	Averages are not computed on daily average. Average balances are computed based on an average of quarter-end balances.

[2]	Average balances include non-accrual loans.

[3]	There have been no tax equivalent adjustments made to yields.

[4]	This reflects average balance for Federal Funds Sold and Purchased and is calculated by utilizing quarterly ending balance. The actual daily balance may differ greatly from this average balance due to the nature of these funds.

[5]	Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities.

[6]	Net interest margin represents net interest income as a percentage of average interest earning assets.

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

	For Year Ended December 31,
	2008/2007 Increase/(Decrease)			2007/2006 Increase/(Decrease)
	Due to Change in			Due to Change in
	Volume	Rate	Net	Volume	Rate	Net
			(In Thousands)
Interest Income:
Loans receivable	$381	$87	$468	$419	$150	$569
Securities	265	270	535	101	247	348
Other interest earning assets	(9)	(57)	(66)	62	(35)	27

Total interest earning assets	637	300	937	582	362	944
Interest Expense:
NOW	(5)	(51)	(56)	(19)	(2)	(21)
Savings	(9)	(87)	(96)	(25)	84	59
Certificates of Deposit	460	(293)	167	513	418	931
Federal funds purchased	8	11	19	2	(11)	(9)

Total interest bearing liabilities	454	(420)	34	471	489	960

Net change in net interest income	$183	$720	$903	$111	$(127)	$(16)

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
The provision for loan losses made during 2008 was $145,000 due mainly to the increase in the loan portfolio and general deteriorating economic conditions. There was no provision made for 2007 or 2006. Management concluded that the for Loan Losses had an adequate balance to justify no provision being made during 2007 and 2006, due to minimal net charge offs and declining non-performing loans.
The Allowance for Loan Losses represented .75% of total loans receivable at December 31, 2008 as compared with .66% and .74% at December 31, 2007, and 2006, respectively. Management regularly assesses the appropriateness and adequacy of the allowance for loan losses in relation to credit exposure associated with individual borrowers, overall trends in the loan portfolio and other relevant factors, and believes the allowance is reasonable and adequate for each of the periods presented. The Corporation has no credit exposure to foreign countries or foreign borrowers. The Corporation also has no exposure to subprime mortgage loans.
The Bank’s loan loss experience for each of the five years ended December 31 is presented below.

	Year Ended December 31
	2008	2007	2006	2005	2004
		(Dollars in Thousands)
Average loans outstanding	$97,774	$92,006	$85,565	$79,294	$72,744

Total gross loans at year end	$100,953	$94,610	$88,071	$83,042	$76,978

Allowance for loan losses at January 1	$620	$653	$657	$663	$637
Losses charged to allowance
Commercial	—	20	—	—	—
Real estate	—	3	—	—	—
Consumer	5	15	6	13	25

Total losses charged to allowance	5	38	6	13	25

Recoveries credited to allowance
Commercial	—	—	—	—	—
Real estate	—	3	—	—	—
Consumer	1	2	2	7	15

Total recoveries credited to allowance	1	5	2	7	15

Net charge-offs	4	33	4	6	10
Provision for loan losses	145	—	—	—	36

Allowance for loan losses at December 31	$761	$620	$653	$657	$663

Ratio of net charge offs to average loans outstanding	0.00%	0.04%	0.00%	0.01%	0.01%
Allowance as a percentage of total gross loans	0.75%	0.66%	0.74%	0.79%	0.86%

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

	2008		2007		2006		2005		2004
		% of		% of		% of		% of		% of
	Amount	Loan	Amount	Loan	Amount	Loan	Amount	Loan	Amount	Loan
	(Dollars in Thousands)
Commercial	$231	29.5%	$179	29.0%	$161	26.7%	$122	25.6%	$130	23.4%
Real estate	404	44.2%	287	42.4%	281	43.3%	271	45.1%	256	48.7%
Consumer	91	26.3%	131	28.6%	121	30.0%	125	29.3%	135	27.9%
Unallocated	35		23		90		139		142

Total	$761	100%	$620	100%	$653	100%	$657	100%	$663	100%

Non-Interest Income
2008 Compared to 2007
Non-interest income consists primarily of service charges. Non-interest income for 2008 had an increase of $6,000 or 2.2% over 2007. This was mainly due to an increase in fees derived from the sale of loan related insurance offset by a decrease in service charges on deposit accounts.
2007 Compared to 2006
Non-interest income consists primarily of service charges. Non-interest income for 2007 had an increase of $13,000 or 5.0% over 2006. This was mainly due to an increase in fees derived from the sale of loan related insurance offset by a decrease in service charges on deposit accounts.
Non-Interest Expense
Salary expense and employee benefits represent the largest component, or 47.3%, of non-interest expenses. Non-interest expenses also include an array of other expenses such as:
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

Neffs Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis
2008 Compared to 2007
Non-interest expenses for 2008 were $3,016,000, an increase of $137,000 or 4.8% as compared to non-interest expense of $2,879,000 for 2007.
Salary and employee benefits represent the largest portion of non-interest expense. For 2008, salary and employee benefits increased by $60,000, or 4.4%. At December 31, 2008 and 2007 the Bank employed 29 full-time equivalent employees.
Occupancy and equipment expenses decreased by $8,000 or 1.9% to $423,000 as compared to $431,000 at December 31, 2007. This decrease was mainly due to full depreciation of assets with minimal purchase of new assets offset by an increase in building repairs and maintenance.
PA Shares Tax increased by $20,000 or 5.0% to $423,000 for 2008. This increase was due mainly to the increase in total equity on which the tax is calculated.
Other expenses increased $65,000 or 9.6%. This increase was due mainly to an FDIC credit used in 2007 but not available for 2008 along with increases in bank account maintenance expense, advertising expense, and bookkeeping and data processing expense.
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
Income Taxes
Income tax expense was $829,000 for 2008 as compared to $537,000 for 2007 and $488,000 for 2006. The 54.4% increase experienced during 2008 resulted from an increase in net income before income taxes and the decrease in interest income on tax-exempt securities. The Corporation’s effective income tax rate for 2008, 2007 and 2006 was 21.4%, 16.6% and 14.7%, respectively.
Net Income
2008 Compared to 2007
Net income for 2008 was $3,037,000, which is an increase of $336,000 or 12.4% as compared to 2007. The Bank’s net interest income increased in 2008 due to an increase in the Bank’s net interest spread and margin as the yield on interest-bearing assets increased more than the cost of interest-bearing deposits.
Basic earnings per share for 2008 increased to $16.00 from $13.79 in 2007, due to the increase in the net income for 2008 and the purchase of treasury stock in 2008 and 2007.

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
The securities portfolio at December 31, 2008 totaled $129,507,000 as compared to $122,491,000 at December 31, 2007, an increase of $7,016,000, or 5.7%. Securities available-for-sale increased to $37,950,000 at December 31, 2008 compared to $35,680,000 at December 31, 2007. In addition, securities held to maturity increased to $91,557,000 at December 31, 2008 from $86,811,000 at December 31, 2007. Other than the U.S. Government and its agencies, the Bank holds no other securities of a single issuer whose aggregate carrying value exceeds 10% of stockholders’ equity.
The carrying value of the available-for-sale securities portfolio as of December 31, 2008, includes net unrealized gains of $669,000 (reflected as accumulated other comprehensive gain of $442,000 in stockholders’ equity, net of deferred income taxes of $228,000) compared to net unrealized losses of $565,000 (reflected as accumulated other comprehensive loss of $373,000 in stockholders’ equity, net of deferred income taxes of $192,000) as of December 31, 2007. This change is due to the change in interest rates.
The Corporation has gross unrealized gains of $2,135,000 offset by gross unrealized losses of $3,912,000 for a net unrealized loss of $1,777,000 at December 31, 2008. The portfolio of securities in an unrealized loss position has an aggregate fair value of $42,275,000. The unrealized gains and losses are attributed to the current interest rate environment and illiquidity in the market. The unrealized losses are temporary and management has the intent and ability to hold them until maturity or market price recovery. All securities are rated investment grade or better according to the Corporation’s policy except for three securities with a combined book value of approximately $1,340,000 which is 1.0% of the total security portfolios. The securities rated below investment grade are classified as held to maturity. The Corporation has minimal exposure to problem collateralized debt obligations in the mortgage-backed securities portfolio. The problem collateralized debt obligations consist of four securities with a combined book value of $3,841,000 and market value of $1,624,000. These securities are classified as held to maturity. As the Corporation has the intent and ability to hold such investments until maturity or market price recovery, no securities are deemed to be other-than-temporarily impaired.

Neffs Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis
The composition of the securities portfolio for the periods ending December 31, 2008, 2007 and 2006 is presented below.

	December 31
	2008	2007	2006
	(Dollars in Thousands)
Held to maturity securities:
U.S. Government agencies and corporations	$52,871	$43,627	$38,537
State and political subdivisions	32,300	37,507	42,512
Mortgage-backed securities	1,045	1,240	1,510
Corporate securities	5,341	4,437	1,749

Available for sale securities:
Mortgage-backed securities	37,843	35,579	35,954
U.S. Treasury Note	107	101	100

Total securities	$129,507	$122,491	$120,362

The following table presents the maturities and average weighted yields of the debt securities portfolio as of December 31, 2008.

			After one but		After five but
	Within one year		within five years		within ten years		After ten years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in Thousands)
Available for sale:
Mortgage-backed securities	$—	—	$4,773	4.00%	$10,768	4.60%	$22,302	5.15%
U.S. Treasury	107	3.13%	—	—	—	—	—	—

	107		4,773		10,768		22,302

Held to maturity:
U.S. Government agencies	—	—	1,500	4.27%	3,496	5.40%	47,875	5.75%
State and political subdivisions[7]	850	6.87%	5,445	6.59%	16,122	7.10%	9,883	7.48%
Mortgage-backed securities	—	—	—	—	—	—	1,045	6.28%
Other securities	150	6.30%	850	6.42%	—	—	4,341	4.75%

	1,000		7,795		19,618		63,144

Total	$1,107		$12,568		$30,386		$85,446

[7]	Yields on tax-exempt debt securities have been computed on a fully tax-equivalent basis.

Neffs Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis
Loans
The loan portfolio comprises a major component of the Corporation’s earning assets. Net loans receivable increased $6,202,000 or 6.6% to $100,192,000 as of December 31, 2008 from $93,990,000 at December 31, 2007. Net loans receivable represent 42.0% of total assets and 51.9% of total deposits as of December 31, 2008 as compared to 41.6% and 52.1%, respectively, at December 31, 2007. All of the Corporation’s loans are to domestic borrowers.
Loan concentrations are considered to exist when the total amount of loans to any one or a multiple number of borrowers engaged in similar activities or having similar economic characteristics exceeds 10% of loans outstanding in any one category. At December 31, 2008, real estate loans amounted to $90,502,000 or 89.6% of total loans, and commercial and industrial loans amounted to $3,627,000 or 3.6% of total loans. Although such loans were not made to one specific borrower or industry, it is important to note that the quality of these loans is affected by the region’s economy and real estate market. Management does not believe such a concentration poses a problem to the Bank at this time.
Other than as described herein, management does not believe there are any trends, events, or uncertainties which are reasonably expected to have a material adverse impact on future results of operations, liquidity, or capital resources.
The composition of the total loan portfolio is shown in the table below for the periods presented.

	December 31,
	(Dollars in Thousands)
	2008		2007		2006		2005		2004
		% of		% of		% of		% of		% of
	Amount	Total	Amount	Total	Amount	Total	Amount	Total	Amount	Total
Commercial	$3,627	3.6%	$4,635	4.9%	$4,664	5.3%	$4,832	5.8%	$4,095	5.3%
Commercial real estate	26,142	25.9%	22,779	24.1%	18,820	21.4%	16,440	19.8%	13,925	18.1%
Residential real estate	43,799	43.4%	39,221	41.5%	37,088	42.1%	37,057	44.6%	36,115	46.9%
Real estate construction	873	0.9%	879	0.9%	1,053	1.2%	384	0.5%	1,376	1.8%
Home equity	19,688	19.5%	20,043	21.2%	19,176	21.8%	17,072	20.6%	14,560	18.9%
Other consumer	6,824	6.7%	7,053	7.4%	7,270	8.2%	7,257	8.7%	6,907	9.0%

Total loans outstanding	$100,953	100.0%	$94,610	100.0%	$88,071	100.0%	$83,042	100.0%	$76,978	100.0%

Neffs Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis
The loan maturities and interest sensitivity for a segment of the loan portfolio are reflected in the table below.

	As of December 31, 2008
	Due Under	Due 1- 5	Due Over
	One Year	Years	Five Years	Total
	(In Thousands)
Maturity of loans receivable:
Commercial and commercial real estate	$8,164	$11,968	$9,637	$29,769
Real estate construction	—	—	873	873

Total	$8,164	$11,968	$10,510	$30,642

	Due 1-5	Due Over
	Years	Five Years
Fixed interest rates	$1,341	$3,429
Floating or adjustable interest rates	10,627	7,081

Total	$11,968	$10,510

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
Total nonperforming loans (comprised of non-accruing loans and loans past due for more than 90 days) as of December 31, 2008 were $483,000 compared to $36,000 as of December 31, 2007. Total nonperforming loans as a percentage of total loans were .17% at December 31, 2008 as compared to  .04% at December 31, 2007. There were no foreclosed assets as of December 31, 2008 or 2007. Lenders continue to work with customers to minimize losses associated with non-accrual and delinquent accounts. In addition, management is not aware of any material potential loan problems that have not been disclosed herein.

Neffs Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis
Detailed information about the Corporation’s nonperforming loans and nonperforming assets for the last five years is shown in the table below.

	December 31,
	2008	2007	2006	2005	2004
	(Dollars in Thousands)
Non-accruing loans	$—	$—	$—	$—	$126
Accruing loans past due 90 days or more	173	36	52	67	63

Total nonperforming loans	173	36	52	67	189
Foreclosed real estate/repossessed assets	—	—	71	—	—

Total nonperforming assets	$173	$36	$123	$67	$189

Non-accrual loans:
Interest income that would have been recorded on non-accrual loans	$—	$—	$—	$—	$11
Interest income for above loans included in net income for the period	$—	$—	$—	$—	$—
Ratios:
Nonperforming loans to total loans	0.17%	0.04%	0.06%	0.08%	0.25%
Allowance for loan losses to nonperforming loans	439.88%	1,722.22%	1,255.77%	980.60%	350.79%
Nonperforming assets to total assets	0.07%	0.02%	0.06%	0.03%	0.09%
Commitments to lend additional funds to Nonperforming loan customers	—	—	—	—	—
Deposits
Deposits are the major source of the Corporation’s funds for lending and other investment purposes. Total deposits at December 31, 2008 were $192,938,000, an increase of $12,547,000 or 7.0%, over total deposits of $180,391,000 as of December 31, 2007. The Corporation experienced the following increase/(decrease) percentages for the year 2008 as compared to 2007.

Non-interest bearing demand deposits	(2.7%)
Interest-bearing demand deposits	(7.7%)
Savings deposits	7.2%
Time deposits	9.2%

Neffs Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis
The following table displays the maturities of time deposits issued in denominations of $100,000 or more at December 31, 2008.

Time
(In Thousands)	Certificates

Three months or less	$3,420
Over three months but within six months	3,955
Over six months but within twelve months	7,127
Over twelve months	29,710

Total	$44,212

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
Sources of asset liquidity are provided through cash, amounts due from banks, interest-bearing deposits with banks and federal funds sold, which totaled $3,977,000 at December 31, 2008 as compared to $4,006,000 at December 31, 2007. Additional liquidity sources include principal payments on securities in the Bank’s securities portfolio and cash flow from its amortizing loan portfolio. Selling securities available-for-sale, selling loans or raising additional capital may be used to meet longer-term liquidity needs. At December 31, 2008, available-for-sale securities totaling $37,950,000 were available for liquidity purposes as compared with $36,394,000 at December 31. 2007.
Liability liquidity sources include attracting deposits at competitive rates. Core deposits at December 31, 2008 totaled $65,078,000 as compared to $62,191,000 at December 31, 2007. The Bank has a $4 million federal funds line of credit with its main correspondent bank, Atlantic Central Bankers Bank. The Bank had no federal funds purchased under this line at December 31, 2008 and $2,249,000 at December 31, 2007. The Bank also has established a line of credit and other credit facilities with the Federal Home Loan Bank, which are reliable sources for short and long-term funds. Maximum borrowing capacity with the Federal Home Loan Bank is approximately $130,597,000.
Management is not aware of any demands, trends, commitments, or events that would result in the Bank’s inability to meet anticipated or unexpected needs.
Off-Balance Sheet Arrangements
The Corporation’s financial statements do not reflect off-balance sheet arrangements that are made in the normal course of business. Those off-balance sheet arrangements consist of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. These commitments at December 31, 2008 totaled $6,171,000. This consisted of $806,000 in commercial real estate, construction, land development loans, and one to four family purchase/refinance loans, $4,734,000 in home equity lines of credit, $594,000 in standby letters of credit and the remainder in other unused commitments. Because these instruments have fixed maturity dates, and because many of them will expire without being drawn upon, they do not generally present any significant liquidity risk to the Corporation.

Neffs Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis
Management believes that any amounts actually drawn upon can be funded in the normal course of operations. The Corporation has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.
Stockholders’ Equity and Capital Requirements/Ratios
The net effect of the activity in stockholders’ equity resulted in an increase of $2,699,000 in total stockholders’ equity to $44,529,000 at December 31, 2008 from $41,830,000 at December 31, 2007. Stockholders’ equity increased in 2008 as a result of an increase in retained earnings of $2,278,000, and a change from an accumulated other comprehensive loss of $373,000 at December 31, 2007 to an accumulated other comprehensive gain of $442,000 at December 31, 2008. This was offset by an increase in treasury stock of $394,000. FAS 115 requires banks to report securities classified as “available-for-sale” at fair value, with unrealized gains or losses, net of deferred income taxes, reported as a separate component of stockholders’ equity. The FAS 115 adjustment is not included in the Corporation’s calculations of regulatory capital ratios.
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

	December 31,	December 31,
	2008	2007
	(Dollars in Thousands)
Tier I, common stockholders’ equity	$43,826	$41,833
Tier II, allowable portion of allowance for loan losses	761	620

Total capital	$44,587	$42,453

Tier I risk-based capital ratio	37.83%	37.92%
Tier II risk-based capital ratio	38.49%	38.49%
Tier I leverage ratio	18.62%	18.69%

Neffs Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis
At December 31, 2008 and 2007, the Bank exceeded the minimum regulatory capital requirements to be considered a “well capitalized” financial institution under applicable federal regulations.
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

Management’s Discussion and Analysis
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
As of December 31, 2008 the Corporation was less negatively gapped than at December 31, 2007 in terms of its “One Year” gap position. A negative gap position reflects the volume of interest rate sensitive liabilities to be greater than the volume of interest rate sensitive assets. In consideration of interest rates decreasing, it is preferable to be in a negatively gapped position since there are more interest rate sensitive liabilities that are either maturing or whose interest rates will be repricing downward, quicker than the maturity/repricing of the interest rate sensitive assets. This will enhance the Corporation’s bottom line by improving the Corporation’s net interest rate spread since it is expected that interest expense will decrease faster than interest income.
The Corporation’s overall sensitivity to interest rate risk is low due to its non-complex balance sheet. The Corporation has the ability to expedite several strategies to manage interest rate risk, which include but are not limited to selling of residential mortgages, increasing/decreasing deposits via interest rate changes, borrowing from the Federal Home Loan Bank of Pittsburgh and Atlantic Central Bankers Bank, and buying/selling investments.

Neffs Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis
The following table represents the gap position for the Bank at December 31, 2008. This schedule summarizes how many fixed rate assets and liabilities will pay down over the periods of time defined in the table.

	Maturity/Repricing Intervals
	1-3	3-12	1-3	3-5	Over 5
	Months	Months	Years	Years	Years	Total
	(In Thousands)

Federal funds sold	$1,379	$—	$—	$—	$—	$1,379
Interest bearing deposits with banks	—	109	—	—	—	109

Other securities	26,542	678	1,703	3,818	57,878	90,619
Mortgage-backed securities	2,600	7,890	5,082	3,709	19,607	38,888

Total securities	29,142	8,568	6,785	7,527	77,485	129,507

Total loans	35,118	21,218	18,034	8,932	17,651	100,953

Total interest earning assets	65,639	29,895	24,819	16,459	95,136	231,948

NOW Accounts	1,328	—	4,710	—	—	6,038
Savings	8,701	—	39,637	—	—	48,338

Total savings deposits	10,029	—	44,347	—	—	54,376

CDs<$100,000	11,400	33,057	24,031	9,022	—	77,510
CDs>$100,000	3,420	11,181	10,126	19,585	—	44,312

Total time deposits	14,820	44,238	34,157	28,607	—	121,822

Total interest bearing liabilities	24,849	44,238	78,504	28,607	—	176,198

Rate sensitive gap	$40,790	$(14,343)	$(53,685)	$(12,148)	$95,136	$55,750

Cumulative gap	$40,790	$26,447	$(27,238)	$(39,386)	$55,750	—

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
Form 10-K
The Corporation will provide, without charge to any stockholder, a copy of its 2008 Annual Report on Form 10-K as required to be filed with the Securities and Exchange Commission. Requests should be made in writing to:
Neffs Bancorp, Inc.
P.O. Box 10
Neffs, PA 18065