Form 10-K, Exhibit 13
period 2009-12-31
NEFFS BANCORP INC
filed 2010-03-25
CIK 797838

Neffs Bancorp, Inc. 10-K

Exhibit 13

Neffs Bancorp, Inc.

Consolidated Financial Report

December 31, 2009

DIRECTORS of the CORPORATION and BANK

Robert B. Heintzelman		John J. Remaley
Duane A. Schleicher
Kevin A. Schmidt		John F. Sharkey, Jr.
John F. Simock
Dean H. Snyder		Mary Ann Wagner

OFFICERS of the CORPORATION

John J. Remaley	Kevin A. Schmidt
President	Vice President

David C. Matulevich	Michael J. Bailey
Secretary/Treasurer	Assistant Secretary

OFFICERS of the BANK

John J. Remaley	Kevin A. Schmidt
Chairman of the Board	President and Chief Executive Officer

Michael J. Bailey	Carol L. Jones
Executive Vice President, Cashier and Chief Operations Officer	Assistant Cashier and Operations Officer

Dear Valued Shareholder:

Having now moved into the new year, many of our patrons are expressing relief that last year is now over.  Few of us had previously experienced the events that 2009 presented.  We saw market losses; there were market gains.  And because of these extremes, patrons were required to make adjustments in their lifestyles and your corporation’s management was required to re-evaluate the corporate goals.  “Life as usual” was no longer applicable; “Life for tomorrow” became the new road map for success.

Our corporate shareholders and the subsidiary’s patrons depend on the boards of directors to make the decisions which will provide the best results, especially during difficult and tumultuous times.  The uncertainties of outside pressures make that responsibility more challenging, and subject to constant changes.

But not all during the year was bleak!  The corporation’s total assets increased to over $258 million, representing continued sound growth.  Our total income before taxes exceeded $4 million, but was negatively impacted by a government-mandated, increased premium to the Federal Deposit Insurance Corporation, and a write-down of an impaired investment.

Your corporation did not participate in the federal government’s “TARP” program and did not accept any funds.  As a locally-owned, independently-operated community bank, there was no reason to believe that the boards of directors and the management team couldn’t operate within its own environment, and believed that government intervention was totally unnecessary.  And, that belief has now been proven to be correct, and the outlook for growth and profitability continues at an encouraging pace.

Your continued confidence is sincerely appreciated.  Ask your family, friends and neighbors to “bank at your bank!”

Cordially,

John J. Remaley
President & CEO

Neffs Bancorp, Inc. and Subsidiary

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Neffs Bancorp, Inc. and Subsidiary
Neffs, Pennsylvania

We have audited the accompanying consolidated statements of financial condition of Neffs Bancorp, Inc. and subsidiary as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2009.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Neffs Bancorp, Inc. and subsidiary as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ParenteBeard LLC

ParenteBeard LLC
Allentown, Pennsylvania
March 22, 2010

Neffs Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

	December 31,
	2009	2008
	(In Thousands, Except Share Data)
Assets
Cash and cash equivalents	$2,187	$2,489
Interest bearing deposits with banks	101	109
Federal funds sold	2,933	1,379
Securities available for sale	34,991	37,950
Securities held to maturity, fair value 2009 $97,538; 2008 $89,111	100,976	91,557
Loans receivable, net of allowance for loan losses 2009 $829; 2008 $761	111,159	100,192
Premises and equipment, net	2,446	2,326
Restricted investments in bank stock	848	803
Other assets	2,536	1,977

Total Assets	$258,177	$238,782

Liabilities and Stockholders’ Equity

Liabilities:
Deposits:
Non-interest bearing	$18,177	$16,740
Interest bearing	193,214	176,198

Total Deposits	211,391	192,938

Other liabilities	1,158	1,315

Total Liabilities	212,549	194,253

Stockholders’ equity:
Common stock, $1 par value; authorized 2,500,000 shares; issued 200,000 shares; outstanding shares 2009 183,608; 2008 189,250	200	200
Paid-in capital	753	753
Retained earnings	48,255	45,836
Accumulated other comprehensive income	556	442
Treasury stock, at cost 2009 16,392 shares; 2008 10,750 shares	(4,136)	(2,702)

Total Stockholders’ Equity	45,628	44,529

Total Liabilities and Stockholders’ Equity	$258,177	$238,782

See notes to consolidated financial statements.

Neffs Bancorp, Inc. and Subsidiary

Consolidated Statements of Income

	Years Ended December 31,
	2009	2008	2007
	(Dollars in Thousands, Except per Share Data)
Interest Income
Interest and fees on loans	$6,777	$6,456	$5,988
Interest and dividends on investments:
Taxable	5,304	4,876	4,086
Exempt from federal income taxes	1,386	1,528	1,783
Interest on federal funds sold and other	4	12	78

Total Interest Income	13,471	12,872	11,935

Interest Expense
Deposits	5,472	6,099	6,085
Federal funds purchased	2	23	4

Total Interest Expense	5,474	6,122	6,089

Net Interest Income	7,997	6,750	5,846

Provision for Loan Losses	84	145	-

Net Interest Income after Provision for Loan Losses	7,913	6,605	5,846

Other Income (Loss)
Impairment charge on securities	(948)	-	-
Portion of losses recognized in other comprehensive income (before tax)	289	-	-
Net impairment losses	(659)	-	-
Service charges on deposit accounts	120	130	136
Other service charges and fees	95	98	91
Security gain on called security	10	-	-
Other income	44	49	44

Total Other Income	(390)	277	271

Other Expenses
Salaries and employee benefits	1,446	1,427	1,367
Occupancy	214	190	175
Furniture and equipment	259	233	256
Pennsylvania shares tax	445	423	403
FDIC expense	338	52	21
Other expenses	719	691	657

Total Other Expenses	3,421	3,016	2,879

Income before Income Taxes	4,102	3,866	3,238

Income Tax Expense (Benefit)
Current	851	724	560
Deferred	90	105	(23)

Total Income Tax Expense	941	829	537

Net Income	$3,161	$3,037	$2,701
Earnings per Share, Basic	$16.96	$16.00	$13.79
Weighted Average Common Shares Outstanding	186,417	189,861	195,893

See notes to consolidated financial statements..

Neffs Bancorp, Inc. and Subsidiary

Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2009, 2008 and 2007

	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Stockholders’ Equity
	(Dollars in Thousands, Except per Share Data)

Balance - December 31, 2006	200	753	41,634	(947)	(418)	41,222

Comprehensive income:
Net income	-	-	2,701	-	-	2,701
Change in unrealized net gains (losses) on securities available for sale, net of taxes	-	-	-	574	-	574

Total Comprehensive Income						3,275

Cash dividends declared on common stock, $4.00 per share			(777)			(777)
Purchase of treasury stock (7,186 shares)	-	-	-	-	(1,890)	(1,890)

Balance - December 31, 2007	200	753	43,558	(373)	(2,308)	41,830

Comprehensive income:
Net income	-	-	3,037	-	-	3,037
Change in unrealized net gains (losses) on securities available for sale, net of taxes	-	-	-	815	-	815

Total Comprehensive Income						3,852

Cash dividends declared on common stock, $4.00 per share	-	-	(759)	-	-	(759)
Purchase of treasury stock (1,505 shares)	-	-	-	-	(394)	(394)

Balance - December 31, 2008	200	753	45,836	442	(2,702)	44,529

Comprehensive income:
Net income	-	-	3,161	-	-	3,161
Change in unrealized net gains (losses) on securities available for sale, net of taxes	-	-	-	306	-	306
Unrealized losses on OTTI securities held to maturity, net of taxes	-	-	-	(192)	-	(192)

Total Comprehensive Income						3,275

Cash dividends declared on common stock, $4.00 per share	-	-	(742)	-	-	(742)
Purchase of treasury stock (5,642 shares)	-	-	-	-	(1,434)	(1,434)

Balance - December 31, 2009	$200	$753	$48,255	$556	$(4,136)	$45,628

See notes to consolidated financial statements.

Neffs Bancorp, Inc. and Subsidiary

Consolidated Statements of Cash Flow

	Years Ended December 31,
	2009	2008	2007
	(In Thousands)
Cash Flows from Operating Activities
Net income	$3,161	$3,037	$2,701
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	232	193	205
Provision for loan loss	84	145	-
Net accretion of securities	(626)	(512)	(92)
Impairment charges on securities	659	-	-
Security gain on called security	(10)	-	-
Deferred income tax expense (benefit)	90	105	(23)
(Increase) decrease in assets:
Accrued interest receivable	(115)	(86)	7
Prepaid FDIC assessments	(705)	-	-
Other assets	111	(167)	67
Increase (decrease) in liabilities:
Accrued interest payable	(172)	(23)	139
Other liabilities	15	11	(8)
Net Cash Provided by Operating Activities	2,724	2,703	2,996

Cash Flows from Investing Activities
Net decrease in interest bearing deposits with banks	8	9	26
Net increase in federal funds sold	(1,554)	(1,379)	-
Purchases of securities available for sale	(6,376)	(7,961)	(5,183)
Purchases of securities held to maturity	(53,633)	(39,150)	(12,935)
Proceeds from maturities/calls and principal repayments of securities available for sale	9,724	6,851	6,335
Proceeds from maturities/calls of securities held to maturity	43,976	34,991	10,615
Net increase in restricted investment in bank stock	(45)	(89)	(63)
Net increase in loans	(11,051)	(6,347)	(6,572)
Purchases of premises and equipment	(352)	(172)	(47)
Net Cash Used in Investing Activities	(19,303)	(13,247)	(7,824)

Cash Flows from Financing Activities
Net increase in deposits	18,453	12,547	7,290
Net increase (decrease) in federal funds purchased	-	(2,249)	1,892
Dividends paid	(742)	(759)	(777)
Purchase of treasury stock	(1,434)	(394)	(1,890)
Net Cash Provided by Financing Activities	16,277	9,145	6,515
Net Increase (Decrease) in Cash and Cash Equivalents	(302)	(1,399)	1,687

Cash and Cash Equivalents - Beginning	2,489	3,888	2,201
Cash and Cash Equivalents - Ending	$2,187	$2,489	$3,888

Supplementary Cash Flows Information
Interest paid	$5,646	$6,145	$5,950

Income taxes paid	$650	$901	$614

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

Use of Estimates

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

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
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

Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.  In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent to sell or be required to sell such investments until maturity or market price recovery.

Restricted Investment in Bank Stocks

Restricted stocks include primarily Federal Home Loan Bank (“FHLB”) stock, which is carried at cost.  Federal law requires a member institution of the Federal Home Loan Bank system to hold stock of its district Federal Home Loan Bank according to a predetermined formula.  Restricted stocks include FHLB, Atlantic Central Bankers Bank and Federal Reserve Bank of $817,000, $10,000, and $21,000, respectively at December 31, 2009 and $772,000, $10,000 and $21,000 at December 31, 2008.

In December 2008, the FHLB of Pittsburgh notified member banks that it was suspending dividend payments and the repurchase of capital stock.  Management’s determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value.  The determination of whether a decline affects the ultimate recoverability of their cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB.  Management believes no impairment charge is necessary related to the restricted stock as of December 31, 2009 and 2008.

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

Foreclosed Assets

Foreclosed assets are comprised of property acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure and loans classified as in-substance foreclosure.  The Corporation includes such property in other assets.  A loan is classified as in-substance foreclosure when the Corporation has taken possession of the collateral regardless of whether formal foreclosure proceedings take place.  Foreclosed assets initially are recorded at fair value, net of estimated selling costs, at the date of foreclosure establishing a new cost basis.  After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of cost or fair value minus estimated costs to sell.  Revenues and expenses from operations and changes in the valuation allowance are included in other expenses.  The Corporation had no foreclosed assets as of December 31, 2009 and December 31, 2008.

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

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

Advertising Costs

The Corporation follows the policy of charging the costs of advertising to expense as incurred.  Total advertising expense for the years ended December 31, 2009, 2008 and 2007 was $43,000, $42,000 and $28,000, respectively.

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

The Corporation adopted Financial Accounting Standards Board guidance on accounting for uncertainty in income taxes effective January 1, 2009.  A tax position is recognized as a benefit at the largest amount that is more-likely-than not to be sustained in a tax examination based solely on its merits.  An uncertain tax position will not be recognized if it has a less than 50% likelihood of being sustained.  Under the threshold guidelines, the Corporation believes no significant uncertain tax positions exist, either individually or in the aggregate, that would result in recognition of a liability for unrecognized tax benefits as of January 1, 2009 and December 31, 2009.

Earnings per Share

Earnings per share is based on the weighted average shares of common stock outstanding during each year.  The Corporation currently maintains a simple capital structure, thus there are no dilutive effects on earnings per share.

Employee Benefit Plan

The Bank has a non-contributory defined contribution pension plan covering all employees having at least one year of service.  Contribution amounts are determined annually by the Corporation and are charged to current operating expense.  The expense amounted to $58,000, $60,000 and $58,000, for 2009, 2008 and 2007, respectively.

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

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

New Accounting Standards

On April 1, 2009, the Financial Accounting Standards Board (“FASB”) issued new authoritative accounting guidance under Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, which became effective for periods beginning after December 15, 2008.  ASC Topic 805 applies to all transactions and other events in which one entity obtains control over one or more other businesses. ASC Topic 805 requires an acquirer, upon initially obtaining control of another entity, to recognize the assets, liabilities and any non-controlling interest in the acquiree at fair value as of the acquisition date. Contingent consideration is required to be recognized and measured at fair value on the date of acquisition rather than at a later date when the amount of that consideration may be determinable beyond a reasonable doubt. This fair value approach replaces the cost-allocation process required under previous accounting guidance whereby the cost of an acquisition was allocated to the individual assets acquired and liabilities assumed based on their estimated fair value. ASC Topic 805 requires acquirers to expense acquisition-related costs as incurred rather than allocating such costs to the assets acquired and liabilities assumed, as was previously the case under prior accounting guidance. Assets acquired and liabilities assumed in a business combination that arise from contingencies are to be recognized at fair value if fair value can be reasonably estimated. If fair value of such an asset or liability cannot be reasonably estimated, the asset or liability would generally be recognized in accordance with ASC Topic 450, Contingencies. Under ASC Topic 805, the requirements of ASC Topic 420, Exit or Disposal Cost Obligations, would have to be met in order to accrue for a restructuring plan in purchase accounting. Pre-acquisition contingencies are to be recognized at fair value, unless it is a non-contractual contingency that is not likely to materialize, in which case, nothing should be recognized in purchase accounting and, instead, that contingency would be subject to the probable and estimable recognition criteria of ASC Topic 450, Contingencies.  This new pronouncement did not have an impact on our consolidated financial position or results of operations because the Corporation did not acquire control of any business during the year ended December 31, 2009.

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

In June 2009, the FASB issued an accounting standard related to the accounting for transfers of financial assets, which is effective for fiscal years beginning after November 15, 2009, and interim periods within those fiscal years.  This standard enhances reporting about transfers of financial assets, including securitizations, and where companies have continuing exposure to the risks related to transferred financial assets. This standard eliminates the concept of a “qualifying special-purpose entity” and changes the requirements for derecognizing financial assets. This standard also requires additional disclosures about all continuing involvements with transferred financial assets including information about gains and losses resulting from transfers during the period.  This accounting standard was subsequently codified into ASC Topic 860.  The adoption of this standard is not expected to have a material effect on the Corporation’s results of operations or financial position.

In November 2008, the SEC released a proposed roadmap regarding the potential use by U.S. issuers of financial statements prepared in accordance with International Financial Reporting Standards (“IFRS”).  IFRS is a comprehensive series of accounting standards published by the International Accounting Standards Board (“IASB”).  Under the roadmap, the Corporation may be required to prepare financial statements in accordance with IFRS as early as 2014.  The SEC is expected to make a determination in 2011 regarding the mandatory adoption of IFRS.  The Corporation is currently assessing the impact that this potential change would have on its consolidated financial statements, and it will continue to monitor the development of the potential implementation of IFRS.

In June 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-01, Topic 105 - Generally Accepted Accounting Principles - FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles. The Codification is the single source of authoritative nongovernmental U.S. generally accepted accounting principles (“GAAP”).  The Codification does not change current GAAP, but is intended to simplify user access to all authoritative GAAP by providing all the authoritative literature related to a particular topic in one place.  Rules and interpretive releases of the SEC under federal securities laws are also sources of authoritative GAAP for SEC registrants. The Corporation adopted this standard for the interim reporting period ending September 30, 2009.  The adoption of this standard did not have a material impact on the Corporation’s results of operations or financial position.

In August 2009, the FASB issued ASU No. 2009-05, Fair Value Measurements and Disclosures (Topic 820) – Measuring Liabilities at Fair Value.  This ASU provides amendments for fair value measurements of liabilities.  It provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more techniques.  ASU 2009-05 also clarifies that when estimating a fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability.  ASU 2009-05 is effective for the first reporting period (including interim periods) beginning after issuance or December 15, 2009.  The adoption of this standard did not have a material impact on the Corporation’s results of operations or financial position.

In May 2009, the FASB issued ASC 855, Subsequent Events, which requires companies to evaluate events and transactions that occur after the balance sheet date but before the date the financial statements are issued, or available to be issued in the case of non-public entities.  ASC 855 requires entities to recognize in the financial statements the effect of all events or transactions that provide additional evidence of conditions that existed at the balance sheet date, including the estimates inherent in the financial statement preparation process.  Entities shall not recognize the impact of events or transactions that provide evidence about conditions that did not exist at the balance sheet date but arose after that date.  ASC 855 also requires entities to disclose the date through which subsequent events have been evaluated.  ASC 855 was effective for interim and annual reporting periods ending after June 15, 2009.  The Corporation has evaluated subsequent events through the date the financial statements were issued.

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Note 2 - Cash and Cash Equivalents

Regulations of the Board of Governors of the Federal Reserve System impose uniform reserve requirements on all depository institutions with transaction accounts (checking accounts, NOW accounts, etc.).  Reserves are maintained in the form of vault cash or a non-interest bearing balance held with the Federal Reserve Bank.  The Bank also, from time to time, maintains deposits with the Federal Reserve Bank and other banks for various services such as check clearing.  The reserve requirement at December 31, 2009 and 2008 was $460,000 and $344,000, respectively.

Note 3 – Securities

The amortized cost and fair values of securities are as follows:

	December 31, 2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Securities Available for Sale:
U.S. Treasury note	$100	$4	$-	$104
Mortgage-backed securities	33,758	1,144	(15)	34,887

	$33,858	$1,148	$(15)	$34,991
Securities Held to Maturity:
Obligations of U.S. Government agencies	$59,576	$231	$(2,832)	$56,975
Obligations of states and political subdivisions	36,257	1,340	(139)	37,458
Corporate securities	4,305	44	(2,127)	2,222
Mortgage-backed securities	838	45	-	883

	$100,976	$1,660	$(5,098)	$97,538

	December 31, 2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Securities Available for Sale:
U.S. Treasury note	$100	$7	$-	$107
Mortgage-backed securities	37,181	702	(40)	37,843

	$37,281	$709	$(40)	$37,950
Securities Held to Maturity:
Obligations of U.S. Government agencies	$52,871	$568	$(1,393)	$52,046
Obligations of states and political subdivisions	32,300	833	(66)	33,067
Corporate securities	5,341	-	(2,413)	2,928
Mortgage-backed securities	1,045	25	-	1,070

	$91,557	$1,426	$(3,872)	$89,111

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

The amortized cost and fair values of securities at December 31, 2009, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In Thousands)

Due in one year or less	$-	$-	$185	$188
Due after one year through five years	100	104	7,630	7,940
Due after five years through ten years	-	-	16,865	17,562
Due after ten years	-	-	75,458	70,965

	100	104	100,138	96,655
Mortgage-backed securities	33,758	34,887	838	883

	$33,858	$34,991	$100,976	$97,538

There were no sales of securities during 2009, 2008, and 2007.

The changes in net unrealized holding gains (losses) on securities available for sale and unrealized loss on other-than-temporarily impaired security held to maturity that have been included in other comprehensive income (loss) for the years ended December 31, 2009, 2008 and 2007 are as follows:

	2009	2008	2007
	(In Thousands)
Gross change in unrealized gains on securities available for sale	$463	$1,235	$870
Non-credit related impairment loss on other-than-temporarily impaired held to maturity security	(289)	-	-

Net Unrealized Gains	174	1,235	870

Tax effect	(60)	(420)	(296)

Net of Tax Amount	$114	$815	$574

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Securities with an amortized cost and fair value of approximately $12,000,000 and $12,385,000 at December 31, 2009 and $7,698,000 and $7,721,000 at December 31, 2008 were pledged to secure public deposits and for other purposes required or permitted by law.

The following tables show the Corporation’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2009 and 2008:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
DECEMBER 31, 2009:
Securities Available for Sale:
Mortgage-backed securities	$981	$15	$-	$-	$981	$15

Securities Held to Maturity:
Obligations of U.S. Government agencies	39,065	2,379	9,672	453	48,737	2,832
Obligations of states and political subdivisions	5,422	137	297	2	5,719	139
Corporate securities	-	-	1,027	2,127	1,027	2,127

Total Temporarily Impaired Securities	$45,468	$2,531	$10,996	$2,582	$56,464	$5,113

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
DECEMBER 31, 2008:
Securities Available for Sale:
Mortgage-backed securities	$38	$1	$5,866	$39	$5,904	$40

Securities Held to Maturity:
Obligations of U.S. Government agencies	26,576	1,206	2,572	187	29,148	1,393
Obligations of states and political subdivisions	3,818	44	627	22	4,445	66
Corporate securities	1,613	448	1,165	1,965	2,778	2,413

Total Temporarily Impaired Securities	$32,045	$1,699	$10,230	$2,213	$42,275	$3,912

The Corporation had 107 and 88 securities in an unrealized loss position at December 31, 2009 and 2008, respectively.  The decline in fair value is due to interest rate and market fluctuations.  One security was deemed to be other-than-temporarily impaired as discussed in note 15.  As the Corporation does not intend to sell nor is it expected to be required to sell such investments until maturity or market price recovery no other securities were deemed to be other-than-temporarily impaired.

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 4 - Loans

The composition of the Corporation's loan portfolio at December 31, 2009 and 2008 is as follows:

	2009	2008
	(In Thousands)

Commercial	$4,810	$3,627
Commercial real estate	29,177	26,142
Residential real estate	52,433	43,799
Real estate construction	270	873
Home equity	18,260	19,688
Other consumer	7,038	6,824

	111,988	100,953
Allowance for loan losses	(829)	(761)

	$111,159	$100,192

Note 5 - Allowance for Loan Losses

Transactions in the allowance for loan losses are summarized as follows:

	2009	2008	2007
	(In Thousands)

Balance, beginning	$761	$620	$653
Provision for loan losses	84	145	-
Recoveries on loans previously charged off	-	1	5
Loans charged off	(16)	(5)	(38)

Balance, ending	$829	$761	$620

Loans on which the accrual of interest has been discontinued amounted to $-0- at December 31, 2009 and 2008.  Loan balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, amounted to $202,000 and $483,000 at December 31, 2009 and 2008, respectively.

There were no impaired loans as of December 31, 2009 and 2008.  The average recorded investment in impaired loans during 2009, 2008 and 2007 was $-0-, $-0- and $-0-, respectively.  There were three loans totaling $405,000 placed on non-accrual status in March 2010.  These loans are well collateralized therefore management does not expect any losses from these loans.

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 6 - Premises and Equipment

The following summarizes premises and equipment at December 31, 2009 and 2008:

	Estimated Useful Lives	2009	2008
		(In Thousands)

Premises	5-39 years	$2,857	$2,845
Furniture, fixtures and equipment	5-10 years	2,476	2,136

		5,333	4,981
Accumulated depreciation		(3,125)	(2,893)

		2,208	2,088
Land		238	238

		$2,446	$2,326

Note 7 - Interest Bearing Deposits

Interest bearing deposits include certificates of deposit issued in denominations of $100,000 or greater which amounted to $45,149,000 and $44,312,000 at December 31, 2009 and 2008, respectively.

Interest bearing deposits at December 31, 2009 and 2008 are further detailed as follows:

	2009	2008
	(In Thousands)

Savings accounts	$60,780	$48,338
NOW accounts	7,144	6,038
Certificates and other time deposits	125,290	121,822

	$193,214	$176,198

Time deposits at December 31, 2009 had the following scheduled maturities (in thousands):

2010	$55,449
2011	29,806
2012	13,342
2013	17,124
2014	9,569

$125,290

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 8 - Borrowing Capacity

The Bank has a line of credit commitment available from Atlantic Central Bankers Bank for borrowings up to $4,000,000 in federal funds.  Borrowings on this line are repaid on a daily basis. There were no borrowings under this line as of December 31, 2009 and December 31, 2008.

The Bank has maximum borrowing capacity with the Federal Home Loan Bank of $56,583,000.  There were no borrowings outstanding at December 31, 2009 and 2008.  Advances from the Federal Home Loan Bank are secured by qualifying assets of the Bank.

Note 9 - Income Taxes

The components of the net deferred tax asset at December 31, 2009 and 2008 are as follows:

	2009	2008
	(In Thousands)

AMT credit carryforward	$22	$276
Losses on impaired security	321	-
Allowance for loan losses	231	208
Accrued benefits	27	23

Total Deferred Tax Assets	601	507

Securities accretion	49	37
Unrealized gains on securities	385	228
Depreciation	94	20

Total Deferred Tax Liabilities	528	285

Net Deferred Tax Asset	$73	$222

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

The income tax provision for financial reporting purposes differs from the amount computed by applying the statutory income tax rate to income before income taxes.  The differences for the years ended December 31, 2009, 2008 and 2007 are as follows:

	2009		2008		2007
	Amount	% of Pretax Income	Amount	% of Pretax Income	Amount	% of Pretax Income
	(Dollars in Thousands)
Tax at statutory rate	$1,395	34%	$1,315	34%	$1,101	34%
Increase (decrease) resulting from:
Tax-exempt interest income	(507)	(12)	(550)	(14)	(643)	(20)
TEFRA interest expense disallowance	53	1	64	2	79	3

	$941	23%	$829	22%	$537	17%

Note 10 - Related Party Transactions

Some of the Corporation's or the Bank’s directors, principal officers, principal shareholders and their related interests had transactions with the Bank in the ordinary course of business.  All loans and loan commitments were made on substantially the same terms, including collateral and interest rates, as those prevailing at the time for comparable transactions.  In the opinion of management, these transactions do not involve more than normal risk of collectibility or present other unfavorable features.  It is anticipated that further extensions of such credit will be made in the future.

The following is an analysis of loans to these related parties during 2009 (in thousands):

Balances, January 1, 2009	$5,381
Advances	1,375
Repayments	(1,785)

Balances, December 31, 2009	$4,971

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

The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit written is represented by the contract or notional amount of those instruments.  The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.  The following table identifies the contract or notional amount of those instruments at December 31, 2009 and 2008:

 Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

	2009	2008
	(In Thousands)

Commitments to grant loans	$956	$806
Unfunded commitments under lines of credit	5,128	4,771
Letters of credit	798	594

	$6,882	$6,171

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

Outstanding letters of credit written are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party.  The majority of these standby letters of credit expire within the next twelve months.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments.  The Corporation requires collateral supporting these letters of credit as deemed necessary.  The maximum undiscounted exposure related to these commitments at December 31, 2009 and 2008 was $798,000 and $594,000, respectively.  Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees.  The current amount of the liability as of December 31, 2009 and 2008 for guarantees under standby letters of credit issued is not material.

Note 12 - Dividend Restrictions

The amount of funds available to a parent from its subsidiary bank is limited for all national banks by restrictions imposed by the Comptroller of the Currency.  A national bank is required to obtain the approval of the Comptroller of the Currency if the total of all dividends declared in any calendar year exceeds the Bank’s net profits (as defined) for that year combined with its retained net profits for the preceding two calendar years.  Under this formula, the Bank can declare dividends in 2010 of approximately $2,944,000 plus an additional amount equal to the Bank’s net profits for 2010, up to the date of any such dividend declaration.

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

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the tables below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 Capital (as defined) to average assets (as defined).  Management believes, as of December 31, 2009, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2009, the most recent notification from the regulatory agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below.  There are no conditions or events since that notification that management believes have changed the institution’s category.

The Bank’s actual capital ratios as of December 31, 2009 and 2008, and the maximum ratios required for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions are presented in the following table.  The Corporation’s ratios are not significantly different.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Dollars in Thousands)
As of December 31, 2009:
Total capital (to risk-weighted assets):	$45,606	32.7	≥11,174	≥8.0	$	≥13,968	10.0%
Tier 1 capital (to risk-weighted assets):	44,777	32.1	≥ 5,587	≥4.0		≥ 8,381	≥ 6.0
Tier 1 capital (to average assets):	44,777	17.5	≥10,263	≥4.0		≥12,829	≥ 5.0

As of December 31, 2008:
Total capital (to risk-weighted assets):	$44,587	38.5	≥9,267	≥8.0	$	≥11,584	10.0%
Tier 1 capital (to risk-weighted assets):	43,826	37.8	≥4,633	≥4.0		≥ 6,950	≥ 6.0
Tier 1 capital (to average assets):	43,826	18.6	≥9,413	≥4.0		≥11,767	≥ 5.0

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

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 14 - Fair Value of Financial Instruments

In April 2009, the FASB issued new guidance impacting ASC Topic 820, Fair Value Measurements and Disclosures.  This ASC provides additional guidance in determining fair values when there is no active market or where the price inputs being used represent distressed sales.  It reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive.  The implementation of this standard did not have a material effect on the Corporation’s results of operations or consolidated financial statements.

In April 2009, the FASB issued new guidance impacting ASC 825-10-50, Financial Instruments, which relates to fair value disclosures for any financial instruments that are not currently reflected on the balance sheet of companies at fair value.  This guidance amended existing GAAP to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements.  This guidance is effective for interim and annual periods ending after June 15, 2009. The adoption of this guidance did not have a material impact on the Corporation’s financial position or results of operations.

Below are various estimated fair values at December 31, 2009 and December 31, 2008, as required by ASC Topic 820.  Such information, which pertains to the Corporation's financial instruments, is based on the requirements set forth in ASC Topic 820 and does not purport to represent the aggregate net fair value of the Corporation.  It is the Corporation's general practice and intent to hold its financial instruments to maturity, except for certain securities designated as securities available for sale, and not to engage in trading activities.  Many of the financial instruments lack an available trading market, as characterized by a willing buyer and seller engaging in an exchange transaction.  Therefore, the Corporation had to use significant estimations and present value calculations to prepare this disclosure.

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

The following methods and assumptions were used by the Corporation in estimating financial instrument fair values:

Securities
In September 2006, the FASB issued an accounting standard related to fair value measurements, which was effective for the Corporation on January 1, 2008.  This standard defined fair value, established a framework for measuring fair value, and expanded disclosure requirements about fair value measurements.  On January 1, 2008, the Corporation adopted this accounting standard related to fair value measurements for the Corporation’s financial assets and financial liabilities.  The Corporation deferred adoption of this accounting standard related to fair value measurements for the Corporation’s nonfinancial assets and nonfinancial liabilities, except for those items recognized or disclosed at fair value on an annual or more frequently recurring basis, until January 1, 2009.  The adoption of this accounting standard related to fair value measurements for the Corporation’s nonfinancial assets and nonfinancial liabilities had no impact on retained earnings and is not expected to have a material impact on the Corporation’s consolidated financial position or results of operations.  This accounting standard was subsequently codified into ASC Topic 820, Fair Value Measurements and Disclosures.

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

ASC Topic 820 establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  The three levels of the fair value hierarchy under ASC Topic 820 are as follows:

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

An asset or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

For assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used are as follows:

Description	Total	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
		(In Thousands)
December 31, 2009
U. S. Treasury note available for sale	$104	$104	-	-
Mortgage-backed securities available for sale	$34,887	-	$34,887	-
December 31, 2008
U. S. Treasury note available for sale	$107	$107	-	-
Mortgage-backed securities available for sale	$37,843	-	$37,843	-

For assets measured at fair value on a non-recurring basis, the fair value measurements by level within the fair value hierarchy used are as follows:

Description	Total	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
		(In Thousands)
December 31, 2009
Impaired trust preferred security held to maturity	$65	-	-	$65
December 31, 2008
Impaired trust preferred security held to maturity	$-	-	-	$-

For the impaired held to maturity trust preferred security the change in book value is as follows:

Impaired trust preferred security held to maturity (In Thousands)
Book value of impaired held to maturity security at December 31, 2008	$997
Payment in kind (interest added to principal)	16
Credit related impairment	(659)
Non-credit related impairment	(289)
Book/fair value of impaired security at December 31, 2009	$65

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
The Corporation’s adoption of ASC Topic 820 applies only to its financial instruments required to be reported at fair value.  The Corporation does not have non-financial assets and non-financial liabilities for which adoption would apply in accordance with ASC Topic 820.

On October 10, 2008, the FASB issued an accounting standard update related to fair value measurements, which clarifies the application of ASC Topic 820 in an inactive market and illustrates how an entity would determine fair value when the market for a financial asset is not active. The update states that an entity should not automatically conclude that a particular transaction price is determinative of fair value. In a dislocated market, judgment is required to evaluate whether individual transactions are forced liquidations or distressed sales. When relevant observable market information is not available, a valuation approach that incorporates management’s judgments about the assumptions that market participants would use in pricing the asset in a current sale transaction would be acceptable. The update also indicates that quotes from brokers or pricing services may be relevant inputs when measuring fair value, but are not necessarily determinative in the absence of an active market for the asset. In weighing a broker quote as an input to a fair value measurement, an entity should place less reliance on quotes that do not reflect the result of market transactions. Further, the nature of the quote (for example, whether the quote is an indicative price or a binding offer) should be considered when weighing the available evidence. The update was effective immediately and applied to prior periods for which financial statements had not been issued, including interim or annual periods ending on or before September 30, 2008. Accordingly, the Corporation adopted this guidance prospectively, beginning July 1, 2008 and considered this guidance in determining fair value measurements at December 31, 2009.

We own four (4) collateralized debt obligation securities totaling $2,955,000 book value and $832,000 fair value that are backed by trust preferred securities issued by banks, thrifts, and insurance companies (TRUP CDOs). These securities are included in corporate held to maturity securities.  The market for these securities at December 31, 2009 is not active and markets for similar securities are also not active. The inactivity was evidenced first by a significant widening of the bid-ask spread in the brokered markets in which TRUP CDOs trade and then by a significant decrease in the volume of trades relative to historical levels. The new issue market is also inactive as no new TRUP CDOs have been issued since 2007. There are currently very few market participants who are willing and or able to transact for these securities.  The Corporation analyzed the cash flow characteristics of these securities and determined that one security is other-than-temporarily impaired as described in Note 15.

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

The estimated fair values of the Corporation’s financial instruments at December 31, 2009 and 2008 are as follows:

	2009		2008
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(In Thousands)
Financial assets:
Cash and short-term investments	$2,288	$2,288	$2,598	$2,598
Federal funds sold	2,933	2,933	1,379	1,379
Securities available for sale	34,991	34,991	37,950	37,950
Securities held to maturity	100,976	97,538	91,557	89,111
Loans, net	111,159	114,291	100,192	104,130
Accrued interest receivable	1,611	1,611	1,496	1,496

Financial liabilities:
Deposits	211,391	214,651	192,938	194,495
Accrued interest payable	1,047	1,047	1,219	1,219

Off-balance sheet financial instruments:
Commitments to extend credit and letters of credit	-	-	-	-

Note 15 – Other-Than-Temporary Impairment

In April 2009, the FASB issued new guidance impacting ASC 320-10, Investments — Debt and Equity Securities, which provides additional guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on securities.  This guidance is effective for interim and annual periods ending after June 15, 2009.

In instances when a determination is made that an other-than-temporary impairment exists but the investor does not intend to sell the debt security and it is not more likely than not that it will be required to sell the debt security prior to its anticipated recovery, FASB Staff Position Financial Accounting Standard (“FAS”) 115-2 and FAS 124.2 changes the presentation and amount of the other-than-temporary impairment recognized in the income statement.  The other-than-temporary impairment is separated into (a) the amount of other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of the total other-than-temporary impairment related to all other factors.  The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings.  The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income.

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

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

In determining whether an impairment is other than temporary, the Corporation considers a number of factors, including, but not limited to, the length of time and extent to which the market value has been less than cost, recent events specific to the issuer, including investment downgrades by rating agencies and economic conditions of its industry, and the Corporation’s intent to sell or the likelihood it will be required to sell the security before a sufficient period of time to allow for a recovery in market value or maturity. Among the factors that are considered in determining the Corporation’s intent and ability is a review of its capital adequacy, interest rate risk position and liquidity.

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

The assessment of a security’s ability to recover any decline in market value, the ability of the issuer to meet contractual obligations and the Corporation’s intent to sell or the likelihood it will be required to sell the security before recovery in value require considerable judgment.

Certain of the corporate debt securities are accounted for under ASC 325, Recognition of Interest Income and Impairment on Purchased Beneficial Interests that Continue to Be Held by a Transferor in Securitized Financial Assets. For investments within the scope of ASC 325 at acquisition, the Corporation evaluates current available information in estimating the future cash flows of these securities and determines whether there have been favorable or adverse changes in estimated cash flows from the cash flows previously projected. The Corporation considers the structure and term of the pool and the financial condition of the underlying issuers. Specifically, the evaluation incorporates factors such as interest rates and appropriate risk premiums, the timing and amount of interest and principal payments and the allocation of payments to the various note classes. Current estimates of cash flows are based on the most recent trustee reports, announcements of deferrals or defaults, expected future default rates and other relevant market information related to the underlying securities and issuers.

During 2009 the Corporation recognized in earnings impairment charges of $659,000 on one investment in a pooled trust preferred security resulting from several factors, including a downgrade on their credit ratings, failure to pass their principal coverage tests, indications of a break in yield, and the decline in the net present value of their projected cash flows.  There were no impairment charges in 2008.  Management of the Corporation has deemed the impairment on this trust preferred security to be other-than-temporary based upon these factors and the duration and extent to which the market value has been less than cost, the inability to forecast a recovery in market value, and other factors concerning the issuers in the pooled security.

Other-Than- Temporary Impairment Credit Losses Recorded in Earnings (In Thousands)
Beginning Balance January 1, 2009	$-
Additions for OTTI not previously recognized	659
Total other-than-temporary losses recognized during the period, ending balance December 31, 2009	$659

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements
Based on cash flow forecasts for the remaining securities, management expects to recover the remaining amortized cost of these securities.  Based on this analysis and because the Corporation does not intend to sell and it is more likely than not that the Corporation will not be required to sell before its recovery of amortized cost basis, which may be at maturity, and, for investments within the scope of ASC 325, the Corporation determined that there was no adverse change in the cash flows as viewed by a market participant.  Therefore, the Corporation does not consider the investments in the remaining three trust preferred assets to be other-than-temporarily impaired at December 31, 2009.  However, there is a risk that this review could result in recognition of additional other-than-temporary impairment charges in the future.

The market values for these securities (and any securities other than those issued or guaranteed by the US Treasury) are very depressed relative to historical levels. The yield spreads for the broad market of investment grade and high yield corporate bonds recently reached all time wide levels and remain near those levels today. Thus in today’s market, a low market price for a particular bond may only provide evidence of stress in the credit markets in general versus being an indicator of credit problems with a particular issuer.

Given conditions in the debt markets today and the absence of observable transactions in the secondary and new issue markets, we determined:

▪	the few observable transactions and market quotations that are available are not reliable for purposes of determining fair value at December 31, 2009,
▪
an income valuation approach technique (present value technique) that maximizes the use of relevant observable inputs and minimizes the use of unobservable inputs will be equally or more representative of fair value than the market approach valuation technique used at prior measurement dates and

▪	our TRUP CDOs are classified within Level 3 of the fair value hierarchy because we determined that significant adjustments are required to determine fair value at the measurement date.

Our TRUP CDO valuations were prepared by an independent third party. Their approach to determining fair value involved these steps:

1.	There were a number of assumptions used and the results of the modeling were highly dependent upon the assumptions.
2.	Credit and prepayment assumptions were used for each quarter.
3.
Forward interest rates were used to project future principal and interest payments.  This allowed the analysts to model the impact of over- or under-collateralization for each transaction.  (Higher interest rates generally increase the credit stress on under-collateralized transactions by reducing excess interest, which is the difference between the interest received from the underlying collateral and the interest paid on the rated bonds.)

4.	Original face purchased, current book value (as of December 31, 2009), purchase date, and purchase price were used to produce the calculations.
5.
The basic methodology of ASC 325 was to compare the present value of the cash flows from quarter to quarter.  A decline in the present value versus that for the previous quarter was considered to be an “adverse change.”

6.
ASC 325 prescribes using a discount rate “equal to the current yield used to accrete the beneficial interest.”  Original discount margin calculated as of the purchase date passed on purchase price was used to calculate the discount rate.  The original discount margin is then added to the appropriate forward 3-month LIBOR rate to determine the discount rate.  For fixed/floating securities, the original coupon is used as the discount rate for the remaining fixed-rate portion of the security’s estimated life.

7.	The discount rate was then used to calculate the present value for the current quarter’s projected cash flows.
8.	The result calculated for the current quarter was then compared to the previous quarter’s book value to determine if the change is “adverse.”
9.	The credit component of any impairment should be the difference between book value and the projected present value for the current quarter.

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

We recalculated the overall effective discount rates for these valuations.  The overall discount rates range from 7.30% to 42.20% and are highly dependent and reflected upon the credit quality of the collateral, the relative position of the tranche in the capital structure of the CDO and the prepayment assumptions.

The Corporation owns four (4) Federal National Mortgage Association (“FNMA”) securities and one (1) Federal Home Loan Mortgage Corp (“FHLMC”) security that have an unrealized loss greater than 20% of their book value.  The unrealized loss on the FNMA and FHLMC securities is due to increases in overall rates.  There is no increase in credit risk for these securities.  Based on the analysis of the factors described above, management does not believe any unrealized loss in these securities represents an other-than-temporary impairment.

As of December 31, 2009, management does not believe any unrealized loss in its other debt securities represents an other-than-temporary impairment except as noted.  The unrealized losses at December 31, 2009 were primarily interest rate-related.

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 16 - Condensed Financial Information of Neffs Bancorp, Inc. (Parent Only)

Balance Sheets

	December 31,
	2009	2008
	(In Thousands)

Assets

Cash	$40	$8
Investment in subsidiary	45,333	44,268
Premises and equipment	229	241
Other assets	46	33

Total Assets	$45,648	$44,550

Liability and Stockholders’ Equity

Liability, accounts payable	$20	$21
Stockholders’ equity	45,628	44,529

Total Liability and Stockholders’ Equity	$45,648	$44,550

Statements of Income

	Years Ended December 31,
	2009	2008	2007
	(In Thousands)

Dividends from subsidiary	$2,300	$1,107	$2,667
Rental income	17	11	13
Expenses	(152)	(107)	(127)

Income before Income Taxes and Equity in Undistributed Earnings of Subsidiary	2,165	1,011	2,553

Income tax benefit	45	33	39

	2,210	1,044	2,592
Equity in undistributed earnings of subsidiary	951	1,993	109

Net Income	$3,161	$3,037	$2,701

Neffs Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Statements of Cash Flows

	Years Ended December 31,
	2009	2008	2007
	(In Thousands)

Cash Flows from Operating Activities

Net income	$3,161	$3,037	$2,701
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	12	11	9
Equity in undistributed earnings of subsidiary	(951)	(1,993)	(109)
(Increase) decrease in other assets	(13)	61	(32)
Decrease in accounts payable	(1)	-	-

Net Cash Provided by Operating Activities	2,208	1,116	2,569

Cash Flows Used in Investing Activities
Purchases of premises and equipment	-	(8)	(4)

Cash Flows Used in Financing Activities
Dividends paid	(742)	(759)	(777)
Purchase of treasury stock	(1,434)	(394)	(1,890)

Net Cash Used in Financing Activities	(2,176)	(1,153)	(2,667)

Net Increase (Decrease) in Cash	32	(45)	(102)

Cash - Beginning	8	53	155

Cash - Ending	$40	$8	$53

Neffs Bancorp, Inc. and Subsidiary

Selected Financial Data

The following financial information on pages 30 through 31 is not covered by the auditor’s report and must be read in conjunction with the consolidated financial statements and related notes along with Management’s Discussion and Analysis of Financial Condition and Results of Operations.

	At or For the Year Ended December 31,
	2009	2008	2007	2006	2005
Interest Income	(Dollars in Thousands, Except Per Share Data)
Interest and fees on loans	$6,777	$6,456	$5,988	$5,419	$5,001
Interest and dividends on securities	6,690	6,404	5,869	5,521	5,371
Interest on federal funds sold	4	12	78	51	82
Total interest income	13,471	12,872	11,935	10,991	10,454
Interest Expense
Deposits	5,472	6,099	6,085	5,115	4,469
Short-term borrowings	2	23	4	14	-
Total interest expense	5,474	6,122	6,089	5,129	4,469
Net interest income	7,997	6,750	5,846	5,862	5,985
Provision for loan losses	84	145	-	-	-

Net interest income after provision for loan losses	7,913	6,605	5,846	5,862	5,985
Other operating income	(390)	277	271	258	276
Other operating expense	3,421	3,016	2,879	2,809	2,612
Income before taxes	4,102	3,866	3,238	3,311	3,649
Applicable income taxes	941	829	537	488	577
Net income	$3,161	$3,037	$2,701	$2,823	$3,072
Per Share Data
Basic earnings	$16.96	$16.00	$13.79	$14.26	$15.58
Book value	$248.51	$235.29	$219.29	$208.25	$198.51
Dividends declared	$4.00	$4.00	$4.00	$4.00	$4.00
Average shares outstanding	186,417	189,861	195,893	197,941	197,117
Actual shares outstanding	183,608	189,250	190,755	197,941	197,941
At End of Period
Total assets	$258,177	$238,782	$225,797	$215,876	$213,547
Securities	135,967	129,507	122,491	120,362	120,375
Total loans, gross	111,988	100,953	94,610	88,071	83,042
Allowance for loan losses	829	761	620	653	657
Deposits	211,391	192,938	180,391	173,101	173,276
Stockholders’ equity	45,628	44,529	41,830	41,222	39,294
Key Ratios
Return on average assets	1.24%	1.30%	1.21%	1.32%	1.46%
Return on average equity	7.02%	7.09%	6.56%	7.11%	8.08%
Net loans to deposit ratio	52.58%	51.93%	52.10%	50.50%	47.55%
Dividend payout ratio (dividends declared divided by net income)	23.59%	25.01%	29.01%	28.05%	25.66%
Equity to asset ratio (average equity divided by average total assets)	17.71%	18.32%	18.41%	18.61%	17.95%

Neffs Bancorp, Inc. and Subsidiary

Quarterly Summary of Financial Data (unaudited)

	2009
	Three Months Ended
	March 31	June 30	September 30	December 31
	(Dollars in Thousands, Except Per Share Data)
Interest income	$3,275	$3,383	$3,395	$3,418
Interest expense	1,404	1,397	1,375	1,298
Net interest income	1,871	1,986	2,020	2,120

Provision for loan losses	-	1	60	23
Other expenses, net of other income	759	843	1,295	914
Income before income taxes	1,112	1,142	665	1,183

Income tax expense	265	272	111	293
Net income	$847	$870	$554	$890

Earnings per share-Basic	$4.49	$4.64	$2.98	$4.85

	2008
	Three Months Ended
	March 31	June 30	September 30	December 31
	(Dollars in Thousands, Except Per Share Data)
Interest income	$3,144	$3,201	$3,251	$3,276
Interest expense	1,597	1,537	1,503	1,485
Net interest income	1,547	1,664	1,748	1,791

Provision for loan losses	15	15	38	77
Other expenses, net of other income	653	706	708	672
Income before income taxes	879	943	1,002	1,042

Income tax expense	174	196	232	227
Net income	$705	$747	$770	$815

Earnings per share-Basic	$3.70	$3.93	$4.06	$4.31

Neffs Bancorp, Inc. and Subsidiary

Common Stock Information

The Corporation’s common stock is currently quoted on the National Quotations Bureau’s Electronic Quotation Service (“Pink Sheets”) under the trading symbol NEFB.  The Corporation’s common stock is traded over-the-counter from time to time, primarily in the Corporation’s geographic service area, through several local market makers.

The following table sets forth the high and low market transactions for the Corporation’s common stock as reported for each quarterly period of the 2009 and 2008 fiscal years.  There may have been other bids or transactions not known to the Corporation.  The quotations reflect inter-dealer prices, do not include retail mark-ups, markdowns or commissions, and may not necessarily represent actual transactions.

Common Stock Information

			Cash Dividends
2009	HIGH	LOW	Per Share
First Quarter	$265.00	$190.00	-

Second Quarter	$265.00	$228.00	$2.00

Third Quarter	$324.00	$255.00	-

Fourth Quarter	$265.00	$249.00	$2.00

			Cash Dividends
2008	HIGH	LOW	Per Share
First Quarter	$270.00	$270.00	-

Second Quarter	$270.00	$250.00	$2.00

Third Quarter	$260.00	$260.00	-

Fourth Quarter	$260.00	$235.00	$2.00

As of December 31, 2009, Neffs Bancorp, Inc. had 183,608 outstanding shares and approximately 634 stockholders, including beneficial owners whose stock is held in nominee name.

Neffs Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Years Ending December 31, 2009, 2008, and 2007

The following is management’s discussion and analysis of the significant changes in the financial condition and results of operations of Neffs Bancorp, Inc. (the “Corporation”) and its wholly owned subsidiary The Neffs National Bank (the “Bank”).  The consolidated financial condition and results of operations consist almost entirely of the Bank’s financial condition and results of operations.  This discussion should be read in conjunction with the financial tables, consolidated financial statements and notes to consolidated financial statements appearing elsewhere in this report.  Current performance does not guarantee, assure or may not be indicative of similar performance in the future.

We have made forward-looking statements in this document and in documents that we incorporated by reference that are subject to risk and uncertainties.  Forward-looking statements include the information concerning possible or assumed future results of operations of the Corporation and the Bank.  When we use words such as “believes,” “expects,” “anticipates” or other similar expressions, we are making forward-looking statements.

Stockholders should note that many factors, some of which are discussed elsewhere in this document and in the documents that we incorporate by reference, could affect the future financial results of the Bank and could cause those results to differ materially from those expressed in our forward-looking statements contained or incorporated by reference in this document.  These factors include the following:

▪	operating, legal and regulatory risks,
▪	economic, political and competitive forces affecting our Banking business, and
▪	the risk that our analysis of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

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

Neffs Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

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

OVERVIEW

The Corporation and its wholly owned subsidiary, The Neffs National Bank, continue to strive to provide quality products and services to the community with a personal touch.  During 2009, the Corporation realized improvement in net interest income due to increasing yields on interest earning assets, decreasing cost of funds, and increased loan and deposit volume.

The Corporation’s assets increased by 8.1% to $258,177,000 at December 31, 2009 from $238,782,000 at December 31, 2008.  During the same period, net loans receivable increased $10,967,000 or 10.9% to $111,159,000 from $100,192,000, and deposits increased $18,453,000 or 9.6% to $211,391,000 from $192,938,000.  Securities increased $6,460,000 or 5.0% to $135,967,000 from $129,507,000.  In 2009, the Corporation recorded net income of $3,161,000, an increase of 4.1%, as compared with $3,037,000 in 2008.

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

2009 Compared to 2008
Total interest income increased by $599,000 or 4.7% to $13,471,000 for the year ended December 31, 2009 from $12,872,000 at December 31, 2008.  This increase is mainly the result of the average balance of the loan portfolio and investment portfolio increasing by $8.6 million and $9.7 million, respectively, in 2009 over 2008, which generated additional interest and fees throughout 2009.  The yield on interest earning assets decreased from 5.71% in 2008 to 5.47% in 2009.

Total interest expense decreased by $648,000 or 10.6% to $5,474,000 in 2009 from $6,122,000 in 2008.  This decrease is the result of a decrease in cost of funds on interest bearing liabilities from 3.53% in 2008 to 2.90% in 2009 offset by an increase in the average balance of interest bearing liabilities of $15.3 million or 8.8% in 2009 over 2008.

Net interest income increased by $1,247,000 or 18.5% to $7,997,000 in 2009 from $6,750,000 in 2008.  The Corporation’s net interest rate spread for 2009 was 2.57% as compared to 2.18% for 2008.  The net interest margin for 2009 was 3.25% as compared to 3.00% for 2008.

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

Following is a summary of the Bank’s average balances, yields, interest income, and interest expense, the interest rate spread and the net interest margin for the years ended December 31, 2009, 2008, and 2007.

	Year Ended December 31,
	2009			2008			2007
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance1	Interest	Rate	Balance1	Interest	Rate	Balance1	Interest	Rate
Interest earning assets:	(Dollars in Thousands)
Loans receivable2	$106,346	$6,777	6.37%	$97,774	$6,456	6.60%	$92,006	$5,988	6.51%
Investment securities:
Taxable	102,981	5,304	5.15%	92,674	4,876	5.26%	81,916	4,086	4.99%
Non-taxable3	33,280	1,386	4.16%	33,871	1,528	4.51%	39,387	1,783	4.53%
Other interest earning assets4	3,627	4	0.11%	990	12	1.21%	1,747	78	4.46%
Total interest earning assets	246,234	13,471	5.47%	225,309	12,872	5.71%	215,056	11,935	5.55%
Noninterest earning assets	7,268			8,588			8,554
Total assets	$253,502			$233,897			$223,610
Interest bearing liabilities:
NOW	$7,046	28	0.40%	$5,932	49	0.83%	$6,517	105	1.61%
Savings	55,691	723	1.30%	47,649	830	1.74%	48,147	926	1.92%
Certificates of deposit	125,748	4,721	3.75%	118,746	5,220	4.40%	108,275	5,054	4.67%
Federal funds purchased5	-	2	1.25%	861	23	2.67%	562	4	0.71%
Total interest bearing liabilities	188,485	5,474	2.90%	173,188	6,122	3.53%	163,501	6,089	3.72%
Noninterest bearing liabilities:
Demand deposits	18,147			16,393			17,455
Other liabilities	1,831			1,466			1,494
Stockholders’ equity	45,039			42,850			41,160
Total liabilities and stockholders’ equity	$253,502			$233,897			$223,610
Net interest income/spread6		$7,997	2.57%		$6,750	2.18%		$5,846	1.83%
Net interest margin7			3.25%			3.00%			2.72%

1 Averages are not computed on daily average.  Average balances are computed based on an average of quarter-end balances.
2 Average balances include non-accrual loans.
3 There have been no tax equivalent adjustments made to yields.
4 This reflects average balance for Federal Funds Sold and Purchased and is calculated by utilizing quarterly ending balance.  The actual daily balance may differ greatly from this average balance due to the nature of these funds.
5 There were no Federal funds purchased balances at any quarter ends in 2009 therefore the average balance is $0.
6 Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities.
7 Net interest margin represents net interest income as a percentage of average interest earning assets.

Neffs Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

The following table attributes increases and decreases in components of net interest income either to changes in average volume or to changes in average rates for interest earning assets and interest bearing liabilities.  Numerous and simultaneous balance and rate changes occur during the year.  The amount of change that is not due solely to volume or rate is allocated proportionally to each.  There are no specific reserves at this time.

	For Year Ended December 31,
	2009/2008 Increase/(Decrease)			2008/2007 Increase/(Decrease)
	Due to Change in			Due to Change in
	Volume	Rate	Net	Volume	Rate	Net
Interest Income:	(In Thousands)
Loans receivable	$546	$(225)	$321	$381	$87	$468
Securities	477	(191)	286	265	270	535
Other interest earning assets	3	(11)	(8)	(9)	(57)	(66)
Total interest earning assets	1,026	(427)	599	637	300	937
Interest Expense:
NOW	4	(25)	(21)	(5)	(51)	(56)
Savings	104	(211)	(107)	(9)	(87)	(96)
Certificates of Deposit	263	(762)	(499)	460	(293)	167
Federal funds purchased	(24)	3	(21)	8	11	19
Total interest bearing liabilities	347	(995)	(648)	454	(420)	34

Net change in net interest income	$679	$568	$1,247	$183	$720	$903

Provision for Loan Losses
Although the Corporation maintains sound credit practices, loan deterioration may occur resulting in the eventual charge off of the loans as losses.  The provision for loan losses and the allowance for loan losses are based upon management’s ongoing assessment of the Bank’s credit exposure and consideration of other relevant factors.  The allowance for loan losses is a valuation that is available to absorb potential yet undetermined future charge offs.  The provision for loan losses is the amount charged against the Bank’s earnings.  Its appropriateness and adequacy are determined based upon several factors including:

▪	a continuing review of delinquent, classified and non-accrual loans, large loans and overall portfolio quality,
▪	analytical review of loan charge-off experience, delinquency rates and other relevant historical and peer statistical ratios,
▪	management’s judgment with respect to the nature of the portfolio, concentrations of credit and current and projected economic and business conditions and their impact on the existing portfolio, and
▪	regular examinations and review of the portfolio by regulatory authorities.

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

Neffs Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

The provision for loan losses made during 2009 was $84,000 due mainly to the increase in the loan portfolio and general deteriorating economic conditions compared to $145,000 for 2008.  There was no provision made for 2007.  Management concluded that the Allowance for Loan Losses had an adequate balance to justify no provision being made during 2007, due to minimal net charge offs and declining non-performing loans.

The allowance for loan losses represented 0.74% of total loans receivable at December 31, 2009 as compared with 0.75% and 0.66% at December 31, 2008 and 2007, respectively.  Management regularly assesses the appropriateness and adequacy of the allowance for loan losses in relation to credit exposure associated with individual borrowers, overall trends in the loan portfolio and other relevant factors, and believes the allowance is reasonable and adequate for each of the periods presented.  The Corporation has no credit exposure to foreign countries or foreign borrowers.  The Corporation also has no exposure to subprime mortgage loans.

The Bank’s loan loss experience for each of the five years ended December 31 is presented below.

	Year Ended December 31
	2009	2008	2007	2006	2005
	(Dollars in Thousands)
Average loans outstanding	$106,346	$97,774	$92,006	$85,565	$79,294

Total gross loans at year end	$111,988	$100,953	$94,610	$88,071	$83,042

Allowance for loan losses at January 1	$761	$620	$653	$657	$663
Losses charged to allowance
Commercial	-	-	20	-	-
Real estate	-	-	3	-	-
Consumer	16	5	15	6	13
Total losses charged to allowance	16	5	38	6	13

Recoveries credited to allowance
Commercial	-	-	-	-	-
Real estate	-	-	3	-	-
Consumer	-	1	2	2	7
Total recoveries credited to allowance	-	1	5	2	7
Net charge-offs	16	4	33	4	6
Provision for loan losses	84	145	-	-	-

Allowance for loan losses at December 31	$829	$761	$620	$653	$657

Ratio of net charge offs to average loans outstanding	0.02%	0.00%	0.04%	0.00%	0.01%
Allowance as a percentage of total gross loans	0.74%	0.75%	0.66%	0.74%	0.79%

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

Management maintains an allowance for loan losses that it considers adequate based on the evaluation process that is performed on a quarterly basis.  Credit quality trends, loan volume, current economic trends and other uncertainties are also considered as part of the process.  The table below that indicates the distribution of the allowance as of the end of each of the last five years.

	2009		2008		2007		2006		2005
		% of		% of		% of		% of		% of
	Amount	Loan	Amount	Loan	Amount	Loan	Amount	Loan	Amount	Loan
	(Dollars in Thousands)
Commercial	$303	30.3%	$231	29.5%	$179	29.0%	$161	26.7%	$122	25.6%
Real estate	432	47.1%	404	44.2%	287	42.4%	281	43.3%	271	45.1%
Consumer	94	22.6%	91	26.3%	131	28.6%	121	30.0%	125	29.3%
Unallocated	-		35		23		90		139
Total	$829	100%	$761	100%	$620	100%	$653	100%	$657	100%

Non-Interest Income

2009 Compared to 2008
Non-interest income consists primarily of service charges and impairment charges on securities.  Non-interest income for 2009 had decreased from $277,000 in 2008 to $(390,000).  This is due mainly to net impairment charges on securities of $659,000 in 2009 from $0 in 2008.

2008 Compared to 2007
Non-interest income consists primarily of service charges.  Non-interest income for 2008 had an increase of $6,000 or 2.2% over 2007.  This was mainly due to an increase in fees derived from the sale of loan related insurance offset by a decrease in service charges on deposit accounts.

Non-Interest Expense
Salary expense and employee benefits represent the largest component, or 42.3%, of non-interest expenses.  Non-interest expenses also include an array of other expenses such as:

▪	occupancy and equipment expenses,
▪	stationery, printing and Bank supplies,
▪	advertising,
▪	outside service providers, relating to data processing and ATM services,
▪	professional fees for legal, accounting, and consulting services,
▪	costs associated with the due diligence process of extending and maintaining loans and the collection process,
▪	Pennsylvania shares tax and FDIC assessment, and
▪	other types of expenses incurred as part of the normal course of operation of the Bank.

Neffs Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

2009 Compared to 2008
Non-interest expenses for 2009 were $3,421,000, an increase of $405,000 or 13.4% as compared to non-interest expense of $3,016,000 for 2008.

Salary and employee benefits represent the largest portion of non-interest expense.  For 2009, salary and employee benefits increased by $19,000, or 1.3%.  At December 31, 2009 and 2008 the Bank employed 29 full-time equivalent employees.

Occupancy expense increased by $24,000 or 12.6% to $214,000 as compared to $190,000 at December 31, 2008.  This increase was mainly due to an increase in rental property expenses.

Furniture and equipment expense increased by $26,000 or 11.2% to $259,000 as compared to $233,000 at December 31, 2008.  This increase was mainly due to increased depreciation from the purchase of a new core system.

Pennsylvania Shares Tax increased by $22,000 or 5.2% to $445,000 for 2009.  This increase was due mainly to the increase in total equity on which the tax is calculated.

FDIC expense increased from $52,000 in 2008 to $338,000 in 2009.  The increase is due to a special assessment and increased regular assessments in 2009 over 2008.

Other expenses increased $28,000 or 4.1% to $719,000 for 2009 compared to $691,000 for 2008.  This increase was due mainly to increases in legal/audit/examination and stationary/supplies expenses.

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

Pennsylvania Shares Tax increased by $20,000 or 5.0% to $423,000 for 2008.  This increase was due mainly to the increase in total equity on which the tax is calculated.

Other expenses increased $65,000 or 9.6%.  This increase was due mainly to an FDIC credit used in 2007 but not available for 2008, along with increases in bank account maintenance expense, advertising expense, and bookkeeping and data processing expense.

Income Taxes
Income tax expense was $941,000 for 2009 as compared to $829,000 for 2008 and $537,000 for 2007.  The 13.5% increase experienced during 2009 resulted from an increase in net income before income taxes and the decrease in interest income on tax-exempt securities.  The Corporation’s effective income tax rate for 2009, 2008, and 2007 was 22.9%, 21.4% and 16.6%, respectively.

Neffs Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

Net Income

2009 Compared to 2008
Net income for 2009 was $3,161,000, which is an increase of $124,000 or 4.1% as compared to 2008.  The Bank’s net interest income increased in 2009 due to an increase in the Bank’s net interest spread and margin as the yield on interest-bearing assets increased more than the cost of interest-bearing deposits along with the growth of loans, investments, and deposits.

Basic earnings per share for 2009 increased to $16.94 from $16.00 in 2008, due to the increase in the net income for 2009 and the purchase of treasury stock in 2009 and 2008.

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

The securities portfolio at December 31, 2009 totaled $135,967,000 as compared to $129,507,000 at December 31, 2008, an increase of $6,460,000, or 5.0%.  Securities available-for-sale decreased to $34,991,000 at December 31, 2009 compared to $37,950,000 at December 31, 2008.  Securities held to maturity increased to $100,976,000 at December 31, 2009 from $91,557,000 at December 31, 2008.  Other than the U.S. Government and its agencies, the Bank holds no other securities of a single issuer whose aggregate carrying value exceeds 10% of stockholders’ equity.

The carrying value of the available-for-sale securities portfolio as of December 31, 2009, includes net unrealized gains of $1,133,000 (reflected as accumulated other comprehensive gain of $748,000 in stockholders’ equity, net of deferred income taxes of $385,000) compared to net unrealized gains of $669,000 (reflected as accumulated other comprehensive gain of $442,000 in stockholders’ equity, net of deferred income taxes of $228,000) as of December 31, 2008.  This change is due to the change in interest rates.

The Corporation has gross unrealized gains of $2,808,000 offset by gross unrealized losses of $5,113,000 for a net unrealized loss of $2,305,000 at December 31, 2009.  The portfolio of securities in an unrealized loss position has an aggregate fair value of $56,464,000.  The unrealized gains and losses are attributed to the current interest rate environment and illiquidity in the market.  The unrealized losses are temporary and management does not intend

Neffs Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

to sell nor does it expect to be required to sell such investments until maturity or market price recovery.  All securities are rated investment grade or better according to the Corporation’s policy except for four securities.  These problem collateralized debt obligations consist of four securities with a combined book value of $2,955,000, which is 2.2% of the total security portfolio, and market value of $832,000.  The securities rated below investment grade are classified as held to maturity.  One of these securities was deemed to be other-than-temporarily impaired as discussed in Note 15.  The Corporation has minimal exposure to problem collateralized debt obligations in the mortgage-backed securities portfolio.  These securities are classified as held to maturity.  As the Corporation does not intend nor does it expect to be required to sell such investments until maturity or market price recovery no other securities were deemed to be other-than-temporarily impaired.

The composition of the securities portfolio for the periods ending December 31, 2009, 2008 and 2007 is presented below.

	December 31
	2009	2008	2007
Held to maturity securities:	(Dollars in Thousands)
U.S. Government agencies and corporations	$59,576	$52,871	$43,627
State and political subdivisions	36,257	32,300	37,507
Mortgage-backed securities	838	1,045	1,240
Corporate securities	4,305	5,341	4,437

Available for sale securities:
Mortgage-backed securities	34,887	37,843	35,579
U.S. Treasury Note	104	107	101
Total securities	$135,967	$129,507	$122,491

The following table presents the maturities and average weighted yields of the debt securities portfolio as of December 31, 2009.

			After one but		After five but
	Within one year		within five years		within ten years		After ten years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Available for sale:	(Dollars in Thousands)
Mortgage-backed securities	$806	3.39%	$3,464	4.20%	$8,589	4.64%	$22,028	5.18%
U.S. Treasury	-	-	104	3.12%	-	-	-	-
	806		3,568		8,589		22,028
Held to maturity:
U.S. Government agencies	-	-	-	-	3,997	4.78%	55,579	5.12%
State and political subdivisions8	185	6.77%	6,780	6.69%	12,368	7.14%	16,924	6.71%
Mortgage-backed securities	-	-	-	-	-	-	838	6.28%
Other securities	-	-	850	6.41%	500	5.10%	2,955	2.41%
	185		7,630		16,865		76,296

Total	$991		$11,198		$25,454		$98,324

8 Yields on tax-exempt debt securities have been computed on a fully tax-equivalent basis.

Neffs Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

Loans
The loan portfolio comprises a major component of the Corporation’s earning assets.  Net loans receivable increased $10,967,000 or 10.9% to $111,159,000 as of December 31, 2009 from $100,192,000 at December 31, 2008.  Net loans receivable represent 43.1% of total assets and 52.6% of total deposits as of December 31, 2009 as compared to 42.0% and 51.9%, respectively, at December 31, 2008.  All of the Corporation’s loans are to domestic borrowers.

Loan concentrations are considered to exist when the total amount of loans to any one or a multiple number of borrowers engaged in similar activities or having similar economic characteristics exceeds 10% of loans outstanding in any one category.  At December 31, 2009, real estate loans amounted to $100,140,000 or 89.4% of total loans, and commercial and industrial loans amounted to $4,810,000 or 4.3% of total loans.  Although such loans were not made to one specific borrower or industry, it is important to note that the quality of these loans is affected by the region’s economy and real estate market.  Management does not believe such a concentration poses a problem to the Bank at this time.

Other than as described herein, management does not believe there are any trends, events, or uncertainties which are reasonably expected to have a material adverse impact on future results of operations, liquidity, or capital resources.

The composition of the total loan portfolio is shown in the table below for the periods presented.

	December 31,
	(Dollars in Thousands)
	2009		2008		2007		2006		2005
		% of		% of		% of		% of		% of
	Amount	Total	Amount	Total	Amount	Total	Amount	Total	Amount	Total
Commercial	$4,810	4.3%	$3,627	3.6%	$4,635	4.9%	$4,664	5.3%	$4,832	5.8%
Commercial real estate	29,177	26.1%	26,142	25.9%	22,779	24.1%	18,820	21.4%	16,440	19.8%
Residential real estate	52,433	46.8%	43,799	43.4%	39,221	41.5%	37,088	42.1%	37,057	44.6%
Real estate construction	270	0.2%	873	0.9%	879	0.9%	1,053	1.2%	384	0.5%
Home equity	18,260	16.3%	19,688	19.5%	20,043	21.2%	19,176	21.8%	17,072	20.6%
Other consumer	7,038	6.3%	6,824	6.7%	7,053	7.4%	7,270	8.2%	7,257	8.7%
Total loans outstanding	$111,988	100.0%	$100,953	100.0%	$94,610	100.0%	$88,071	100.0%	$83,042	100.0%

Neffs Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

The loan maturities and interest sensitivity for a segment of the loan portfolio are reflected in the table below.

	As of December 31, 2009
	Due Under	Due 1- 5	Due Over
	One Year	Years	Five Years	Total
Maturity of loans receivable:	(In Thousands)
Commercial and commercial real estate	$5,554	$13,736	$14,696	$33,986
Real estate construction	-	-	270	270
Total	$5,554	$13,736	$14,966	$34,256

		Due 1-5	Due Over
		Years	Five Years
Fixed interest rates		$1,931	$4,890
Floating or adjustable interest rates		11,805	10,076
Total		$13,736	$14,966

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

Total nonperforming loans (comprised of non-accruing loans and loans past due for more than 90 days) as of December 31, 2009 were $202,000 compared to $483,000 as of December 31, 2008.  Total nonperforming loans as a percentage of total loans were 0.18% at December 31, 2009 as compared to 0.17% at December 31, 2008.  There were no foreclosed assets as of December 31, 2009 or 2008.  There were three loans totaling $405,000 placed on non-accrual status in March 2010.  These loans are well collateralized therefore management does not expect any losses from these loans.  Lenders continue to work with customers to minimize losses associated with non-accrual and delinquent accounts.  In addition, management is not aware of any material potential loan problems that have not been disclosed herein.

Neffs Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

Detailed information about the Corporation’s nonperforming loans and nonperforming assets for the last five years is shown in the table below.

	December 31,
	2009	2008	2007	2006	2005
	(Dollars in Thousands)
Non-accruing loans	$-	$-	$-	$-	$-
Accruing loans past due 90 days or more	202	173	36	52	67
Total nonperforming loans	202	173	36	52	67
Foreclosed real estate/repossessed assets	-	-	-	71	-
Total nonperforming assets	$202	$173	$36	$123	$67
Non-accrual loans:
Interest income that would have been recorded on non-accrual loans	$-	$-	$-	$-	$-
Interest income for above loans included in net income for the period	$-	$-	$-	$-	$-

Ratios:
Nonperforming loans to total loans	0.18%	0.17%	0.04%	0.06%	0.08%
Allowance for loan losses to nonperforming loans	410.40%	439.88%	1,722.22%	1,255.77%	980.60%
Nonperforming assets to total assets	0.08%	0.07%	0.02%	0.06%	0.03%
Commitments to lend additional funds to Nonperforming loan customers	$-	$-	$-	$-	$-

Deposits
Deposits are the major source of the Corporation’s funds for lending and other investment purposes.  Total deposits at December 31, 2009 were $211,391,000, an increase of $18,453,000 or 9.6%, over total deposits of $192,938,000 as of December 31, 2008.  The Corporation experienced the following increase percentages for the year 2009 as compared to 2008.

Non-interest bearing demand deposits	8.6%
Interest-bearing demand deposits	18.3%
Savings deposits	25.7%
Time deposits	2.8%

The following table displays the maturities of time deposits issued in denominations of $100,000 or more at December 31, 2009.

(In Thousands)	Time Certificates

Three months or less	$2,385
Over three months but within six months	4,064
Over six months but within twelve months	6,703
Over twelve months	31,897
Total	$45,049

Neffs Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

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

Sources of asset liquidity are provided through cash, amounts due from banks, interest-bearing deposits with banks and federal funds sold, which totaled $5,221,000 at December 31, 2009 as compared to $3,977,000 at December 31, 2008.  Additional liquidity sources include principal payments on securities in the Bank’s securities portfolio and cash flow from its amortizing loan portfolio.  Selling securities available-for-sale, selling loans or raising additional capital may be used to meet longer-term liquidity needs.  At December 31, 2009, available-for-sale securities totaling $34,991,000 were available for liquidity purposes as compared with $37,950,000 at December 31, 2008.

Liability liquidity sources include attracting deposits at competitive rates.  Core deposits at December 31, 2009 totaled $78,957,000 as compared to $65,078,000 at December 31, 2008.  The Bank has a $4 million federal funds line of credit with its main correspondent bank, Atlantic Central Bankers Bank.  The Bank had no federal funds purchased under this line at December 31, 2009 and 2008.  The Bank also has established a line of credit and other credit facilities with the Federal Home Loan Bank, which are reliable sources for short and long-term funds.  Maximum borrowing capacity with the Federal Home Loan Bank is approximately $56,583,000.

Management is not aware of any demands, trends, commitments, or events that would result in the Bank’s inability to meet anticipated or unexpected needs.

Off-Balance Sheet Arrangements
The Corporation’s financial statements do not reflect off-balance sheet arrangements that are made in the normal course of business.   Those off-balance sheet arrangements consist of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments.  These commitments at December 31, 2009 totaled $6,882,000.  This consisted of $916,000 in commercial real estate, construction, land development loans, and one (1) to four (4) family purchase/refinance loans, $5,128,000 in home equity lines of credit, $798,000 in standby letters of credit and the remainder in other unused commitments.  Because these instruments have fixed maturity dates, and because many of them will expire without being drawn upon, they do not generally present any significant liquidity risk to the Corporation.

Management believes that any amounts actually drawn upon can be funded in the normal course of operations.  The Corporation has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

Stockholders’ Equity and Capital Requirements/Ratios
The net effect of the activity in stockholders’ equity resulted in an increase of $1,099,000 in total stockholders’ equity to $45,628,000 at December 31, 2009 from $44,529,000 at December 31, 2008.  Stockholders’ equity increased in 2009 as a result of an increase in retained earnings of $2,419,000, and an increase in accumulated other comprehensive gain of $114,000.  This was offset by an increase in treasury stock of $1,434,000.  U.S. generally accepted accounting principles requires banks to report securities classified as “available-for-sale” at fair value, with unrealized gains or losses, net of deferred income taxes, reported as a separate component of stockholders’ equity.  This adjustment is not included in the Corporation’s calculations of regulatory capital ratios.

The Corporation places a significant emphasis on maintaining a strong capital base.  The goals for capital planning are to build a strong capital base to allow for future growth, to support risks inherent in the banking industry, to retain earnings to meet regulatory requirements and to provide an adequate return to stockholders.

Neffs Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

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

	December 31,	December 31,
	2009	2008
	(Dollars in Thousands)
Tier I, common stockholders’ equity	$44,777	$43,826
Tier II, allowable portion of allowance for loan losses	829	761
Total capital	$45,606	$44,587

Tier I risk-based capital ratio	32.06%	37.83%
Tier II risk-based capital ratio	32.65%	38.49%
Tier I leverage ratio	17.45%	18.62%

At December 31, 2009 and 2008, the Bank exceeded the minimum regulatory capital requirements to be considered a “well capitalized” financial institution under applicable federal regulations.

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

Neffs Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

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

The principal objective of the asset/liability management activities is to provide consistently higher levels of net interest income while maintaining acceptable levels of interest rate and liquidity risk and facilitating the funding needs of the Corporation.  The Corporation utilizes an interest rate sensitivity model as the primary quantitative tool in measuring the amount of interest rate risk that is present.  The traditional maturity “gap” analysis, which reflects the volume difference between interest rate sensitive assets and liabilities during a given time period, is reviewed quarterly by management and the Asset/Liability Committee of the Bank.  A positive gap occurs when the amount of interest sensitive assets exceeds interest sensitive liabilities.  This position would contribute positively to net income in a rising rate environment.  Conversely, if the balance sheet is liability sensitive or negatively gapped, this position would contribute positively to net income in a falling rate environment.  Management continues to monitor sensitivity in order to avoid overexposure to changing interest rates, while maintaining adequate capital and liquidity levels.  Adjustments to the mix of assets and liabilities are made periodically in an effort to give the Bank dependable and steady growth in net interest income regardless of the behavior of interest rates in general.

Another method used by management to review its interest sensitive position is through “simulation.”  In simulation, the Bank projects the future net interest streams in light of the current gap position.  Various interest rate scenarios are used to measure levels of interest income associated with potential changes in our operating environment.  Management cannot measure levels of interest income associated with potential changes in the Bank’s operating environment.  Nor can it predict the direction of interest rates or how the mix of assets and liabilities will change.  The use of this information will help formulate strategies to minimize the unfavorable effect on net interest income caused by interest rate changes.

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

As of December 31, 2009 the Corporation was positively gapped compared negatively gapped than at December 31, 2008 in terms of its “One Year” gap position.  A negative gap position reflects the volume of interest rate sensitive liabilities to be greater than the volume of interest rate sensitive assets.  In consideration of interest rates decreasing, it is preferable to be in a negatively gapped position since there are more interest rate sensitive liabilities that are either maturing or whose interest rates will be repricing downward, quicker than the maturity/repricing of the interest rate sensitive assets.  This will enhance the Corporation’s bottom line by improving the Corporation’s net interest rate spread since it is expected that interest expense will decrease faster than interest income.

Neffs Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

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

The following table represents the gap position for the Bank at December 31, 2009.  This schedule summarizes how many fixed rate assets and liabilities will pay down over the periods of time defined in the table.

	Maturity/Repricing Intervals
	1-3 Months	3-12 Months	1-3 Years	3-5 Years	Over 5 Years	Total
	(In Thousands)

Federal funds sold	$2,933	$-	$-	$-	$-	$2,933
Interest bearing deposits with banks	-	101	-	-	-	101

Other securities	29,788	130	2,072	3,362	64,890	100,242
Mortgage-backed securities	3,877	10,885	3,238	2,709	15,016	35,725
Total securities	33,665	11,015	5,310	6,071	79,906	135,967

Total loans	36,315	33,310	16,145	8,148	18,070	111,988
Total interest earning assets	72,913	44,426	21,455	14,219	97,976	250,989

NOW Accounts	1,572	-	5,572	-	-	7,144
Savings	10,940	-	49,840	-	-	60,780
Total savings deposits	12,512	-	55,412	-	-	67,924

CDs<$100,000	11,452	33,550	25,579	9,560	-	80,141
CDs>$100,000	2,386	10,866	14,764	17,133	-	45,149
Total time deposits	13,838	44,416	40,343	26,693	-	125,290

Total interest bearing liabilities	26,350	44,416	95,755	26,693	-	193,214

Rate sensitive gap	$46,563	$10	$(74,300)	$(12,474)	$97,976	$57,775

Cumulative gap	$46,563	$46,573	$(27,727)	$(40,201)	$57,775	-

Neffs Bancorp, Inc. and Subsidiary

Management’s Discussion and Analysis

Regulatory Activity
From time to time, various types of federal and state legislation have been proposed that could result in additional regulation of, and restrictions on, the business of the Corporation.  It cannot be predicted whether such legislation will be adopted or, if adopted, how such legislation would affect the business of the Corporation.  As a consequence of the extensive regulation of commercial banking activities in the United States, the Bank’s business is particularly susceptible to being affected by federal regulation and regulations that may increase the cost of doing business.  Management is not aware of any other current specific recommendations or proposals by regulatory authorities that will impact the Corporation’s or the Bank’s operations, although the general cost of compliance with numerous and multiple federal and state laws and regulations does have, and in the future may have, a negative impact on the Corporation’s results of operations.

Further, the business of the Corporation is also affected by the state of the financial services industry in general.  As a result of legal and industry changes, management predicts that the industry will continue to experience a certain amount of consolidations and mergers.  Management believes that such consolidations and mergers may enhance its competitive position as a community bank.

Form 10-K
The Corporation will provide, without charge to any stockholder, a copy of its 2009 Annual Report on Form 10-K as required to be filed with the Securities and Exchange Commission.  Requests should be made in writing to:

Neffs Bancorp, Inc.
P.O. Box 10
Neffs, PA 18065