Form 10-K, Exhibit 13
period 2010-12-31
NEFFS BANCORP INC
filed 2011-03-31
CIK 797838

Neffs Bancorp, Inc. 10-K

Exhibit 13

Neffs Bancorp, Inc.

Annual Report to Shareholders

December 31, 2010

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

Michael J. Bailey
Executive Vice President, Cashier and Chief Operations Officer

Neffs Bancorp, Inc. and Subsidiary

Table of Contents

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Neffs Bancorp, Inc. and Subsidiary
Neffs, Pennsylvania

We have audited the accompanying consolidated statements of financial condition of Neffs Bancorp, Inc. and subsidiary as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2010.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Neffs Bancorp, Inc. and subsidiary as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ParenteBeard LLC

Allentown, Pennsylvania
March 31, 2011

Neffs Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition

	December 31,
	2010	2009
	(In Thousands, Except Share Data)
Assets
Cash and cash equivalents	$7,448	$2,187
Interest bearing deposits with banks	141	101
Federal funds sold	-	2,933
Securities available for sale	41,828	34,991
Securities held to maturity, fair value 2010: $98,617; 2009: $97,538	101,932	100,976
Loans receivable, net of allowance for loan losses 2010: $1,114; 2009: $829	120,772	111,159
Premises and equipment, net	2,341	2,446
Restricted investments in bank stock	809	848
Other assets	3,192	2,536

Total Assets	$278,463	$258,177

Liabilities and Stockholders’ Equity

Liabilities:
Deposits:
Non-interest bearing	$18,480	$18,177
Interest bearing	212,207	193,214

Total Deposits	230,687	211,391

Other liabilities	1,079	1,158

Total Liabilities	231,766	212,549

Stockholders’ equity:
Common stock, $1 par value; authorized 2,500,000 shares; issued 200,000 shares; outstanding shares 2010 179,460; 2009 183,608	200	200
Paid-in capital	753	753
Retained earnings	50,818	48,255
Accumulated other comprehensive income	138	556
Treasury stock, at cost 2010 20,540 shares; 2009 16,392 shares	(5,212)	(4,136)

Total Stockholders’ Equity	46,697	45,628

Total Liabilities and Stockholders’ Equity	$278,463	$258,177

See notes to consolidated financial statements.

Neffs Bancorp, Inc. and Subsidiary
Consolidated Statements of Income

	Years Ended December 31,
	2010	2009	2008
	(Dollars in Thousands, Except per Share Data)
Interest Income
Interest and fees on loans	$7,102	$6,777	$6,456
Interest and dividends on investments:
Taxable	4,774	5,304	4,876
Exempt from federal income taxes	1,612	1,386	1,528
Interest on federal funds sold and other	5	4	12

Total Interest Income	13,493	13,471	12,872

Interest Expense
Deposits	4,878	5,472	6,099
Federal funds purchased	-	2	23

Total Interest Expense	4,878	5,474	6,122

Net Interest Income	8,615	7,997	6,750

Provision for Loan Losses	368	84	145

Net Interest Income after Provision for Loan Losses	8,247	7,913	6,605

Other Income (Expense)
Impairment charge on securities	(883)	(948)	-
Portion of losses recognized in other comprehensive income (before tax)	350	289	-
Net impairment losses	(533)	(659)	-
Service charges on deposit accounts	114	120	130
Other service charges and fees	102	95	98
Gain on called securities	9	10	-
Other income	40	44	49

Total Other Income (Expense)	(268)	(390)	277

Other Expenses
Salaries and employee benefits	1,594	1,446	1,427
Occupancy	229	214	190
Furniture and equipment	261	259	233
Pennsylvania shares tax	470	445	423
FDIC expense	207	338	52
Other expenses	816	719	691

Total Other Expenses	3,577	3,421	3,016

Income before Income Taxes	4,402	4,102	3,866

Income Tax Expense
Current	885	851	724
Deferred	91	90	105

Total Income Tax Expense	976	941	829

Net Income	$3,426	$3,161	$3,037
Earnings per Share, Basic	$18.86	$16.96	$16.00
Weighted Average Common Shares Outstanding	181,684	186,417	189,861

See notes to consolidated financial statements.

Neffs Bancorp, Inc. and Subsidiary
Consolidated Statements of Stockholders’ Equity Years Ended December 31, 2010, 2009 and 2008

	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Stockholders’ Equity
	(Dollars in Thousands, Except per Share Data)
Balance - December 31, 2007	200	753	43,558	(373)	(2,308)	41,830

Comprehensive income:
Net income	-	-	3,037	-	-	3,037
Change in unrealized net gains (losses) on securities available for sale, net of taxes	-	-	-	815	-	815

Total Comprehensive Income						3,852

Cash dividends declared on common stock, $4.00 per share	-	-	(759)	-	-	(759)
Purchase of treasury stock (1,505 shares)	-	-	-	-	(394)	(394)

Balance - December 31, 2008	200	753	45,836	442	(2,702)	44,529

Comprehensive income:
Net income	-	-	3,161	-	-	3,161
Change in unrealized net gains (losses) on securities available for sale, net of taxes	-	-	-	306	-	306
Unrealized losses on OTTI securities held to maturity, net of taxes	-	-	-	(192)	-	(192)

Total Comprehensive Income						3,275

Cash dividends declared on common stock, $4.00 per share	-	-	(742)	-	-	(742)
Purchase of treasury stock (5,642 shares)	-	-	-	-	(1,434)	(1,434)

Balance - December 31, 2009	200	753	48,255	556	(4,136)	45,628

Comprehensive income:
Net income	-	-	3,426	-	-	3,426
Change in unrealized net gains (losses) on securities available for sale, net of taxes	-	-	-	(187)	-	(187)
Unrealized losses on OTTI securities held to maturity, net of taxes	-	-	-	(231)	-	(231)

Total Comprehensive Income						3,008

Cash dividends declared on common stock, $4.75 per share	-	-	(863)	-	-	(863)
Purchase of treasury stock (4,148 shares)	-	-	-	-	(1,076)	(1,076)

Balance - December 31, 2010	$200	$753	$50,818	$138	$(5,212)	$46,697

See notes to consolidated financial statements.

Neffs Bancorp, Inc. and Subsidiary
Consolidated Statements of Cash Flow

	Years Ended December 31,
	2010	2009	2008
	(In Thousands)
Cash Flows from Operating Activities
Net income	$3,426	$3,161	$3,037
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	236	232	193
Provision for loan loss	368	84	145
Net accretion of securities	(33)	(626)	(512)
Impairment charges on securities	533	659	-
Gain on called securities	(9)	(10)	-
Deferred income tax expense	114	90	105
(Increase) decrease in assets:
Accrued interest receivable	(221)	(115)	(86)
Prepaid FDIC assessments	184	(705)	-
Other assets	(516)	111	(167)
Increase (decrease) in liabilities:
Accrued interest payable	(72)	(172)	(23)
Other liabilities	(7)	15	11
Net Cash Provided by Operating Activities	4,003	2,724	2,703

Cash Flows from Investing Activities
Net (increase) decrease in interest bearing deposits with banks	(40)	8	9
Net (increase) decrease in federal funds sold	2,933	(1,554)	(1,379)
Purchases of securities available for sale	(18,499)	(6,376)	(7,961)
Purchases of securities held to maturity	(60,432)	(53,633)	(39,150)
Proceeds from maturities/calls and principal repayments of securities available for sale	11,237	9,724	6,851
Proceeds from maturities/calls of securities held to maturity	58,775	43,976	34,991
Net (increase) decrease in restricted investment in bank stock	39	(45)	(89)
Net increase in loans	(10,449)	(11,051)	(6,347)
Proceeds from sale of other real estate owned	468	-	-
Purchases of premises and equipment	(131)	(352)	(172)
Net Cash Used in Investing Activities	(16,099)	(19,303)	(13,247)

Cash Flows from Financing Activities
Net increase in deposits	19,296	18,453	12,547
Net decrease in federal funds purchased	-	-	(2,249)
Dividends paid	(863)	(742)	(759)
Purchase of treasury stock	(1,076)	(1,434)	(394)
Net Cash Provided by Financing Activities	17,357	16,277	9,145
Net Increase (Decrease) in Cash and Cash Equivalents	5,261	(302)	(1,399)

Cash and Cash Equivalents - Beginning	2,187	2,489	3,888
Cash and Cash Equivalents - Ending	$7,448	$2,187	$2,489

Supplementary Cash Flows Information
Interest paid	$4,950	$5,646	$6,145
Income taxes paid	$1,374	$650	$901
Supplementary Schedule of Non cash Investing Activities
Transfer to OREO	$468	$-	$-

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

Nature of Operations

The Bank operates from one location in Lehigh County, Pennsylvania.  The Bank provides a full range of financial services to individuals, small businesses and corporate customers.  The primary source of revenue is interest and fees earned from providing residential mortgages, consumer loans and commercial loans to customers located within the Lehigh Valley.  The Bank’s primary deposits are checking accounts, savings accounts and certificates of deposit.  As a national bank, the Bank is subject to regulation by the Office of the Comptroller of Currency and the Federal Deposit Insurance Corporation.  The Corporation is also subject to regulations of the Federal Reserve Bank.

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

Significant Concentrations of Credit Risk

Most of the Corporation’s activities are with customers located within the Lehigh Valley of Pennsylvania.  Note 3 discusses the types of securities that the Corporation invests in.  Note 4 discusses the types of lending that the Corporation engages in.  The Corporation does not have any significant concentrations to any one industry or customer.  Although the Corporation has a diversified loan portfolio, exposure to credit loss can be adversely impacted by downturns in local economic and employment conditions.

Cash and Cash Equivalents

For purposes of reporting cash flows, the Corporation has defined cash and cash equivalents as cash on hand and amounts due from banks, all of which mature within 90 days.

Securities

Securities classified as held to maturity are those debt securities the Corporation has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions.  These securities are carried at cost adjusted for the amortization of premium and accretion of discount, computed by the interest method over the terms of the securities except for other-than-temporarily impaired securities.

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

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements

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

Restricted Investment in Bank Stocks

Restricted stocks include primarily Federal Home Loan Bank (“FHLB”) stock, which is carried at cost.  Federal law requires a member institution of the FHLB system to hold stock of its district FHLB according to a predetermined formula.  Restricted stocks include FHLB, Atlantic Central Bankers Bank, Federal Reserve Bank, and Independent Community Bankers of America of $776,000, $10,000, $21,000 and $2,000, respectively at December 31, 2010 and $817,000, $10,000, $21,000 and $0 at December 31, 2009.

In December 2008, the FHLB of Pittsburgh notified member banks that it was suspending dividend payments and the repurchase of capital stock.  Management’s determination of whether this investment is impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value.  The determination of whether a decline affects the ultimate recoverability of the cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB.  In 2010 FHLB resumed the purchase of capital stock and repurchased 41,000 shares from the Bank at $1 per share with no gain or loss.  There were no dividends paid on FHLB stock in 2010.  Management believes no impairment charge is necessary related to the FHLB stock as of December 31, 2010 and 2009.

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

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated.  The allowance for loan losses is reviewed at least quarterly and includes a portfolio analysis and a review of various qualitative/quantitative factors.

Qualitative/quantitative factors include the following:
●	historical loan loss experience,
●	recent trends in losses,
●	changes in lending policies and procedures including underwriting standards and collection, charge-off, and recovery practices,
●	changes in national and local economic and business conditions including condition of various market segments,
●	changes in nature and volume of the portfolio,
●	experience, ability, and depth of lending management and staff,
●	trends in the volume and severity of past due and classified loans and volume of non-accrual loans, troubled debt restructuring, and other loan modifications,
●	changes in the quality of the Bank’s loan review system,
●	the existence and effect of any large credits and concentrations of credit and changes in the level of such concentrations,
●	the effect of external factors, such as competition and legal and regulatory requirements, on the level of estimated credit losses in the portfolio, and
●	trends in values of collateral and lending standards relating to various types of collateral.

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

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements

Foreclosed Assets

Foreclosed assets are comprised of property acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure and loans classified as in-substance foreclosure.  The Corporation includes such property in other assets.  Foreclosed assets initially are recorded at fair value, net of estimated selling costs, at the date of foreclosure establishing a new cost basis.  After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of cost or fair value minus estimated costs to sell.  Revenues and expenses from operations and changes in the valuation allowance are included in other expenses.  The Corporation had foreclosed assets of $7,000 as of December 31, 2010 and no foreclosed assets as of December 31, 2009.

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

Advertising Costs

The Corporation follows the policy of charging the costs of advertising to expense as incurred.  Total advertising expense for the years ended December 31, 2010, 2009 and 2008 was $40,000, $43,000 and $42,000, respectively.

Income Taxes

Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.  The Corporation files a consolidated federal income tax return with the Bank.

The Corporation adopted Financial Accounting Standards Board guidance on accounting for uncertainty in income taxes effective January 1, 2009.  A tax position is recognized as a benefit at the largest amount that is more-likely-than not to be sustained in a tax examination based solely on its merits.  An uncertain tax position will not be recognized if it has a less than 50% likelihood of being sustained.  Under the threshold guidelines, the Corporation believes no significant uncertain tax positions exist, either individually or in the aggregate, that would result in recognition of a liability for unrecognized tax benefits as of December 31, 2010 and December 31, 2009.

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements

Earnings per Share

Earnings per share is based on the weighted average shares of common stock outstanding during each year.  The Corporation currently maintains a simple capital structure, thus there are no dilutive effects on earnings per share.

Employee Benefit Plan

The Bank has a non-contributory defined contribution pension plan covering all full-time employees having at least one year of service.  Contribution amounts are determined annually by the Corporation and are charged to current operating expense.  The expense amounted to $60,000, $58,000 and $60,000, for 2010, 2009 and 2008, respectively.

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

The FASB has issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.  This ASU requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in Codification Subtopic 820-10.  The FASB’s objective is to improve these disclosures and, thus, increase the transparency in financial reporting.  Specifically, ASU 2010-06 amends Codification Subtopic 820-10 to now require:

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements

●	A reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and
●	In the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances, and settlements.

In addition, ASU 2010-06 clarifies the requirements of the following existing disclosures:
●
For purposes of reporting fair value measurement for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities; and

●	A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements.

ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.  The adoption of this guidance did not have a material impact on the Corporation’s financial statements.

In April 2010, the FASB issued ASU 2010-18, Receivables (Topic 310):  Effect of a Loan Modification When the Loan is a Part of a Pool That is Accounted for as a Single Asset – a consensus of the FASB Emerging Issues Task Force.  ASU 2010-18 clarifies the treatment for a modified loan that was acquired as part of a pool of assets.  Refinancing or restructuring the loan does not make it eligible for removal from the pool.  The amendment will be effective for loans that are part of an asset pool and are modified during financial reporting periods that end July 15, 2010 or later.  The adoption of this guidance did not have a significant impact on the Corporation’s financial statements.

ASU 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, will help investors assess the credit risk of a company’s receivables portfolio and the adequacy of its allowance for credit losses held against the portfolios by expanding credit risk disclosures.

This ASU requires more information about the credit quality of financing receivables in the disclosures to financial statements, such as aging information and credit quality indicators.  Both new and existing disclosures must be disaggregated by portfolio segment or class.  The disaggregation of information is based on how a company develops its allowance for credit losses and how it manages its credit exposure.

The amendments in this Update apply to all public and nonpublic entities with financing receivables.  Financing receivables include loans and trade accounts receivable.  However, short-term trade accounts receivable, receivables measured at fair value or lower of cost or fair value, and debt securities are exempt from these disclosure amendments.

The effective date of ASU 2010-20 differs for public and nonpublic companies.  For public companies, the amendments that require disclosures as of the end of a reporting period are effective for periods ending on or after December 15, 2010.  The amendments that require disclosures about activity that occurs during a reporting period are effective for periods beginning on or after December 15, 2010.  The disclosures for this guidance can be found in Note 5 of the Notes to the Consolidated Financial Statements.  The adoption of this guidance did not have a significant impact on the Corporation’s financial statements.

In August, 2010, the FASB issued ASU 2010-21, Accounting for Technical Amendments to Various SEC Rules and Schedules.  This ASU amends various SEC paragraphs pursuant to the issuance of Release No. 33-

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements

9026:  Technical Amendments to Rules, Forms, Schedules, and Codification of Financial Reporting Policies and did not have a significant impact on the Corporation’s financial statements.

In August, 2010, the FASB issued ASU 2010-22, Technical Corrections to SEC Paragraphs – An announcement made by the staff of the U.S. Securities and Exchange Commission.  This ASU amends various SEC paragraphs based on external comments received and the issuance of SAB 112, which amends or rescinds portions of certain SAB topics and did not have a significant impact on the Corporation’s financial statements.

In December, 2010, the FASB issued ASU 2010-29, Buisiness Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations.  The objective of this Update is to address diversity in practice about the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations.

Paragraph 805-10-50-2(h) requires a public entity to disclose pro forma information for business combinations that occurred in the current reporting period. The disclosures include pro forma revenue and earnings of the combined entity for the current reporting period as though the acquisition date for all business combinations that occurred during the year had been as of the beginning of the annual reporting period. If comparative financial statements are presented, the pro forma revenue and earnings of the combined entity for the comparable prior reporting period should be reported as though the acquisition date for all business combinations that occurred during the current year had been as of the beginning of the comparable prior annual reporting period.

In practice, some preparers have presented the pro forma information in their comparative financial statements as if the business combination that occurred in the current reporting period had occurred as of the beginning of each of the current and prior annual reporting periods. Other preparers have disclosed the pro forma information as if the business combination occurred at the beginning of the prior annual reporting period only, and carried forward the related adjustments, if applicable, through the current reporting period.

The amendments in this Update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only.

The amendments in this Update also expand the supplemental pro forma disclosures under Topic 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings.

The amendments in this Update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted.  The adoption of this guidance did not have an impact on the Corporation’s financial statements.

In January, 2010, the FASB issued ASU 2011-01, Receivables (Topic 310): Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings.  The amendments in this Update temporarily delay the effective date of the disclosures about troubled debt restructurings in Update 2010-20 for public entities. Under the existing effective date in Update 2010-20, public-entity creditors would have provided disclosures about troubled debt restructurings for periods beginning on or after December 15, 2010. The delay is intended to allow the Board time to complete its deliberations on what constitutes a troubled debt restructuring. The effective date of the new disclosures about troubled debt restructurings for public entities and the guidance for determining what constitutes a troubled debt restructuring will then be coordinated. Currently, that guidance

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements

is anticipated to be effective for interim and annual periods ending after June 15, 2011.  The deferral in this amendment is effective upon issuance.  The adoption of this guidance is not expected to have a significant impact on the Corporation’s financial statements.

Note 2 - Cash and Cash Equivalents

Regulations of the Board of Governors of the Federal Reserve System impose uniform reserve requirements on all depository institutions with transaction accounts (checking accounts, NOW accounts, etc.).  Reserves are maintained in the form of vault cash or a non-interest bearing balance held with the Federal Reserve Bank.  The Bank also, from time to time, maintains deposits with the Federal Reserve Bank and other banks for various services such as check clearing.  The reserve requirement at December 31, 2010 and 2009 was $384,000 and $460,000, respectively.

Note 3 - Securities

The amortized cost and fair values of securities are as follows:

	December 31, 2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Securities Available for Sale:
U.S. Treasury note	$100	$6	$-	$106
Mortgage-backed securities (Government agencies- residential)	40,879	1,229	(386)	41,722
	$40,979	$1,235	$(386)	$41,828
Securities Held to Maturity:
Obligations of U.S. Government agencies	$36,738	$189	$(590)	$36,337
Obligations of states and political subdivisions	61,040	672	(1,803)	59,909
Corporate securities	1,350	41	-	1,391
Collateralized debt obligations	2,138	-	(1,896)	242
Mortgage-backed securities (Government agencies- residential)	666	72	-	738
	$101,932	$974	$(4,289)	$98,617

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements

	December 31, 2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Securities Available for Sale:
U.S. Treasury note	$100	$4	$-	$104
Mortgage-backed securities	33,758	1,144	(15)	34,887
	$33,858	$1,148	$(15)	$34,991
Securities Held to Maturity:
Obligations of U.S. Government agencies	$59,576	$231	$(2,832)	$56,975
Obligations of states and political subdivisions	36,257	1,340	(139)	37,458
Corporate securities	1,350	44	(5)	1,389
Collateralized debt obligations	2,955	-	(2,122)	833
Mortgage-backed securities	838	45	-	883
	$100,976	$1,660	$(5,098)	$97,538

The amortized cost and fair values of securities at December 31, 2010, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In Thousands)
Due in one year or less	$-	$-	$1,555	$1,583
Due after one year through five years	100	106	6,695	6,947
Due after five years through ten years	-	-	11,420	11,734
Due after ten years	-	-	81,596	77,615
	100	106	101,266	97,879
Mortgage-backed securities	40,879	41,722	666	738
	$40,979	$41,828	$101,932	$98,617

There were no sales of securities during 2010, 2009, and 2008.

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements

The changes in net unrealized holding gains (losses) on securities available for sale and unrealized loss on other-than-temporarily impaired security held to maturity that have been included in other comprehensive income (loss) for the years ended December 31, 2010, 2009 and 2008 are as follows:

	2010	2009	2008
	(In Thousands)
Gross change in unrealized gains (losses) on securities available for sale	$(284)	$463	$1,235
Non-credit related impairment loss on other-than-temporarily impaired held to maturity securities	(350)	(289)	-
Net Unrealized Gains (Losses)	(634)	174	1,235
Tax effect	216	(60)	(420)
Net of Tax Amount	$(418)	$114	$815

Securities with an amortized cost and fair value of approximately $12,000,000 and $12,780,000 at December 31, 2010 and $12,000,000 and $12,385,000 at December 31, 2009 were pledged to secure public deposits and for other purposes required or permitted by law.

The following tables show the Corporation’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2010 and 2009:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
DECEMBER 31, 2010:
Securities Available for Sale:
Mortgage-backed securities	$16,990	$386	$-	$-	$16,990	$386
Securities Held to Maturity:
Obligations of U.S. Government agencies	17,864	482	7,668	108	25,532	590
Obligations of states and political subdivisions	28,900	1,665	3,857	138	32,757	1,803
Collateralized debt obligations	-	-	242	1,896	242	1,896
Total Temporarily Impaired Securities	$63,754	$2,533	$11,767	$2,142	$75,521	$4,675

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
DECEMBER 31, 2009:
Securities Available for Sale:
Mortgage-backed securities	$981	$15	$-	$-	$981	$15
Securities Held to Maturity:
Obligations of U.S. Government agencies	39,065	2,379	9,672	453	48,737	2,832
Obligations of states and political subdivisions	5,422	137	297	2	5,719	139
Corporate securities	-	-	194	5	194	5
Collateralized debt obligations	-	-	833	2,122	833	2,122
Total Temporarily Impaired Securities	$45,468	$2,531	$10,996	$2,582	$56,464	$5,113

The Corporation had 188 and 107 securities in an unrealized loss position at December 31, 2010 and 2009, respectively.  The decline in fair value is due to interest rate and market fluctuations.  Two securities were deemed to be other-than-temporarily impaired as discussed in Note 15.  As the Corporation does not intend to sell nor is it expected to be required to sell such investments until maturity or market price recovery no other securities were deemed to be other-than-temporarily impaired.

Note 4 - Loans

The composition of the Corporation’s loan portfolio at December 31, 2010 and 2009 is as follows:
	2010	2009	*
	(In Thousands)
Commercial real estate	$39,311	$32,378
Commercial non-real estate	5,192	4,810
Residential real estate	54,869	50,587
Real estate construction	401	270
Home equity	14,982	16,905
Other consumer	7,131	7,038
	121,886	111,988
Allowance for loan losses	(1,114)	(829)

	$120,772	$111,159

*Reclassified 2009 amounts reflect loan classifications used throughout footnotes

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements

Note 5 - Allowance for Loan Losses

Transactions in the allowance for loan losses are summarized as follows:

	2010	2009	2008
	(In Thousands)
Balance, beginning	$829	$761	$620
Provision for loan losses	368	84	145
Recoveries on loans previously charged off	28	-	1
Loans charged off	(111)	(16)	(5)
Balance, ending	$1,114	$829	$761

The following summarizes the allowance for loan losses and recorded investment in classes of loans for year ended December 31, 2010:

	Commercial Real Estate	Commercial Non-Real Estate	Residential Real Estate	Real Estate Construction	Home Equity	Other Consumer	Total
	(In Thousands)

Allowance ending balance	$381	$46	$507	$4	$122	$54	$1,114
Ending balance: individually evaluated for impairment	$24	-	-	-	-	-	$24
Ending balance: collectively evaluated for impairment	$357	$46	$507	$4	$122	$54	$1,090

Loans
Ending balance	$39,311	$5,192	$54,869	$401	$14,982	$7,131	$121,886
Ending balance: individually evaluated for impairment	$5,556	$163	-	-	-	-	$5,719
Ending balance: collectively evaluated for impairment	$33,755	$5,029	$54,869	$401	$14,982	$7,131	$116,167

The following summarizes commercial credit risk profile by internally assigned grade at December 31, 2010:

	Commercial Real Estate	Commercial Non-Real Estate
	(In Thousands)

Pass/Unclassified	$21,897	$4,358
Pass/Watch	6,650	653
OAEM/Special Mention	3,557	18
Substandard	4,779	163
Non-Accrual	2,428	-
Total	$39,311	$5,192

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements

The following summarizes consumer credit risk profile based on payment activity at December 31, 2010:

	Residential Real Estate	Real Estate Construction	Home Equity	Other Consumer
Performing	$54,846	$401	$14,899	$7,128
Nonperforming	23	-	83	3
Total	$54,869	$401	$14,982	$7,131

The average recorded investment in impaired loans during 2010, 2009 and 2008 was $2,458,000, $0 and $0, respectively.

The composition of impaired loans at December 31, 2010 is as follows:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(In Thousands)

With no related allowance recorded
Commercial real estate	$2,186	$2,186	$-	$2,194	$108
With related allowance recorded
Commercial real estate	218	242	24	264	-
Total
Commercial real estate	$2,404	$2,428	$24	$2,458	$108

There were no impaired loans as of December 31, 2009.

Age analysis of past due loans and non accrual loans by class of the loan portfolio as of December 31, 2010 is as follows:

	30-59 Days Past Due	60-89 Days Past Due	90 Days and Over Past Due	Total Past Due	Current	Total Loans Receivable	90 Days and Over and Accruing	Non- Accrual
	(In Thousands)

Commercial real estate	$2,158	$637	$1,645	$4,440	$34,871	$39,311	$-	$2,428
Commercial non-real estate	179	43	-	222	4,970	5,192	-	-
Residential real estate	1,295	417	23	1,735	53,134	54,869	-	23
Real estate construction	-	-	-	-	401	401	-	-
Home equity	186	170	83	439	14,543	14,982	83	-
Other Consumer	146	58	3	207	6,924	7,131	3	-
Total	$3,964	$1,325	$1,754	$7,043	$114,843	$121,886	$86	$2,451

Loans on which the accrual of interest has been discontinued amounted to $0 at 2009.  Loan balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, amounted to $202,000 at December 31, 2009.

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements

Note 6 - Premises and Equipment

The following summarizes premises and equipment at December 31, 2010 and 2009:

	Estimated Useful Lives	2010	2009
		(In Thousands)

Premises	5-39 years	$2,901	$2,857
Furniture, fixtures and equipment	5-10 years	2,563	2,476

		5,464	5,333
Accumulated depreciation		(3,361)	(3,125)

		2,103	2,208
Land		238	238

		$2,341	$2,446

Note 7 - Interest Bearing Deposits

Interest bearing deposits include certificates of deposit issued in denominations of $100,000 or greater which amounted to $49,962,000 and $45,149,000 at December 31, 2010 and 2009, respectively.

Interest bearing deposits at December 31, 2010 and 2009 are further detailed as follows:

	2010	2009
	(In Thousands)
Savings accounts	$68,964	$60,780
NOW accounts	6,766	7,144
Certificates and other time deposits	136,477	125,290

	$212,207	$193,214

Time deposits at December 31, 2010 had the following scheduled maturities (in thousands):

2011	$57,119
2012	30,341
2013	20,446
2014	9,435
2015	19,136
$136,477

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements

Note 8 - Borrowing Capacity

The Bank has a line of credit commitment available from Atlantic Central Bankers Bank for borrowings up to $4,000,000 in federal funds.  Borrowings on this line are repaid on a daily basis. There were no borrowings under this line as of December 31, 2010 and December 31, 2009.

The Bank has maximum borrowing capacity with the Federal Home Loan Bank of $64,158,000.  There were no borrowings outstanding at December 31, 2010 and 2009.  Advances from the Federal Home Loan Bank are secured by qualifying assets of the Bank.

Note 9 - Income Taxes

The components of the net deferred tax asset at December 31, 2010 and 2009 are as follows:

	2010	2009
	(In Thousands)
AMT credit carryforward	$-	$22
Losses on impaired security	278	321
Allowance for loan losses	328	231
Accrued benefits	24	27

Total Deferred Tax Assets	630	601

Securities accretion	64	49
Unrealized gains on securities	289	385
Depreciation	101	94

Total Deferred Tax Liabilities	454	528

Net Deferred Tax Asset	$176	$73

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements

The income tax provision for financial reporting purposes differs from the amount computed by applying the statutory income tax rate to income before income taxes.  The differences for the years ended December 31, 2010, 2009 and 2008 are as follows:

	2010		2009		2008
	Amount	% of Pretax Income	Amount	% of Pretax Income	Amount	% of Pretax Income
	(Dollars in Thousands)
Tax at statutory rate	$1,496	34%	$1,395	34%	$1,315	34%
Increase (decrease) resulting from:
Tax-exempt interest income	(586)	(13)	(507)	(12)	(550)	(14)
TEFRA interest expense disallowance	66	1	53	1	64	2

	$976	22%	$941	23%	$829	22%

The Corporation is subject to income taxes in the U.S. and various state jurisdictions.  Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply.  With few exceptions, the Corporation is no longer subject to U.S. federal, state and local tax examinations by tax authorities for the years before 2007.

Note 10 - Related Party Transactions

Some of the Corporation’s or the Bank’s directors, principal officers, principal shareholders and their related interests had transactions with the Bank in the ordinary course of business.  All loans and loan commitments were made on substantially the same terms, including collateral and interest rates, as those prevailing at the time for comparable transactions with persons not related to the lender.  In the opinion of management, these transactions do not involve more than normal risk of collectibility or present other unfavorable features.  It is anticipated that further extensions of such credit will be made in the future.

The following is an analysis of loans to these related parties during 2010 (in thousands):

Balances, January 1, 2010	$4,971
Advances	215
Repayments	(2,856)
Retired officer loan balance (retired in 2010)	(164)
Balances, December 31, 2010	$2,166

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

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements

The Corporation’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit written is represented by the contract or notional amount of those instruments.  The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.  The following table identifies the contract or notional amount of those instruments at December 31, 2010 and 2009:

	2010	2009
	(In Thousands)
Commitments to grant loans	$2,396	$956
Unfunded commitments under lines of credit	6,722	5,128
Letters of credit	642	798
	$9,760	$6,882

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

Outstanding letters of credit written are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party.  The majority of these standby letters of credit expire within the next twelve months.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments.  The Corporation requires collateral supporting these letters of credit as deemed necessary.  The maximum undiscounted exposure related to these commitments at December 31, 2010 and 2009 was $642,000 and $798,000, respectively.  Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees.  The current amount of the liability as of December 31, 2010 and 2009 for guarantees under standby letters of credit issued is not material.

Note 12 - Dividend Restrictions

The amount of funds available to a parent from its subsidiary bank is limited for all national banks by restrictions imposed by the Comptroller of the Currency.  A national bank is required to obtain the approval of the Comptroller of the Currency if the total of all dividends declared in any calendar year exceeds the Bank’s net profits (as defined) for that year combined with its retained net profits for the preceding two calendar years.  Under this formula, the Bank can declare dividends in 2011 of approximately $2,393,000 plus an additional amount equal to the Bank’s net profits for 2011, up to the date of any such dividend declaration.

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

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements

classification are also subject to qualitative judgments by the regulators about components, risk-weighting and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the tables below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 Capital (as defined) to average assets (as defined).  Management believes, as of December 31, 2010, that the Bank meets all capital adequacy requirements to which it is subject.
As of December 31, 2010, the most recent notification from the regulatory agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below.  There are no conditions or events since that notification that management believes have changed the institution’s category.

The Bank’s actual capital ratios as of December 31, 2010 and 2009, and the minimum ratios required for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions are presented in the following table.  The Corporation’s ratios are not significantly different.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Dollars in Thousands)
As of December 31, 2010:
Total capital (to risk-weighted assets):	$47,332	31.6%	≥11,992	≥8.0%	$	≥14,991	≥10.0%
Tier 1 capital (to risk-weighted assets):	46,218	30.8	≥ 5,996	≥4.0		≥ 8,994	≥ 6.0
Tier 1 capital (to average assets):	46,218	16.6	≥11,118	≥4.0		≥ 13,897	≥ 5.0

As of December 31, 2009:
Total capital (to risk-weighted assets):	$45,606	32.7%	≥11,174	≥8.0%	$	≥13,968	≥10.0%
Tier 1 capital (to risk-weighted assets):	44,777	32.1	≥ 5,587	≥4.0		≥ 8,381	≥ 6.0
Tier 1 capital (to average assets):	44,777	17.5	≥10,263	≥4.0		≥12,829	≥ 5.0

The Federal Reserve Board approved a final rule in February 2006 that expands the definition of a small bank holding company (“BHC”) under the Board’s Small Bank Holding Company Policy Statement and the Board’s risk-based and leverage capital guidelines for bank holding companies by raising the small BHC asset size threshold from $150 million to $500 million and amended the related qualitative criteria for determining eligibility as a small BHC for the purposes of the policy statement and the capital guidelines.  Based on the ruling, Neffs Bancorp, Inc. meets the eligibility criteria of a small BHC and is exempt from regulatory capital requirements administered by the federal banking agencies.

Note 14 - Fair Value of Financial Instruments

Below are various estimated fair values at December 31, 2010 and December 31, 2009, as required by ASC Topic 820.  Such information, which pertains to the Corporation’s financial instruments, is based on the requirements set forth in ASC Topic 820 and does not purport to represent the aggregate net fair value of the Corporation.  It is the Corporation’s general practice and intent to hold its financial instruments to maturity, except for certain securities designated as securities available for sale, and not to engage in trading activities.  Many of the financial instruments lack an available trading market, as characterized by a willing buyer and seller engaging in an

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements

exchange transaction.  Therefore, the Corporation had to use significant estimations and present value calculations to prepare this disclosure.

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

An asset or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

For assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used are as follows:

Description	Total	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
		(In Thousands)
December 31, 2010
U. S. Treasury note available for sale	$106	$106	-	-
Mortgage-backed securities available for sale	$41,722	-	$41,722	-
December 31, 2009
U. S. Treasury note available for sale	$104	$104	-	-
Mortgage-backed securities available for sale	$34,887	-	$34,887	-

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements

For assets measured at fair value on a non-recurring basis, the fair value measurements by level within the fair value hierarchy used are as follows:

Description	Total	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
		(In Thousands)
December 31, 2010
Impaired trust preferred securities held to maturity	$162	-	-	$162
Impaired loans	$218	-	-	$218
December 31, 2009
Impaired trust preferred security held to maturity	$65	-	-	$65

The Corporation’s adoption of ASC Topic 820 applies only to its financial instruments required to be reported at fair value.  The Corporation does not have non-financial assets and non-financial liabilities for which adoption would apply in accordance with ASC Topic 820.

The following methods and assumptions were used by the Corporation in estimating financial instrument fair values:

Securities
Fair values of unimpaired securities held to maturity (carried at cost) and securities available for sale are generally determined by quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.  Mortgage-backed securities were valued using level II inputs where quoted process are available and observable but not necessarily quotes on identical securities traded in active markets on a daily basis.

At December 31, 2010 we owned four collateralized debt obligation securities totaling $2,138,000 book value and $242,000 fair value that are backed by trust preferred securities issued by banks, thrifts, and insurance companies (TRUP CDOs).  The Corporation analyzed the cash flow characteristics of these securities and determined that two securities were other-than-temporarily impaired as described in Note 15.  The market for these securities at December 31, 2010 is not active and markets for similar securities are also not active. The inactivity was evidenced first by a significant widening of the bid-ask spread in the brokered markets in which TRUP CDOs trade and then by a significant decrease in the volume of trades relative to historical levels. The new issue market is also inactive as no new TRUP CDOs have been issued since 2007. There are currently very few market participants who are willing and or able to transact for these securities.

For the impaired held to maturity trust preferred securities the changes in book values are as follows:

Impaired trust preferred security held to maturity (In Thousands)
Book/fair value of previously impaired held to maturity security at December 31, 2009	$65
Book value of currently impaired held to maturity security at December 31, 2009	990
Credit related impairment	(533)
Non-credit related impairment	(350)
Principal payment on impaired securities	(10)
Book/fair value of impaired securities at December 31, 2010	$162

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements

Loans Receivable (Carried at Cost)
Fair values of variable rate loans subject to frequent repricing and which entail no significant credit risk are based on the carrying amounts.  The estimated fair values of other loans are estimated by discounting the future cash flows using interest rates currently offered for loans with similar terms to borrowers of similar credit quality.

Impaired loans are considered impaired under the guidance of the loan impairment subsection of the Receivables Topic, ASC Section 310-10-35, under which the Corporation has measured impairment generally based on the fair value of the loan’s collateral.  Fair value consists of the loan balance less its valuation allowance and is generally determined based on independent third-party appraisals of the collateral or discounted cash flows based upon the expected proceeds.  These assets are included as Level 3 fair values based upon the lowest level of input that is significant to the fair value measurements.

Cash and Due from Banks, Interest Bearing Deposits with Banks and Federal Funds Sold and Purchased
The statement of financial condition carrying amounts for cash and due from banks, interest bearing deposits with banks and federal funds sold and purchased approximate the estimated fair values of such assets.

Accrued Interest Receivable (Carried at Cost)
The carrying amount of accrued interest is considered a reasonable estimate of fair value.

Deposit Liabilities (Carried at Cost)
For deposits which are payable on demand, the carrying amount is a reasonable estimate of fair value.  Fair values of fixed rate time deposits are estimated by discounting the future cash flows using interest rates currently being offered and a schedule of aggregate expected maturities.

Accrued Interest Payable (Carried at Cost)
The carrying amount of accrued interest approximates its fair value.

Off-Balance Sheet Instruments (Disclosed at Cost)
The fair value of commitments to extend credit and for outstanding letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account market interest rates, the remaining terms and present credit worthiness of the counterparties.

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements

The estimated fair values of the Corporation’s financial instruments at December 31, 2010 and 2009 are as follows:

	2010		2009
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(In Thousands)
Financial assets:
Cash and short-term investments	$7,589	$7,589	$2,288	$2,288
Federal funds sold	-	-	2,933	2,933
Securities available for sale	41,828	41,828	34,991	34,991
Securities held to maturity	101,932	98,617	100,976	97,538
Loans, net	120,772	125,965	111,159	114,291
Accrued interest receivable	1,832	1,832	1,611	1,611

Financial liabilities:
Deposits	230,687	235,117	211,391	214,651
Accrued interest payable	975	975	1,047	1,047

Off-balance sheet financial instruments:
Commitments to extend credit and letters of credit	-	-	-	-

Note 15 – Other-Than-Temporary Impairment

In instances when a determination is made that an other-than-temporary impairment exists but the investor does not intend to sell the debt security and it is not more likely than not that it will be required to sell the debt security prior to its anticipated recovery, the other-than-temporary impairment is separated into (a) the amount of other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of the other-than-temporary impairment related to all other factors.  The amount of the other-than-temporary impairment related to the credit loss is recognized in earnings.  The amount of the other-than-temporary impairment related to all other factors is recognized in other comprehensive income.

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

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements

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

During 2010 the Corporation recognized in earnings impairment charges of $533,000 on two other-than-temporarily impaired trust preferred securities.  The Corporation recognized in earnings an impairment charge of $659,000 on one investment in a pooled trust preferred security in 2009.  Based on several factors including credit ratings, principal coverage tests, break in yield analysis, and cash flow forecasts, management expects to recover the remaining amortized cost of these securities.  A break in yield for a given tranche of a collateralized debt obligation (investment) means that deferrals/defaults have reached such a level that the tranche would not receive all of its contractual cash flows (principal and interest) by maturity (so not just a temporary interest shortfall, but an actual loss in yield on the investment).  In other words, the magnitude of the defaults/deferrals has depleted all of the credit enhancement (excess interest and over-collateralization) beneath the given tranche.  Based on this analysis and because the Corporation does not intend to sell and it is more likely than not that the Corporation will not be required to sell before its recovery of amortized cost basis, which may be at maturity, and, for investments within the scope of ASC 325, the Corporation determined that there was no adverse change in the cash flows as viewed by a market participant except as noted.  However, there is a risk that such reviews could result in recognition of additional other-than-temporary impairment charges in the future.

Other-Than-Temporary Impairment Credit Losses Recorded in Earnings (In Thousands)
Beginning Balance January 1, 2010	$659
Additions for OTTI not previously recognized	533
Total other-than-temporary losses recognized ending balance December 31, 2010	$1,192

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

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements

Given conditions in the debt markets today and the absence of observable transactions in the secondary and new issue markets, we determined:
▪	the few observable transactions and market quotations that are available are not reliable for purposes of determining fair value at December 31, 2010,
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

Our TRUP CDO valuations were prepared with the assistance of a third party. Their approach to determining fair value involved these steps:
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

4.	Original face value, purchased value, current book value (as of December 31, 2010), purchase date, and purchase price were used to produce the calculations.
5.
The basic methodology of ASC 325 was to compare the present value of the cash flows from quarter to quarter.  A decline in the present value versus that for the previous quarter was considered to be an “adverse change.”

6.
ASC 325 prescribes using a discount rate “equal to the current yield used to accrete the beneficial interest.”  Original discount margin calculated as of the purchase date based on purchase price was used to calculate the discount rate.  The original discount margin is then added to the appropriate forward 3-month LIBOR rate to determine the discount rate.  For fixed/floating securities, the original coupon is used as the discount rate for the remaining fixed-rate portion of the security’s estimated life.

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

We recalculated the overall effective discount rates for determining the fair values.  The overall discount rates range from 7.30% to 42.20% and are highly dependent and reflected upon the credit quality of the collateral, the relative position of the tranche in the capital structure of the CDO and the prepayment assumptions.

As of December 31, 2010, management does not believe any unrealized loss in its other debt securities represents an other-than-temporary impairment except as noted.  The unrealized losses at December 31, 2010 were primarily interest rate-related.

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements

Note 16 - Condensed Financial Information of Neffs Bancorp, Inc. (Parent Only)

Balance Sheets
	December 31,
	2010	2009
	(In Thousands)
Assets
Cash	$71	$40
Investment in subsidiary	46,356	45,333
Premises and equipment	221	229
Other assets	69	46
Total Assets	$46,717	$45,648
Liability and Stockholders’ Equity
Liability, accounts payable	$20	$20
Stockholders’ equity	46,697	45,628
Total Liability and Stockholders’ Equity	$46,717	$45,648

Statements of Income
	Years Ended December 31,
	2010	2009	2008
	(In Thousands)
Dividends from subsidiary	$2,100	$2,300	$1,107
Rental income	17	17	11
Expenses	(193)	(152)	(107)
Income before Income Taxes and Equity in Undistributed Earnings of Subsidiary	1,924	2,165	1,011
Income tax benefit	61	45	33
	1,985	2,210	1,044
Equity in undistributed earnings of subsidiary	1,441	951	1,993
Net Income	$3,426	$3,161	$3,037

Neffs Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements

Statements of Cash Flows

	Years Ended December 31,
	2010	2009	2008
	(In Thousands)
Cash Flows from Operating Activities
Net income	$3,426	$3,161	$3,037
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation	8	12	11
Equity in undistributed earnings of subsidiary	(1,441)	(951)	(1,993)
(Increase) decrease in other assets	(23)	(13)	61
Decrease in accounts payable	-	(1)	-
Net Cash Provided by Operating Activities	1,970	2,208	1,116
Cash Flows Used in Investing Activities

Purchases of premises and equipment	-	-	(8)

Cash Flows Used in Financing Activities

Dividends paid	(863)	(742)	(759)
Purchase of treasury stock	(1,076)	(1,434)	(394)

Net Cash Used in Financing Activities	(1,939)	(2,176)	(1,153)

Net Increase (Decrease) in Cash	31	32	(45)

Cash - Beginning	40	8	53

Cash - Ending	$71	$40	$8

Neffs Bancorp, Inc. and Subsidiary
Selected Financial Data

The following financial information on pages 32 through 33 is not covered by the auditor’s report and must be read in conjunction with the consolidated financial statements and related notes along with Management’s Discussion and Analysis of Financial Condition and Results of Operations.

	At or For the Year Ended December 31,
	2010	2009	2008	2007	2006
	(Dollars in Thousands, Except Per Share Data)
Interest Income
Interest and fees on loans	$7,102	$6,777	$6,456	$5,988	$5,419
Interest and dividends on securities	6,386	6,690	6,404	5,869	5,521
Interest on federal funds sold	5	4	12	78	51
Total interest income	13,493	13,471	12,872	11,935	10,991
Interest Expense
Deposits	4,878	5,472	6,099	6,085	5,115
Short-term borrowings	-	2	23	4	14
Total interest expense	4,878	5,474	6,122	6,089	5,129
Net interest income	8,615	7,997	6,750	5,846	5,862
Provision for loan losses	368	84	145	-	-

Net interest income after provision for loan losses	8,247	7,913	6,605	5,846	5,862
Other operating income (expense)	(268)	(390)	277	271	258
Other operating expense	3,577	3,421	3,016	2,879	2,809
Income before taxes	4,402	4,102	3,866	3,238	3,311
Applicable income taxes	976	941	829	537	488
Net income	$3,426	$3,161	$3,037	$2,701	$2,823
Per Share Data
Basic earnings	$18.86	$16.96	$16.00	$13.79	$14.26
Book value	$260.21	$248.51	$235.29	$219.29	$208.25
Dividends declared	$4.75	$4.00	$4.00	$4.00	$4.00
Average shares outstanding	181,684	186,417	189,861	195,893	197,941
Actual shares outstanding	179,460	183,608	189,250	190,755	197,941
At End of Period
Total assets	$278,463	$258,177	$238,782	$225,797	$215,876
Securities	143,760	135,967	129,507	122,491	120,362
Total loans, gross	121,886	111,988	100,953	94,610	88,071
Allowance for loan losses	1,114	829	761	620	653
Deposits	230,687	211,391	192,938	180,391	173,101
Stockholders’ equity	46,697	45,628	44,529	41,830	41,222
Key Ratios
Return on average assets	1.27%	1.24%	1.30%	1.21%	1.32%
Return on average equity	7.43%	7.02%	7.09%	6.56%	7.11%
Net loans to deposit ratio	52.35%	52.58%	51.93%	52.10%	50.50%

Dividend payout ratio (dividends declared divided by net income)	25.19%	23.59%	25.01%	29.01%	28.05%

Equity to asset ratio (average equity divided by average total assets)	17.04%	17.71%	18.32%	18.41%	18.61%

Neffs Bancorp, Inc. and Subsidiary
Quarterly Summary of Financial Data (unaudited)

	2010
	Three Months Ended
	March 31	June 30	September 30	December 31
	(Dollars in Thousands, Except Per Share Data)
Interest income	$3,263	$3,503	$3,407	$3,320
Interest expense	1,244	1,241	1,215	1,178
Net interest income	2,019	2,262	2,192	2,142

Provision for loan losses	30	90	154	94
Other expenses, net of other income	913	814	852	1,266
Income before income taxes	1,076	1,358	1,186	782

Income tax expense	253	338	268	117
Net income	$823	$1,020	$918	$665

Earnings per share-Basic	$4.49	$5.59	$5.07	$3.71

	2009
	Three Months Ended
	March 31	June 30	September 30	December 31
	(Dollars in Thousands, Except Per Share Data)
Interest income	$3,275	$3,383	$3,395	$3,418
Interest expense	1,404	1,397	1,375	1,298
Net interest income	1,871	1,986	2,020	2,120

Provision for loan losses	-	1	60	23
Other expenses, net of other income	759	843	1,295	914
Income before income taxes	1,112	1,142	665	1,183

Income tax expense	265	272	111	293
Net income	$847	$870	$554	$890

Earnings per share-Basic	$4.49	$4.64	$2.98	$4.85

Neffs Bancorp, Inc. and Subsidiary
Common Stock Information

The Corporation’s common stock is currently quoted on the National Quotations Bureau’s Electronic Quotation Service (“Pink Sheets”) under the trading symbol NEFB.  The Corporation’s common stock is traded over-the-counter from time to time, primarily in the Corporation’s geographic service area, through several local market makers.

The following table sets forth the high and low market transactions for the Corporation’s common stock as reported for each quarterly period of the 2010 and 2009 fiscal years.  There may have been other bids or transactions not known to the Corporation.  The quotations reflect inter-dealer prices, do not include retail mark-ups, markdowns or commissions, and may not necessarily represent actual transactions.

Common Stock Information

			Cash Dividends
2010	HIGH	LOW	Per Share
First Quarter	$255.00	$255.00	-

Second Quarter	$265.00	$230.00	$2.00

Third Quarter	$270.00	$265.00	-

Fourth Quarter	$266.00	$237.25	$2.75

			Cash Dividends
2009	HIGH	LOW	Per Share
First Quarter	$265.00	$190.00	-

Second Quarter	$265.00	$228.00	$2.00

Third Quarter	$324.00	$255.00	-

Fourth Quarter	$265.00	$249.00	$2.00

As of December 31, 2010, Neffs Bancorp, Inc. had 179,460 outstanding shares and approximately 629 stockholders, including beneficial owners whose stock is held in nominee name.

Neffs Bancorp, Inc. and Subsidiary
Management’s Discussion and Analysis

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Years Ending December 31, 2010, 2009, and 2008

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

We have made forward-looking statements in this document and in documents that we incorporated by reference that are subject to risk and uncertainties.  These forward-looking statements include statements with respect to the Corporation’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Corporation’s control).  The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” and similar expressions are intended to identify forward-looking statements.  The following factors, among others, could cause the Corporation’s financial performance to differ materially from that expressed in such forward-looking statements:  the strength of the United States economy in general and the strength of the local economies in which the Corporation conducts operations; the effects of, and changes in, trade, monetary and fiscal  policies, including interest rate policies of the Board of Governors of the Federal Reserve Bank (the “FRB”); inflation; interest rates; market and monetary fluctuations; the timely development of competitive new services; the willingness of customers to substitute competitors’ products and services for the Corporation’s products and services and vice versa; the impact of the changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance); technological acquisitions being less than expected; the growth and profitability of the Corporation’s noninterest or fee income being less than expected; unanticipated regulatory or judicial proceedings; changes in consumer spending and saving habits; and the success of the Corporation at managing the risks involved in the foregoing.

The Corporation cautions that the foregoing list of important factors is not exclusive.  The Corporation does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Corporation.

Critical Accounting Policies
Disclosure of the Corporation’s significant accounting policies is included in Note 1 of the consolidated financial statements.  Certain of these policies are particularly sensitive, requiring significant judgments, estimates and assumptions to be made by management.  The appropriate level of the allowance for loan losses and considerations of other-than-temporary-impairment are the critical accounting policies that require significant management judgment.

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

Neffs Bancorp, Inc. and Subsidiary
Management’s Discussion and Analysis

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

OVERVIEW

The Corporation and its wholly owned subsidiary, The Neffs National Bank, continue to strive to provide quality products and services to the community with a personal touch.  During 2010, the Corporation realized improvement in net interest income due to a decreasing cost of funds, and increased loan and deposit volume.

The Corporation’s assets increased by 7.9% to $278,463,000 at December 31, 2010 from $258,177,000 at December 31, 2009.  During the same period, net loans receivable increased $9,613,000 or 8.6% to $120,772,000 from $111,159,000, and deposits increased $19,296,000 or 9.1% to $230,687,000 from $211,391,000.  Securities increased $7,793,000 or 5.7% to $143,760,000 from $135,967,000.  In 2010, the Corporation recorded net income of $3,426,000, an increase of 8.4%, as compared with $3,161,000 in 2009.

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

2010 Compared to 2009
Total interest income increased by $22,000 or 0.2% to $13,493,000 for the year ended December 31, 2010 from $13,471,000 at December 31, 2009.  This increase is mainly the result of the average balance of the loan portfolio and investment portfolio increasing by $10.5 million and $4.3 million, respectively, in 2010 over 2009, which generated additional interest and fees throughout 2010.  The yield on interest earning assets decreased from 5.47% in 2009 to 5.20% in 2010.

Total interest expense decreased by $596,000 or 10.9% to $4,878,000 in 2010 from $5,474,000 in 2009.  This decrease is the result of a decrease in cost of funds on interest bearing liabilities from 2.90% in 2009 to 2.37% in 2010 offset by an increase in the average balance of interest bearing liabilities of $17.0 million or 9.0% in 2010 over 2009.  The decrease in cost of funds was due mainly to overall market conditions in 2010.

Neffs Bancorp, Inc. and Subsidiary
Management’s Discussion and Analysis

Net interest income increased by $618,000 or 7.7% to $8,615,000 in 2010 from $7,997,000 in 2009.  The Corporation’s net interest rate spread for 2010 was 2.83% as compared to 2.57% for 2009.  The net interest margin for 2010 was 3.32% as compared to 3.25% for 2009.

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

Following is a summary of the Bank’s average balances, yields, interest income, and interest expense, the interest rate spread and the net interest margin for the years ended December 31, 2010, 2009, and 2008.
	Year Ended December 31,
	2010			2009			2008
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance1	Interest	Rate	Balance1	Interest	Rate	Balance1	Interest	Rate
	(Dollars in Thousands)
Interest earning assets:
Loans receivable2	$116,833	$7,102	6.08%	$106,346	$6,777	6.37%	$97,774	$6,456	6.60%
Investment securities:
Taxable	87,165	4,774	5.48%	102,981	5,304	5.15%	92,674	4,876	5.26%
Non-taxable3	53,369	1,612	3.02%	33,280	1,386	4.16%	33,871	1,528	4.51%
Other interest earning assets4	2,167	5	0.23%	3,627	4	0.11%	990	12	1.21%
Total interest earning assets	259,534	13,493	5.20%	246,234	13,471	5.47%	225,309	12,872	5.71%
Noninterest earning assets	11,004			7,268			8,588
Total assets	$270,538			$253,502			$233,897
Interest bearing liabilities:
NOW	$7,382	25	0.34%	$7,046	28	0.40%	$5,932	49	0.83%
Savings	65,582	653	1.00%	55,691	723	1.30%	47,649	830	1.74%
Certificates of deposit	132,491	4,200	3.17%	125,748	4,721	3.75%	118,746	5,220	4.40%
Federal funds purchased5	-	-	-	-	2	1.25%	861	23	2.67%
Total interest bearing liabilities	205,455	4,878	2.37%	188,485	5,474	2.90%	173,188	6,122	3.53%
Noninterest bearing liabilities:
Demand deposits	17,695			18,147			16,393
Other liabilities	1,280			1,831			1,466
Stockholders’ equity	46,109			45,039			42,850
Total liabilities and stockholders’ equity	$270,539			$253,502			$233,897
Net interest income/spread6		$8,615	2.83%		$7,997	2.57%		$6,750	2.18%
Net interest margin7			3.32%			3.25%			3.00%

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
5 There were no Federal funds purchased balances at any quarter ends in 2010 and 2009.  Therefore the average balance is $0.
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

	For Year Ended December 31,
	2010/2009 Increase/(Decrease)			2009/2008 Increase/(Decrease)
	Due to Change in			Due to Change in
	Volume	Rate	Net	Volume	Rate	Net
	(In Thousands)
Interest Income:
Loans receivable	$637	$(312)	$325	$546	$(225)	$321
Securities	194	(498)	(304)	477	(191)	286
Other interest earning assets	(3)	4	1	3	(11)	(8)
Total interest earning assets	828	(806)	22	1,026	(427)	599
Interest Expense:
NOW	1	(4)	(3)	4	(25)	(21)
Savings	98	(169)	(71)	104	(211)	(107)
Certificates of Deposit	213	(735)	(522)	263	(762)	(499)
Federal funds purchased	-	-	-	(24)	3	(21)
Total interest bearing liabilities	312	(908)	(596)	347	(995)	(648)

Net change in net interest income	$516	$102	$618	$679	$568	$1,247

Provision for Loan Losses
Although we strive to originate loans to qualified customers, loan deterioration may occur resulting in the eventual charge off of the loans as losses.  The provision for loan losses and the allowance for loan losses are based upon management’s ongoing assessment of the Bank’s credit exposure and consideration of other relevant factors.  The allowance for loan losses is a valuation that is available to absorb potential yet undetermined future charge offs.  The provision for loan losses is the amount charged against the Bank’s earnings.  Its appropriateness and adequacy are determined based upon several factors including:

●	a continuing review of delinquent, classified and non-accrual loans, large loans and overall portfolio quality,
●	analytical review of loan charge-off experience, delinquency rates and other relevant historical and peer statistical ratios,
●	management’s judgment with respect to the nature of the portfolio, concentrations of credit and current and projected economic and business conditions and their impact on the existing portfolio, and
●	regular examinations and review of the portfolio by regulatory authorities.

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

The provision for loan losses made during 2010 was $368,000 compared to $84,000 for 2009 and $145,000 for 2008.  The increase is due mainly to increases in loan volume, non-performing loans, and qualitative factors affecting the allowance as a result of the quarterly review.

The allowance for loan losses represented 0.91% of total loans receivable at December 31, 2010 as compared with 0.74% and 0.75% at December 31, 2009 and 2008, respectively.  Management regularly assesses the appropriateness and adequacy of the allowance for loan losses in relation to credit exposure associated with individual borrowers, overall trends in the loan portfolio and other relevant factors, and believes the allowance is reasonable and adequate for each of the periods presented.  The Corporation has no credit exposure to foreign countries or foreign borrowers.  The Corporation has no exposure to subprime mortgage loans in the loan portfolio.

The Bank’s loan loss experience for each of the five years ended December 31 is presented below.

	Year Ended December 31
	2010	2009	2008	2007	2006
	(Dollars in Thousands)
Average loans outstanding	$116,833	$106,346	$97,774	$92,006	$85,565

Total gross loans at year end	$121,886	$111,988	$100,953	$94,610	$88,071

Allowance for loan losses at January 1	$829	$761	$620	$653	$657
Losses charged to allowance
Commercial real estate	23	-	-	20	-
Commercial non-real estate	15	-	-	-	-
Residential real estate	40	-	-	3	-
Real estate construction	-	-	-	-	-
Home equity	6	-	-	-	-
Other consumer	27	16	5	15	6
Total losses charged to allowance	111	16	5	38	6
Recoveries credited to allowance
Commercial real estate	-	-	-	-	-
Commercial non-real estate	-	-	-	-	-
Residential real estate	23	-	-	-	-
Real estate construction	-	-	-	-	-
Home equity	-	-	-	3	-
Other consumer	5	-	1	2	2
Total recoveries credited to allowance	28	-	1	5	2
Net charge-offs	83	16	4	33	4
Provision for loan losses	368	84	145	-	-

Allowance for loan losses at December 31	$1,114	$829	$761	$620	$653
Ratio of net charge offs to average loans outstanding	0.07%	0.02%	0.00%	0.04%	0.00%
Allowance as a percentage of total gross loans	0.91%	0.74%	0.75%	0.66%	0.74%

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

Neffs Bancorp, Inc. and Subsidiary
Management’s Discussion and Analysis

	2010		2009		2008		2007		2006
		% of		% of		% of		% of		% of
	Amount	Loan	Amount	Loan	Amount	Loan	Amount	Loan	Amount	Loan
	(Dollars in Thousands)
Commercial real estate	$381	28.7%	$270	26.0%	$204	25.9%	$156	24.1%	$134	21.4%
Commercial non-real estate	46	3.5%	33	4.3%	27	3.6%	23	4.9%	27	5.3%
Residential real estate	511	45.3%	432	47.1%	404	44.2%	287	42.4%	281	43.3%
Other consumer	176	22.5%	94	22.6%	91	26.3%	131	28.6%	121	30.0%
Unallocated	-		-		35		23		90
Total	$1,114	100%	$829	100%	$761	100%	$620	100%	$653	100%

Non-Interest Income

2010 Compared to 2009
Non-interest income consists primarily of service charges and impairment charges on securities.  Non-interest income increased from a $390,000 loss in 2009 to a $268,000 loss in 2010.  This is due mainly to net impairment charges on securities of $533,000 in 2010 compared to $659,000 in 2009.

2009 Compared to 2008
Non-interest income consists primarily of service charges and impairment charges on securities.  Non-interest income decreased from $277,000 in 2008 to a loss of $390,000 in 2009.  This is due mainly to net impairment charges on securities of $659,000 in 2009 from $0 in 2008.

Non-Interest Expense
Salary expense and employee benefits represent the largest component, or 44.6%, of non-interest expenses.  Non-interest expenses also include an array of other expenses such as:

●	occupancy and equipment expenses,
●	stationery, printing and Bank supplies,
●	advertising,
●	outside service providers, relating to data processing and ATM services,
●	professional fees for legal, accounting, and consulting services,
●	costs associated with the due diligence process of extending and maintaining loans and the collection process,
●	Pennsylvania shares tax and FDIC assessment, and
●	other types of expenses incurred as part of the normal course of operation of the Bank.

2010 Compared to 2009
Non-interest expenses for 2010 were $3,577,000, an increase of $156,000 or 4.6% as compared to non-interest expense of $3,421,000 for 2009.

For 2010, salary and employee benefits increased by $148,000, or 10.2% due mainly to an increase in full-time employees.  At December 31, 2010 the Bank employed 31 full-time equivalent employees compared to 29 in 2009.

Occupancy expense increased by $15,000 or 7.0% to $229,000 as compared to $214,000 at December 31, 2009.  This increase was mainly due to an increase in utilities expense.

Neffs Bancorp, Inc. and Subsidiary
Management’s Discussion and Analysis

Pennsylvania Shares Tax increased by $25,000 or 5.6% to $470,000 for 2010.  This increase was mainly due to continued capital growth.

FDIC expense decreased $131,000 or 38.8% from $338,000 in 2009 to $207,000 in 2010.  The decrease is due to a special assessment in 2009.

Other expenses increased $97,000 or 13.5% to $816,000 for 2010 compared to $719,000 for 2009.  This increase was due mainly to third party consulting fees and expenses from other real estate owned in 2010.

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

Income Taxes
Income tax expense was $976,000 for 2010 as compared to $941,000 for 2009 and $829,000 for 2008.  The 3.7% increase experienced during 2010 resulted from an increase in net income before income taxes.  The Corporation’s effective income tax rate for 2010, 2009, and 2008 was 22.2%, 22.9% and 21.4%, respectively.  The effective tax rate is below 34% due to the number of tax-exempt securities held by the Corporation.

Net Income

2010 Compared to 2009
Net income for 2010 was $3,426,000, an increase of $265,000 or 8.4% as compared to 2009.  The Bank’s net interest income increased in 2010 due to an increase in the Bank’s net interest spread and margin as the cost of interest-bearing deposits decreased more than the yield on interest-bearing assets along with the growth of loans, investments, and deposits.

Basic earnings per share for 2010 increased to $18.86 from $16.96 in 2009, due to the increase in the net income for 2010 and the purchase of treasury stock in 2010 and 2009.

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

The securities portfolio at December 31, 2010 totaled $143,760,000 as compared to $135,967,000 at December 31, 2009, an increase of $7,793,000, or 5.7%.  Securities available-for-sale increased to $41,828,000 at December 31, 2010 compared to $34,991,000 at December 31, 2009.  Securities held to maturity increased to $101,932,000 at December 31, 2010 from $100,976,000 at December 31, 2009.  Other than the U.S. Government and its agencies, the Bank holds no other securities of a single issuer whose aggregate carrying value exceeds 10% of stockholders’ equity.

The carrying value of the available-for-sale securities portfolio as of December 31, 2010, includes net unrealized gains of $849,000 (reflected as accumulated other comprehensive gain of $560,000 in stockholders’ equity, net of deferred income taxes of $289,000) compared to net unrealized gains of $1,133,000 (reflected as accumulated other comprehensive gain of $748,000 in stockholders’ equity, net of deferred income taxes of $385,000) as of December 31, 2009.  This change is due to the change in interest rates.

The Corporation has gross unrealized gains of $2,209,000 offset by gross unrealized losses of $4,675,000 for a net unrealized loss of $2,466,000 at December 31, 2010.  The portfolio of securities in an unrealized loss position has an aggregate fair value of $75,360,000.  The unrealized gains and losses are attributed to the current interest rate environment and illiquidity in the market.  The unrealized losses are temporary and management does not intend to sell nor does it expect to be required to sell such investments until maturity or market price recovery.  All securities are rated investment grade or better according to the Corporation’s policy except for four securities.  These problem collateralized debt obligations consist of four securities with a combined book value of $2,138,000, which is 1.5% of the total security portfolio, and market value of $242,000.  The securities rated below investment grade are classified as held to maturity.  Two of these securities were deemed to be other-than-temporarily impaired as discussed in Note 15 of the Notes to the Consolidated Financial Statements.  The Corporation has minimal exposure to problem collateralized debt obligations in the mortgage-backed securities portfolio.  These securities are classified as held to maturity.  As the Corporation does not intend nor does it

Neffs Bancorp, Inc. and Subsidiary
Management’s Discussion and Analysis

expect to be required to sell such investments until maturity or market price recovery no other securities were deemed to be other-than-temporarily impaired.

The composition of the securities portfolio for the periods ending December 31, 2010, 2009 and 2008 is presented below.

	December 31
	2010	2009	2008
	(Dollars in Thousands)
Held to maturity securities:
U.S. Government agencies and corporations	$36,738	$59,576	$52,871
State and political subdivisions	61,040	36,257	32,300
Mortgage-backed securities	666	838	1,045
Corporate securities	1,350	1,350	1,500
Collateralized debt obligations	2,138	2,955	3,841
Available for sale securities:
Mortgage-backed securities	41,722	34,887	37,843
U.S. Treasury Note	106	104	107
Total securities	$143,760	$135,967	$129,507

The following table presents the maturities and average weighted yields of the debt securities portfolio as of December 31, 2010.

			After one but		After five but
	Within one year		within five years		within ten years		After ten years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in Thousands)
Securities Available for Sale:
U.S. Treasury note	$-	-	$106	3.14%	$-	-	$-	-
Mortgage-backed securities (Government agencies- residential)	888	4.00%	1,579	4.32%	5,975	4.64%	33,280	4.53%
	888		1,685		5,975		33,280
Securities Held to Maturity:
Obligations of U.S. Government agencies	-	-	499	5.04%	999	4.51%	35,240	3.04%
Obligations of states and political subdivisions	905	6.33%	5,996	6.95%	9,920	7.11%	44,219	6.17%
Corporate securities	650	6.21%	200	7.00%	500	5.10%	-	-
Collateralized debt obligations	-		-	-	-	-	2,138	2.41%
Mortgage-backed securities (Government agencies- residential)	-	-	-	-	-	-	666	6.29%
	1,555		6,695		11,419		82,263
	$2,443		8,380		17,394		115,543

Loans
The loan portfolio comprises a major component of the Corporation’s earning assets.  Net loans receivable increased $9,613,000 or 8.6% to $120,772,000 as of December 31, 2010 from $111,159,000 at December 31, 2009.  Net loans receivable represent 43.4% of total assets and 52.4% of total deposits as of December 31, 2010 as compared to 43.1% and 52.6%, respectively, at December 31, 2009.  All of the Corporation’s loans are to domestic borrowers.

The Bank provides a wide range of commercial and consumer loan products.  Loans are generally classified as commercial real estate, commercial non-real estate, residential real estate, real estate construction, home equity, and other consumer.

Neffs Bancorp, Inc. and Subsidiary
Management’s Discussion and Analysis

Commercial real estate loans include fixed rate loans and variable rate lines of credit for retail businesses, farming, investment properties, and churches secured by commercial real estate.  Rates are higher than residential real estate loans and terms are generally shorter.  Adjustable rates are generally priced in relation to the Wall Street Journal prime rate.  The pricing of commercial real estate loans is based primarily on the credit risk of the borrower, with due consideration given to borrowers with appropriate deposit relationships and competition.  The loans normally amortize over 10 to 20 years except for lines of credit loans.  These loans are well collateralized with no more than 80% loan to value and many have personal guarantors.  Commercial real estate loans, however, entail significant additional credit risks compared to residential real estate loans, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers.  In addition, the repayment of loans secured by income-producing properties typically depends on the successful operation of the related real estate project and thus may be subject to a greater extent to adverse conditions in the real estate market and in the general economy.

Commercial non-real estate loans include loans and lines of credit for equipment, business expansion, working capital, tax free municipal loans, and other general business purpose loans.  Rates may be variable or fixed and terms are up to seven years.  Adjustable rates are generally priced in relation to the Wall Street Journal prime rate.  Generally, commercial loans are secured by various types of collateral, with loan-to-value no more than 80%, but also include unsecured loans.  Many of the loans are personally guaranteed.  Commercial business loans generally have higher interest rates than consumer loans of like duration because they have a higher risk of default since their repayment generally depends on the successful operation of the borrower’s business and the sufficiency of any collateral.  The pricing of commercial business loans is based primarily on the credit risk of the borrower, with due consideration given to borrowers with appropriate deposit relationships and competition.  Commercial lending is also subject to economic downturns could adversely affect the ability of borrowers to repay loans and affect the value of the collateral securing the loan.

Residential real estate loans include first mortgages on one to four family residential homes.  Rates are normally fixed for seven years with a call option at that time.  Residential real estate loans normally amortize from 15 to 30 years.  These loans are secured by residential real estate with a loan-to-value normally no more than 80%.  Mortgage loans have historically had a longer average life than commercial and consumer loans.  Accordingly, payment and interest rate risks are greater in some respects with mortgage loans than with commercial or consumer lending.  Mortgage lending is also subject to economic downturns, in that increases in unemployment could adversely affect the ability of borrowers to repay mortgage loans and decreases in property values could affect the value of the real estate serving as collateral for the loan.

Real estate construction loans provide financing for the construction of residential homes and commercial building.  These loans are normally fixed rate, interest only until completion of construction, normally within nine months.  Upon completion of construction, the loans reclassify as residential real estate or commercial real estate loans.  Construction loans expose us to the risk that improvements will not be completed on time in accordance with specifications and projected costs in addition to the risks associated with residential and commercial real estate loans.  Site inspections throughout the construction process and upon completion help manage the risk.

Home equity loans include fixed rate home equity loans and variable rate home equity lines of credit secured by the borrower’s primary residence.  The borrower is permitted to draw on a home equity line of credit at any time after it is originated and may repay the outstanding balance at any time.  Home equity loans are generally originated as mortgages with fixed terms of five to ten years.  Home equity loans and lines of credit are generally underwritten with the same criteria that is used to underwrite fixed-rate, residential real estate loans.  These rates are fixed and loan-to-value ratios are normally up to no more than 80%.  Home equity lending risk is similar to residential real estate risk.

Other consumer loans include fixed rate secured and unsecured installment loans and variable rate unsecured lines of credit.  Rates on these loans are higher than loans secured by real estate.  Other consumer loans may be amortized up to five years or interest only with the principal due at maturity.  Collateral normally held includes

Neffs Bancorp, Inc. and Subsidiary
Management’s Discussion and Analysis

automobiles, equipment, and deposit accounts.  Consumer loans expose us to risk that collateral value may deteriorate and balance on unsecured loans may not be collected.  Other consumer lending is also subject to economic downturns, in that increases in unemployment could adversely affect the ability of borrowers to repay loans.  There is minimal exposure to unsecured consumer loans due to the low volume and limitations on these loans.

Income is verified through review of tax returns and/or pay stubs. Credit reports are obtained for individuals including personal guarantors for all loan types.  Appraisals are normally obtained for all commercial and consumer loans where total indebtedness exceeds the bank’s policy limits.  Generally the minimum debt coverage ratio is 2.2x for consumer and 1.2x for commercial and a maximum global debt to income of  70% for all commercial loans.

The lending policy is executed through the tiered assignment of loan limit authorities (secured and unsecured), to individual officers of the Bank, the Loan Committee and the Board of Directors.  Despite maintaining credit policies, certain loans may deteriorate for a variety of reasons.  The Corporation’s policy is to place all loans on a non-accrual status upon becoming 90 days delinquent in their payments, unless there is a documented, reasonable expectation of the collection of the delinquent amount.  Loans are reviewed monthly as to their delinquency status and on a quarterly basis through review and preparation of a troubled loans report, which is presented to the Board of Directors.

Loan concentrations are considered to exist when the total amount of loans to any one or a multiple number of borrowers engaged in similar activities or having similar economic characteristics exceeds 10% of loans outstanding in any one category.  At December 31, 2010, real estate loans amounted to $109,563,000 or 89.9% of total loans, and commercial and industrial loans amounted to $5,192,000 or 4.3% of total loans.  Although such loans were not made to one specific borrower or industry, it is important to note that the quality of these loans is affected by the region’s economy and real estate market.  Management does not believe such a concentration poses a problem to the Bank at this time.

Other than as described herein, management does not believe there are any trends, events, or uncertainties which are reasonably expected to have a material adverse impact on future results of operations, liquidity, or capital resources.

The composition of the total loan portfolio is shown in the table below for the periods presented.

	December 31,
	(Dollars in Thousands)
	2010		2009		2008		2007		2006
		% of		% of		% of		% of		% of
	Amount	Total	Amount	Total	Amount	Total	Amount	Total	Amount	Total

Commercial real estate	$34,931	28.7%	$32,378	28.9%	$26,142	25.9%	$22,779	24.1%	$18,820	21.4%
Commercial non-real estate	4,329	3.5%	4,810	4.3%	3,627	3.6%	4,635	4.9%	4,664	5.3%
Residential real estate	54,806	45.0%	50,587	45.2%	43,799	43.4%	39,221	41.5%	37,088	42.1%
Real estate construction	401	0.3%	270	0.2%	873	0.9%	879	0.9%	1,053	1.2%
Home equity	19,425	15.9%	16,905	15.1%	19,688	19.5%	20,043	21.2%	19,176	21.8%
Other consumer	7,994	6.6%	7,038	6.3%	6,824	6.7%	7,053	7.4%	7,270	8.2%
Total loans outstanding	$121,886	100.0%	$111,988	100.0%	$100,953	100.0%	$94,610	100.0%	$88,071	100.0%

Neffs Bancorp, Inc. and Subsidiary
Management’s Discussion and Analysis

The loan maturities and interest sensitivity for a segment of the loan portfolio are reflected in the table below.

	As of December 31, 2010
	Due Under	Due 1- 5	Due Over
	One Year	Years	Five Years	Total
	(In Thousands)
Maturity of loans receivable:
Commercial and commercial real estate	$7,027	$26,861	$5,372	$39,260
Real estate construction	-	-	401	401
Total	$7,027	$26,861	$5,773	$39,661

		Due 1-5	Due Over
		Years	Five Years
Fixed interest rates		$2,437	$4,098
Floating or adjustable interest rates		24,424	1,675
Total		$26,861	$5,773

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

Commercial real estate loans are generally short-term fixed rate loans that are well collateralized to offset possible credit risk.  Commercial loans, which also include tax free municipal loans, are generally fixed or variable short-term loans usually secured by various types of collateral.  There is minimal volume of unsecured commercial loans.  Residential real estate loans include first mortgages, generally 10 to 30 year term, on one to four family residential homes.  Real estate construction loans are generally fixed rate, short-term consumer construction loans that are usually converted to conventional real estate mortgages upon completion of construction.  Home equity loans include fixed rate home equity loans and variable rate home equity lines of credit secured by real estate.  Other consumer loans include secured and unsecured installment loans and unsecured lines of credit.  There is minimal exposure to unsecured consumer loans due to the low volume and limitations on these loans.  General economic conditions including reduction in real estate value may increase the risk in all types of loans.

The lending policy is executed through the tiered assignment of loan limit authorities (secured and unsecured), to individual officers of the Bank, the Loan Committee and the Board of Directors.  Despite maintaining credit policies, certain loans may deteriorate for a variety of reasons.  The Corporation’s policy is to place all loans on a non-accrual status upon becoming 90 days delinquent in their payments, unless there is a documented, reasonable expectation of the collection of the delinquent amount.  Loans are reviewed monthly as to their delinquency status and on a quarterly basis through review and preparation of a troubled loans report, which is presented to the Board of Directors.

Total nonperforming loans (comprised of non-accruing loans and loans past due for more than 90 days) as of December 31, 2010 were $2,537,000 compared to $202,000 as of December 31, 2009.  Total nonperforming loans as a percentage of total loans were 2.08% at December 31, 2010 as compared to 0.18% at December 31, 2009.  The increase in non-performing loans is due mainly to the increase in delinquencies and loan relationships downgraded due to credit concerns.  Non-accruing loans include $2,428,000 in commercial real estate loans and $23,000 in a residential real estate loan.  The majority of non-accruing loans are from six loan customers.  Accruing loans 90 days or more delinquent include $83,000 in consumer home equity loans and $3,000 in other

Neffs Bancorp, Inc. and Subsidiary
Management’s Discussion and Analysis

consumer loans.  Generally these loans are well collateralized; therefore management does not expect to incur material losses due to the increase in nonperforming loans or overall increase in the loan portfolio.  In addition, management believes the allowance for loan loss is sufficient to cover any such losses.  Total non-performing loans may increase in the future.  The Corporation held $7,000 in repossessed assets as of December 31, 2010 and no repossessed assets as of December 31, 2009.  There were no foreclosed real estate and no restructured loans at December 31, 2010 and December 31, 2009.

Detailed information about the Corporation’s nonperforming loans and nonperforming assets for the last five years is shown in the table below.

	December 31,
	2010	2009	2008	2007	2006
	(Dollars in Thousands)
Non-accruing loans	$2,451	$-	$-	$-	$-
Accruing loans past due 90 days or more	86	202	173	36	52
Total nonperforming loans	2,537	202	173	36	52
Foreclosed real estate/repossessed assets	7	-	-	-	71
Total nonperforming assets	$2,544	$202	$173	$36	$123
Non-accrual loans:
Interest income that would have been recorded on non-accrual loans	$96	$-	$-	$-	$-
Interest income for above loans included in net income for the period	$109	$-	$-	$-	$-

Ratios:
Nonperforming loans to total loans	2.08%	0.18%	0.17%	0.04%	0.06%
Allowance for loan losses to nonperforming loans	43.91%	410.40%	439.88%	1,722.22%	1,255.77%
Nonperforming assets to total assets	0.91%	0.08%	0.07%	0.02%	0.06%
Commitments to lend additional funds to nonperforming loan customers	$-	$-	$-	$-	$-

Deposits
Deposits are the major source of the Corporation’s funds for lending and other investment purposes.  Total deposits at December 31, 2010 were $230,687,000, an increase of $19,296,000 or 9.1%, over total deposits of $211,391,000 as of December 31, 2009.  The Corporation experienced the following increase (decrease) percentages for the year 2010 as compared to 2009.

Non-interest bearing demand deposits	1.7%
Interest-bearing demand deposits	(5.3%)
Savings deposits	13.5%
Time deposits	8.9%

Neffs Bancorp, Inc. and Subsidiary
Management’s Discussion and Analysis

The following table displays the maturities of time deposits issued in denominations of $100,000 or more at December 31, 2010.

(In Thousands)	Time Certificates

Three months or less	$2,761
Over three months but within six months	4,259
Over six months but within twelve months	6,680
Over twelve months	36,162
Total	$49,862

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

Sources of asset liquidity are provided through cash, amounts due from banks, interest-bearing deposits with banks and federal funds sold, which totaled $7,589,000 at December 31, 2010 as compared to $5,221,000 at December 31, 2009.  Additional liquidity sources include principal payments on securities in the Bank’s securities portfolio and cash flow from its amortizing loan portfolio.  Selling securities available-for-sale, selling loans or raising additional capital may be used to meet longer-term liquidity needs.  At December 31, 2010, available-for-sale securities totaling $41,828,000 were available for liquidity purposes as compared with $34,991,000 at December 31, 2009.

Liability liquidity sources include attracting deposits at competitive rates.  Core deposits at December 31, 2010 totaled $87,444,000 as compared to $78,957,000 at December 31, 2009.  The Bank has a $4,000,000 federal funds line of credit with its main correspondent bank, Atlantic Central Bankers Bank.  The Bank had no federal funds purchased under this line at December 31, 2010 and 2009.  The Bank also has established a line of credit and other credit facilities with the Federal Home Loan Bank, which are reliable sources for short and long-term funds.  Maximum borrowing capacity with the Federal Home Loan Bank is approximately $64,158,000.

Other than as described herein, management does not believe there are any trends, events, or uncertainties which are reasonably expected to have a material adverse impact on future results of operations, liquidity, or capital resources.

Off-Balance Sheet Arrangements
The Corporation’s financial statements do not reflect off-balance sheet arrangements that are made in the normal course of business.   Those off-balance sheet arrangements consist of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments.  These commitments at December 31, 2010 totaled $9,760,000.  This consisted of $1,819,000 in commercial real estate, construction, land development loans, and one-to-four-family purchase/refinance loans, $6,722,000 in home equity lines of credit, $642,000 in standby letters of credit and the remainder in other unused commitments.  Because these instruments have fixed maturity dates, and because many of them will expire without being drawn upon, they do not generally present any significant liquidity risk to the Corporation.

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

Stockholders’ Equity and Capital Requirements/Ratios
The net effect of the activity in stockholders’ equity resulted in an increase of $1,069,000 in total stockholders’ equity to $46,697,000 at December 31, 2010 from $45,628,000 at December 31, 2009.  Stockholders’ equity increased in 2010 as a result of an increase in retained earnings of $2,563,000.  This was offset by an increase in treasury stock of $1,076,000 and a decrease in accumulated other comprehensive gain of $418,000.  U.S. generally accepted accounting principles requires banks to report securities classified as “available-for-sale” at fair value, with unrealized gains or losses, net of deferred income taxes, reported as a separate component of stockholders’ equity.  This adjustment is not included in the Corporation’s calculations of regulatory capital ratios.

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

	December 31,	December 31,
	2010	2009
	(Dollars in Thousands)
Tier I, common stockholder equity	$46,218	$44,777
Tier II, allowable portion of allowance for loan losses	1,114	829
Total capital	$47,332	$45,606

Tier I risk-based capital ratio	30.83%	32.06%
Tier II risk-based capital ratio	31.57%	32.65%
Tier I leverage ratio	16.63%	17.45%

Neffs Bancorp, Inc. and Subsidiary
Management’s Discussion and Analysis

At December 31, 2010 and 2009, the Bank exceeded the minimum regulatory capital requirements to be considered a “well capitalized” financial institution under applicable federal regulations.

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

As of December 31, 2010 and December 31, 2009 the Corporation was positively gapped in terms of its “One Year” gap position.  A positive gap position reflects the volume of interest rate sensitive assets to be greater than the volume of interest rate sensitive liabilities.  In consideration of interest rates increasing, it is preferable to be in a positively gapped position since there are more interest rate sensitive assets that are either maturing or whose interest rates will be repricing upward, quicker than the maturity/repricing of the interest rate sensitive liabilities.  This will enhance the Corporation’s bottom line by improving the Corporation’s net interest rate spread since it is expected that interest expense will decrease faster than interest income.

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

Neffs Bancorp, Inc. and Subsidiary
Management’s Discussion and Analysis

The following table represents the gap position for the Bank at December 31, 2010.  This schedule summarizes how many fixed rate assets and liabilities will pay down over the periods of time defined in the table.

	Maturity/Repricing Intervals
	1-3 Months	3-12 Months	1-3 Years	3-5 Years	Over 5 Years	Total
	(In Thousands)
Interest bearing deposits with banks	$41	$100	$-	$-	$-	$141

Other securities	18,492	1,150	1,788	3,778	76,002	101,210
Mortgage-backed securities	4,261	11,814	3,148	3,179	20,148	42,550
Total securities	22,753	12,964	4,936	6,957	96,150	143,760

Total loans	31,236	37,802	20,259	11,559	21,030	121,886
Total interest earning assets	54,030	50,866	25,195	18,516	117,180	265,787

NOW Accounts	1,489	-	5,277	-	-	6,766
Savings	12,414	-	56,550	-	-	68,964
Total savings deposits	13,903	-	61,827	-	-	75,730

CDs<$100,000	12,136	31,184	25,706	17,489	-	86,515
CDs>$100,000	2,761	11,038	25,081	11,082	-	49,962
Total time deposits	14,897	42,222	50,787	28,571	-	136,477

Total interest bearing liabilities	28,800	42,222	112,614	28,571	-	212,207

Rate sensitive gap	$25,230	$8,644	$(87,419)	$(10,055)	$117,180	$53,580

Cumulative gap	$25,230	$33,874	$(53,545)	$(63,600)	$53,580	-

Form 10-K
The Corporation will provide, without charge to any stockholder, a copy of its 2010 Annual Report on Form 10-K as required to be filed with the Securities and Exchange Commission.  Requests should be made in writing to:

Neffs Bancorp, Inc.
P.O. Box 10
Neffs, PA  18065